As filed with the Securities and Exchange Commission on August 27, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Buffets Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	5812	22-3754018
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1460 Buffet Way

Eagan, Minnesota 55121
(651) 994-8608
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

See Table of Additional Registrants on Following Page

H. Thomas Mitchell, Esq.

Executive Vice President
General Counsel and Secretary
1460 Buffet Way
Eagan, Minnesota 55121
(651) 994-8608

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With Copies to:

John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Mark C. Smith, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

(Calculation table and footnotes on following page)

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(Continued from cover)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of Securities	Aggregate Offering	Amount of
to be Registered	Price(1)	Registration Fee(1)

Income Deposit Securities (IDSs)(2)

Class A Common Stock, par value $0.01 per share(3)

% Senior Subordinated Notes due 2019(4)

Subsidiary Guarantees of % Senior Subordinated Notes(5)

Total	$550,000,000	$69,685

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(2)	The IDSs represent shares of the Class A common stock and $ aggregate principal amount of % senior subordinated notes of Buffets Holdings, Inc. (“Buffets Holdings”), including IDSs subject to the underwriters’ over-allotment option to purchase additional IDSs. Includes an indeterminate number of IDSs of the same series which may be received by holders of IDSs in the future on one or more occasions in replacement of the IDSs being offered hereby in the event of a subsequent issuance of IDSs, upon an automatic exchange of portions of the senior subordinated notes for identical portions of such additional senior subordinated notes as discussed in note (4) below.

(3)	Represents shares of Buffets Holdings’ Class A common stock included in the IDSs described above.

(4)	Includes $ aggregate principal amount of Buffets Holdings’ % senior subordinated notes included in the IDSs described above and an indeterminate principal amount of notes of the same series as the senior subordinated notes, which will be received by holders of senior subordinated notes in the future on one or more occasions in the event of a subsequent issuance of IDSs, upon an automatic exchange of portions of the senior subordinated notes for identical portions of such additional senior subordinated notes. Also includes $ principal amount of senior subordinated notes of the same series that will be issued separately (not represented by IDSs).

(5)	The subsidiary guarantors listed in the Table of Additional Registrants on the next page will jointly and severally and fully and unconditionally guarantee the senior subordinated notes represented by the IDSs and the senior subordinated notes of the same series that will be issued separately from the IDSs. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.

BUFFETS HOLDINGS, INC.

TABLE OF ADDITIONAL REGISTRANTS

		Primary Standard	IRS
	Jurisdiction of	Industrial	Employer
	Incorporation or	Classification	Identification
Name	Organization	Number	Number

Buffets, Inc.	Minnesota	5812	41-1462294
Buffets Leasing Company, LLC	Minnesota	5812	42-1638138
Distinctive Dining, Inc.	Minnesota	5812	41-1923069
HomeTown Buffet, Inc.	Minnesota	5812	33-0463002
HomeTown Leasing Company, LLC	Minnesota	5812	42-1638142
OCB Leasing Company, LLC	Minnesota	5812	42-1638147
OCB Purchasing Co.	Minnesota	5812	41-1777610
OCB Restaurant Co.	Minnesota	5812	41-1777607
Restaurant Innovations, Inc.	Minnesota	5812	41-1931394
Tahoe Joe’s, Inc.	Delaware	5812	91-1957129
Tahoe Joe’s Leasing Company, LLC	Minnesota	5812	42-1638145

      The address of the principal executive offices of the additional registrants listed above is 1460 Buffet Way, Eagan, Minnesota 55121. Their telephone number at that address is (651) 994-8608.

The information in this prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 27, 2004

Prospectus

Income Deposit Securities (IDSs)
$                 million         % Senior Subordinated Notes due 2019
Buffets Holdings, Inc.

     We are selling                    IDSs representing                    shares of our Class A common stock and $          million aggregate principal amount of our     % senior subordinated notes due 2019. Each IDS initially represents:

•	one share of our Class A common stock; and

•	a % senior subordinated note with a $ principal amount.

     We are also selling $          million aggregate principal amount of our     % senior subordinated notes separately (not represented by IDSs). The offering of IDSs and the offering of the separate senior subordinated notes are conditioned upon each other.

     This is the initial public offering of our IDSs, and the shares of our Class A common stock and senior subordinated notes represented thereby, and our separate senior subordinated notes. We anticipate that the public offering price of the IDSs will be between $         and $          per IDS and the public offering price of the senior subordinated notes sold separately will be     % of their stated principal amount. We will apply to list our IDSs on the                   under the trading symbol “         ”.

     Holders of IDSs will have the right to separate the IDSs into the shares of our Class A common stock and senior subordinated notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, unless the IDSs have automatically separated, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form IDSs. Separation of all of the IDSs will occur automatically upon the continuance of a payment default on the senior subordinated notes for 90 days or upon the redemption, maturity or acceleration of the senior subordinated notes.

     Our senior subordinated notes mature on                   , 2019. We will be permitted to defer interest payments on our senior subordinated notes under certain circumstances and subject to the limitations described in “Description of Senior Subordinated Notes — Terms of the Notes — Interest Deferral.” Deferred interest on our senior subordinated notes will bear interest quarterly at a rate equal to the stated annual rate of interest on the senior subordinated notes divided by four.

     Upon a subsequent issuance by us of IDSs or senior subordinated notes of the same series, a portion of your senior subordinated notes may be automatically exchanged for an identical principal amount of the senior subordinated notes issued in such subsequent issuance, and in that event your IDSs will be replaced with new IDSs. In addition to the senior subordinated notes offered hereby, the registration statement of which this prospectus is a part also registers the senior subordinated notes and new IDSs to be issued upon any such subsequent issuance.

     We have granted the underwriters an option to purchase up to                   additional IDSs to cover over-allotments, if any. We will use all the proceeds from the sale of additional IDSs upon exercise of the underwriters’ over-allotment option to repurchase shares of our Class B common stock or other securities from certain of our existing stockholders.

     Investing in our IDSs, shares of our Class A common stock and senior subordinated notes involves risks. See “Risk Factors” beginning on page 24.

	Per IDS(1)	Total	Per Note(2)	Total

Public offering price	$	$	%	$
Underwriting discount	$	$	%	$
Proceeds to Buffets Holdings, Inc. (before expenses)(3)(4)	$	$	%	$

(1)	The price per IDS comprises $ allocated to each share of Class A common stock and $ allocated to each senior subordinated note.

(2)	Relates to the $ million aggregate principal amount of senior subordinated notes sold separately (not represented by IDSs).

(3)	Approximately $ million of these proceeds will be paid to our existing stockholders.

(4)	Assumes no exercise of the underwriters’ over-allotment option.

     The underwriters expect to deliver the IDSs and the senior subordinated notes in book-entry form only through the facilities of The Depository Trust Company to purchasers on or about                   , 2004.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse First Boston

Banc of America Securities LLC

CIBC World Markets

UBS Investment Bank

Co-Managers

JPMorgan	Piper Jaffray

The date of this prospectus is                   , 2004.

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

DEALER PROSPECTUS DELIVERY OBLIGATIONS

      Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

PRESENTATION OF FINANCIAL INFORMATION

      In 2002, we changed our fiscal year to 52 or 53 weeks ending on the Wednesday nearest June 30 of each year. Our new fiscal year is divided into four quarters of 12, 12, 16 and 12 or 13 weeks. Our transitional period ended July 3, 2002 consisted of 26 weeks divided into two periods of 16 and 10 weeks. Prior to the 26-week transitional period ended July 3, 2002, our fiscal year comprised 52 or 53 weeks ending on the Wednesday nearest December 31 of each year, and each fiscal year was divided into four periods of 16, 12, 12 and 12 or 13 weeks. Fiscal 2004 refers to the 52 weeks ended June 30, 2004; fiscal 2003 refers to the 52 weeks ended July 2, 2003; the 2002 transitional period refers to the 26-week transitional period ended July 3, 2002; fiscal 2001 refers to the 52 weeks ended January 2, 2002; fiscal 2000 refers to the 53 weeks ended January 3, 2001; and fiscal 1999 refers to the 52 weeks ended December 29, 1999.

INDUSTRY AND MARKET DATA

      Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. The industry and market data provided by Technomic, Inc., an independent research organization, is based on a report issued in January 2004 covering data from 1983 through 2002. While we believe the industry and market data is reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

TRADEMARKS

      We have proprietary rights to a number of trademarks important to our business, including Old Country Buffet®, HomeTown Buffet®, Granny’s BuffetSM, Country Roadhouse Buffet & Grill®, Tahoe Joe’s Famous SteakhouseSM, Country BuffetSM and Soup ‘N Salad Unlimited®. All other trademarks or service marks referred to in this prospectus are the property of their respective owners and are not our property.

ii

PROSPECTUS SUMMARY

      This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information that you should consider before investing in the IDSs and senior subordinated notes. You should read the entire prospectus carefully, including the “Risk Factors” section, the “Unaudited Pro Forma Condensed Financial Data” and the historical financial statements of Buffets Holdings, Inc. and the accompanying notes to those statements.

      Unless the context indicates or requires otherwise, (i) the term “Buffets Holdings” refers to Buffets Holdings, Inc., the issuer of the IDSs and senior subordinated notes; (ii) the term “Buffets” refers to Buffets, Inc., our principal operating subsidiary; and (iii) the terms “we,” “our,” “ours,” “us” and the “company” refer collectively to Buffets Holdings and its subsidiaries, including Buffets. The use of these terms is not intended to imply that Buffets Holdings and Buffets are not separate and distinct legal entities.

Our Company

      Founded in 1983, Buffets is the twentieth largest restaurant operator in the United States and is the largest operator of company-owned stores in the buffet/grill segment, as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of June 30, 2004, we had 360 company-owned restaurants and 20 franchised locations in 38 states. We offer excellent customer service, together with a convenient, value-priced selection of home-style cooked meals in a self-service buffet format. For fiscal 2004, we generated net sales of $942.8 million and served approximately 131 million customers.

      Our restaurants provide a high level of food quality and service through uniform operational standards developed at the corporate level. Freshness is ensured by preparing food in small batches of six to eight servings at a time, with preparations and production adapted to current customer traffic patterns. Our buffet restaurants utilize uniform menus, recipes and ingredient specifications, with certain discretion to adapt menus for regional preferences. We offer approximately 100 menu items at each meal, including entrees, soups, salads, fresh vegetables, non-alcoholic beverages and desserts. Typical entrees include chicken, carved roast beef, ham, shrimp, salmon, peppered pork loin, fish and casseroles.

      Our buffet restaurants use an all-inclusive pricing strategy designed to provide dining value to our customers. As of June 30, 2004, the meal price at our buffet restaurants for dinner ranged from $8.59 to $9.59 and for lunch from $6.49 to $7.19, with discounts offered to senior citizens and children. The average guest check in our restaurants, including our Tahoe Joe’s Famous Steakhouses, for fiscal 2004 was $7.22. In order to further enhance our guests’ dining experience, we have focused on providing a level of customer service designed to enhance the self-service buffet format, including such features as limited table-side service and our scatter-bar layout.

      Our buffet restaurants average approximately 9,900 square feet in size and can generally seat between 225 and 400 people. On average, our buffet restaurants served approximately 7,000 customers per week during fiscal 2004. While we attract a broad demographic profile of customers, including families, senior citizens and singles, our customer surveys indicate that approximately two-thirds of our guests are married and over half are between the ages of 25 and 54 years old (the largest segment of the population within the United States).

      We have a national footprint of restaurant locations, which are strategically concentrated in particular regions to maximize penetration within those markets and achieve operating and advertising synergies. For example, our television advertising program in 38 designated market areas provided media coverage for 62% of our buffet restaurants during fiscal 2004. In addition, our restaurants are located in high customer traffic venues and include both freestanding units and units located in shopping centers and malls. As of June 30, 2004, 69% of our restaurants were located in shopping centers or malls and 31% were freestanding units.

Industry Overview

      The restaurant industry is among the largest industries in the United States and according to Technomic, Inc., an independent research organization, has grown at an average annual rate of 7.3% from 1975 through 2002. The restaurant industry can be divided into three main segments: full-service restaurants, quick-service restaurants, and other miscellaneous establishments. Full-service restaurants include the mid-scale, casual dining and upscale (fine dining) segments. The mid-scale segment, which includes buffet/grill restaurants, is characterized by complete meals, menu variety and moderate prices. The casual dining segment, which typically has higher menu prices and generally offers alcoholic beverages, includes a small number of national chains, regional chains and independent operators. The quick-service segment is characterized by lower average checks, portable meals, fast service and convenience. We operate in the $3.0 billion buffet/grill sector within the mid-scale segment, which has grown at a compound annual growth rate of 6.2% from 1997 through 2002. We believe the appeals of the buffet concept are its full line of food offerings and all-you-care-to-eat format, and that this format drives greater price/value perception in the customer’s eyes.

      Growth in the restaurant industry, and the buffet/grill segment in particular, has been driven by the increasing demands for dining ease and convenience among today’s consumers. The restaurant industry’s portion of the total food industry’s dollar has grown significantly in the past two decades. According to Technomic, the restaurant industry’s share of total food sales has increased from 23% in 1980 to approximately 31% in 2003. This growth is expected to continue as a result of several key lifestyle and demographic trends, including the continued increase in spending on food away from the home and on restaurant dining and the continued growth in disposable incomes among the key age groups of the population frequenting our restaurants.

Our Competitive Strengths

      We believe our leading market position, strong cash flow, flexible cost structure, motivated and trained employees, centralized control measures, attractive unit level economics and proven management team will allow us to grow sales and increase profitability.

•	Leading Market Position with National Scale. We are the twentieth largest restaurant operator in the United States and the largest operator of company-owned stores in the buffet/grill sector, as measured in both sales and number of restaurants.

•	Strong Cash Flow Generation. Our strong operating results and favorable working capital characteristics are key drivers of our strong cash flow. Over the last seven fiscal years, our maintenance capital expenditures have averaged approximately 1.2% of sales, while our ongoing maintenance expenses have averaged approximately 2.0% of sales.

•	Flexible Operating Model. As a buffet-style restaurant with a broad selection of food, we are not tied to a particular menu item enabling us to quickly modify our offerings in response to changes in customer preferences and food costs.

•	Highly Trained and Motivated Employees. All of our buffet restaurant managers receive extensive training relating to all aspects of restaurant management at Buffets College, our training program operated out of our corporate headquarters. We further seek to reinforce our employees’ commitment through targeted retention programs and we believe our manager and employee turnover rates are among the lowest in the industry.

•	Centralized Control Measures. We maintain rigorous financial controls, service and food quality in all of our buffet restaurants using uniform operational standards developed at the corporate level and implemented at the restaurant level.

•	Attractive Unit Level Economics. Over 94% of our company-owned stores produced positive store-level cash flow for fiscal 2004, and we believe that our store-level cash flow before occupancy costs compares favorably to other restaurants in the buffet/grill sector on an equivalent basis.

•	Proven Management Team with Equity Ownership. Over the past 20 years, we have attracted and built an exceptionally talented and complementary executive management team with an average of over 20 years of restaurant industry experience and significant equity ownership of our company.

Our Business Strategy

      Our goal is to provide exceptional value to maintain customer loyalty and drive increased guest traffic. We plan to continue to improve our operating performance through the following principal strategies:

•	growth of same store sales and margin expansion through an emphasis on food quality, a focus on restaurant-level operations, theme-based meal promotions and a disciplined, return-on-investment based approach to advertising;

•	disciplined restaurant development; and

•	an emphasis on improving existing units that targets a high return on investment.

Our Background

      Buffets was founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, Buffets successfully completed an initial public offering with seven restaurants, and by 1988 had 47 company-owned units and nine franchised units. In September 1996, Buffets merged with HomeTown Buffet, Inc., a similar publicly-held scatter-bar, buffet-style restaurant company established and developed by one of our co-founders. The merger brought the total number of restaurants to 346 company-owned restaurants and 24 franchised restaurants in 36 states at December 31, 1996.

      Buffets Holdings was formed by Caxton-Iseman Capital, Inc. in 2000. On October 2, 2000, we acquired Buffets in a buyout from its public shareholders. Caxton-Iseman Investments L.P. and certain other investors, including members of management, made an equity investment in us and became the beneficial owners of 100% of our existing common stock. Buffets Holdings is a holding company whose assets consist substantially of the capital stock of Buffets.

The Transactions

      In connection with this offering:

•	Buffets will enter into a $ million Amended Credit Facility;

•	Buffets will issue $ million of Senior Notes due 2014;

•	Buffets will conduct a tender offer and consent solicitation to repurchase its 11 1/4% Senior Subordinated Notes due 2010 (“Buffets’ 11 1/4% Notes”);

•	we will conduct a tender offer and consent solicitation to repurchase all of our 13 7/8% Senior Discount Notes due 2010 (our “13 7/8% Notes”) and will redeem any 13 7/8% Notes that remain outstanding after such tender offer; and

•	we will effect a reclassification of our existing common stock into shares of our new Class A and Class B common stock and consummate other internal corporate transactions. See “Related Party Transactions in Connection with this Offering.”

      Assuming no exercise of the underwriters’ over-allotment option, we estimate that we will sell IDSs and an additional $                     million aggregate principal amount of separate senior subordinated notes as part of this offering. Assuming an initial public offering price of $                     per IDS, which represents the midpoint of the range set forth on the cover page of this prospectus, and 100% of the stated principal amount of each separate senior subordinated note, we estimate that we will receive aggregate net proceeds of $                     million from this offering of IDSs and separate senior subordinated notes, after deducting underwriting discounts, commissions and other estimated transaction expenses.

      We refer to the transactions described above, collectively, as the “Transactions.” Other than the internal corporate transactions, which will occur prior to the consummation of the offering, each of the Transactions described above is conditioned upon our completion of each of the other Transactions.

      The following table illustrates the estimated sources and uses of the funds for the Transactions, assuming the Transactions all occurred on June 30, 2004 and 100% of Buffets’ 11 1/4% Notes and our 13 7/8% Notes are tendered and purchased in the tender offers at a cash purchase price of      % of aggregate principal amount and      % of accreted value, respectively. Actual amounts may differ.

Total Sources and Uses of Funds

(Dollars in thousands)

Sources	Amount

Cash on hand	$
Amended Credit Facility
% Senior Notes offered by Buffets
IDSs offered hereby
Senior subordinated notes offered hereby separately from the IDSs

Total sources	$

Uses	Amount

Cash to pre-fund capital expenditures program	$
Repayment of Existing Credit Facility(1)
Repurchase of Buffets’ 11 1/4% Notes
Repurchase or redemption of our 13 7/8% Notes
Early redemption or premium costs and payment of interest
Repurchase of existing common stock, warrants and options
Transaction fees and expenses

Total uses	$

(1)	The “Existing Credit Facility” refers to the $310.0 million amended credit facility that we entered into on February 20, 2004.

Exchange Rights of Class B Common Stockholders

      Upon the closing of this offering, our existing stockholders will hold shares of Class B common stock. The holders of our Class B common stock will have rights to exchange their Class B common stock for IDSs or, if the IDSs have been automatically separated or if the Class A common stock is listed for separate trading on a stock exchange, Class A common stock and/or our senior subordinated notes, subject to certain restrictions. Following the consummation of the transactions and through the maturity date of the notes, and subject to the lock-up period, each share of Class B common stock will be exchangeable into IDSs at a fixed rate of                      shares of Class B common stock for one IDS. If the IDSs have automatically separated or if the shares of our Class A common stock are listed for separate trading on a stock exchange, the holders of the Class B common stock may convert each share of Class B common stock into                      shares of Class A common stock and $                of senior subordinated notes. Following this offering, we expect that there will be                      shares of Class B common stock (or                      shares of Class B common stock if the underwriters exercise their over-allotment option with respect to the IDSs in full) exchangeable into                     IDSs (or                     IDSs if the underwriters exercise their over-allotment option in full). Subject to limited exceptions, until the second anniversary of the consummation of this offering, the investor rights agreement to be entered into among the Class B stockholders will restrict the holders of our Class B common stock from exercising their exchange rights if, following the exchange, the holders of our Class B common stock would hold less than 10% of the outstanding shares of our capital stock in the aggregate. For a more complete description of this exchange right and the terms of our Class A common stock and Class B common stock, see “Description of Capital Stock.”

Other Information About This Prospectus

      Unless the context otherwise requires, references in this prospectus to this “offering” refer collectively to the offering of                     IDSs and $           million aggregate principal amount of senior subordinated notes offered separately. Throughout this prospectus, we have assumed an initial public offering price of $           per IDS (comprising $                    principal amount allocated to each senior subordinated note and $                     allocated to each share of Class A common stock, in each case that form part of an IDS), which represents the mid-point of the range set forth on the cover page of this prospectus. We have also assumed an initial public offering price for the separate senior subordinated notes of 100% of their stated principal amount. The information in this prospectus, unless otherwise indicated:

•	does not take into account the exercise by the underwriters of their over-allotment option with respect to the IDSs;

•	does not give effect to the issuance of IDSs upon conversion of the Class B common stock; and

•	gives effect to the internal corporate transactions.

Our Corporate Structure After this Offering

      The chart below illustrates in summary form our capital and corporate structure after this offering.

(1)	Assumes no exercise of the underwriters’ over-allotment option.

(2)	Comprises a $ million term loan, a $ million revolving credit facility (which includes a $ million letter of credit sub-facility), a $ million letter of credit facility and a $ million synthetic letter of credit facility.

The Offering

      We are offering                     IDSs at an assumed initial public offering price of $           per IDS (comprising $          allocated to each note and $          allocated to each share of Class A common stock), which represents the midpoint of the range set forth on the cover page of this prospectus. We are also offering $           million aggregate principal amount of our      % senior subordinated notes separately from the IDSs. The offering of IDSs and the offering of the separate senior subordinated notes are conditioned upon each other.

      None of the senior subordinated notes sold separately from the IDSs in this offering may be purchased, directly or indirectly, by persons who are also (1) purchasing IDSs in this offering or (2) holders of Class B common stock following our internal corporate transactions.

Summary of the IDSs

What are IDSs?

      IDSs are securities comprising Class A common stock and senior subordinated notes.

      Each IDS initially represents:

•	one share of our Class A common stock; and

•	a % senior subordinated note with $ principal amount.

      The ratio of Class A common stock to principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, combination or reclassification of our Class A common stock. For example, if we effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a combination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a combined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented.

What payments can I expect to receive as a holder of IDSs?

      You will be entitled to receive quarterly interest payments at an annual rate of      % of the aggregate principal amount of senior subordinated notes represented by your IDSs or approximately $           per IDS per year, subject to our right, under certain circumstances, to defer interest payments. For a detailed description of these circumstances, see “Description of Senior Subordinated Notes — Terms of the Notes — Interest Deferral.”

      You will also receive quarterly dividends on the shares of our Class A common stock represented by your IDSs if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of the Amended Credit Facility, the indenture governing our senior subordinated notes, the indenture governing Buffets’ senior notes and any of our other then outstanding indebtedness, specifically, our ability to declare and pay dividends on our common stock as described under “Dividend Policy and Restrictions.” Upon the closing of this offering, our board of directors is expected to adopt a dividend policy which contemplates that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $           per share of our Class A common stock. However, our board of directors may, in its discretion, modify or repeal this dividend policy. We have not paid dividends in the past and we cannot assure you that we will pay dividends at this level in the future or at all. Holders of our common stock do not have any legal right to receive, or require us to pay, dividends.

      We expect to make interest and dividend payments, if any, on the 15th day of February, May, August and November of each year to holders of record on the first day of each such month, or, if such day is not a business day, the business day immediately preceding such first day.

Will my rights as a holder of IDSs be any different from the rights of a beneficial owner of separately held Class A common stock and senior subordinated notes?

      No. As a holder of IDSs you are the beneficial owner of the Class A common stock and senior subordinated notes represented by your IDSs. As such, through your broker or other financial institution and The Depository Trust Company, or DTC, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing our senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and senior subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

What instruments will govern my rights as an IDS holder?

      Your rights as an IDS holder will be governed by a global IDS certificate which includes provisions with respect to the separation, combination and adjustment of the Class A common stock and senior subordinated notes represented by the IDSs. The Class A common stock represented by the IDSs will be governed by our restated certificate of incorporation and the global stock certificate for our Class A common stock. The senior subordinated notes represented by the IDSs will be governed by the indenture, including the guarantees, and the global note.

Will the IDSs be listed on an exchange?

      We will apply to list the IDSs for trading on the                     under the trading symbol “          ”.

Will the terms of the senior subordinated notes represented by IDSs be the same as the notes sold separately from the IDSs?

      Yes. The senior subordinated notes sold separately from the IDSs will be identical in all respects to the senior subordinated notes represented by IDSs and will be part of the same series of notes issued under the same indenture. Accordingly, holders of senior subordinated notes sold separately and holders of senior subordinated notes represented by IDSs will vote together as a single class, in proportion to the aggregate principal amount of senior subordinated notes they hold, on all matters on which they were eligible to vote under the indenture.

Will the shares of our Class A common stock and senior subordinated notes represented by the IDSs be separately listed on an exchange?

      We currently do not expect an active trading market for our Class A common stock or senior subordinated notes to develop. However, we will use commercially reasonable efforts to list our Class A common stock for separate trading on the                     if a sufficient number of shares of our Class A common stock are held separately to meet the minimum requirements for separate trading on the                     for at least 30 consecutive trading days. The shares of Class A common stock and senior subordinated notes offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, unless they are held by “affiliates” as that term is defined in Rule 144 under the Securities Act.

In what form will IDSs, the shares of our Class A common stock and senior subordinated notes represented by the IDSs and the senior subordinated notes sold separately be issued?

      The IDSs, the shares of our Class A common stock and senior subordinated notes represented by the IDSs and the senior subordinated notes sold separately will be issued in book-entry form only. This means that you will not be a registered holder of IDSs, the securities represented by the IDSs or the senior subordinated notes sold separately and you will not receive a certificate for your IDSs, the securities represented by your IDSs or the senior subordinated notes sold separately. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs or senior subordinated notes. However, a holder of common stock, including a holder of an IDS that requests that the IDS be separated, has a legal right under Delaware law to request that we issue a certificate for such common stock.

Can I separate my IDSs into shares of Class A common stock and senior subordinated notes or recombine shares of Class A common stock and senior subordinated notes to form IDSs?

      Yes. Holders of IDSs, whether purchased in this offering or in a subsequent offering of IDSs of the same series, may, at any time after the earlier of 45 days from the date of the closing of this offering or the occurrence of a change of control, through their broker or other financial institution, separate the IDSs into the shares of our Class A common stock and senior subordinated notes represented thereby. Any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through his or her broker, custodian or other financial institution, combine the applicable number of shares of Class A common stock and senior subordinated notes to form IDSs unless the IDSs have previously been automatically separated. Separation and combination of IDSs may involve transaction fees charged by your broker and/or financial intermediary. See “Description of IDSs  — Book-Entry Settlement and Clearance — Separation and Combination.”

Will my IDSs automatically separate into shares of Class A common stock and senior subordinated notes upon the occurrence of certain events?

      Yes. All outstanding IDSs will automatically separate upon the occurrence of any of the following: a payment default on the senior subordinated notes that continues without cure for 90 days; any redemption, whether in whole or in part, of the senior subordinated notes; the date on which principal on the senior subordinated notes becomes due and payable whether at the stated maturity or upon acceleration; or the DTC’s becoming unwilling or unable to continue as securities depositary with respect to the IDSs or ceasing to be a registered clearing agency under the Securities Exchange Act of 1934 and our being unable to find a successor depositary. Following any such automatic separation, shares of Class A common stock and senior subordinated notes may no longer be combined to form IDSs.

What will happen if we issue additional IDSs or senior subordinated notes of the same series in the future?

      We may conduct future financings by selling additional IDSs or senior subordinated notes of the same series, which will have terms that are identical to those of the IDSs being sold in this offering and will represent the same proportion of Class A common stock and senior subordinated notes as is represented by the then outstanding IDSs. In addition, we may in the future issue IDSs in exchange for shares of Class B common stock. See “Description of Capital Stock — Class B Common Stock — Conversion.” Although the senior subordinated notes represented by such IDSs will have terms that are identical (except for the issuance date) to the senior subordinated notes being sold in this offering and will be part of the same series of senior subordinated notes for all purposes under the indenture, it is possible that the new senior subordinated notes will be sold, issued or deemed to be issued with original issue discount, or OID, for United States federal income tax purposes. Upon the issuance of any such senior subordinated notes with OID, and upon any issuance of senior subordinated notes thereafter, all holders of IDSs of the same series (including the IDSs being offered hereby) and of outstanding senior subordinated notes not represented by IDSs will automatically exchange a ratable portion of their outstanding senior subordinated notes for a portion of the new senior subordinated notes, whether held directly or in the form of IDSs, and will thereafter hold an inseparable unit consisting of new senior subordinated notes and old senior subordinated notes with a new CUSIP number or a new IDS (consisting of such note unit and Class A common stock) with a new CUSIP number. As a result of such exchanges, we intend to allocate and report the OID associated with the sale of the new senior subordinated notes among all holders of senior subordinated notes on a pro rata basis, which may adversely affect your tax treatment. See “What will be the United States federal income tax consequences of a subsequent issuance of senior subordinated notes?” In addition, if such senior subordinated notes are issued with OID, holders of such notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or a bankruptcy of the company prior to the maturity of the senior subordinated notes. See “Risk Factors — Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes Represented by the IDSs, and the Senior Subordinated Notes Offered Separately — Subsequent issuances of senior subordinated notes may cause you to recognize OID and may be treated as a taxable exchange by you.”

      We will promptly file a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of IDS components or changes in OID attributable to the senior subordinated notes.

What will be the United States federal income tax consequences of an investment in the IDSs?

      The United States federal income tax consequences of the purchase, ownership and disposition of IDSs or senior subordinated notes in this offering are not entirely clear.

      Treatment of Purchase of IDSs. The purchase of IDSs in this offering should be treated for United States federal tax purposes as the purchase of shares of our Class A common stock and senior subordinated notes, rather than as the purchase of a single integrated security, and, by purchasing IDSs, you will agree to such treatment. You must allocate the purchase price of the IDSs between those shares of Class A common stock and senior subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis in each component of the IDSs. Assuming an initial public offering price of $           per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus, we expect to report the initial fair market value of each share of Class A common stock as $          and the initial fair market value of each $ principal amount of senior subordinated notes as $          , and by purchasing IDSs, you will agree to and be bound by such allocation.

      Treatment of Senior Subordinated Notes. We believe that the senior subordinated notes should be treated as debt for United States federal income tax purposes. If the senior subordinated notes were treated as equity rather than debt for United States federal income tax purposes, then the stated interest on the senior subordinated notes could be treated as a dividend, and interest on the senior subordinated notes would not be deductible by us for United States federal income tax purposes. Such payments would likely not qualify for the special dividend rate described below. This would adversely affect our financial position, cash flow, and liquidity, and could affect our ability to make interest or dividend payments on the senior subordinated debt and the common stock and may affect our ability to continue as a going concern. In addition, payments on the senior subordinated notes to foreign holders would be subject to United States federal withholding tax at rates up to 30%. Payments to foreign holders would not be grossed-up on account of any such taxes.

      Under current legislation, which is scheduled to sunset in 2008, dividends paid by us will generally be taxable to you at long-term capital gains rates to the extent of our “earnings and profits.” Any interest paid on the senior subordinated notes will generally be taxable at ordinary income rates. If we defer any interest payments on the notes, holders would be required to include OID in income. See “Material U.S. Federal Income Tax Consequences.”

What will be the United States federal income tax consequences of a subsequent issuance of senior subordinated notes?

      The United States federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) including an issuance of IDSs in exchange of Class B common stock are not entirely clear.

      Exchange of Senior Subordinated Notes. The indenture governing the senior subordinated notes will provide that, in the event that there is a subsequent issuance of senior subordinated notes having terms that are otherwise identical (other than the issuance date) in all material respects to the senior subordinated notes represented by the IDSs, including an issuance of senior subordinated notes upon an exchange of shares of Class B common stock, but that are issued with OID, each holder of IDSs or separately held senior subordinated notes, as the case may be, agrees that, upon such issuance and any issuance of senior subordinated notes thereafter, a portion of such holder’s senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued senior subordinated notes, held either as part of IDSs or separately, and each holder of existing senior subordinated notes, held either as part of IDSs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly issued senior subordinated notes. The aggregate principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange.

      It is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes will result in a taxable exchange for United States federal income tax purposes, and it is possible that the Internal Revenue Service, or IRS, might successfully assert that such an exchange should be treated as a taxable exchange. In such case, a holder would recognize any gain realized on such exchange, but a loss realized might be disallowed.

      Regardless of whether the exchange of senior subordinated notes is treated as a taxable event, such exchange could result in holders having to include OID in taxable income prior to the receipt of cash and in other potentially adverse U.S. federal income tax consequences to holders. Following any subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) and resulting exchange, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of IDSs and separately held senior subordinated notes, and each holder of IDSs and separately held senior subordinated notes will, by purchasing IDSs or senior subordinated notes, agree to report OID in a manner consistent with this approach. However, we cannot assure you that the IRS will not assert that any OID should be reported only by the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and they may challenge a holder’s reporting of OID on its tax returns. Such a challenge could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

      Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or instruments similar to the IDSs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs. For additional information, see “Material U.S. Federal Income Tax Consequences.”

What is the initial and prospective accounting treatment of the IDSs?

      There is no explicit guidance under generally accepted accounting principles regarding the accounting and reporting for unit securities comprising common stock and notes like the IDSs. Any accounting followed by us for the IDSs may be subject to future scrutiny and challenge. Authoritative accounting bodies such as the FASB, EITF or SEC may issue future guidance, rules or interpretations which may require us to adjust our accounting for our IDSs. For our interpretation of the accounting treatment based on existing guidance available, see “Management’s Discussion and Analysis — Critical Accounting Policies — Accounting Treatment for IDSs and Class B Common Stock.”

Summary of the Capital Stock

Issuer	Buffets Holdings, Inc.

Common stock	As a result of our internal corporate transactions, we will have shares of authorized Class A common stock, par value $0.01 per share, shares of authorized Class B common stock, par value $0.01 per share and shares of authorized Class C common stock, par value $0.01 per share. No shares of Class C common stock will be outstanding upon the closing of this offering. Class A common stock and Class B common stock are identical in all respects, except that only Class A common stock is eligible to be included in IDSs and each class carries different dividend rights. See “Dividend Policies and Restrictions.” Furthermore, our by- laws provide that, as long as any IDSs are outstanding, we may only issue additional shares of Class A common stock as part of IDSs and pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. Unless the context otherwise requires, references to our “common stock” throughout this prospectus refer to our Class A common stock, Class B common stock and Class C common stock.

Exchange for IDSs	Following the consummation of the Transactions and through the maturity date of the senior subordinated notes, and subject to the lock-up period, each share of Class B common stock will be exchangeable into IDSs at a fixed rate of shares of Class B common stock for one IDS. If the IDSs have automatically separated or if the shares of our Class A common stock are listed for separate trading on a stock exchange, the holders of the Class B common stock may convert each share of Class B common stock into shares of Class A common stock and $ of senior subordinated notes. All exchanges are subject to compliance with law and applicable agreements and no such exchange can be made if at that time a default or event of default under the indenture has occurred and is continuing or during any interest deferral period or after the end of any interest deferral period until all deferred interest (including interest accrued thereon) has been paid in full.

Shares of Class A common stock represented by IDSs being offered to the public by Buffets Holdings	shares (or shares assuming the underwriters exercise their over-allotment option in full).

Shares of common stock to be outstanding following the offering	shares of Class A common stock, all of which will be represented by IDSs (or shares assuming the underwriters exercise their over-allotment option in full) and shares of Class B common stock. If all outstanding shares of Class B common stock were exchanged for IDSs, shares of Class A common stock would be outstanding.

Voting rights	Each outstanding share of our common stock will carry one vote per share and all classes of common stock will vote as a single class on all matters presented to the stockholders for a vote, except that our amended and restated certificate of incorporation will provide that for such time as Caxton-Iseman Capital together with its affiliates and related parties beneficially own at least 10% or 5% of our equity, whether in the form of Class A or Class B common stock, it will be entitled to nominate two directors or one director, respectively.

Dividends	Upon completion of this offering, our board of directors will adopt a dividend policy which reflects a basic judgment that our stockholders would be better served if we distributed our excess cash to them instead of retaining it in our business. We currently intend to pay an initial dividend with respect to the period commencing on the completion of this offering and ending based on a quarterly dividend level of and per share of Class A common stock and Class B common stock, respectively, and to continue to pay quarterly dividends at these rates for the remainder of the first full year following the closing, but only if and to the extent dividends are declared by our board of directors and permitted by applicable law, the terms of the Amended Credit Facility, the indenture governing Buffets’ Senior Notes and the indenture governing the senior subordinated notes. Dividend payments are not guaranteed and our board of directors may decide, in its absolute discretion, at any time and for any reason, not to pay dividends.

Our amended and restated certificate of incorporation will provide that in the event we declare and pay dividends on our Class A common stock we must declare and pay dividends on our Class B common stock at a level that is times the dividends per share on the Class A common stock. This ratio is intended to provide our current owners with a yield on their Class B common stock in respect of the first year following the closing of the offering approximately equivalent to the yield they would receive on an equivalent value of IDSs.

Under the indenture governing the senior subordinated notes, the dividends we may pay are, in general, limited to our “excess cash.” Excess cash is defined as our EBITDA (as defined in the indenture) reduced by cash interest expense, deferred interest, cash income tax expense, maintenance capital expenditures, excess growth capital expenditures, certain restructuring costs included in the definition of EBITDA and repayment of indebtedness, plus the net cash proceeds from any sale of Tahoe Joe’s, Inc. See “Description of Senior Subordinated Notes — Certain Covenants — Limitation on Restricted Payments”. Similar limitations on dividends and other distributions exist under the Amended Credit Facility and the Buffets’ Senior Notes. See “Description of Other Indebtedness.” In addition, the indenture and the Amended Credit Facility contain dividend suspension provisions under which we would be prohibited from paying dividends on our capital stock during any interest deferral period, while any deferred interest remains unpaid or if we fail to satisfy certain financial ratios.

See “Dividend Policy and Restrictions.”

Dividend payment dates	If declared, dividends on our Class A common stock and Class B common stock will be paid quarterly on the 15th day of February, May, August and November of each year to holders of record on the first day of each such month, or, if such day is not a business day, the business day immediately preceding such first day.

Listing	We will apply to list the IDSs on the under the trading symbol “ ”. We will use commercially reasonable efforts to cause our Class A common stock to be listed for separate trading on the if a sufficient number of shares of our Class A common stock are held separately to meet the then applicable minimum requirements for separate trading on the for at least 30 consecutive trading days. Our Class A common stock will be freely tradable without restriction or further registration under the Securities Act, unless held by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

Summary of Senior Subordinated Notes

Issuer	Buffets Holdings, Inc.

Senior subordinated notes being offered to the public represented by IDSs	$ million aggregate principal amount of % senior subordinated notes (or $ million aggregate principal amount assuming the underwriters exercise their over-allotment option in full).

Senior subordinated notes being offered to the public separately (not represented by IDSs)	$ million aggregate principal amount of % senior subordinated notes.

Senior subordinated notes to be outstanding following the offering	$ million aggregate principal amount of % senior subordinated notes (or $ million aggregate principal amount assuming the underwriters exercise their over-allotment option in full).

If all outstanding Class B common stock were exchanged for IDSs, $ million of the senior subordinated notes would be outstanding.

Interest rate	% per year.

Interest payment dates	Interest will be paid quarterly in arrears on the 15th day of February, May, August and November of each year, commencing , 2004 to holders of record on the first day of each such month, or, if such day is not a business day, the business day immediately preceding such first day, of such month.

Interest deferral	Prior to , 2009, we may, subject to certain restrictions, defer interest payments on our senior subordinated notes on one or more occasions for up to eight quarters in the aggregate, meaning that the eight quarters of deferred interest must be paid no later than , 2009. In addition, after , 2009, we may, subject to certain restrictions, defer interest payments on our senior subordinated notes on up to four occasions for no more than two quarters per occasion, provided that at the end of any interest deferral period following , 2009, we may not further defer interest unless and until all deferred interest including interest accrued on deferred interest is paid in full. Deferred interest on the senior subordinated notes will bear interest at the same rate as the stated rate on the senior subordinated notes, compounded quarterly, until paid in full.

During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding, we will not be permitted to make any payment of dividends on our capital stock. For a detailed description of interest deferral provisions of the indenture, see “Description of Senior Subordinated Notes — Terms of the Notes — Interest Deferral.”

In the event that interest payments on the senior subordinated notes are deferred, you would be required to include accrued interest in your income for U.S. federal income tax purposes on an economic accrual basis even if you do not receive any cash interest payments. See “Material U.S. Federal Income Tax Consequences.”

Maturity date	The senior subordinated notes will mature on , 2019.

Optional redemption	We may, at our option, redeem all, but not less than all, of the Notes at any time, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the redemption date, if for U.S. federal income tax purposes we are not, or would not be, in the opinion of a nationally recognized tax counsel experienced in such matters, permitted to deduct all or a substantial portion of the interest payable on the senior subordinated notes from our income.

Except as described above, we may not redeem the senior subordinated notes prior to , 2009.

On and after , 2009, we may redeem for cash all or part of the notes upon not less than 30 or more than 60 days’ notice by mail to the holders of senior subordinated notes, at the redemption prices set forth under “Description of Senior Subordinated Notes — Optional Redemption.” If we redeem the notes in whole or in part, the notes and common stock represented by each IDS will be automatically separated and cannot thereafter be combined.

Change of control	Upon the occurrence of a change of control, as defined under “Description of Senior Subordinated Notes — Change of Control,” each holder of senior subordinated notes will have the right to require us to repurchase that holder’s senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes being repurchased, plus any accrued but unpaid interest to but not including the repurchase date. If senior subordinated notes are held in the form of IDSs, in order to exercise that right, a holder of IDSs must separate its IDSs into the shares of Class A common stock and senior subordinated notes represented thereby and hold the senior subordinated notes separately.

Guarantees of senior subordinated notes	The senior subordinated notes will be jointly and severally and fully and unconditionally guaranteed, on an unsecured senior subordinated basis, by each of our direct and indirect domestic subsidiaries existing on the closing of this offering and each of our future domestic restricted subsidiaries that incur indebtedness or issue shares of preferred stock or certain capital stock that is redeemable at the option of the holder. The guarantees will be subordinated to the guarantees issued by the subsidiary guarantors under the Amended Credit Facility as well as those issued under Buffets’ Senior Notes.

Procedures relating to subsequent issuances	The indenture governing the senior subordinated notes will provide that in the event we issue additional senior subordinated notes having terms that are otherwise identical to the senior subordinated notes (except for the issuance date), including any issuance of IDSs in exchange for shares of Class B common stock, but that are issued with OID, each holder of IDSs or separately held senior subordinated notes, as the case may be, agrees that, upon such issuance and any issuance of senior subordinated notes thereafter, a portion of such holder’s senior subordinated notes, whether held as part of IDSs or separately, will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any action by such holder, each holder of IDSs or separately held senior subordinated notes, as the case may be, will own senior subordinated notes of each separate issuance in the same proportion as each other holder. However, the aggregate principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange.

The automatic exchange of senior subordinated notes summarized above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against the company or any of its agents, including the underwriters, with respect to the full amount of senior subordinated notes purchased by such holder. However, any subsequent issuance of senior subordinated notes by the company may adversely affect the tax and non-tax treatment of the holders of notes and IDSs. See “Risk Factors — Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes Represented by the IDSs, and the Senior Subordinated Notes Offered Separately — Subsequent issuances of senior subordinated notes may cause you to recognize OID and may be treated as a taxable exchange by you” and “Material U.S. Federal Income Tax Consequences — Consequences to U.S. Holders — Senior Subordinated Notes — Additional Issuances.”

Ranking of senior subordinated notes and guarantees	Buffets Holdings is a holding company and derives all of its operating income and cash flow from its subsidiaries. The senior subordinated notes will be our and any guarantor’s unsecured senior subordinated indebtedness and will be subordinated in right of payment to all our and any guarantor’s existing and future senior indebtedness, including our borrowings and all guarantees under the Amended Credit Facility and Buffets’ Senior Notes and all guarantees thereof. The senior subordinated notes and guarantees will rank pari passu in right of payment with all of our and any guarantor’s existing and future senior subordinated indebtedness and trade payables, except as discussed under “Description of Senior Subordinated Notes — Ranking.” The senior subordinated notes will also be effectively subordinated to any of our and any guarantor’s secured indebtedness to the extent of the value of the assets securing the indebtedness. Because we are a holding company, the senior subordinated notes will be structurally subordinated to all indebtedness of our non-guarantor subsidiaries. The indenture governing the senior subordinated notes will permit Buffets Holdings and the subsidiary guarantors to incur additional indebtedness, including senior indebtedness, subject to specified limitations. On a pro forma basis as of June 30, 2004:

• Buffets Holdings’ senior indebtedness would have been $ million, $ million of which would have been secured indebtedness; and

• the subsidiary guarantors’ senior indebtedness would have been $ million, $ of which would have been secured indebtedness.

Restrictive covenants	The indenture governing the senior subordinated notes will contain covenants with respect to us and our restricted subsidiaries that will restrict:

• the incurrence of additional indebtedness and the issuance of preferred stock;

• the payment of dividends on, and redemption of, capital stock;

• a number of other restricted payments, including investments;

• specified sales of assets;

• specified transactions with affiliates;

• the creation of a number of liens; and

• consolidations, mergers and transfers of all or substantially all of our assets.

The indenture will also prohibit certain restrictions on distributions from our restricted subsidiaries. All the limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under “Description of Senior Subordinated Notes — Certain Covenants.”

Listing	We do not currently anticipate that our senior subordinated notes will be listed separately on any exchange.

Risk Factors

      Investing in the IDSs and our separate senior subordinated notes involves substantial risk. Before you invest in the IDSs or the senior subordinated notes offered separately, you should carefully consider all the information in this prospectus including matters set forth under the heading “Risk Factors” beginning on page 24.

Summary Historical and Pro Forma

Consolidated Financial and Other Data

      The table below provides a summary of historical consolidated financial and other data for the:

•	fiscal year ended January 2, 2002,

•	26-week transitional period ended July 3, 2002,

•	fiscal year ended July 2, 2003, and

•	fiscal year ended June 30, 2004.

      In addition, the table presents pro forma balance sheet data as of June 30, 2004 and pro forma operating data for fiscal 2004. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

      The summary operating data for fiscal 2001, the 2002 transitional period, fiscal 2003 and fiscal 2004 are derived from our audited financial statements. Our audited financial statements and related notes for fiscal 2001, the 2002 transitional period, fiscal 2003 and fiscal 2004 are contained elsewhere in this prospectus. All fiscal years presented below other than the 2002 transitional period represent 52 week periods.

      Unless otherwise indicated, pro forma financial information in this prospectus gives effect to the Transactions (as described in “Prospectus Summary — The Transactions”) and the Prior Refinancing Transactions as if these transactions had occurred on the first day of the period indicated, in the case of operating data, and on the last day of the period indicated, in the case of balance sheet data. The “Prior Refinancing Transactions” comprise the repurchase of a portion of Buffets’ 11 1/4% Notes in the open market and in privately negotiated transactions in the amount of $45.3 million aggregate principal amount through August 18, 2004, with a remaining $0.5 million used to repay indebtedness under the Existing Credit Facility.

      The information presented below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Financial Data” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

		26-Week			Pro Forma
	Fiscal Year	Transitional	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Period Ended	Ended	Ended	Ended
	January 2,	July 3,	July 2,	June 30,	June 30,
	2002	2002	2003	2004	2004

	(Dollars in thousands, except average guest check and average weekly sales)
Operating Data:
Restaurant sales	$1,044,734	$527,084	$985,286	$942,831	$
Restaurant costs	886,069	444,917	850,840	812,662
Advertising expenses	27,640	14,349	28,589	25,854
General and administrative expenses	50,569	25,687	45,382	42,722
Goodwill amortization	10,942	—	—	—
Impairment of assets and site closing costs	—	—	4,803	1,878
Gain on sale of Original Roadhouse Grill restaurants	—	—	(7,088)	—
Loss on sale-leaseback transactions	—	—	5,856	—
Financing-related compensation expense	—	—	—	2,240

Operating income	$69,514	$42,131	$56,904	$57,475	$

Net income (loss)	$12,555	$(7,517)	$11,927	$7,970	$

Cash Flow and Other Financial Data:
Growth capital expenditures	$19,816	$6,786	$12,583	$8,783
Maintenance capital expenditures	10,293	5,231	8,215	5,684
Re-image capital expenditures	—	—	2,654	18,218
Corporate and systems capital expenditures	7,987	2,263	2,270	322
Depreciation and amortization	53,404	20,409	36,885	33,807
Cash flow provided by operating activities	68,835	39,250	57,656	50,490
Cash flow provided by (used in) investing activities	2,575	(11,337)	26,662	(28,383)
Cash flow used in financing activities	(59,590)	(47,164)	(76,825)	(11,890)
Covenant EBITDA(1)	115,931	60,900	97,123	100,219
Pro Forma Balance Sheet Data (at end of period):
Cash and cash equivalents
Working capital
Total debt
Historical Key Operating Statistics(2):
Number of company-owned restaurants (at end of period)	401	393	372	360	360
Average guest check	$6.89	$7.03	$7.13	$7.22	$7.22
Average weekly sales	$49,368	$51,044	$48,953	$49,949	$49,949
Same store sales change	2.1%	0.2%	(4.2)%	1.3%	1.3%

(1)	We have presented Covenant EBITDA in this prospectus because it is a financial measure used in the Existing Credit Facility to determine compliance with certain covenants and financial ratios, and we expect it to be used in the Amended Credit Facility for similar purposes. In addition, the indentures governing Buffets’ 11 1/4% Notes and our 13 7/8% Notes use similar but not identical measures, and we expect the indenture governing Buffets’ Senior Notes to use a similar measure, to determine our ability to incur debt, make restricted payments and engage in certain transactions. Covenant EBITDA represents EBITDA (earnings before net interest expense, taxes, depreciation and amortization) adjusted to exclude the following items:

•	non-cash deferred rental expense,

•	gain on sale of Original Roadhouse Grill,

•	loss on sale-leaseback transactions,

•	loss related to refinancing,

•	loss related to early extinguishment of debt,

•	financing-related compensation expenses,

•	adjusted EBITDA attributable to the Original Roadhouse Grill restaurants sold in fiscal 2003,

•	Tahoe Joe’s minority interest expense,

•	cash appreciation plan compensation expense,

•	loss on disposal of assets and management fees;

•	and to give effect to the base rent on the restaurants for which sale-leaseback transactions were completed and accretion of the deferred gains on the sale-leaseback transactions.

      We consider Covenant EBITDA an important indicator to investors in IDSs because it provides information related to our ability to provide cash flows to service debt, pay dividends and fund capital expenditures. Covenant EBITDA is not a measure in accordance with GAAP, and should not be considered a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. In addition, Covenant EBITDA should not be used as a substitute for our various cash flow measures (e.g., operating, investing and financial cash flows), which are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All companies do not calculate Covenant EBITDA in the same manner. Accordingly, the Covenant EBITDA measure presented below may not be comparable to similarly titled measures of other companies.

      The following is a calculation of Covenant EBITDA for the periods indicated:

		26-Week			Pro Forma
	Fiscal Year	Transitional	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Period Ended	Ended	Ended	Ended
	January 2,	July 3,	July 2,	June 30,	June 30,
	2002	2002	2003	2004	2004

		(Dollars in thousands)
Net income (loss)	$12,555	$(7,517)	$11,927	$7,970	$
Depreciation and amortization	53,404	20,409	36,885	33,807
Interest expense, net	42,707	14,876	40,928	39,185
Income tax expense (benefit)	15,292	(3,354)	5,319	1,648
Adjustment for sale-leaseback transactions(A)	(8,006)	(2,107)	3,678	(416)
Non-cash adjustments(B)	1,064	1,165	7,246	3,850
Gain on sale of Original Roadhouse Grill(C)	—	—	(7,088)	—
Adjusted EBITDA of Original Roadhouse Grill(D)	(4,145)	(2,643)	(4,251)	—
Management fees(E)	3,060	1,347	2,479	1,884
Loss related to refinancing(F)	—	38,724	—	4,776
Loss related to early extinguishment of debt(G)	—	—	—	5,275
Financing-related compensation expense(H)	—	—	—	2,240

Covenant EBITDA	$115,931	$60,900	$97,123	$100,219	$

      The following is a reconciliation of cash flow provided by operating activities to Covenant EBITDA for the periods indicated:

		26-Week
	Fiscal Year	Transitional	Fiscal Year	Fiscal Year
	Ended	Period Ended	Ended	Ended
	January 2,	July 3,	July 2,	June 30,
	2002	2002	2003	2004

Cash flow provided by operating activities	$68,835	$39,250	$57,656	$50,490
Amortization of debt issuance costs	(3,905)	(1,617)	(1,182)	(1,370)
Net loss related to refinancing:
Write off of debt issuance costs	—	(11,022)	—	(4,201)
Accrued redemption fees	—	(17,000)	—	—
Original issue discount expensed	—	(4,107)	—	—
Accretion of original issue discount	(773)	(357)	(739)	(2,049)
Deferred interest	(1,269)	(614)	—	—
Asset impairments	(491)	—	—	—
Loss on sale leaseback transactions	—	—	(5,856)	—
Changes in assets and liabilities	3,944	5,650	(2,110)	7,565
Interest expense, net	42,707	14,876	40,928	39,185
Income tax expense (benefit), current provision	15,271	(556)	4,642	448
Adjustment for sale-leaseback transactions(A)	(8,006)	(2,107)	3,678	(416)
Other charges(I)	703	1,076	1,878	1,667
Adjusted EBITDA of Original Roadhouse Grill(D)	(4,145)	(2,643)	(4,251)	—
Management fees(E)	3,060	1,347	2,479	1,884
Loss related to refinancing(F)	—	38,724	—	4,776
Financing-related compensation expenses(H)	—	—	—	2,240

Covenant EBITDA	$115,931	$60,900	$97,123	$100,219

(A)	Adjustments for sale-leaseback transactions reflects the impact of our sale-leaseback transactions, which have occurred in the period from January 4, 2001 through June 30, 2004, including an adjustment for minimum base rent as if the sale-leaseback transactions occurred on January 4, 2001. The adjustment also gives effect to the loss on sale-leaseback transactions and accretion of deferred gains on the sale-leaseback transactions.

(B)	Non-cash adjustments include:

•	the addition of non-cash fair market value adjustments to the carrying value of long-lived assets as reflected in the impairment of assets line item in the consolidated statements of operations for fiscal 2003 and fiscal 2004;

•	the addition of non-cash straight-line, deferred rent;

•	the exclusion of the non-cash effect of minority interest associated with our Tahoe Joe’s subsidiary;

•	the addition of non-cash compensation expense recognized for a cash appreciation incentive plan; and

•	the exclusion of the non-cash loss (gain) on disposal of assets as recorded in the consolidated statements of cash flows.

(C)	Gain on sale of Original Roadhouse Grill reflects a reduction of the net proceeds from the sale of 13 Original Roadhouse Grill restaurants net of the related carrying value of these restaurants, as recorded in the consolidated statement of operations for fiscal 2003.

(D)	Adjusted EBITDA of Original Roadhouse Grill, which includes store-level cash flow, less general and administrative costs, plus non-cash deferred rent, gives pro forma effect to the sale of the 13 Original Roadhouse Grill restaurants as if the sale occurred on January 4, 2001. Net income, interest expense and income tax expense for Original Roadhouse Grill restaurants include certain allocations based on a percentage of sales.

(E)	Management cash fees reflects the exclusion of expense recognized with respect to annual advisory fees paid to Caxton-Iseman Capital and Sentinel Capital Partners, L.L.C. as discussed in “Certain Relationships and Related Transactions.”

(F)	Loss related to refinancing reflects transaction and other costs associated with our recapitalization on June 28, 2002 and our refinancings on February 20, 2004 and May 18, 2004, as recorded in the consolidated statements of operations in the 2002 transitional period and fiscal 2004.

(G)	Loss related to early extinguishment of debt reflects the exclusion of costs associated with redeeming a portion of Buffets’ senior subordinated notes prior to maturing during fiscal 2004, as recorded in the consolidated statement of operations.

(H)	Financing-related compensation expense represents payments to holders of stock options and cash incentive plan units in conjunction with the issuance of our 13 7/8% Notes on May 18, 2004, as recorded in the consolidated statement of operations in fiscal 2004.

(I)	Other charges include:

•	the addition of non-cash straight-line, deferred rent;

•	the exclusion of the non-cash effect of minority interest associated with our Tahoe Joe’s subsidiary; and

•	the addition of non-cash compensation expense recognized for a cash appreciation incentive plan.

(2)	Reflects data relating to all of our company-owned restaurants.

RISK FACTORS

      In addition to the other information contained in this prospectus, the following factors should be considered carefully before investing in the IDSs (including the Class A common stock and senior subordinated notes represented thereby) or our senior subordinated notes. If any of the following risks actually occur, our business, results of operations or financial condition would likely suffer.

Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes Represented by the IDSs, and the Senior Subordinated Notes Offered Separately

Buffets Holdings is a holding company and relies on dividends, interest and other payments, advances and transfer of funds from its subsidiaries to meet its debt service and other obligations.

      Buffets Holdings has no direct operations and no significant assets other than ownership of 100% of the stock of Buffets, all of which will be pledged to the creditors under the Amended Credit Facility which Buffets Holdings guarantees. Because Buffets Holdings conducts its operations through its direct and indirect subsidiaries, Buffets Holdings depends on those entities for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on the senior subordinated notes, and to pay dividends with respect to the common stock. Legal and contractual restrictions in the Amended Credit Facility, the indenture governing Buffets’ Senior Notes and other agreements governing current and future indebtedness of Buffets Holdings’ subsidiaries, as well as the financial condition and operating requirements of Buffets Holdings’ subsidiaries, may limit Buffets Holdings’ ability to obtain cash from its subsidiaries. The earnings from, or other available assets of, Buffets Holdings’ subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable Buffets Holdings to make payments in respect of the senior subordinated notes when such payments are due and to pay dividends on the common stock.

Your rights as holders of the senior subordinated notes and guarantees thereof to receive payments will be contractually subordinated to those of holders of our senior indebtedness and may be otherwise adversely affected in the event of our bankruptcy.

      As a result of the subordinated nature of the senior subordinated notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to Buffets Holdings or the subsidiary guarantors or Buffets Holdings’ or their property, the holders of Buffets Holdings’ senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the senior subordinated notes or the subsidiary guarantees. Holders of the senior subordinated notes would then participate with all other holders of unsecured senior subordinated indebtedness of Buffets Holdings or the subsidiary guarantors similarly subordinated in the assets remaining after Buffets Holdings and the subsidiary guarantors have paid all senior indebtedness. Buffets Holdings and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our senior subordinated notes may receive less, ratably, than the holders of senior indebtedness, and because of the obligation to turn over distributions to holders of senior indebtedness, the holders of the notes may receive less, ratably, than trade payables and other general unsecured indebtedness. Further, in the event of such bankruptcy proceedings, a party in interest may seek to subordinate the senior subordinated notes to all creditors under principles of equitable subordination or to recharacterize the senior subordinated notes as equity. If such a subordination or recharacterization did occur, you may not recover any amounts owing on the senior subordinated notes or the guarantees and you might be required to return any payments made to you on account of the senior subordinated notes up to six years prior to our bankruptcy.

      As of June 30, 2004, on a pro forma basis, the senior subordinated notes and the subsidiary guarantees would have ranked junior, on a consolidated basis, to approximately $           million of indebtedness, including borrowings under the Amended Credit Facility and Buffets’ Senior Notes. In addition, as of June 30, 2004, on a pro forma basis, we would have had the ability to borrow up to an

additional amount of $           million under the Amended Credit Facility (less amounts reserved for letters of credit), which would have ranked senior in right of payment to the senior subordinated notes.

Payments on the senior subordinated notes may be blocked if we default under senior indebtedness, including the Amended Credit Facility.

      If we default in the payment of any of our senior indebtedness, including the Amended Credit Facility and Buffets’ Senior Notes, we will not make any payments on the senior subordinated notes until the payment default has been cured or waived. In addition, even if we are making payments on our senior indebtedness on a timely basis, payments on the senior subordinated notes may be blocked for up to 180 days if we default on our senior indebtedness in some other manner. During any period in which payments on the senior subordinated notes are prohibited or blocked in this manner, we and the guarantors will be prohibited from making any payments in respect of the senior subordinated notes and the guarantees.

Claims of noteholders will be structurally subordinated to claims of creditors of all of our existing and future unrestricted subsidiaries, all of which will not guarantee the senior subordinated notes.

      The senior subordinated notes will not be guaranteed by any of our current or future unrestricted subsidiaries. Our unrestricted subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the senior subordinated notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of any of the unrestricted subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of senior subordinated notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of that subsidiaries’ creditors, including trade creditors and holders of debt of those subsidiaries.

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the senior subordinated notes.

      We have substantial indebtedness. As of June 30, 2004, on a pro forma basis, we would have had $           million of total indebtedness.

      Our ability to make distributions, pay dividends or make other payments will be subject to applicable law and contractual restrictions contained in the instruments governing any indebtedness of ours and our subsidiaries, including the Amended Credit Facility and Buffets’ Senior Notes. Our level of debt could have negative consequences to you and to us. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the senior subordinated notes;

•	increase our vulnerability to general adverse economic and industry conditions, as well as increases in interest rates;

•	limit our ability to fund future working capital, capital expenditures, debt service and general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to the payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds;

•	limit our ability to refinance our debt on terms acceptable to us or at all;

•	make it more difficult to comply with the covenants in the indentures relating to our senior subordinated notes and Buffets’ Senior Notes and the amended credit agreement relating to the

Amended Credit Facility, which could in turn result in an event of default under our indebtedness, which, if not cured or waived, could have a material adverse effect on us; and

•	limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities.

Servicing our debt will require a significant amount of cash. Our subsidiaries’ ability to generate sufficient cash depends on numerous factors which are beyond our control and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the senior subordinated notes, and to pay dividends on the common stock.

      Our ability to pay our expenses, principal and interest on the senior subordinated notes and other debt, and dividends on the common stock depends on our ability to generate positive cash flow in the future, which is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. Our subsidiaries’ operations may not generate sufficient cash flow from operations and future borrowings may not be available under the Amended Credit Facility in amounts sufficient to enable us or our subsidiaries to make payments in respect of the senior subordinated notes, to pay our other debt, to pay dividends on the common stock or to fund other liquidity needs.

      If our subsidiaries do not have sufficient cash flow from operations, Buffets Holdings or our subsidiaries may be required to incur additional indebtedness, refinance all or part of our existing debt or sell assets. If Buffets Holdings or our subsidiaries are required to refinance existing debt, or if Buffets Holdings or our subsidiaries are required to sell some of our assets, we may not be able to do so on terms that are acceptable to us or at all. In addition, the terms of existing or future debt agreements, including the indenture governing Buffets’ Senior Notes and the Amended Credit Facility, may restrict Buffets Holdings or our subsidiaries from effecting any of these alternatives or we may fail for other reasons. If we are required to pursue other alternatives, the value of the senior subordinated notes and the common stock, and our financial condition, could be significantly adversely affected.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

      We, including our subsidiaries, may be able to incur substantial additional indebtedness in the future. For example, the Amended Credit Facility will provide commitments of up to $           million, $           million of which would have been available for future borrowings as of June 30, 2004, on a pro forma basis, subject to the aggregate borrowing base availability and net of $           million in outstanding letters of credit. All of such indebtedness would have been secured and effectively senior to the senior subordinated notes. If we incur any additional indebtedness that ranks equally with the senior subordinated notes, the holders of that debt will be entitled to share ratably with the holders of the senior subordinated notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If additional indebtedness is added to our or our subsidiaries’ current levels of indebtedness, the substantial risks described above would intensify.

If we or our subsidiaries default on our or their obligations to pay our or their indebtedness, or fail to comply with other covenants thereunder, we may not be able to make payments on the senior subordinated notes and the common stock.

      If we or our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments on our or their indebtedness, or if we or our subsidiaries otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our or their indebtedness (including the Amended Credit Facility and our guarantee thereof and the indenture governing Buffets’ Senior Notes), we or they could be in default under the terms of the agreements governing such indebtedness. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and liquidated damages, if any. The lenders under the Amended Credit Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our or our subsidiaries’ assets. We could directly or indirectly be prohibited from paying principal, premium, if any, and interest on the senior subordinated notes, and dividends with respect to the common stock, and

•	we or our subsidiaries could be forced into bankruptcy or liquidation.

We will be subject to restrictive covenants in our debt agreements that may limit our ability to pursue strategies that may otherwise improve our business.

      The indenture governing the senior subordinated notes, the indenture governing Buffets’ Senior Notes and the Amended Credit Facility will impose significant operating and financial restrictions on us.

      These restrictions will limit our ability, among other things, to:

•	incur additional indebtedness;

•	acquire the assets of, or merge or consolidate with, other companies;

•	pay dividends or make other distributions on our capital stock or repurchase, repay or redeem the senior subordinated notes, subordinated debt and our capital stock;

•	make certain investments;

•	incur liens;

•	make capital expenditures;

•	enter into certain types of transactions with our stockholders and affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us; and

•	transfer or sell certain or all or substantially all of our assets.

      These covenants in the indenture governing the senior subordinated notes, the indenture governing Buffets’ Senior Notes and the Amended Credit Facility may impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities.

      If we default under the indenture governing the senior subordinated notes, the indenture governing Buffets’ Senior Notes or the Amended Credit Facility or we fail to satisfy the financial covenants under the Amended Credit Facility, we could directly or indirectly be prohibited from making any payments with respect to the IDSs or our senior subordinated notes. In addition, the lenders under the Amended Credit Facility and the holders of Buffets’ Senior Notes could require immediate repayment of the entire principal that is outstanding under those facilities or those notes. If those lenders or holders require immediate repayment, our assets may not be sufficient to repay them and also repay the senior subordinated notes in full.

Our dividend policy may negatively impact our ability to finance capital expenditure or operation.

      Upon completion of this offering, our board of directors will adopt a dividend policy under which cash generated by our business in excess of operating needs, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties would in general be distributed as regular quarterly dividends to the holders of our Class A common stock and Class B common stock rather than retained by us and used to finance growth opportunities. As a result, we may not retain a sufficient amount of cash to finance growth opportunities or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forgo growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources or financing. If we do not have sufficient cash for these purposes or if the $                     million in cash on hand available for capital expenditures is insufficient, our financial condition and our business will suffer.

Federal and state laws permit a court to void the senior subordinated notes or the subsidiary guarantees under certain circumstances.

      The issuance of the senior subordinated notes and the guarantees may be subject to review under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or the guarantor’s unpaid creditors. A court could void the obligations under the senior subordinated notes or the guarantees, further subordinate the senior subordinated notes or the guarantees or take other action detrimental to holders of the senior subordinated notes, if, among other things, at the time the indebtedness was incurred, Buffets Holdings or the guarantors:

•	issued the senior subordinated notes or the guarantees to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for issuing the senior subordinated notes or the guarantees at the time of issuance of the senior subordinated notes or the guarantees and:

•	were insolvent or rendered insolvent by reason of issuing the senior subordinated notes or the guarantees;

•	were engaged, or about to engage, in a business or transaction for which the remaining unencumbered assets constituted unreasonably small capital to carry on our or the guarantor’s business; or

•	intended to incur, or believed that we or the guarantor would incur, debts beyond our or the guarantor’s ability to pay as they mature.

      The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. It is not clear what standard a court would use to determine whether or not we or a guarantor were solvent at the relevant time. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      The proceeds of the offering will be used to repurchase a portion of Buffets Holdings’ common stock from our existing stockholders and to repurchase all of our outstanding 13 7/8% Notes and Buffets’ 11 1/4% Notes, which may subject the holders of our senior subordinated notes in this offering to the claim that we did not receive fair consideration for the senior subordinated notes issued in this offering. In the event that we meet any of the financial condition fraudulent transfer tests described above at the time of or as a result of this offering, a court could integrate the issuance of our senior subordinated notes with the distribution to our shareholders and the repurchase of Buffets’ 11 1/4% Notes, and, therefore, conclude that we did not get fair value for the offering viewed as an integrated transaction. In such a case, a court could hold the debt owed to the holders of our senior subordinated notes void or unenforceable or may subordinate it to the claims of other creditors.

      The guarantee of our senior subordinated notes by any subsidiary guarantor could be subject to the claim that, since the guarantee was incurred for the benefit of Buffets Holdings, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful and it was proven that the subsidiary guarantor was insolvent at the time the guarantee was issued, a court could void the obligations of the subsidiary guarantor under the guarantee or subordinate these obligations to the subsidiary guarantor’s other debt or take action detrimental to the holders of the senior subordinated notes. If the guarantee of any subsidiary guarantor were voided, our notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

If we defease the senior subordinated notes, such defeasance may be subject to preferential transfer laws.

      The indenture relating to the senior subordinated notes will provide that we may, after complying with certain conditions, defease the senior subordinated notes and be released from our obligations under many of the covenants contained in the indenture, or discharge all our obligations under the indenture within a year of the maturity date or a redemption date. One of the conditions to such defeasance or discharge is that we deposit sufficient funds with the trustee to pay the principal, interest and premium on the outstanding senior subordinated notes through maturity or an applicable redemption date. If a bankruptcy or reorganization proceeding is initiated within the applicable preference period, which generally varies from 90 days to one year, the deposit would likely be subject to review under federal bankruptcy law and comparable provisions of state law. In such an event, a court may void the deposit of funds with the trustee as a preferential transfer and recover such funds for the benefit of the bankruptcy estate and/or otherwise order that the funds be made available to satisfy claims of other creditors. In addition, under the fraudulent conveyance laws described above, a court could also void the deposit of funds or take other actions detrimental to you. The indenture will permit us to finance the defeasance deposit by issuing secured debt that we would not otherwise be permitted to incur under the indenture. In the event that the payments used to defease the senior subordinated notes are found to be a preferential transfer or a fraudulent conveyance, any claims arising out of or relating to the senior subordinated notes would be effectively subordinated in right of payment to any of our secured debt, including the secured debt incurred to finance the defeasance, to the extent of the value of the assets securing that debt. Your ability to recover on the senior subordinated notes after a defeasance or discharge may be reduced or eliminated as a result of these risks.

You may not receive the level of dividends provided for in our dividend policy, which our board of directors is expected to adopt upon the closing of this offering, or any dividends at all.

      Our board of directors may, in its discretion, amend or repeal the dividend policy it is expected to adopt upon the closing of this offering. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. The Amended Credit Facility, the indenture governing Buffets’ Senior Notes and the indenture governing the senior subordinated notes will contain significant restrictions on our ability to make dividend payments. In addition, certain provisions of the Delaware General Corporation Law may limit our ability to pay dividends.

The indenture governing the senior subordinated notes will permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends.

      The indenture governing the senior subordinated notes, the indenture governing Buffets’ Senior Notes and the Amended Credit Facility will permit us to pay a significant portion of our free cash flow to holders of our common stock, including Class A common stock held as part of IDSs, and Class B common stock in the form of dividends. Holders of senior subordinated notes held separately from the IDSs may be adversely affected by such provisions because any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the senior subordinated notes.

The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

      As of June 30, 2004, on a pro forma basis, our total assets included intangible assets in the amount of $                     million, representing approximately           % of our total consolidated assets. The value of these intangible assets will continue to depend significantly upon the continued profitability of the respective brands. As a result, in the event of a default on our senior subordinated notes or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

Subject to restrictions set forth in the indenture, we may defer the payment of interest to you for a significant period of time.

      Prior to                     , 2009, we may, subject to restrictions set forth in the indenture, defer interest payments on our senior subordinated notes on one or more occasions for up to an aggregate period of eight quarters. In addition, after                     , 2009, we may, subject to certain restrictions, defer interest payments on our senior subordinated notes on four occasions for up to two consecutive quarters per each occasion. At the end of any interest deferral period following   , 2009, we may not further defer interest unless and until all deferred interest, including interest accrued on deferred interest, is paid in full. Deferred interest will bear interest at the same rate as the senior subordinated notes. For any interest deferred during the first five years, we are not obligated to pay any deferred interest until                     , 2009; so you may be owed a substantial amount of deferred interest that will not be due and payable until such time. For any interest deferred after                     , 2009, we are not obligated to pay all of the deferred interest until                     , 2019, so you may be owed a substantial amount of deferred interest that will not be due and payable until such time. During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding, we will not be permitted to make any payment of dividends on our capital stock.

Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the IDSs or the separately held senior subordinated notes.

      If interest payments on the senior subordinated notes are deferred, you will be required to recognize interest income for U.S. federal income tax purposes on an economic accrual basis in respect of interest payments on the senior subordinated notes represented by the IDSs or the separately held senior subordinated notes, as the case may be, held by you before you receive any cash payment of this interest. In addition, you will not receive the cash with respect to accrued interest if you sell the IDSs or the separately held senior subordinated notes, as the case may be, before the end of any deferral period or before the record date relating to interest payments that are to be paid. If interest is deferred, the IDSs or the separately held senior subordinated notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the senior subordinated notes. In addition, the fact that we may defer payments of interest on the senior subordinated notes under certain circumstances may mean that the market price for the IDSs or the separately held senior subordinated notes may be more volatile than other securities that do not have this term. See “Material U.S. Federal Income Tax Consequences — Consequences to U.S. Holders — Senior Subordinated Notes — Deferral of Interest.”

Interest on the notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments.

      While we believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, this position may not be sustained if challenged by the Internal Revenue Service. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes would be treated as a dividend (to the extent of our tax “earnings and profits”), and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This would reduce our after-tax cash flow, which may result in a default under the Amended Credit Facility, and would materially and adversely impact our ability to make interest and dividend payments and may also affect our ability to continue as a going concern. In the case of foreign holders, treatment of the notes as equity for U.S. federal income tax purposes would subject payments to such holders in respect of the notes to withholding or estate taxes in the same manner as payments made with regard to Class A common stock and could subject us to liability for withholding taxes that were not collected on payments of interest.

The allocation of the purchase price of the IDSs may not be respected.

      The purchase price of each IDS must be allocated for tax purposes between the share of Class A common stock and senior subordinated note represented thereby in proportion to their respective fair market values at the time of purchase. We expect to report the initial fair market value of each share of Class A common stock as $           and the initial fair market value of each of our senior subordinated notes represented by an IDS as $           and, by purchasing IDSs, you will agree to and be bound by such allocation, assuming an initial public offering price of $           per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with OID (if the allocation to the senior subordinated notes were determined to be too high) or amortizable bond premium (if the allocation to the senior subordinated notes were determined to be too low). You generally would have to include OID in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of the senior subordinated notes.

Subsequent issuances of senior subordinated notes may cause you to recognize OID and may be treated as a taxable exchange by you.

      The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes but having terms that are otherwise identical (other than issuance date) to the senior subordinated notes, including any issuance of IDSs in exchange for shares of Class B common stock, but that are issued with OID, each holder of IDSs or separately held senior subordinated notes, as the case may be, agrees that, upon such issuance and any issuance of senior subordinated notes thereafter, a portion of such holder’s senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance and exchange, without any action by such holder, each holder of senior subordinated notes, held either as part of IDSs or separately, will own senior subordinated notes of each separate issuance in the same proportion as each other holder.

      Regardless of whether the exchange is treated as a taxable event, such exchange would result in holders having to include OID in taxable income prior to the receipt of cash as described below, and may result in other potentially adverse tax consequences to holders. See “Material U.S. Federal Income Tax Consequences — Consequences to U.S. Holders — Senior Subordinated Notes — Additional Issuances.” In addition, the potential amount of OID that would be required to be included in taxable income by holders as a result of an automatic exchange (as described below) is indefinite and may be a significant amount, in part due to our ability to engage in numerous subsequent issuances.

      Following any subsequent issuance and exchange of senior subordinated notes with OID, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of IDSs and separately held senior subordinated notes, and each holder of IDSs and separately held senior subordinated notes will, by purchasing IDSs or separately held senior subordinated notes, agree to report OID in a manner consistent with this approach. However, the Internal Revenue Service may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. In such case, the Internal Revenue Service might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued senior subordinated notes (or a transferee thereof), all of the senior subordinated notes held by such holder would have OID. Any of these assertions by the Internal Revenue Service could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

      For a discussion of these tax related risks, see “Material U.S. Federal Income Tax Consequences.”

      The aggregate stated principal amount of the senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and automatic exchange. However, under New York and federal bankruptcy law, holders of subsequently issued senior subordinated notes having OID may not be able to collect the portion of their principal face amount that represents unamortized OID at the acceleration or filing date in the event of an acceleration of the senior subordinated notes or our bankruptcy prior to the maturity date of the senior subordinated notes. As a result, an automatic exchange that results in a holder receiving a senior subordinated note with OID could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

We may have to establish a reserve for contingent tax liabilities in the future, which could adversely affect our ability to make dividend payments on the IDSs.

      Even if the IRS does not challenge the tax treatment of the senior subordinated notes, it is possible that as a result of an alteration of facts relied upon at the time of issuance of the notes, we will in the future need to change our anticipated accounting treatment and establish a reserve for contingent tax liabilities associated with the disallowance of all or part of the interest deductions on the notes. If we were required to maintain such a reserve, our ability to make dividend payments could be materially impaired and the market for the IDSs, Class A common stock and senior subordinated notes could be adversely affected. In addition, any resulting impact to our financial statements could lead to a default under the Amended Credit Facility.

Before this offering, there has not been a public market for our IDSs, shares of our common stock or the senior subordinated notes, which may cause the price of the IDSs, shares of our common stock and separate senior subordinated notes to fluctuate substantially and negatively affect the value of your investment.

      None of the IDSs, the shares of our common stock or senior subordinated notes has a public market history. In addition, there has not been an active market in the United States for securities similar to the IDSs. An active trading market for the IDSs, shares of our common stock or the senior subordinated notes sold separately in this offering might not develop in the future, which may cause the price of the IDSs, shares of our common stock or the senior subordinated notes sold separately in this offering to fluctuate substantially, and we currently do not expect that an active trading market for the shares of our common stock will develop until the senior subordinated notes mature, if at all. If the senior subordinated notes represented by your IDSs are redeemed or mature, the IDSs will automatically separate and you will then hold the shares of our common stock. We do not intend to list our senior subordinated notes on any securities exchange.

      The initial public offering price of the IDSs and the senior subordinated notes sold separately in this offering will be determined by negotiations among us, our principal equity sponsor and the representatives of the underwriters and may not be indicative of the market price of the IDSs and the senior subordinated notes sold separately in this offering after the offering. Factors such as quarterly variations in our financial results and dividend payments, announcements by us or others, developments affecting us, our clients and our suppliers, general interest rate levels and general market volatility could cause the market price of the IDSs and the senior subordinated notes sold separately in this offering to fluctuate significantly.

      In addition, to the extent a market develops for our common stock or senior subordinated notes, or both, separate from the IDSs, the price of your IDSs may be affected.

The limited liquidity of the trading market for the senior subordinated notes sold separately may adversely affect the trading price of the separate senior subordinated notes.

      We are separately selling $           million aggregate principal amount of senior subordinated notes, representing approximately 10% of the total outstanding senior subordinated notes (including those senior subordinated notes represented by IDSs). While the senior subordinated notes sold separately are part of the same series of notes as, and are identical to, the senior subordinated notes represented by the IDSs, at the time of the issuance of the separate senior subordinated notes, the senior subordinated notes represented by the IDSs will not be separable for at least 45 days and will not be separately tradeable until separated. As a result, the initial trading market for the senior subordinated notes sold separately will be very limited. After the holders of the IDSs are permitted to separate their IDSs, a sufficient number of holders of IDSs may not separate their IDSs into shares of our common stock and senior subordinated notes so that a sizable and more liquid trading market for the senior subordinated notes not represented by IDSs may not develop or may not develop in a timely manner. Trading markets for debt securities have generally treated debt securities issued in larger aggregate principal amounts more favorably than similar securities issued in smaller aggregate principal amounts because of the increased liquidity created by potentially higher trading volumes associated with larger debt issuances. Because approximately 10% of the senior subordinated notes will initially be represented by the IDSs, it is likely that the senior subordinated notes sold separately will not trade at prices reflecting the aggregate principal amount of the combined issuance of senior subordinated notes included in the IDS offering and the separate senior subordinated notes offering. Therefore, a liquid market for the senior subordinated notes sold separately may not develop or may not develop in a timely manner, which may adversely affect the ability of the holders of the separate senior subordinated notes to sell any of their separate senior subordinated notes and the price at which these holders would be able to sell any of the senior subordinated notes sold separately.

If interest rates rise, the trading value of our IDSs and the senior subordinated notes sold separately in this offering may decline.

      If interest rates rise or should the threat of rising interest rates develop, debt markets may be adversely affected. As a result, the trading value of our IDSs and senior subordinated notes may decline.

Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our common stock or the senior subordinated notes, together with the future conversion of our Class B common stock into IDSs, may depress the price of the IDSs, shares of our common stock and the senior subordinated notes.

      Future sales or the availability for sale of substantial amounts of IDSs or shares of our common stock or a significant principal amount of the senior subordinated notes in the public market could adversely affect the prevailing market price of the IDSs, shares of our common stock and the senior subordinated notes and could impair our ability to raise capital through future sales of our securities.

      After consummation of the Transactions, we anticipate that our existing stockholders will own                     IDSs and                      shares of our Class B common stock (or                     IDSs, if the underwriters’ over-allotment option is exercised in full). Subject to satisfaction of the Conversion Conditions, such shares of our Class B common stock will initially be convertible into                     IDSs.

      We may issue shares of our common stock and senior subordinated notes, which will be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock and the aggregate principal amount of senior subordinated notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our common stock, senior subordinated notes or other securities in connection with any such acquisitions and investments.

Our amended certificate of incorporation and by-laws and several other factors could limit another party’s ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

      Provisions contained in our amended and restated certificate of incorporation and by-laws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our amended and restated certificate of incorporation and by-laws impose various procedural and other requirements that make it more difficult for stockholders to effect some corporate actions. For example, our amended and restated certificate of incorporation authorizes our board to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company, and could limit the price that investors might be willing to pay in the future for shares of our common stock. In addition, a change of control of our company may be delayed or deferred as a result of our having three classes of directors. We are also subject to Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. In addition, our amended and restated certificate of incorporation provides that for such time as Caxton-Iseman Capital together with its affiliates and related parties beneficially own at least 10% or 5% of our equity, it will be entitled to nominate two of our directors or one director, respectively. These provisions might make an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though such a takeover might offer our stockholders the opportunity to sell their stock at a price above the prevailing market price and might be favored by a majority of our stockholders.

You will be immediately diluted by $ per share of common stock if you purchase IDSs in this offering.

      If you purchase IDSs in this offering, based on the book value of the assets and liabilities reflected on our balance sheet, you will experience an immediate dilution of $           per share of common stock represented by the IDSs, which exceeds the entire price allocated to each share of common stock represented by the IDSs in this offering, because there will be a net tangible book deficit for each share of common stock outstanding immediately after this offering. Our pro forma net tangible book deficiency as of June 30, 2004, after giving effect to this offering, was approximately $          million, or $           per share of Class A common stock.

We may not be able to repurchase the senior subordinated notes upon a change of control.

      Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase the outstanding senior subordinated notes at 101% of their principal amount at the date of repurchase unless such senior subordinated notes have been previously called for redemption. We may not have sufficient financial resources to purchase all of the senior subordinated notes that are tendered upon a change of control offer. Furthermore, the Amended Credit Facility, with certain limited exceptions, will prohibit the repurchase or redemption of the senior subordinated notes before their stated maturity. Consequently, lenders thereunder may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders. We may not be able to obtain such waivers or refinance our indebtedness on terms acceptable to us, or at all. Buffets’ Senior Notes will have similar terms restricting the repurchase of the senior subordinated notes while Buffets’ Senior Notes remain outstanding. Finally, the occurrence of a change of control could also constitute an event of default under the Amended Credit Facility, which could result in the acceleration of all amounts due thereunder. See “Description of Senior Subordinated Notes — Change of Control.”

We may not be able to refinance the Amended Credit Facility or Buffets’ Senior Notes at maturity on favorable terms or at all.

      The amended and restated revolving credit facility and the senior secured term loan facility included in the Amended Credit Facility will mature in full in 2009 and 2011, respectively and Buffets’ Senior Notes will mature in 2014. We may not be able to renew or refinance the Amended Credit Facility or Buffets’ Senior Notes, or if renewed or refinanced, the renewal or refinancing may occur on less favorable terms. In particular, some of the terms of the senior subordinated notes that may be viewed as favorable to the senior lenders, such as our ability to defer interest and acceleration forbearance periods, become less favorable in 2009, which may materially adversely affect our ability to refinance or renew the Amended Credit Facility or Buffets’ Senior Notes beyond such date. If we are unable to refinance or renew the Amended Credit Facility or Buffets’ Senior Notes, our failure to repay all amounts due on the maturity date would cause a default under the Amended Credit Facility and Buffets’ Senior Notes. In addition, our interest expense may increase significantly if we refinance the Amended Credit Facility or Buffets’ Senior Notes on terms that are less favorable to us than the terms of the Amended Credit Facility or Buffets’ Senior Notes, respectively.

Risks Relating to Our Business

Our core buffet restaurants are a maturing restaurant concept and face intense competition.

      Our restaurants operate in a highly competitive industry comprising a large number of restaurants, including national and regional restaurant chains and franchised restaurant operations, as well as locally-owned, independent restaurants. Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition, and the competitive environment is often affected by factors beyond a particular restaurant management’s control, including changes in the public’s taste and eating habits, population and traffic patterns and economic conditions. Many of our competitors have greater financial resources than we have and there are few non-economic barriers to entry. Therefore, new competitors may emerge at any time. We cannot assure you that we will be able to compete successfully against our competitors in the future or that competition will not have a material adverse effect on our operations or earnings.

      We have been operating our core buffet restaurant concept for 20 years, and our restaurant locations have a median age of approximately 10 years. As a result, we are exposed to vulnerabilities associated with being a mature concept. These include vulnerability to innovations by competitors and out-positioning in markets where the demographics or customer preferences have changed. Mature units require greater expenditures for repair, maintenance, refurbishments and re-concepting, and we will be required to continue making such expenditures in the future in order to preserve traffic at many of our restaurants. We cannot assure you, however, that these expenditures, particularly for remodeling and refurbishing, will be successful in preserving or building guest counts, as proved to be the case with a number of units recently upgraded as part of a two year re-imaging program.

      We are required to respond to changing consumer preferences and dining frequency. Our profits are dependent upon discretionary spending by consumers, which is markedly influenced by variations in the economy. Our average weekly sales declined 2.0% during fiscal 2003 due in large part to weak economic conditions. Furthermore, if our competitors in the casual dining, mid-scale and quick-service segments respond to economic changes through menu engineering or by adopting discount pricing strategies, it could have the effect of drawing customers away from companies such as ours that do not routinely engage in discount pricing, thereby reducing sales and pressuring margins. Because certain elements of our cost structure are fixed in nature, particularly over shorter time horizons, changes in marginal sales volume can have a more significant impact on our profitability than for a business possessing a more variable cost structure.

We are dependent on attracting and retaining qualified employees while controlling labor costs.

      We operate in the service sector and are therefore extremely dependent upon the availability of qualified restaurant personnel. Availability of staff varies widely from location to location. If restaurant management and staff turnover trends increase, we would suffer higher direct costs associated with recruiting and retaining replacement personnel. Moreover, we could suffer from significant indirect costs, including restaurant disruptions due to management changeover, increased above-store management staffing and potential delays in new store openings due to staff shortages. Competition for qualified employees exerts pressure on wages paid to attract qualified personnel, resulting in higher labor costs, together with greater expense to recruit and train them.

      Many of our employees are hourly workers whose wages may be impacted by an increase in the federal or state minimum wage. Proposals have been made at federal and state levels to increase minimum wage levels. An increase in the minimum wage may create pressure to increase the pay scale for our employees. A shortage in the labor pool or other general inflationary pressures or changes could also increase our labor costs. Furthermore, the operation of buffet-style restaurants is materially different from other restaurant concepts. Consequently, the retention of executive management familiar with our core buffet business is important to our continuing success. The departure of one or more key operations executives or the departure of multiple executives in a short time period could have an adverse impact on our business. Our former Executive Vice President of Purchasing separated from the company in 2004. We are currently considering the addition of one additional position to our executive management group.

      Our workers’ compensation and employee benefit expenses are disproportionately concentrated in states with adverse legislative climates. Our highest per-employee workers’ compensation insurance costs are in the State of California, where we retain a large employment presence. California also enacted legislation in October 2003 that would require large employers to provide health insurance or equivalent funding for workers who have traditionally not been covered by employer health plans. While this law is currently being challenged, other states have proposed similar legislation. Other state and federal mandates, such as compulsory paid absences, increases in overtime wages and unemployment tax rates, stricter citizenship requirements and revisions in the tax treatment of employee gratuities, could also adversely affect our business. Any increases in labor costs could have a material adverse effect on our results of operations and could decrease our profitability and cash available to service our debt obligations, if we were unable to compensate for such increased labor costs by raising the prices we charge our customers or realizing additional operational efficiencies.

We are dependent on timely delivery of fresh ingredients by our suppliers.

      Our restaurant operations are dependent on timely deliveries of fresh ingredients, including fresh produce, dairy products and meat. The cost, availability and quality of the ingredients we use to prepare our food are subject to a range of factors, many of which are beyond our control. Fluctuations in weather, supply and demand and economic and political conditions could adversely affect the cost, availability and quality of our ingredients. Historically, when operating expenses increased due to inflation or increases in food costs, we recovered increased costs by increasing our menu prices. However, we may not be able to recover increased costs in the future because competition may limit or prohibit such future increases. If our food quality declines due to the lack of, or lower quality of, our ingredients or due to interruptions in the flow of fresh ingredients and similar factors, customer traffic may decline and negatively affect our restaurants’ results. We rely exclusively on third-party distributors and suppliers for such deliveries. The number of companies capable of servicing our distribution needs on a national basis has declined over time, reducing our bargaining leverage and increasing vulnerability to distributor interruptions.

Our restaurant sales are subject to seasonality and major world events.

      Our restaurant sales volume fluctuates seasonally. Overall, restaurant sales are generally higher in the summer months and lower in the winter months. Positive or negative trends in weather conditions can have a strong influence on our business. This effect is heightened because many of our restaurants are in geographic areas that experience extremes in weather, including severe winter conditions and tropical storm patterns. Additionally, major world events may adversely affect our business.

We face risks associated with government regulations.

      In addition to wage and benefit regulatory risks, we are subject to other extensive government regulation at a federal, state and local level. These include, but are not limited to, regulations relating to the sale of food in all of our restaurants and of alcoholic beverages in our Tahoe Joe’s Famous Steakhouse restaurants. We are required to obtain and maintain governmental licenses, permits and approvals. Difficulty or failure in obtaining or maintaining them in the future could result in delaying or canceling the opening of new restaurants or the closing of current ones. Local authorities may suspend or deny renewal of our governmental licenses if they determine that our operations do not meet the standards for initial grant or renewal. This risk would be even higher if there were a major change in the licensing requirements affecting our types of restaurants.

      The Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Mandated modifications to our facilities in the future to make different accommodations for disabled persons could result in material, unanticipated expense.

      Application of state “Dram Shop” statutes, which generally provide a person injured by an intoxicated patron the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person, to our operations, or liabilities otherwise associated with liquor service in our Tahoe Joe’s Famous Steakhouse restaurants, could negatively affect our financial condition if not otherwise insured under our general liability insurance policy.

Negative publicity relating to one of our restaurants, including our franchised restaurants, could reduce sales at some or all of our other restaurants.

      We are, from time to time, faced with negative publicity relating to food quality, restaurant facilities, health inspection scores, employee relationships or other matters at one of our restaurants or those of our franchisees. Adverse publicity may negatively affect us, regardless of whether the allegations are valid or whether we are liable. In addition, the negative impact of adverse publicity relating to one restaurant may extend beyond the restaurant involved to affect some or all of our other restaurants. If a franchised restaurant fails to meet our franchise operating standards, our own restaurants could be adversely affected due to customer confusion or negative publicity. A similar risk exists with respect to totally unrelated food service businesses, if customers mistakenly associate such unrelated businesses with our own operations.

Food-borne illness incidents could result in liability to us and could reduce our restaurant sales.

      We cannot guarantee that our internal controls and training will be fully effective in preventing all food-borne illnesses. Furthermore, our reliance on third-party food processors makes it difficult to monitor food safety compliance and increases the risk that food-borne illness would affect multiple locations rather than single restaurants. Some food-borne illness incidents could be caused by third-party food suppliers and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, such as bovine spongiform encephalopathy (“BSE”), sometimes referred to as “mad cow disease,” that could give rise to claims or allegations on a retroactive basis. In addition, the levels of chemicals or other contaminants that are currently considered safe in certain foods may be regulated more restrictively in the future or become the subject of public concern.

      The reach of food-related public health concerns can be considerable given the attention given these matters by the media. Local public health developments could have a national adverse impact on our sales, whether or not specifically attributable to our restaurants or those of our franchisees or competitors.

Any negative development relating to our self-service food service approach would have a material adverse impact on our primary business.

      Our buffet restaurants utilize a service format that is heavily dependent upon self-service by our customers. Food tampering by customers or other events affecting the self-service format could cause regulatory changes or changes in our business pattern or customer perception. Any development that would materially impede or prohibit our continued use of a self-service food service approach, or reduce the appeal of self-service to our guests, would have a material adverse impact on our primary business.

We face risks associated with environmental laws.

      We are subject to federal, state and local laws, regulations and ordinances that govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes. These may impose liability for the costs of cleaning up, and damage resulting from, sites of past spills, disposals or other releases of hazardous materials, both from governmental and private claimants. We could incur such liabilities regardless of whether we lease or own the restaurants or land in question and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. We cannot assure you that environmental conditions relating to our prior, existing or future restaurants or restaurant sites will not have a material adverse affect on us.

We face risks because of the number of restaurants that we lease.

      Our success depends in part on our ability to secure leases in desired locations at rental rates we believe to be reasonable. We currently lease all of our restaurants located in shopping centers and malls, and we lease the land for all but one of our freestanding restaurants. By December 2007, approximately 85 of our current leases will have expiring base lease terms and be subject to renewal consideration. Each lease agreement provides that the lessor may terminate the lease for a number of reasons, including our default in any payment of rent or taxes or our breach of any covenant or agreement in the lease. Termination of any of our leases could harm our results of operations and, as with a default under any of our indebtedness, could have a material adverse impact on our liquidity. Although we believe that we will be able to renew the existing leases that we wish to extend, we cannot assure you that we will succeed in obtaining extensions in the future at rental rates that we believe to be reasonable or at all. Moreover, if some locations should prove to be unprofitable, we could remain obligated for lease payments even if we decided to withdraw from those locations. See “Business — Property.” We will incur special charges relating to the closing of such restaurants, including lease termination costs. Impairment charges and other special charges will reduce our profits.

We may not be able to protect our trademarks and other proprietary rights.

      We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent imitation of our brands, proprietary rights and concepts by others, which may thereby dilute our brands in the marketplace or diminish the value of such proprietary rights, or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks and other proprietary rights. Our exclusive rights to our trademarks are subject to the common law rights of any other person who began using the trademark (or a confusingly similar mark) prior to both the date of our registration and our first use of such trademarks in the relevant territory. For example, because of the common law rights of such a preexisting restaurant in portions of Colorado and Wyoming, our restaurants in those states use the name “Country Buffet.” We cannot assure you that third parties will not assert claims against our intellectual property or that we will be able to successfully resolve such claims. Future actions by third parties may diminish the strength of our restaurant concepts’ trademarks or other proprietary rights and decrease our competitive strength and performance. We could also incur substantial costs to defend or pursue legal actions relating to the use of our intellectual property, which could have a material adverse affect on our business, results of operation or financial condition.

FORWARD-LOOKING STATEMENTS

      This prospectus, particularly the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” includes both historical and forward-looking statements. We have based these forward-looking statements on information available to us on the date of this prospectus and our current expectations and projections about future results. When we use words in this prospectus, such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” “project,” “plan” and variations of such words or similar expressions, we do so to identify forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including, among other things, the factors that are described in “Risk Factors” and:

•	our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and the incurrence of substantial indebtedness in the future,

•	restrictions contained in our debt agreements,

•	interest rate fluctuations,

•	future cash flows,

•	dependence on key employees,

•	general business conditions,

•	changes in business strategy, development plans or cost savings plans,

•	general economic conditions which may impact the level of consumer spending,

•	highly competitive nature of the restaurant industry,

•	changes in consumer preferences,

•	the seasonality of our business and the impact of weather conditions,

•	adverse publicity and litigation,

•	consumer perceptions of food safety,

•	our continued ability to find suitable restaurant locations and to finance new restaurant development,

•	labor and benefit costs,

•	future regulatory actions and conditions in our operating areas, and

•	other factors over which we have little or no control.

      You should keep in mind that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

USE OF PROCEEDS

      The table below sets forth our estimate of the sources and uses of funds required to effect the Transactions, assuming the Transactions all occurred as of June 30, 2004. See “Prospectus Summary — The Transactions.” The estimated sources and uses are based on an assumed initial public offering price of $           per IDS (which represents the mid-point of the range set forth on the cover page of this prospectus) and the sale of $           million aggregate principal amount of our senior subordinated notes that are being sold separately from the IDSs. Actual amounts may vary from the amounts shown below.

Sources	Amount

(In thousands)
Cash on hand	$
Amended Credit Facility
% Senior Notes offered by Buffets
IDSs offered hereby
Senior subordinated notes offered hereby separately from the IDSs

Total sources	$

Uses	Amount

(In thousands)
Cash to pre-fund capital expenditures program	$
Repayment of Existing Credit Facility(1)
Repurchase of Buffets 11 1/4% Notes(2)(3)
Repurchase or redemption of our 13 7/8% Notes(2)(4)
Early redemption or premium costs and payment of interest
Repurchase of existing common stock, warrants and options
Transaction fees and expenses

Total uses	$

(1)	The Existing Credit Facility consists of a revolving loan facility of $30.0 million, a letter of credit facility of $20.0 million, a synthetic letter of credit facility of $30.0 million, and term loan of $230.0 million. Borrowings under the term loan facility bear interest, at Buffets’ option, at either adjusted LIBOR plus 3.50% or at the alternate base rate plus 2.50%. Borrowings under the revolving loan facility bear interest, at Buffets’ option, at either adjusted LIBOR plus 3.25% or at the alternate base rate plus 2.25%, subject to a leveraged-based pricing grid. Outstanding letters of credit under the revolving loan facility will be subject to a per annum fee equal to 3.25%, subject to a leveraged-based pricing grid. The alternate base rate is the higher of Credit Suisse First Boston’s prime rate and the federal funds effective rate plus 0.5%. The term loan and the synthetic letter of credit facility will mature on June 28, 2009, and the amounts due under the term loan will become due and payable in equal quarterly installments in an annual amount equal to 1% of the term loan during each of the first 4 1/2 years of the loan, with the balance payable in equal quarterly installments during the last year of the loan. The revolving facility and the letter of credit facility will mature on June 28, 2007.

(2)	We have assumed that 100% of Buffets’ 11 1/4% Notes and our 13 7/8% Notes will be tendered and repurchased in the tender offers or redeemed at a cash purchase price of % of aggregate principal amount and % of accreted value, respectively.

(3)	On June 28, 2002, Buffets issued 11 1/4% senior subordinated notes in the principal amount of $230.0 million due July 15, 2010. Buffets’ 11 1/4% Notes were issued at a price equal to 96.181% of the principal amount, resulting in an effective yield of 12% to the initial principal amount. Interest is payable semi-annually on January 15 and July 15 of each year through July 15, 2010.

(4)	On May 18, 2004, we issued $132 million aggregate principal amount at maturity of our 13 7/8% senior discount notes due December 15, 2010. Our 13 7/8% Notes were issued at a discount to their aggregate principal amount at maturity. Prior to July 31, 2008, interest will accrue on our 13 7/8% Notes in the form of an increase in the accreted value of those notes. The accreted value of each note will increase until July 31, 2008 at a rate of 13 7/8% per annum. After this date, cash interest on the notes will accrue and be payable on January 31 and July 31 of each year at a rate of 13 7/8% per annum. If we fail to meet certain leverage ratio tests on our about July 31, 2006 or July 31, 2008, additional interest will accrue on the notes from that date at a rate of 1% per annum, up to a maximum of 2% per annum.

DIVIDEND POLICY AND RESTRICTIONS

General

      Upon completion of this offering, our board of directors will adopt a dividend policy which reflects a basic judgment that our stockholders would be better served if we distributed our excess cash to them instead of retaining it in our business. Under this policy, cash generated by our business in excess of operating needs, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our restaurants and other assets would in general be distributed as regular quarterly dividends to the holders of our Class A common stock and Class B common stock rather than retained by us and used to finance growth opportunities.

      As described more fully below, you may not receive any dividends as a result of the following factors:

•	nothing requires us to pay dividends;

•	while our current dividend policy contemplates the distribution of our excess cash, this policy could be modified or revoked at any time;

•	even if our dividend policy were not modified or revoked, the actual amount of dividends distributed under the policy and the decision to make any distribution is entirely at the discretion of our board of directors;

•	the amount of dividends distributed is subject to debt covenant restrictions under our indenture, the indenture relating to Buffets’ Senior Notes and the Amended Credit Facility;

•	the amount of dividends distributed is subject to state law restrictions;

•	our stockholders will have no contractual or other legal right to dividends; and

•	we may not have enough cash to pay dividends due to changes to our operating earnings, working capital requirements and anticipated cash needs.

      We currently intend to pay an initial dividend under this policy on                     with respect to the period commencing on the completion of this offering and ending                     based on a quarterly dividend level of $          and $           per share of Class A common stock and Class B common stock, respectively, and to continue to pay quarterly dividends at these rates for the remainder of the first full year following the closing of this offering. In respect of the first year following the closing of this offering, this would be $          and $           per share, or $           million and $           million in the aggregate, on the Class A common stock and Class B common stock, respectively. In determining our expected initial dividend levels, we reviewed and analyzed, among other things, our operating and financial performance in recent years, the anticipated cash requirements associated with our new capital structure, our anticipated capital expenditure requirements, our expected other cash needs, the terms of our debt instruments, including Buffets’ Senior Notes and the Amended Credit Facility, other potential sources of liquidity, including the $           million in cash on hand available for capital expenditures and various other aspects of our business.

Minimum Covenant EBITDA

      Our management has prepared the estimated financial information set forth below to present the estimated cash available to pay dividends based on estimated minimum Covenant EBITDA that we believe will be needed in order to fund dividends at the levels described above. The accompanying estimated financial information was not prepared with a view toward complying with the Public Company Accounting Oversight Board guidelines with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates, judgments and beliefs, and presents, to the best of management’s knowledge and belief, our expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the estimated financial information.

      Neither our independent registered public accounting firm, nor any other independent registered public accounting firm, has compiled, examined, or performed any procedures with respect to the estimated financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the estimated financial information.

      The assumptions and estimates underlying the estimated financial information below are inherently uncertain and, though considered reasonable by our management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties. See “Risk Factors.” Accordingly, there can be no assurance that the estimated financial information is indicative of our future performance or that the actual results will not differ materially from the estimated financial information presented below.

      We believe that, in order to fund dividends to holders of our Class A common stock and Class B common stock at the levels described above from cash generated by our business, our minimum Covenant EBITDA for the year following this offering would need to be at least $           million. As described under “— Assumptions and Considerations” below, we believe that our minimum Covenant EBITDA for the year following the closing of this offering will be at least $           million. We have also determined that if our Covenant EBITDA for such period were at or above this level, we would be permitted to pay dividends at these levels under the restricted payment covenants in the Amended Credit Facility (so long as the other conditions contained therein and described below are met), the indenture relating to Buffets’ Senior Notes and the indenture relating to our senior subordinated notes. The following table sets forth our calculation that $           million of Covenant EBITDA would be sufficient to fund dividends at the above levels and would satisfy such restricted payment covenants (so long as the other conditions contained therein and described below are met).

Estimated Cash Available to Pay Dividends Based
on Estimated Minimum Covenant EBITDA	Amount

(In thousands)
Estimated minimum Covenant EBITDA(1)	$
Less:
Estimated maintenance capital expenditures(2)
Estimated cash interest expense on senior subordinated notes(3)
Estimated cash interest expense on Amended Credit Facility(4)
Estimated cash interest expense on Buffets’ Senior Notes(5)
Estimated cash income taxes(6)

Estimated cash available to pay dividends on our outstanding common stock(7)	$

Estimated consolidated coverage ratio derived from the above(8)	x

      The following table illustrates, for fiscal 2004, the amount of excess cash that would have been available for distributions to our stockholders, assuming, in each case, that the offering had been consummated at the beginning of such period, subject to the assumptions described in such table.

Fiscal Year
Ended June 30,
Pro Forma Excess Cash for the Fiscal Year Ended June 30, 2004	2004

(In thousands)
Cash flow provided by operating activities	$50,490
Adjustments to reconcile cash flow provided by operating activities to Covenant EBITDA:
Amortization of debt issuance costs	(1,370)
Write off of debt issuance costs	(4,201)
Accretion of original issue discount	(2,049)
Changes in assets and liabilities	7,565
Interest expense, net	39,185
Income tax expense, current provision	448
Adjustment for sale-leaseback transactions(9)	(416)
Other charges(10)	1,667
Management fees(11)	1,884
Loss related to refinancing(12)	4,776
Financing-related compensation expenses(13)	2,240
Covenant EBITDA	100,219
Estimated cash interest expense on senior subordinated notes(3)
Estimated cash interest expense on Amended Credit Facility(4)
Estimated cash interest expense on Buffets’ Senior Notes(5)
Capital expenditures(2)
Cash interest expense on revolving loan portion of Amended Credit Facility(4)
Additional public costs

Excess cash that would have been available to pay dividends	$

(1)	In comparing our estimated minimum Covenant EBITDA to our historical Covenant EBITDA, our historical Covenant EBITDA does not include approximately $ million in incremental ongoing expenses associated with being a public IDS issuer that are incremental to our existing expense as a public filer.

(2)	Our total capital expenditures were approximately $33.0 million for fiscal 2004 comprising $5.7 million in maintenance capital expenditures, $8.8 million in growth capital expenditures (for new store openings and relocations), $18.2 million in re-image capital expenditures associated with approximately 50 restaurants, and $0.3 million for corporate and systems capital expenditures. We will have approximately $ million in cash on hand available for capital expenditures and other aspects of our business. For a more detailed discussion of our capital expenditures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

(3)	Reflects our anticipated cash interest expense under our new capital structure. Accordingly, it assumes % interest on $ million of senior subordinated notes represented by IDSs and $ million on the separate senior subordinated notes not represented by IDSs.

(4)	Reflects our anticipated cash interest expense under our new capital structure. Accordingly, it assumes interest at current rates, estimated as % average interest on $ million of term loan borrowings under the Amended Credit Facility, % interest on the undrawn portion of the

$ million revolving credit facility, and % interest on the letter of credit facility and synthetic letter of credit facility of $ million.

(5)	Reflects our anticipated cash interest expense under our new capital structure. Accordingly, it assumes % interest on $ million of Buffets’ Senior Notes.

(6)	Cash taxes are estimated to be $ million during the year following the closing of this offering, after giving effect to the Transactions and the deductible expenses.

(7)	The estimated dividends on our outstanding common stock is allocated between Class A and Class B common stock as follows:

Dividends
Number of
	Shares	Per Share	Aggregate

(In thousands)
Estimated dividends on our outstanding Class A common stock		$	$
Estimated dividends on our outstanding Class B common stock		$

Estimated dividends on our outstanding common stock			$

(8)	Consolidated coverage ratio is calculated as Covenant EBITDA divided by consolidated interest expense. Under the indenture relating to our senior subordinated notes, we may not pay dividends on our capital stock if our consolidated coverage ratio is below x.

(9)	Adjustments for sale-leaseback transactions reflects the impact of our sale-leaseback transactions, which have occurred in the period from January 4, 2001 through June 30, 2004, including an adjustment for minimum base rent as if the sale-leaseback transactions occurred at the beginning of the year. The adjustment also gives effect to the loss on sale-leaseback transactions and accretion of deferred gains on the sale-leaseback transactions.

(10)	Other charges include:

•	the addition of non-cash straight-line, deferred rent;

•	the exclusion of the non-cash effect of minority interest associated with our Tahoe Joe’s subsidiary; and

•	the addition of non-cash compensation expense recognized for a cash appreciation incentive plan.

(11)	Management fees reflects the exclusion of expense recognized with respect to annual advisory fees paid to Caxton-Iseman Capital and Sentinel Capital Partners, L.L.C. as discussed in “Certain Relationships and Related Transactions.”

(12)	Loss related to refinancing reflects transaction and other costs associated with our recapitalization on June 28, 2002 and our refinancings on February 20, 2004 and May 18, 2004, as recorded in the consolidated statements of operations in the 2002 transitional period and fiscal 2004.

(13)	Financing-related compensation expense represents payments to holders of stock options and cash incentive plan units in conjunction with the issuance of our 13 7/8% Notes on May 18, 2004, as recorded in the consolidated statement of operations in fiscal 2004.

Assumptions and Considerations

      Based on a review and analysis conducted by our management, we believe that our minimum Covenant EBITDA for the year following the closing will be at least $                million, and we have determined that the assumptions as to capital expenditures and cash interest expense in the above tables are reasonable. We considered numerous factors in making such determination, including the following:

•	our Covenant EBITDA for fiscal 2004 was $100.2 million;

•	for fiscal 2003 and fiscal 2001, our Covenant EBITDA was $97.1 million and $115.9 million, respectively;

•	our maintenance capital expenditures for fiscal 2004, fiscal 2003 and fiscal 2001 were $5.7 million, $8.2 million and $10.3 million, respectively; and

•	for our 26-week transitional period ended July 3, 2002, our Covenant EBITDA and maintenance capital expenditures were $60.9 million and $5.2 million, respectively.

      If our Covenant EBITDA for the first year were to fall below the $               million level (or if our assumptions as to capital expenditures or interest expense were too low), we would need to either reduce or eliminate dividends or, to the extent we were permitted to do so under the indenture relating to the senior subordinated notes, the indenture relating to Buffets’ Senior Notes and the Amended Credit Facility, to fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business.

      We cannot assure you that our Covenant EBITDA will in fact equal or exceed the minimum level set forth above, and our belief that it will equal or exceed such level is subject to all of the risks, considerations and factors identified in other sections of this registration statement, including those identified in the section entitled “Risk Factors.”

      As noted above, we have estimated our initial dividend level and our minimum Covenant EBITDA only for the twelve-month period following the closing. Moreover, there can be no assurance that during or following such period we will pay dividends at the levels estimated above, or at all. Dividend payments are within the absolute discretion of our board of directors and will be dependent upon many factors and future developments that could differ materially from our current expectations. Indeed, over time our capital and other cash needs will invariably be subject to uncertainties which could impact the level of any dividends we pay in the future. While interest on the Amended Credit Facility will be variable (subject to an interest rate cap), the revolving credit facility and the term loan portion of the Amended Credit Facility will need to be refinanced on or prior to                     , 2009 and                     , 2011, respectively. We may not be able to renew or refinance the Amended Credit Facility, or if renewed or refinanced, the renewal or refinancing may occur on less favorable terms, which may materially adversely affect our ability to pay dividends. In particular, some of the terms of the senior subordinated notes that may be viewed as favorable to the senior lenders, such as our ability to defer interest and acceleration forbearance periods, become less favorable in 2009, which may materially adversely affect our ability to refinance or renew the Amended Credit Facility beyond that date. If we are unable to refinance or renew the Amended Credit Facility, our failure to repay all amounts due on the maturity date would cause a default under the Amended Credit Facility. In addition, our interest expense may increase significantly if we refinance the Amended Credit Facility on terms that are less favorable to us than the terms of the Amended Credit Facility.

      The senior subordinated notes will mature in 2019 and Buffets’ Senior Notes will mature in 2014, and we may not be able to refinance the senior subordinated notes or Buffets’ Senior Notes when they become due. If we are unable to refinance either the senior subordinated notes or Buffets’ Senior Notes, our failure to repay all amounts due on the maturity date would cause a default under the respective indentures. Even if we were able to refinance the senior subordinated notes and Buffets’ Senior Notes, the refinancing may occur on terms that are less favorable to us, which would materially adversely affect our results of operations and our ability to pay dividends.

      In addition, to the extent we finance capital expenditures with indebtedness, we will begin to incur incremental debt service obligations. Our intended policy to distribute rather than retain excess cash is based upon our assessment of our financial performance, our cash needs and our investment opportunities. If these factors were to change based on, for example, competitive developments (which could increase our need for capital expenditures), or new investment opportunities, we would need to reassess that policy. Our board is free to depart from or change our dividend policy at any time and could do so, for example, if it were to determine that we had insufficient cash to take advantage of growth opportunities. Although management currently has no specific plans to increase capital spending to materially expand our business, management will evaluate growth opportunities as they arise and may pursue opportunities that it believes would result in net increases to our cash available for distribution.

Restrictions on Payment of Dividends

      Under state law, we can only pay dividends out of “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or out of current or the immediately preceding year’s earnings. We do not anticipate that we will have and in prior years would not have had sufficient earnings to pay dividends at the levels described above and therefore expect that we will pay dividends out of surplus. Although we believe we will have sufficient surplus to pay dividends at the anticipated levels during the first year following this offering, our board will seek periodically to assure itself of this before actually declaring any dividends.

      Under the indenture, dividends are restricted as follows:

•	we may use all of our excess cash accumulated after that date plus certain incremental funds, but we may not in general pay dividends in excess of such amounts. We define “excess cash” as EBITDA (as defined in the indenture) minus cash interest expense, deferred interest, restructuring expenses settled in cash (excluding charges funded with proceeds from this offering), cash income taxes, maintenance capital expenditures, growth capital expenditures (unless funded by debt) and repayments of our indebtedness, plus the net cash proceeds from any sale of Tahoe Joe’s, Inc.;

•	we may only pay dividends if our consolidated coverage ratio for the most recently ended four consecutive fiscal quarters for which internal financial statements are available is equal to or greater than to 1.00;

•	we may not pay any dividends while interest on the senior subordinated notes is being deferred or, after the end of any interest deferral period, so long as any deferred interest, including interest accrued on deferred interest, has not been paid in full; and

•	we may not pay any dividends if a default or an event of default under the indenture governing the senior subordinated notes has occurred and is continuing.

      The Amended Credit Facility and the indenture relating to Buffets’ Senior Notes will contain similar provisions restricting our ability to make dividend payments.

      The Amended Credit Facility will limit the amount of voluntary distributions by Buffets to our available cash plus the initial adjustment amount. In addition, the Amended Credit Facility will provide that Buffets may not make distributions to enable us to pay dividends if and for so long as (a) a default or an event of default under the Amended Credit Facility has occurred and is continuing, (b) Buffets Holdings has any deferred and unpaid interest outstanding on the senior subordinated notes, or (c) Buffets Holdings does not meet a minimum consolidated coverage ratio.

Dividend History

      During the 2002 transitional period, fiscal 2003 and fiscal 2004, Buffets Holdings made cash distributions to its equity owners approximately $147.8 million, $0.4 million and $88.3 million, respectively. These distributions were financed with indebtedness. We have no history of paying dividends out of our cash flow.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2004, on an actual basis and on a pro forma basis after giving effect to the Transactions. The information should be read in conjunction with “Prospectus Summary — The Transactions,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the unaudited historical condensed combined financial statements and the accompanying notes thereto appearing elsewhere in this prospectus.

	At June 30, 2004

		Pro Forma for the
	Actual	Transactions

	(In thousands)
Cash and cash equivalents	$26,072	$
Restricted cash and cash equivalents	16,228

	$42,300	$

Indebtedness:
Buffets and its subsidiaries:
Existing Credit Facility:
Revolving credit facilities	—
Term loan facilities	228,850
Amended Credit Facility:
Revolving credit facilities	—
Term loan facilities	—
Buffets’ % Senior Notes	—
11 1/4% senior subordinated notes due 2010(1)	193,189

Total indebtedness of Buffets	$422,039	$

Buffets Holdings:
Senior subordinated notes offered hereby	$—	$
13 7/8% senior discount notes due 2010(2)	76,300
IDS Notes	—

Total indebtedness of Buffets Holdings	76,300

Total indebtedness	$498,339	$

Class B common stock being issued concurrently herewith	—
Shareholders’ deficit:
Common stock ($.01 par value, 3,600,000 shares authorized; 3,185,672 shares issued and outstanding)	$32	$
Class A common stock being offered hereby	—
Class B common stock being issued concurrently herewith	—
Additional paid in capital	—
Accumulated deficit	$(75,948)	$

Total shareholders’ deficit	$(75,916)	$

Total capitalization	$422,423	$

(1)	We have assumed that all of Buffets’ 11 1/4% Notes will be repurchased at a cash price of % of aggregate principal amount.

(2)	We have assumed that all of our 13 7/8% Notes will be repurchased or redeemed at a cash price of % of accreted value.

DILUTION

      Dilution is the amount by which the portion of the price paid by the purchasers of the IDSs in the offering that is allocated to our shares of Class A common stock exceeds the net tangible book value or deficiency per share of our Class A common stock after the offering. Net tangible book value or deficiency per share of our Class A common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

      For purposes of calculating dilution below, we have assumed that as of June 30, 2004 all of the Class B common stock to be issued to our existing stockholders has been converted into IDSs.

      Our net tangible book deficiency as of June 30, 2004 was approximately $                     million, or $           per share of Class A common stock. After giving effect to this offering and the other Transactions, including the use of proceeds as described in this prospectus, and assuming that all of Buffets’ 11 1/4% Notes are repurchased and our 13 7/8% Notes are repurchased or redeemed in the tender offers, our pro forma net tangible book deficiency as of June 30, 2004 would have been approximately $                     million, or $           per share of common stock. This represents an immediate increase in net tangible book value of $           per share of our Class B common stock to our existing stockholders and an immediate dilution of $           per share of our Class A common stock to new investors purchasing Class A common stock represented by the IDSs in this offering.

      The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of Class A	Per Share of Class A
	Common Stock	Common Stock
	Assuming No	Assuming Full
	Exercise of the	Exercise of the
	Underwriters’ Over-	Underwriters’ Over-
	Allotment Option	Allotment Option

Portion of the assumed initial offering price of $ per IDS allocated to one share of Class A common stock
Net tangible book value (deficiency) per share as of June 30, 2004 (actual)
Increase per share attributable to cash payments made by investors in this offering
Net tangible book value (deficiency) as adjusted for this offering and after giving effect to the other Transactions
Dilution in net book value per share to new investors

      The following table sets forth on a pro forma basis as of June 30, 2004, assuming no exercise of the underwriters’ over-allotment option:

•	the total number of shares of our Class A common stock represented by IDSs to be owned by our existing stockholders following the consummation of this offering and the other Transactions (assuming all Class B common stock to be issued to our existing stockholders is converted into IDSs);

•	the total consideration paid by our existing stockholders and the total consideration to be paid by the new investors in this offering; and

•	the average price per share of common stock paid by our existing stockholders (cash and stock) and to be paid by new investors purchasing Class A common stock in this offering:

	Shares of Common Stock				Average Price
	Purchased		Net Consideration		Per Share of
Common
	Number	Percent	Number	Percent	Stock

Existing stockholders		%		%	$
New investors
Total		%		%	$

UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

      The following tables present our unaudited pro forma condensed consolidated financial information as of and for fiscal 2004.

      The unaudited pro forma financial information gives effect to the following transactions:

•	entering into the Amended Credit Facility to provide for a $ million term loan, a $ million revolving credit facility (which includes a $ million letter of credit sub-facility), a $ million letter of credit facility and a $ million synthetic letter of credit facility;

•	the offering of the IDSs, the senior subordinated notes offered separately from the IDSs and the Class B common stock;

•	the offering of Buffets’ Senior Notes; and

•	the application of our cash on hand, the proceeds from the offering, the proceeds from Buffets’ offering of its Senior Notes and the borrowings under the Amended Credit Facility to use cash on hand to pre-fund our capital expenditures program, repay indebtedness under the Existing Credit Facility, repurchase Buffets’ 11 1/4% Notes, repurchase or redeem our 13 7/8% Notes, pay early redemption or premium costs and payment of interest, repurchase existing common stock, warrants and options from our existing stockholders and pay transaction fees and expenses.

      The unaudited pro forma balance sheet data as of June 30, 2004 give effect to the above transactions as if they had occurred on June 30, 2004. The unaudited pro forma condensed consolidated statement of operations for fiscal 2004 give effect to the above transactions as if they had occurred on July 3, 2003.

      Preparation of the pro forma financial information was based on assumptions deemed appropriate by our management. The pro forma information is unaudited and is not necessarily indicative of the results which actually would have occurred if the above transactions had been consummated at the beginning of the period presented, nor does it purport to represent the future financial position and results of operations for future periods. The unaudited pro forma financial information should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

As of June 30, 2004

		Pro Forma
		Adjustments
		for the
	Actual	Transactions	Pro Forma

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$26,072	$	$
Restricted cash and cash equivalents	16,228
Receivables	6,963
Inventories	18,673
Other current assets	5,244
Deferred income taxes	15,915

Total current assets	89,095
Property and equipment, net	149,618
Goodwill, net	312,163
Deferred income taxes	1,033
Other assets, net	15,622

Total Assets	$567,531	$	$

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$43,280	$	$
Other accrued liabilities	73,194
Current maturities of long-term debt	2,300

Total current liabilities	$118,774	$	$
Long-term debt:
Revolving credit facilities	—
Buffets’ 11 1/4% Notes	193,189
Buffets Holdings’ 13 7/8% Notes	76,300
Term loan facility, non-current maturities	226,550
IDS notes	—
Buffets’ % Senior Notes	—
Senior subordinated notes	—
Other long-term obligations	28,634

Total liabilities	$643,447	$	$

Allocated portion of retained interest	—
Shareholders’ deficit:
Common stock	32
Additional paid-in capital	—
Accumulated deficit	(75,948)

Shareholders’ deficit	(75,916)

Total liabilities and shareholders’ deficit	$567,531	$	$

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Fiscal Year Ended June 30, 2004

		Pro Forma
		Adjustments
		for the
	Actual	Transactions	Pro Forma

	(Dollars in thousands)
Restaurant sales	$942,831	$	$
Restaurant costs	812,662
Advertising expenses	25,854
General and administrative expenses	42,722
Impairment of assets	1,878
Financing-related compensation expenses	2,240

Operating income	57,475
Interest expense	39,609
Interest income	(424)
Loss related to refinancing	4,776
Loss related to early extinguishment of debt	5,275
Other (income)	(1,379)

Income (loss) before income taxes	9,618
Income tax expense (benefit)	1,648

Net income (loss)	$7,970	$	$

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The table below provides a summary of historical consolidated financial and other data for the:

•	fiscal year ended December 29, 1999,

•	period from December 30, 1999 through October 1, 2000,

•	period from October 2, 2000 through January 3, 2001,

•	fiscal year ended January 2, 2002,

•	26-week transitional period ended July 3, 2002,

•	fiscal year ended July 2, 2003, and

•	fiscal year ended June 30, 2004.

      The summary operating data for fiscal 1999, the period from December 30, 1999 through October 1, 2000, the period from October 2, 2000 through January 3, 2001, fiscal 2001, the 2002 transitional period and fiscal 2003 are derived from our audited financial statements. Our audited financial statements and related notes for fiscal 2001, the 2002 transitional period and fiscal 2003 are contained elsewhere in this prospectus. All fiscal years presented below other than the 2002 transitional period represent 52 week periods.

      The information presented below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

					Successor
	Predecessor(1)
									26-Week
			Period From		Period From				Transitional	Fiscal		Fiscal
	Fiscal Year		December 30,		October 2,		Fiscal Year		Period	Year		Year
	Ended		1999 through		2000 through		Ended		Ended	Ended		Ended
	December 29,		October 1,		January 3,		January 2,		July 3,	July 2,		June 30,
	1999		2000		2001		2002		2002	2003		2004

	(Dollars in thousands)
Operating Data:
Restaurant sales	$936,854		$781,153		$239,370		$1,044,734		$527,084	$985,286		$942,831
Restaurant costs	800,255		656,843		204,379		886,069		444,917	850,840		812,662
Advertising expenses	22,491		21,888		5,726		27,640		14,349	28,589		25,854
General and administrative expenses	47,857		39,217		12,204		50,569		25,687	45,382		42,722
Goodwill amortization	637		878		2,543		10,942		—	—		—
Impairment of assets	1,966		—		—		—		—	4,803		1,878
Gain on sale of Original Roadhouse Grill restaurants	—		—		—		—		—	(7,088)		—
Loss on sale-leaseback transactions	—		—		—		—		—	5,856		—
Acquisition-related costs	—		14,902		—		—		—	—		—
Financing-related compensation expense	—		—		—		—		—	—		2,240

Operating income	63,648		47,425		14,518		69,514		42,131	56,904		57,475

Interest expense	3,014		1,970		13,078		43,405		15,088	41,235		39,609
Interest income	(4,929)		(4,638)		(267)		(698)		(212)	(307)		(424)
Loss related to refinancing	—		—		—		—		38,724	—		4,776
Loss related to early extinguishment of debt	—		—		—		—		—	—		5,275
Other (income)	(1,679)		(1,126)		(340)		(1,040)		(598)	(1,270)		(1,379)

Income (loss) before income tax expense (benefit)	67,242		51,219		2,047		27,847		(10,871)	17,246		9,618
Income tax expense (benefit)	24,800		19,974		1,468		15,292		(3,354)	5,319		1,648

Net income (loss)	$42,442		$31,245		$579		$12,555		$(7,517)	$11,927		$7,970

Cash Flow and Other Financial Data:
Total capital expenditures(2)	74,230		35,596		14,389		38,096		14,280	25,722		33,007
Depreciation and amortization	43,026		32,368		11,311		53,404		20,409	36,885		33,807
Cash flow provided by operating activities	90,561		87,822		25,401		68,835		39,250	57,656		50,490
Cash flow provided by (used in) investing activities	(74,230)		(37,013)		4,540		2,575		(11,337)	26,662		(28,383)
Cash flow provided by (used in) financing activities	(38,129)		1,534		(138,751)		(59,590)		(47,164)	(76,825)		(11,890)
Ratio of earnings to fixed charges(3)	33.8	x	91.1	x	1.1	x	1.6	x	—	1.4	x	1.2	x
Pro Forma ratio of earnings to fixed charges(3)(4)													x
Balance Sheet Data (at end of period):
Cash and cash equivalents(5)	$72,260		$124,603		$15,793		$27,613		$8,362	$15,855		$26,072
Total assets	477,635		530,846		683,866		637,701		615,672	552,986		567,531
Total debt(6)	42,151		41,133		405,074		348,220		493,981	421,122		498,339
Total shareholders’ equity (deficit)	306,383		346,412		135,993		148,677		(34,611)	(22,810)		(75,916)

(1)	On October 2, 2000, Buffets Holdings, Inc. acquired Buffets, Inc. in a management-led buyout from public shareholders. Due to the effects of this transaction on the recorded bases of goodwill, intangibles, property and shareholders’ equity, our financial statements prior to and subsequent to this transaction are not comparable. Periods prior to October 2, 2000 represent the accounts of the predecessor. Accordingly, the historical financial information for fiscal 2000 is presented in two periods — the period from December 30, 1999 to October 1, 2000 and the period from October 2, 2000 to January 3, 2001.

(2)	Total capital expenditures include restaurant facilities acquired through business combinations in fiscal 1999.

(3)	“Fixed charges” is the sum of our interest expense, less interest income, less OID amortization, less debt issuance cost amortization, plus capitalized interest, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus interest in rental expense. “Earnings” is the sum of our pre-tax income before minority interest, plus fixed charges, plus amortization of capitalized interest, less capitalized interest, less minority interest in pre-tax income of subsidiaries that had not incurred fixed charges. Earnings were insufficient to cover fixed charges in the 26-week transitional period ended July 3, 2002. The deficiency was $11.2 million for that period.

(4)	Pro Forma ratio of earnings to fixed charges for fiscal 2003 and fiscal 2004 gives effect to the Prior Refinancing Transactions and the Transactions as if they had occurred at the beginning of the period presented.

(5)	In addition to cash and cash equivalents, we had $16.2 million of restricted cash as of June 30, 2004.

(6)	Total debt represents the amount of our long-term debt and capital lease obligations, including current maturities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion in conjunction with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. Some of the statements in the following discussion are forward-looking statements. See “Forward-Looking Statements.”

Overview

      We are the twentieth largest restaurant operator in the United States and the largest operator of company-owned stores in the buffet/grill sector (through Buffets and its subsidiaries), as measured in both sales and number of restaurants. We accounted for approximately 32% of total sales in this estimated $3.0 billion sector. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of June 30, 2004, we had 360 company-owned restaurants and 20 franchised locations in 38 states.

      Buffets was founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, Buffets completed its initial public offering and was listed on The NASDAQ National Market. In September 1996, Buffets merged with HomeTown Buffet, Inc., which was developed by one of Buffets’ co-founders and had 80 company-owned HomeTown Buffet restaurants in 11 states and 19 franchised restaurants in eight states. In October 2000, Buffets was acquired by Buffets Holdings, a company organized by Caxton-Iseman Capital, Inc., in a buyout from public shareholders.

      Our financial results are significantly impacted by changes in sales at our company-owned restaurants. Changes in sales are largely driven by changes in average weekly guest counts and average guest check. We monitor average weekly guest counts very closely, as they directly impact our revenues and profits, and focus substantial efforts on growing these numbers on a same-store basis. Same-store average weekly sales and guest counts are affected by our ability to consistently deliver a high-quality, value-priced selection of home-style cooked meals in a clean and pleasant self-service buffet format, the success of our marketing promotions and other business strategies.

      Our business model is characterized by a relatively fixed cost structure, particularly in the short term. Accordingly, changes in marginal average weekly sales volume can have a more significant impact on our profitability than for a business possessing a more variable cost structure. Over a longer time horizon, by virtue of our diversified food offerings, we are able to address the semi-fixed element of food cost by modifying our offerings or by highlighting other foods on the menu in order to reduce consumption on the higher cost items. In addition, we monitor our labor costs and hourly employee productivity, as measured by the number of guests served per labor hour, on a weekly basis to ensure that restaurants are responsive in scheduling and managing our labor to varying levels of guest traffic.

      We devote significant resources and attention to our marketing efforts which is evident in the level of our advertising expenditures over the past five years. In the past year, we adopted a more stringent, return on investment based approach to advertising placement which has resulted in more efficient and effective returns on our marketing investments.

      Since we acquired Buffets in a buyout from its public shareholders in October 2000, we have focused on improving asset management and optimizing our capital structure. As a result, we have had net closures of 44 restaurants in less attractive locations either through early termination, or non-renewal at lease end, since October 2000. We expect the number of closures to abate in 2005, and reach an equilibrium point at which new openings and select relocations will approximate the number of restaurants which we close because they do not meet our profitability goals.

      Our fiscal year comprises 52 or 53 weeks divided into four fiscal quarters of 12, 12, 16 and 12 or 13 weeks. Beginning with the transitional period ended July 3, 2002, we changed our fiscal year so that it ends on the Wednesday nearest June 30 of each year. The fiscal year 2002 transition period consisted of 26 weeks and was divided into two periods of 16 and 10 weeks. Prior to that, our fiscal year ended on the

Wednesday nearest December 31 of each year and each fiscal year was divided into periods of 16, 12, 12 and 12 or 13 weeks.

      The following is a description of the line items from our consolidated statements of operations:

•	We recognize as restaurant sales the proceeds from the sale of food and beverages at our company-owned restaurants at the time of such sale. We recognize the proceeds from the sale of gift certificates/cards when the gift certificates/cards are redeemed at our restaurants. Until redemption, the unearned revenue from the sale of gift certificates/cards is included in accrued liabilities on our consolidated balance sheets. Our franchise income includes royalty fees and initial franchise fees received from our franchisees. We recognize royalty fees as other income based on the sales reported at the franchise restaurants.

•	Restaurant costs reflect only direct restaurant operating costs, including food, labor and direct and occupancy costs. Labor costs include compensation and benefits for both hourly and restaurant management employees. Direct and occupancy costs consist primarily of costs of supplies, maintenance, utilities, rent, real estate taxes, insurance, depreciation and amortization.

•	Advertising expenses reflect all advertising and promotional costs.

•	General and administrative expenses reflect all costs, other than advertising expenses, not directly related to the operation of restaurants. These expenses consist primarily of corporate administrative compensation and overhead, district and regional management compensation and related management expenses and the costs of recruiting, training and supervising restaurant management personnel.

•	Goodwill amortization reflects the amortization of the excess of cost over fair market value of assets and was recognized on a straight line basis over a 30-year life through January 2, 2002. Effective January 3, 2002, we changed our method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

•	Impairment of assets reflects fair market adjustments to the carrying value of long-lived assets, primarily comprised of leasehold improvements and equipment.

•	Gain on sale of Original Roadhouse Grill restaurants reflects the net proceeds from the sale of 13 Original Roadhouse Grill restaurants net of the related carrying value of these restaurants.

•	Loss on sale-leaseback transactions reflects transaction costs and impairment losses associated with the sale and leaseback of the leasehold interests and leasehold improvements.

•	Financing-related compensation expenses reflect payments to holders of stock options and cash incentive plan units in conjunction with the issuance of our 13 7/8% Notes in May 2004.

•	Interest expense reflects interest costs associated with our debt, amortization of debt issuance cost and accretion of original issuance discount on our subordinated notes and bonds.

•	Interest income reflects interest earned on our short-term investments.

•	Loss related to refinancing reflects transaction and other costs associated with our recapitalization on June 28, 2002 and refinancing on February 20, 2004.

•	Loss related to the early extinguishment of debt reflects the costs associated with redeeming a portion of Buffets’ 11 1/4% Notes prior to their maturity during fiscal 2004.

•	Other income primarily reflects franchise fees earned, less minority interest associated with our Tahoe Joe’s subsidiary. During August 2003, we exercised our call option to acquire the remaining 20% interest in Tahoe Joe’s, Inc. from the minority holder.

•	Income tax expense (benefit) reflects the current and deferred tax provision (benefit) determined in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.”

Critical Accounting Policies

      Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial consolidated statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to recoverability of long-lived assets, revenue recognition and goodwill. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

      We believe the following critical accounting policies affect management’s significant estimates and assumptions used in the preparation of our consolidated financial statements.

      Accounting Treatment for IDSs and Class B Common Stock. Our IDS units include Class A common stock, senior subordinated notes and embedded derivative features that may require bifurcation under FASB 133. The embedded derivative features in the senior subordinated notes include call options and a change of control put option. Upon completion of this offering, proceeds from the issuance of the IDSs will be allocated, based upon relative fair value, to Class A common stock and the senior subordinated notes. If it is determined at the time of issuance (or any subsequent issuances) that any of the embedded derivatives are required to be bifurcated from the senior subordinated notes and separately accounted for, a portion of the proceeds from the original issuance will also be allocated to these derivatives equal to the combined fair value of the embedded derivatives that require bifurcation. If a portion of the initial proceeds is allocated to any of the derivatives, the senior subordinated notes will initially be recorded at a discount or premium and accreted or amortized to their redemption value as a component of interest expense using the effective interest method. Any such allocation will not affect the tax treatment of the IDSs.

      The Class A common stock portion of the IDS unit will be included in stockholders’ equity, net of related transaction costs, and dividends paid on the Class A common stock will be recorded as a reduction to retained earnings when declared by us and will not be deductible for tax purposes. The senior subordinated note portion of the IDS unit will be included in long-term debt, and the related transaction costs will be capitalized as deferred financing costs and amortized to interest expense using the effective interest method. Interest on the senior subordinated notes will be charged to expense as accrued by us. The bifurcated derivatives, if any, will be recorded as an asset or liability and will be marked to market with changes in fair value being recorded in earnings. We intend to determine the fair value of the Class A common stock, the senior subordinated notes and embedded derivatives, if any, through the utilization of a third party valuation firm and the sale as part of this offering of the separate senior subordinated notes with the same terms as the senior subordinated notes represented by IDSs.

      Immediately following the closing of this offering, our existing stockholders will hold shares of Class B common stock. Under the investor rights agreement and subject to certain conditions and restrictions, these shares may be exchanged for IDSs after the closing date of this offering. For each of the four full quarterly dividend payment periods following the closing of this offering, dividends on the Class B common stock will be       times dividends on the Class A common stock, which will cause the initial yield on the Class B common stock to approximate the initial yield on the IDSs for which each share of Class B common stock ultimately may be exchanged.

      Following the closing of this offering, at the option of the holder subject to specified conditions and restrictions, Class B common stock may be exchanged for IDSs (as may be adjusted for stock splits or stock dividends). Accordingly, at the date of issuance, a portion of the Class B common stock will be classified as temporary equity in the amount equal to the present value of the senior subordinated note par amount that the holder will be entitled to receive upon the earliest possible date of exchange, using a discount rate equal to the interest rate on the senior subordinated notes. The difference between the amount recorded as temporary equity and the amount the holder will receive upon exchange will be accreted as a dividend in equity and will be treated as a reduction to income available for common stockholders. Any such allocation is not expected to affect the tax treatment of the IDSs.

      The Class B stockholders’ right to exchange Class B common stock for a fixed number of IDSs is an embedded derivative financial instrument which will require bifurcation under SFAS No. 133. We will recognize this derivative financial instrument as a liability at fair value with the offsetting amount as a distribution to our existing stockholders at closing. The derivative will be adjusted to its current fair value at each subsequent balance sheet date, with the change in fair value recorded through earnings for so long as the exchange rights are outstanding.

      Basic earnings per share is calculated based on the respective rights of the outstanding Class A and Class B common stock to participate in distributions, consistent with their respective relative dividend rights. The Class B common stock is expected to participate in distributions, without preference, at a rate of       times the dividend paid on the Class A common stock during the first four full quarterly dividend payment periods following the closing of this offering. Diluted earning per share will reflect the Class B common stock on an as-converted basis. To the extent that holders exercise their exchange right, the senior subordinated notes will be recorded at an amount equal to the fair value of the senior subordinated notes at the time of exchange, the derivative liability (conversion option) and the amount in temporary equity will be derecognized, and any difference will be recorded in equity. Subsequent to an exchange, interest payments on the senior subordinated notes and any accretion of discount or amortization of premium on the senior subordinated notes will be recorded as interest expense.

      Income Taxes. We intend to account for our issuance of the IDSs in this offering as representing shares of Class A common stock and senior subordinated notes by allocating the proceeds for each IDS unit to the underlying Class A common stock or senior subordinated note based upon the relative fair values of each. Accordingly, we will account for the portion of the aggregate IDSs outstanding that represents senior subordinated notes as long term debt bearing a stated interest rate of      % maturing on                     , 2019. We have concluded that it is appropriate and we intend to annually deduct interest expense of approximately $            million on the senior subordinated notes from taxable income for U.S. federal and state income tax purposes. There can be no assurances that the Internal Revenue Service will not seek to challenge the treatment of these senior subordinated notes as debt or the amount of interest expense deducted, although to date we have not been notified that the senior subordinated notes should be treated as equity rather than debt for U.S. federal and state income tax purposes. If the senior subordinated notes were required to be treated as equity for income tax purposes, the cumulative interest expense associated with the senior subordinated notes would not be deductible from taxable income, and we would be required to recognize additional tax expense and establish a related income tax liability. In addition, to the extent any portion of the interest expense is determined not to be deductible, we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years that we take the interest expense deduction. We do not currently intend to record a liability for a potential disallowance of this interest expense deduction. In addition, non-U.S. holders could be subject to withholding taxes on the payment of interest, which would be taxed as dividends, and we could be subject to additional liability for the withholding taxes that we do not intend to collect on such payments.

      For more discussion of our (and our counsel’s) conclusion that the senior subordinated notes should be treated as indebtedness for U.S. federal income tax purposes, see “Material U.S. Federal Income Tax Consequences.”

     Recoverability of Long Lived Assets

      We periodically evaluate long lived assets and goodwill related to those assets for impairment whenever events or changes in circumstances indicate the carrying value amount of an asset or group of assets may not be recoverable. We consider a history of operating losses and the other factors described to be our primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the restaurant, including disposal value, if any, is less than its carrying amount. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar assets or the results of valuation techniques such as discounted estimated future cash flows as if the decision to continue to use the impaired restaurant was a new investment decision. We generally measure fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. We had no impairment write-downs for the fiscal year ended January 2, 2002. During the 26 week transitional period ended July 3, 2002, we expensed approximately $1.1 million relating to the impairment of long-lived assets associated with 12 restaurants. During fiscal 2003, we expensed approximately $5.6 million relating to the impairment of long-lived assets of 39 restaurants. This amount was partially offset by an approximate $0.8 million reduction in lease obligation accrual assumptions in accrued store closing costs, based on our receiving greater than planned sublease and other cash receipts. In addition, we recognized approximately $5.9 million in impairments relating to 18 of the 30 restaurants for which we completed sale-leaseback transactions during 2003. During fiscal 2004, we expensed approximately $1.9 million relating to the impairment of long-lived assets for 17 restaurants.

Results of Operations

      The following discussion reflects our historical results for the fiscal year ended January 2, 2002, the 28 week period ended July 18, 2001, the 26-week transitional period ended July 3, 2002, the 50-week period ended July 3, 2002, and the fiscal years ended July 2, 2003 and June 30, 2004.

      Our future results may not be consistent with our historical results. Our 2002 transitional period results included a loss relating to our refinancing which was completed in June 2002. Our fiscal 2003 results included the operating results for 13 Original Roadhouse Grill restaurants that were sold in June 2003, as well as the impact of sale and leaseback transactions with respect to 30 restaurants completed during the year. Our fiscal 2004 results included the impact of a sale and leaseback transaction with respect to one restaurant completed in December 2003, a loss related to a refinancing that we postponed due to market conditions and the amendment and restatement of our existing senior credit agreement in February 2004, the issuance of our 13 7/8% Notes in May 2004 and the early extinguishment of approximately $29.6 million of 11 1/4% senior subordinated notes due 2010. Most notably, the discussion that follows does not give effect to the Prior Refinancing Transactions or the Transactions. The following discussion should be read in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this report.

For the Year Ended June 30, 2004 Compared to the Year Ended July 2, 2003

      The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	Year Ended		Year Ended
	July 2, 2003		June 30, 2004

	(Dollars in thousands)
Restaurant sales	$985,286	100.0%	$942,831	100.0%
Restaurant costs	850,840	86.4	812,662	86.2
Advertising expenses	28,589	2.9	25,854	2.7
General and administrative expenses	45,382	4.6	42,722	4.5
Impairment of assets	4,803	0.5	1,878	0.2
Gain on sale of Original Roadhouse Grill Restaurants	(7,088)	(0.7)	—	—
Loss on sale leaseback transactions	5,856	0.6	—	—
Financing-related compensation expenses	—	—	2,240	0.2

Operating income	56,904	5.8	57,475	6.1
Interest expense	41,235	4.2	39,609	4.2
Interest income	(307)	—	(424)	—
Loss related to refinancing	—	—	4,776	0.5
Loss related to early extinguishment of debt	—	—	5,275	0.6
Other (income)	(1,270)	(0.1)	(1,379)	(0.1)

Income before income taxes	17,246	1.8	9,618	1.0
Income tax expense	5,319	0.5	1,648	0.2

Net income	$11,927	1.2	$7,970	0.8

Certain percentage amounts do not sum to total due to rounding.

      Restaurant Sales. Restaurant sales for the fiscal year ended June 30, 2004 decreased $42.5 million, or 4.3%, compared with the fiscal year ended July 2, 2003. The decline in sales was primarily attributable to the closure of 15 buffet restaurants and the sale of 13 Original Roadhouse Grill restaurants, partially offset by the opening of 3 units, over the past year. Average weekly sales for fiscal 2004 were $49,949, or 2.0% higher than the prior year. Same-store sales for fiscal 2004 increased by 1.3% compared to the prior year, reflecting a 1.6% decline in guest traffic and a 2.9% increase in average check. The increase in average check comprised approximately a 2.0% price increase and a 0.9% average check increase due to a reduction in free promotional and employee meals. We currently expect same-store sales for the first quarter of fiscal 2005 (the 12-week period ending September 22, 2004) to decline by approximately zero to two percent versus the comparable period in fiscal 2004.

      Restaurant Costs. Restaurant costs for fiscal 2004 decreased by 0.2% as a percentage of sales compared with the prior year. Food costs as a percentage of sales increased 0.9% primarily due to our expanded and enriched menu offerings. Labor costs as a percentage of sales were 1.3% lower than those experienced in the prior year, primarily due to a reduction in our restaurant management staffing levels substantially effected during the third quarter of fiscal 2003 and the improved productivity of our hourly employees. Direct and occupancy costs as a percentage of sales increased by 0.2% versus the prior year. This increase was primarily attributable to an increase in rent expense associated with the sale leaseback transactions. We currently expect that restaurant costs will run approximately 0.4% higher as a percentage of sales during the first quarter of fiscal 2005, as compared to those experienced in the most recently completed fiscal year. This increase reflects commodity-pricing pressure, particularly on chicken, which we expect to abate appreciably by the end of calendar year 2004.

      Advertising Expenses. Advertising expenses decreased 0.2% as a percentage of sales during fiscal 2004 versus the prior year. The decrease reflected a reduction in advertising weights during fiscal 2004 to more historic levels. Approximately 62% of our buffet restaurants received television-advertising support during fiscal 2004 and fiscal 2003. We expect advertising expenses as a percentage of sales during the first quarter of fiscal 2005 to remain approximately flat as compared with those for fiscal year 2004.

      General and Administrative Expenses. General and administrative expenses as a percentage of sales decreased 0.1% during fiscal 2004 as compared to the prior fiscal year. This decrease was largely due to a decrease in non-store employees largely effected during the third quarter of fiscal 2003. We expect general and administrative expenses during the first quarter of fiscal 2005, measured as a percentage of sales, to remain approximately flat as compared to those realized during fiscal 2004.

      Impairment of Assets. During fiscal 2004, we recognized approximately $1.9 million in fair market adjustments to the carrying value of our long-lived assets for 17 restaurants. During fiscal 2003, we recorded approximately $4.8 million of impairments to the long-lived assets for 27 restaurants.

      Gain on Sale of Original Roadhouse Grill Restaurants. On June 5, 2003, we sold 13 Original Roadhouse Grill restaurants for approximately $28.4 million in net proceeds. The gain associated with the sale of these restaurants approximated $7.1 million.

      Loss on Sale and Leaseback Transactions. During fiscal 2003, we entered into three sale-leaseback transactions whereby we transferred our leasehold interests and leasehold improvements with respect to 30 restaurants to a third party for net proceeds of approximately $26.1 million. We simultaneously entered into long-term leases for those restaurants with an aggregate initial annual rent of approximately $3.7 million. In connection with these sale-leaseback transactions, we recorded a loss of approximately $5.9 million primarily to reflect the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of approximately $3.6 million. The deferred gain will be accreted over the life of the respective restaurant leases, ranging from 17 to 25 years.

      On December 19, 2003, we entered into a sale and leaseback transaction by which we transferred our leasehold interests and leasehold improvements with respect to one restaurant to a third party for net proceeds of $2.7 million. We simultaneously entered into a long-term lease for that restaurant with an aggregate initial annual rent of approximately $0.3 million. The net proceeds of this sale and leaseback transaction exceeded the book value of the leasehold assets resulting in a deferred gain of approximately $0.3 million, which will be accreted over the 20-year life of the lease.

      Interest Expense. Interest expense was flat as a percentage of sales during fiscal 2004 versus the prior year.

      Loss Related to Refinancing. On February 20, 2004, Buffets entered into the Existing Credit Facility. In connection with this bank refinancing, we wrote off $4.2 million of debt issuance cost related to the predecessor Credit Facility. In addition, we incurred $0.6 million in transaction fees associated with a senior discount note offering that we postponed due to market conditions.

      Loss Related to the Early Extinguishment of Debt. We repurchased approximately $29.6 million of Buffets’ 11 1/4% Notes at an average price of 110.4%. We recognized the difference between the premium purchase price and the discounted carrying value of Buffets’ 11 1/4% Notes, as well as an associated write-off of debt issuance cost, as a loss related to the early extinguishment of debt.

      Income Taxes. Income taxes decreased 0.3% as a percentage of sales for fiscal 2004 compared to the prior year. The effective tax rate of 17.1% for the current year compared with 30.8% for the prior year reflected the impact of stable tax credits on pre-tax income that was depressed by financing-related expenses, as well as a more favorable than expected resolution to a state tax audit.

For the Year Ended July 2, 2003 Compared to the 50 Week Period Ended July 3, 2002

      The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	50-Week Period Ended		Year Ended
	July 3, 2002		July 2, 2003

	(Dollars in thousands)
Restaurant sales	$1,003,997	100.0%	$985,286	100.0%
Restaurant costs	849,154	84.6	850,840	86.4
Advertising expenses	26,281	2.6	28,589	2.9
General and administrative expenses	49,556	4.9	45,382	4.6
Goodwill amortization	4,967	0.5	—	—
Impairment of assets	—	—	4,803	0.5
Gain on sale of Original Roadhouse Grill	—	—	(7,088)	(0.7)
Loss on sale and leaseback transactions	—	—	5,856	0.6

Operating income	74,039	7.4	56,904	5.8
Interest expense	33,606	3.3	41,235	4.2
Interest income	(586)	(0.1)	(307)	—
Loss related to refinancing	38,724	3.9	—	—
Other (income)	(1,145)	(0.1)	(1,270)	(0.1)

Income before income taxes	3,440	0.3	17,246	1.8
Income tax expense	4,203	0.4	5,319	0.5

Net income (loss)	$(763)	(0.1)	$11,927	1.2

Certain percentage amounts do not sum to total due to rounding.

      Restaurant Sales. Restaurant sales for the fiscal year ended July 2, 2003 decreased $18.7 million, or 1.9%, compared with the 50 weeks ended July 3, 2002. The decline was principally attributable to a 2.0% reduction in average weekly sales between the respective periods coupled with a net capacity reduction of 291 operating weeks due to 14 unit closings and the sale of 13 Original Roadhouse Grill units, partially offset by 6 unit openings. Same-store sales for the 2003 fiscal year declined by 4.2%, reflecting a 1.5% increase in pricing and a 5.7% decline in guest traffic. The decline in sales is due in part to the general economic downturn, as well as increased competition partially from the quick service industry in the form of discounting.

      Restaurant Costs. Restaurant costs for 2003 increased by 1.8% as a percentage of sales compared with the comparative prior year period primarily due to expanded and enriched menu offerings, increased workers’ compensation and utility costs and leverage issues attributable to reasonably fixed costs on a declining sales base.

      Advertising Expenses. Advertising expenses increased 0.3% as a percentage of sales for fiscal 2003 versus the 50 weeks ended July 3, 2002. We increased advertising weights in prime time, late news and Hispanic television in a number of markets to provide greater media exposure.

      General and Administrative Expenses. General and administrative expenses decreased 0.3% as a percentage of sales during fiscal 2003 compared to the 50 weeks ended July 3, 2002. The decrease was largely attributable to reduced bonus expense and a workforce reduction of approximately 70 non-store employees.

      Goodwill Amortization. Goodwill amortization expense was no longer recognized as of January 3, 2002 due to the adoption as of that date of SFAS No. 142, “Goodwill and Other Intangible Assets,” and its non-amortization provisions for goodwill.

      Impairment of Assets. During fiscal 2003, we identified as impaired approximately $4.8 million of long-lived assets for 27 restaurants.

      Gain on Sale of Original Roadhouse Grill Restaurants. On June 5, 2003, we sold 13 Original Roadhouse Grill restaurants for approximately $28.4 million in net proceeds. The gain associated with the sale of these restaurants approximated $7.1 million.

      Loss on Sale and Leaseback Transactions. During fiscal 2003, we entered into three sale-leaseback transactions whereby we transferred our leasehold interests and leasehold improvements with respect to 30 restaurants to a third party for net proceeds of approximately $26.1 million. We simultaneously entered into long-term leases for those restaurants with an aggregate initial annual rent of approximately $3.7 million. In connection with these sale leaseback transactions, we recorded a loss of approximately $5.9 million primarily to reflect the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of approximately $3.6 million. The deferred gain will be accreted over the life of the respective restaurant leases, ranging from 17 to 25 years.

      Interest Expense. Interest expense increased 0.9% as a percentage of sales during fiscal 2003 versus the comparable prior year period primarily due to higher weighted average outstanding debt balances.

      Loss Related to Refinancing. Loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million write off of financing costs related to the retired debt, $4.1 million of unamortized debt discount related to our 16% and Buffets’ 14% senior subordinated notes due September 29, 2008, $2.1 million paid to the holders of the common stock warrants and $1.0 million in expenses.

      Income Taxes. Income taxes increased 0.1% as a percentage of sales for fiscal 2003 compared to the 50 weeks ended July 3, 2002. The effective tax rate of 30.8% for the current year compared with 122.2% for the prior year period was largely attributable to the elimination of goodwill amortization due to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.”

      For the 26-Week Transitional Period Ended July 3, 2002 Compared to the 28 Weeks Ended July 18, 2001

      The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

			26-Week
	28-Week		Transitional
	Period Ended		Period Ended
	July 18, 2001		July 3, 2002

	(Dollars in thousands)
Restaurant sales	$567,821	100.0%	$527,084	100.0%
Restaurant costs	481,832	84.9	444,917	84.4
Advertising expenses	15,708	2.8	14,349	2.7
General and administrative expenses	26,700	4.7	25,687	4.9
Goodwill amortization	5,975	1.1	—	—

Operating income	37,606	6.6	42,131	8.0
Interest expense	24,887	4.4	15,088	2.9
Interest income	(324)	(0.1)	(212)	(0.1)
Loss related to refinancing	—	—	38,724	7.3
Other income	(493)	(0.1)	(598)	(0.1)

Income (loss) before income taxes	13,536	2.4	(10,871)	(2.1)
Income tax expense (benefit)	7,735	1.4	(3,354)	(0.6)

Net income (loss)	$5,801	1.0	$(7,517)	(1.4)

Certain percentage amounts do not sum to total due to rounding.

      Restaurant Sales. Restaurant sales for the 26-week transitional period ended July 3, 2002 declined $40.7 million, or 7.2%, compared with the 28 weeks ended July 18, 2001. The decline in sales was mostly due to the reduced number of operating weeks in 2002 versus the comparable period in 2001 associated with our year-end change (two fewer weeks in 2002). Average weekly sales for the 2002 transitional period of $51,044 were up 2.5% over average weekly sales for the comparable 28-week period for 2001. Same-store sales for the 2002 transitional period were up 0.2% over the comparable period in 2001, reflecting a 2.1% increase in pricing and a 1.9% decline in guest traffic.

      Restaurant Costs. Restaurant costs for the 2002 transitional period improved by 0.5% as a percentage of sales compared with the prior year period primarily due to a decrease in food costs, partially offset by an increase in restaurant management compensation and an increase in workers’ compensation insurance. The food cost reduction was primarily attributable to significant improvement in meat prices experienced during the 2002 transitional period as compared to large price spikes incurred in the first half of 2001.

      Advertising Expenses. Advertising expenses ran relatively constant as a percentage of sales, approximately 2.7% of sales in the 2002 transitional period versus 2.8% in the comparable period in 2001. Approximately 78% of our buffet units received advertising support in the 2002 transitional period. Same store sales among units receiving advertising support were up 1.9% for the 2002 transitional period, versus overall system results of only a 0.2% increase.

      General and Administrative Expenses. General and administrative expenses were 4.9% of sales for the 2002 transitional period compared with a total of 4.7% for the comparable prior year period primarily due to increased incentive compensation costs and some severance arrangements.

      Goodwill Amortization. Goodwill amortization expense decreased 1.1% as a percentage of sales in the 2002 transitional period versus the prior year period due to the adoption in January 2002 of SFAS No. 142, “Goodwill and Other Intangible Assets,” and its non-amortization provisions for goodwill.

      Interest Expense. Interest expense decreased 1.5% as a percentage of sales during the 2002 transitional period versus the comparable prior year period due to lower weighted average outstanding debt balances coupled with a decrease in the senior credit facility’s variable interest rates.

      Loss Related to Refinancing. Loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million write off of financing costs related to the retired debt, $4.1 million of unamortized debt discount related to the 16% and 14% senior subordinated notes, $2.1 million paid to the holders of the common stock warrants and $1.0 million in expenses.

      Income Taxes. Income taxes decreased 2.0% as a percentage of sales for the 2002 transitional period compared to the 28 weeks ended July 3, 2001 principally due to a $24.4 million decrease in pre tax income. The effective tax rate for the current period was 30.9% compared with 57.1% for the prior year period, largely due to a decrease in goodwill amortization associated with the buyout from public shareholders.

Liquidity and Capital Resources

      We are a holding company with no operations or assets of our own other than the capital stock of our subsidiaries. Operations are conducted through our subsidiaries and our ability to make payments on the senior subordinated notes and distributions on the IDSs is dependent on the earnings and the distribution of funds from our subsidiaries through loans, dividends or otherwise. However, none of our subsidiaries is obligated to make funds available to us for payment on the senior subordinated notes or dividends on the IDSs. The terms of the Amended Credit Facility may place restrictions on Buffets’ ability to pay dividends and otherwise transfer assets to us.

      Cash flows generated from operating activities provide us with a significant source of liquidity. Because most of our sales are for cash or credit with settlement within a few days and most vendors are paid on terms ranging from 14 to 35 days, we operate on a significant working capital deficit. In addition to cash flows from operations, revolving credit loans and swingline loans are available to us under the Amended Credit Facility. Letters of credit issued under the letter of credit facility are also available to us to support payment obligations incurred for our general corporate purposes.

      Historically, our capital requirements have been for the development and construction of new restaurants, restaurant refurbishment and the installation of new information systems. We expect these requirements to continue in the foreseeable future.

      Following the completion of the Transactions, our short-term and long-term liquidity needs will arise primarily from: interest payments, which are expected to be between approximately $           million and $           million in the first year after completion of the transaction; dividends to stockholders, which are expected to be $           per year; capital expenditures, which are expected to be approximately $           million per year on average in both fiscal 2005 and 2006 (of which in each year approximately $           million is for maintenance capital expenditures and the remainder is for additional restaurant units and our unit image enhancement program); potential acquisitions; and working capital requirements as may be needed to support business growth.

      Following the completion of the Transactions, we will use net proceeds received from this offering, together with cash on hand and the net proceeds received from the offering by Buffets of its Senior Notes and approximately $           million of borrowings under the Amended Credit Facility, to pre-fund our capital expenditures program in the amount of $           million, repay all outstanding borrowings under the Existing Credit Facility, repurchase Buffets’ 11 1/4% Notes, repurchase or redeem our 13 7/8% Notes, repurchase equity interests from our existing stockholders and pay transaction fees and expenses in connection with this offering.

      Operating Activities. Net cash provided by operating activities was $50.5 million for fiscal 2004, $57.7 million for fiscal 2003, $39.3 million for the 26-week transitional period ended July 3, 2002 and$68.8 million for fiscal 2001. Net cash provided by operating activities exceeded the net income for the periods due principally to the effect of depreciation and amortization, an increase in accrued and other liabilities for 2001, losses related to refinancing for 2002 and 2004, impairment of assets and losses on sale-leaseback transactions in 2003 and 2004, and loss related to early extinguishment of debt in 2004. Net cash provided by operating activities in 2003 was partially reduced by a $17 million payment of accrued redemption fees associated with our recapitalization in June 2002. The decrease in cash provided by operating activities between fiscal 2004 and fiscal 2003 was largely attributable to the timing of payments on our accounts payable.

      Investing Activities. Net cash provided by investing activities was $26.7 million for the year ended July 2, 2003 and $2.6 million for fiscal 2001. Net cash used in investing activities was $28.4 million for the year ended June 30, 2004 and $11.3 million for the 26 weeks ended July 3, 2002. We completed the sale and leaseback of certain leasehold interests and leasehold improvements with respect to 23 restaurant locations in 2001, one location in 2002, 30 locations in 2003 and one in 2004. Net proceeds from the transactions were approximately $39.1 million in 2001, $2.3 million in 2002, $26.1 million in 2003 and $2.7 million in 2004. The aggregate initial annual rent associated with the sale-leaseback transactions was $3.2 million in 2001, $0.2 million in 2002, $3.7 million in 2003 and $0.3 million in 2004. We did not recognize a gain or loss on these transactions in 2001, 2002 or 2004, but recorded a loss of $5.9 million in 2003. The losses primarily reflected the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of $3.6 million in 2003 and $0.3 million in 2004. This deferred gain is being accreted over the life of the respective restaurant leases, ranging from 17 to 25 years. In addition, we completed the sale of 13 Original Roadhouse Grill restaurants in 2003 for approximately $28.4 million in net proceeds, of which $2.5 million represented a long-term note receivable. Capital expenditures in fiscal 2004 largely comprised re image expenditures for approximately 50 restaurants in the sum of $18.2 million, while capital expenditures for prior periods primarily comprised new store outlays and minor restaurant remodels. In 2004, we undertook a re-imaging effort on approximately 50 units whereby the restaurant’s interiors, and in some cases the exteriors, were significantly improved. In addition to new wall and floor coverings and extensive décor upgrades, display cooking stations were added. While guest feedback on display cooking stations was generally positive, overall returns on this component of the re-imaging program did not meet our expectations. We intend to continue to remodel our restaurants with many of the materials and décor items included in the 2004 re-imaging program, but will limit the development of display cooking in existing restaurants. While the price per unit for the 2004 re-image campaign was approximately $360,000 per location, the expectation for future re-image expenditures is between $125,000 and $200,000 per unit.

      Financing Activities. Net cash used in financing activities was $11.9 million for fiscal 2004, $76.8 million for fiscal 2003, $47.2 million for the 26 weeks ended July 3, 2002 and $59.6 million for fiscal 2001. On June 28, 2002, Buffets, Inc. entered into new debt agreements to refinance its then existing debt, make a distribution to Buffets Holdings and repurchase Buffets Holdings’ outstanding preferred stock warrants. In connection with the transactions, we incurred a loss of $38.7 million. The loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million in write-offs of financing costs related to the retired debt, $4.1 million of unamortized debt discount write-offs related to our 16% and Buffets’ 14% senior subordinated notes, $2.1 million paid to the holders of the common stock warrants and $1.0 million in expenses.

      Future Capital Expenditures. During fiscal 2005, we plan to:

•	Open between seven and eight new restaurants with an initial capital outlay of approximately $14 million. We intend to arrange forward-funding arrangements, or build-to-suit arrangements, to the extent possible on prospective new store openings to reduce or eliminate these capital requirements by approximately $7 million. In those instances where we are unable to arrange a forward-funding arrangement, we intend to enter into sale and leaseback transactions to recover our initial capital outlay.

•	Spend approximately $13 million on remodeling and improvement costs that will be capitalized. Remodels incorporate design elements to update the décor of our existing facilities including a lighter, more contemporary interior design and expanded dessert displays. Other improvement costs include a variety of outlays such as new carpet, equipment and minor leasehold improvements.

•	Spend approximately $20 million on the repair and maintenance of our existing restaurant locations that will be expensed. This amount is comparable, as a percentage of sales, to historical repair and maintenance spending patterns. This will encompass expenditures to keep equipment in good working order and leasehold improvements in good condition, without substantially extending the economic lives of the underlying assets.

•	Spend approximately $2 million on miscellaneous corporate and system investments.

      We are not aware of any other event or trend that would potentially affect our capital requirements or liquidity. For the next twelve months, we believe that cash flow from operations, the $      million in cash on hand available for capital expenditures, landlord contributions, credits received from trade suppliers and available borrowing capacity will be adequate to finance our development plans, on going operations and debt service obligations.

Credit Facilities and Other Long Term Debt

      In connection with this offering, Buffets will enter into an Amended Credit Facility. The Amended Credit Facility will provide for total borrowings of up to $           million, including (i) a $           million term loan, (ii) a $           million revolving credit facility (which includes a $           million letter of credit sub-facility), (iii) a $           million letter of credit facility and (iv) a $           million synthetic letter of credit facility. The borrowings under the term loan facility will bear interest, at our option, at either adjusted LIBOR plus % or at an alternate base rate plus      %, subject to a leverage-based pricing grid. The term loan and the synthetic letter of credit facility will mature on                     , 2011, while the revolving facility and the letter of credit sub-facility will mature on                     , 2009. The Amended Credit Facility will be fully and unconditionally guaranteed by Buffets Holdings and all of Buffets’ subsidiaries and will be secured by substantially all of Buffets’ assets. Availability under the Amended Credit Facility will depend upon our continued compliance with certain covenants and financial ratios including leverage, interest coverage and fixed charge coverage as specifically defined in the amended credit agreement governing the Amended Credit Facility. On a pro forma basis, as of June 30, 2004, we would have had $          in outstanding letters of credit, the total borrowing availability under the revolving credit facility would have been $          and the total borrowing under the letter of credit facilities would have been $          .

      In connection with this offering, Buffets will issue $           million aggregate principal amount of its Senior Notes due                     , 2014. See “Description of Other Indebtedness — Senior Notes of Buffets” for further discussion of Buffets’ Senior Notes. Interest is payable semi-annually on and                     of each year. The indenture governing Buffets’ Senior Notes will contain covenants limiting our ability, and the ability of our subsidiaries, among other things, to (1) incur additional indebtedness, (2) make restricted payments, (3) create restrictions on the payment of dividends, (4) sell assets or capital stock of subsidiaries, (5) engage in transactions with affiliates, (6) sell or issue capital stock of subsidiaries, (7) incur liens, (8) engage in sale/leaseback transactions, and (9) consolidate, merge or transfer assets. The payment of principal, premium and interest on Buffets’ Senior Notes will be fully and unconditionally guaranteed, jointly and severally, by Buffets Holdings and all of Buffets’ subsidiaries.

      We are offering $           million aggregate principal amount of senior subordinated notes hereby. See “Description of Senior Subordinated Notes” for further discussion of the senior subordinated notes. As of June 30, 2004, on a pro forma basis, after giving effect to this offering, the application of net proceeds from this offering and the prospective repurchase of a portion of Buffets’ senior subordinated notes, our

debt would have been $           million, of which $           million would have been indebtedness of our subsidiaries.

Seasonality and Quarterly Fluctuations

      Our sales are seasonal, with a lower percentage of annual sales occurring in most of our current market areas during the winter months. Our restaurant sales may also be affected by unusual weather patterns, major world events or matters of public interest that compete for customers’ attention. Generally, restaurant sales per unit are lower in the winter months, our third fiscal quarter ending in April of each year. The impact of these reduced average weekly sales are mitigated in our quarterly data presentations through the inclusion of 16 weeks in the quarter ending in April of each year, compared to only 12 or 13 weeks in each of the other fiscal quarters.

New Accounting Standards

      In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51.” The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities, or VIEs) and how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). In December 2003, the FASB issued FIN 46(R), “Consolidation of Variable Interest Entities,” which represents a revision to FIN 46. The provisions of FIN 46(R) are effective for interests in VIEs as of the first interim, or annual, period ending after March 15, 2004. In addition, FIN 46(R) requires that both the primary beneficiary and all other enterprises with a significant variable interest make additional disclosure in filings issued after January 31, 2003. We adopted FIN 46(R) as of December 17, 2003 and its adoption had no impact on the our consolidated results of operations, financial position or cash flow.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, or otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We adopted SFAS No. 150 as of July 3, 2003 and its adoption had no impact on our consolidated results of operations, financial position or cash flow.

Quantitative and Qualitative Disclosures About Market Risk

      Interest Rate Risks. We have interest rate exposure relating to the variable portion of our long-term obligations. Buffets’ 11 1/4% Notes and our 13 7/8% Notes are fixed. The senior subordinated notes being offered hereby and Buffets’ Senior Notes being offered concurrently will be fixed. The interest rates on the term loans under Buffets’ Existing Credit Facility are variable. Based on the terms of Buffets’ Existing Credit Facility and assuming that credit facility had been in effect from the beginning of fiscal 2003, a 1% change in interest rates on our variable rate debt would have resulted in our interest rate expense fluctuating by approximately $2.2 million for fiscal 2003 and $1.9 million for fiscal 2004. Our interest rate risk under the Existing Credit Facility was mitigated, in part, by an interest rate cap purchased on November 25, 2002 with a notional value of $15 million and a 5% LIBOR strike price that expired on June 30, 2004. We expect that the Amended Credit Facility will have a variable interest rate, subject to any hedges we may put in place.

      Food Commodity Risks. Many of the food products purchased by us are affected by commodity pricing and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors that are outside our control. To control this risk in part, we have fixed price purchase commitments with terms of one year or less for some key food and supplies from vendors who supply our national food distributor. In addition, we believe that substantially all of our food and supplies are available from several sources, which helps to control food commodity risks. We believe we have the ability to increase menu prices, or vary the menu items offered, if needed, in response to food product price increases within the range that has been experienced historically. To compensate for a hypothetical price increase of 10% for food and beverages, we would need to increase menu prices by an average of approximately 3%. Our average menu price increases were approximately 2% for fiscal 2003 and 2% for fiscal 2004. Accordingly, we believe that a hypothetical 10% increase in food product costs would not have a material effect on our operating results.

Contractual Obligations

      The following table provides aggregate information about our material contractual payment obligations and the fiscal year in which these payments are due. These obligations are as of June 30, 2004 and do not give effect to the Transactions.

Payments Due by Fiscal Year

	2005	2006	2007	2008	Thereafter	Total

	(in thousands)
Long-term debt(1)	$2,300	$2,300	$2,300	$2,300	$551,065	$560,265
Operating leases(2)	53,913	52,713	50,482	48,346	327,601	533,055
Advisory fees(3)	3,504	3,379	3,266	3,266	—	13,415

Total contractual cash obligations	$59,717	$58,392	$56,048	$53,912	$878,666	$1,106,735

(1)	Long-term debt payments for fiscal 2005 and beyond represent the required debt payments on our Existing Credit Facility, Buffets’ 11 1/4% Notes and our 13 7/8% Notes.

(2)	Operating leases is comprised of minimum rents and contingent rents. Operating leases have not been reduced by minimum sublease rentals of approximately $24,902,000. See Note 10 to our consolidated financial statements included elsewhere in this prospectus for details of our operating lease obligations.

(3)	The advisory fees comprise our contractual obligation to pay annual advisory fees to each of Roe H. Hatlen, Sentinel Capital Partners, L.L.C. and Caxton-Iseman Capital. See “Certain Relationships and Related Transactions.” Under the terms of these agreements, Mr. Hatlen and Sentinel Capital are each paid a fixed-price annual fee. The fee of Caxton-Iseman is calculated as a percentage of our earnings before interest, taxes, depreciation and amortization, which in fiscal 2004 resulted in a payment of $3.1 million. This figure has been used as an estimate for our obligations under that agreement for fiscal 2005 and each fiscal year thereafter. The agreements with Caxton-Iseman and Sentinel Capital are of perpetual duration, and hence no estimate of the aggregate amount of future obligations (represented in the “Thereafter” column, above) is provided.

Other Commercial Commitments

      The following table provides aggregate information about our commercial commitments and the fiscal year in which they expire:

Amount of Commitment Expiration by Fiscal Year

	2005	2006	2007	2008	Thereafter	Total

	(in thousands)
Letters of credit(1)	$35,102	$—	$—	$—	$—	$35,102
Management loan guarantees(2)	—	—	—	—	125	125

Total commercial commitments	$35,102	$—	$—	$—	$125	$35,227

(1)	Our outstanding letters of credit expire at various times with final expirations May 2005. As of June 30, 2004, the total borrowing availability under the revolving credit facility was $30.0 million and the total borrowing capacity under the letter of credit facilities was $14.9 million.

(2)	The management loan guarantees comprise our guarantee on loans provided by U.S. Bank to certain members of management. See “Certain Relationships and Related Transactions.”

BUSINESS

Our Company

      Buffets Holdings was formed to acquire Buffets in a buyout from public shareholders on October 2, 2000. Buffets Holdings is a holding company whose assets consist substantially of the capital stock of Buffets, and we conduct virtually all of our business through Buffets and its subsidiaries.

      Founded in 1983, Buffets is the twentieth largest restaurant operator in the United States and is the largest operator of company-owned stores in the buffet/grill segment, as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of June 30, 2004, we had 360 company-owned restaurants and 20 franchised locations in 38 states. We offer excellent customer service, together with a convenient, value-priced selection of home-style cooked meals in a self-service buffet format. For fiscal 2004, we generated net sales of $942.8 million and served approximately 131 million customers.

      Our restaurants provide a high level of food quality and service through uniform operational standards developed at the corporate level. Freshness is ensured by preparing food in small batches of six to eight servings at a time, with preparations and production adapted to current customer traffic patterns. Our buffet restaurants utilize uniform menus, recipes and ingredient specifications, with certain discretion to adapt menus for regional preferences. We offer approximately 100 menu items at each meal, including entrees, soups, salads, fresh vegetables, non-alcoholic beverages and desserts. Typical entrees include chicken, carved roast beef, ham, shrimp, salmon, peppered pork loin, fish and casseroles.

      Our buffet restaurants use an all-inclusive pricing strategy designed to provide dining value to our customers. As of June 30, 2004, the meal price at our buffet restaurants for dinner ranged from $8.59 to $9.59 and for lunch from $6.49 to $7.19, with discounts offered to senior citizens and children. The average guest check in our restaurants, including our Tahoe Joe’s Famous Steakhouses, for fiscal 2004 was $7.22. In order to further enhance our guests’ dining experience, we have focused on providing a level of customer service designed to enhance the self-service buffet format, including such features as limited table-side service and our scatter-bar layout.

      Our buffet restaurants average approximately 9,900 square feet in size and can generally seat between 225 and 400 people. On average, our buffet restaurants served approximately 7,000 customers per week during fiscal 2004. While we attract a broad demographic profile of customers, including families, senior citizens and singles, our customer surveys indicate that approximately two-thirds of our guests are married and over half are between the ages of 25 and 54 years old (the largest segment of the population within the United States).

      We have a national footprint of restaurant locations, which are strategically concentrated in particular regions to maximize penetration within those markets and achieve operating and advertising synergies. For example, our television advertising program in 38 designated market areas provided media coverage for 62% of our buffet restaurants during fiscal 2004. In addition, our restaurants are located in high customer traffic venues and include both freestanding units and units located in shopping centers and malls. As of June 30, 2004, 69% of our restaurants were located in shopping centers or malls and 31% were freestanding units.

Industry Overview

      The restaurant industry is among the largest industries in the United States and according to Technomic, Inc., an independent research organization, has grown at an average annual rate of 7.3% from 1975 through 2002. The restaurant industry can be divided into three main segments: full-service restaurants, quick-service restaurants, and other miscellaneous establishments. Full-service restaurants include the mid-scale, casual dining and upscale (fine dining) segments. The mid-scale segment, which includes buffet/grill restaurants, is characterized by complete meals, menu variety and moderate prices. The casual dining segment, which typically has higher menu prices and generally offers alcoholic beverages, includes a small number of national chains, regional chains and independent operators. The quick-service segment is characterized by lower average checks, portable meals, fast service and convenience. We operate in the $3.0 billion buffet/grill sector within the mid-scale segment, which has grown at a compound annual growth rate of 6.2% from 1997 through 2002. We believe the appeals of the buffet concept are its full line of food offerings and all-you-care-to-eat format, and that this format drives greater price/value perception in the customer’s eyes.

      Growth in the restaurant industry, and the buffet/grill sector in particular, has been driven by the increasing demands for dining ease and convenience among today’s consumers. The restaurant industry’s portion of the total food industry’s dollar has grown significantly in the past two decades. According to Technomic, the restaurant industry’s share of total food sales has increased from 23% in 1980 to approximately 31% in 2003. This growth is expected to continue as a result of several key lifestyle and demographic trends, including the continued increase in spending on food away from the home and on restaurant dining and the continued growth in disposable incomes among the key age groups of the population frequenting our restaurants.

Our Competitive Strengths

      We believe our leading market position, strong cash flow, flexible cost structure, motivated and trained employees, centralized control measures, attractive unit level economics and proven management team will allow us to grow sales and increase profitability.

      Leading Market Position with National Scale. We are the twentieth largest restaurant operator in the United States and the largest operator of company-owned stores in the buffet/grill sector, as measured in both sales and number of restaurants. We accounted for approximately 32% of total sales within this estimated $3.0 billion sector. We believe that we benefit from our long-term operating history, significant operational efficiencies and economies of scale due to our large number of restaurants and our centralized operating and purchasing systems. We believe that we are able to achieve substantial levels of savings as a result of our size and related purchase volumes, particularly with respect to food and beverage goods.

      Strong Cash Flow Generation. Our strong operating results and favorable working capital characteristics are key drivers of our strong cash flow. Over the last seven fiscal years, our maintenance capital expenditures have averaged approximately 1.2% of sales, while our ongoing maintenance expenses have averaged approximately 2.0% of sales. We believe our restaurants are well-maintained and will require a historically consistent level of required maintenance expenditures in the future. In addition, we typically generate cash flow from working capital as we receive cash for the majority of our sales immediately at the point of service and most vendors are paid on terms ranging to 35 days.

      Flexible Operating Model. As a buffet-style restaurant with a broad selection of food, we are not tied to a particular menu item enabling us to quickly modify our offerings in response to changes in customer preferences and food costs. Our food offerings are very diversified, with no individual food product purchase cost accounting for more than 5% of our restaurant sales. In the event of an increase in the cost of a particular food product, we are able to highlight other foods on the menu in order to reduce consumption of the higher cost item. In addition to food cost tracking, we are also able to manage our operating margins through controlling our general and administrative expenses and varying our labor cost model by restructuring layers of store-level management.

      Highly Trained and Motivated Employees. Our most important asset is our people. We believe a well trained and motivated workforce results in lower turnover, lower operating costs and the ability to consistently grow sales in existing units. Our general managers have an average of over seven years of experience with us. During fiscal 2004, our buffet restaurant general manager annualized turnover was approximately 14% and total buffet restaurant management annualized turnover was approximately 24%, which we believe are among the lowest turnover rates in the industry. We are deeply committed to the long-term development of our employees. In fiscal 2004, we spent $3.4 million on training and development. All of our buffet restaurant managers receive extensive training relating to all aspects of restaurant management at Buffets College, our training program operated out of our corporate headquarters. We further seek to reinforce our employees’ commitment through targeted retention programs.

      Centralized Control Measures. We maintain rigorous financial controls, service and food quality in all of our buffet restaurants using uniform operational standards developed at the corporate level and implemented at the restaurant level. Our centralized systems enable management to evaluate weekly profit and loss statements, sales reports and supplier invoices for each buffet restaurant, allowing us to quickly identify performance trends and key profitability drivers. These systems are supplemented by several performance audit and evaluation programs, including a 1-(800) guest service line, an ongoing system-wide guest satisfaction survey system and detailed quarterly restaurant performance audits by multi-unit managers. These ongoing efforts assist management in tracking restaurant performance and customer satisfaction at the individual restaurant level. We believe that centralized coordination of our nationwide network of buffet restaurants assures a consistent level of food quality in our restaurants and enables us to negotiate pricing terms for major product purchases directly with manufacturers.

      Attractive Unit Level Economics. Over 94% of our company-owned stores produced positive store-level cash flow for fiscal 2004. Our existing restaurants generated average weekly restaurant sales of $49,949 for fiscal 2004. We believe that our store-level cash flow before occupancy costs compares favorably to other restaurants in the buffet/grill sector on an equivalent basis and that our higher average sales volume is due to disciplined site selection and penetration in our core markets, providing operating and marketing synergies. Our buffet restaurants opened in fiscal 2001 through fiscal 2004 generally became profitable by the 4th week of opening and generated average annualized sales of $3.2 million in their first year of operation. As measured by cash-on-cash returns, defined as first year restaurant level cash flow as a percentage of initial cash investment, our restaurants opened in the last four years have produced cash-on-cash returns of over 25% in their first year of operation.

      Proven Management Team with Equity Ownership. Over the past 20 years, we have attracted and built an exceptionally talented and complementary executive management team with an average of over 20 years of restaurant industry experience. Our executive management team has demonstrated strong restaurant operating capabilities by adapting our strategies in challenging business climates to deliver consistent cash flow. In addition, our senior management has significant equity ownership of our company.

Our Business Strategy

      Our success has been driven by an emphasis on food quality, a focus on restaurant level operations, disciplined capital expenditures and adherence to uniform system-wide operational standards. Our goal is to provide exceptional value to maintain customer loyalty and drive increased guest traffic. We plan to continue to improve our operating performance through the principal strategies outlined below:

      Growth of Same Store Sales and Margin Expansion. We are focused on growing same store sales and margins through operational initiatives at the restaurant level. These initiatives include:

•	emphasis on food quality through our “Back-to-Scratch” initiative on most protein offerings and our nationwide roll-out of enriched food offerings, such as boneless peppered pork loin, orange chicken with jasmine rice and baked salmon, designed to attract and retain guests through high quality menu offerings,

•	theme promotions, where a specific cuisine, such as BBQ, Italian, Asian, Seafood or Mexican, is highlighted on a given night, designed to keep the experience fresh for repeat customers and to capitalize on local market preferences,

•	the promotion of well-informed choices by providing nutritional information to our guests and enabling them to make good personal food decisions,

•	disciplined return-on-investment-based approach to advertising expenditures, designed to increase the efficiency of our marketing dollars by focusing on high-return markets and specific theme promotions, and

•	focus on store-level operating costs by continuously adjusting our store level labor to minimize labor costs while maintaining exceptional customer service and high-quality food offerings.

      Disciplined Capital Spending. We employ a disciplined approach to capital expenditures that targets a high return on its investment.

•	Disciplined Restaurant Development — We plan to grow in a disciplined manner by continuing to improve our restaurant base through strategically adding a limited number of restaurants in markets where we have advertising and operational efficiencies and closing a limited number of restaurants which do not meet our profitability goals. We will continue to focus on adding new restaurants in sites that offer high levels of traffic and are convenient to both lunch and dinner customers in our target demographic groups. Our new locations should offer low occupancy costs and upfront capital investments. To reduce our initial capital outlay for new store construction, we will seek to enter into build-to-suit arrangements with landlords and sale and leaseback programs. We have completed sale and leaseback transactions in respect of 55 restaurants in the last four fiscal years. We expect our new restaurant openings to require net capital investments of $1.0 million, primarily for equipment and furnishings. In 2005, we plan to open seven to eight new restaurants and approximately five per year thereafter.

•	Emphasis on Improving Existing Units — We remain committed to maintaining and upgrading our restaurants to maintain customer appeal. We periodically update our restaurants to reflect a more contemporary interior design that provides a more visually appealing and comfortable restaurant interior. Location refurbishments typically occur approximately every five to seven years and cost approximately $125,000 to $200,000 per unit.

Our Background

      Buffets Holdings was formed by Caxton-Iseman Capital, Inc. in 2000. On October 2, 2000, we acquired Buffets in a buyout from its public shareholders. Caxton-Iseman Investments L.P. and certain other investors, including members of management, made an equity investment in us and became the beneficial owners of 100% of our common stock. Buffets Holdings is a holding company whose assets consist substantially of the capital stock of Buffets.

      Buffets was founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, Buffets successfully completed an initial public offering with seven restaurants, and by 1988 had 47 company-owned units and nine franchised units. In September 1996, Buffets merged with HomeTown Buffet, Inc., a similar publicly-held scatter-bar, buffet-style restaurant company established and developed by one of our co-founders. The merger brought the total number of restaurants to 346 company-owned restaurants and 24 franchised restaurants in 36 states at December 31, 1996.

Buffet Restaurant Operations and Controls

      In order to maintain a consistently high level of food quality and service in all of our restaurants, we have established uniform operational standards. These standards are developed at the corporate level and implemented by the managers of each restaurant. We require all restaurants to be operated in accordance with rigorous standards and specifications relating to the quality of ingredients, preparation of food, maintenance of premises and employee conduct.

      Each buffet restaurant typically employs a Senior General Manager or General Manager, Kitchen Manager, Service Manager and one or two assistant managers. Each of our restaurant General Managers has primary responsibility for day-to-day operations in one of our restaurants, including customer relations, food service, cost controls, restaurant maintenance, personnel relations, implementation of our policies and the restaurant’s profitability. A portion of each general manager’s and other restaurant managers’ compensation depends directly on the restaurant’s profitability. Bonuses are paid to buffet restaurant managers each period based on a formula percentage of controllable restaurant profit. We believe that our compensation policies have been important in attracting, motivating and retaining qualified operating personnel.

      Each buffet restaurant general manager reports to an Area Manager or a District Representative, each of whom in turn reports to a Regional Vice President. The Regional Vice Presidents report to one of two Vice Presidents of Operations, who in turn report to our executive team. Our Tahoe Joe’s Famous Steakhouse restaurants, and some test efforts, are supervised by Division Heads reporting directly to our Chief Executive Officer.

      We maintain centralized financial and accounting controls for all of our restaurants. On a daily basis, restaurant managers forward customer counts, sales, labor costs and deposit information to our headquarters. On a weekly basis, restaurant managers forward a summarized profit and loss statement, sales report, supplier invoices and payroll data.

Management Training

      We have a series of training programs that are designed to provide managers with the appropriate knowledge and skills necessary to be successful in their current positions. All new restaurant managers hired from outside our organization and hourly employees considered for promotion to restaurant management are required to complete nine days of classroom training at our corporate headquarters in Eagan, Minnesota. After their initial instruction, new management candidates continue their training for four weeks in one of our certified training restaurants. The information covered in manager training includes basic management skills, food production, labor management, operating programs and human resource management.

      Advancement is tied to both current operational performance and training. Individuals designated for promotion to the position of General Manager attend a specialized eight-day training program conducted at our corporate headquarters. This program focuses on advanced management skills with emphasis on team building and performance accountability.

      In addition to these programs, we conduct a variety of field training efforts for store management covering topics such as new product procedures, food safety and management development.

Research and Development, Menu Selection and Purchasing

      The processes of developing new food offerings and establishing standard recipes and product specifications are handled at our headquarters. Specialists drawn from the Research and Development, Marketing, Operations and Purchasing Departments lead this effort. Before new items are introduced or existing products are modified, a program of testing within limited markets is undertaken to assess customer acceptance and operational feasibility. Food quality is maintained through centralized supplier coordination suppliers and frequent restaurant visits by Area Directors, District Representatives and other management personnel.

      New product activity includes an ongoing roll-out of new items to keep the guest experience fresh. Additionally, we have periodic theme promotions, wherein a specific cuisine, such as BBQ, Italian, Asian, Seafood or Mexican, is highlighted on a given night. Each spring and fall, a seasonal menu is introduced to provide variety and more seasonally appropriate food. Furthermore, although most of the menu is similar for all buffet restaurants, individual restaurants have the option to customize a portion of the menu to satisfy local preferences.

      Headquarters personnel negotiate major product purchases directly with manufacturers on behalf of all of our restaurants for food, beverage and supply purchasing, including quality specifications, delivery schedules and pricing and payment terms. Each restaurant manager places orders for inventories and supplies with, and receives shipments directly from, distributors and local suppliers approved by us. Restaurant managers approve all invoices before forwarding them to our headquarters for payment. To date, we have not experienced any material difficulties in obtaining food and beverage inventories or restaurant supplies.

Franchising

      We currently franchise 20 buffet restaurants under the Old Country Buffet and HomeTown Buffet names. One large franchisee comprises approximately 75% of the franchise base with small operators holding the remaining units. Franchisees must operate their restaurants in compliance with our operating and recipe manuals. Franchisees are not required to purchase food products or other supplies through us or our suppliers. Each franchised restaurant is required at all times to have a designated Manager and Assistant Manager who have completed the required manager training program.

Advertising and Promotion

      We market our buffet restaurants through a two-tiered marketing approach including mass media advertising and community based marketing. Mass media advertising, predominantly television, is used when we can receive a profitable return on expenditures. Our mass media mix includes television advertisements and the limited use of print advertisements, radio advertisements and tour bus marketing. For fiscal 2004, approximately 62% of our buffet restaurants were in markets supported by television advertisements.

      We have instituted a disciplined approach to advertising expenditures, designed to increase the efficiency of our marketing dollars by focusing on high-return markets and specific theme promotions. Our theme promotions where a specific cuisine, such as BBQ, Italian, Asian, Seafood or Mexican is highlighted on a given night, is designed to keep the guest experience fresh and capitalize local market preferences.

      Community based marketing is the responsibility of each individual store. Our local marketing efforts are designed to build relationships with the community. Most restaurants employ a dedicated community marketing representative who participates in an array of local events.

Competition

      The food service industry is highly competitive. Menu, price, service, convenience, location and ambiance are all important competitive factors. The relative importance of many such factors varies among different segments of the consuming public. By providing a wide variety of food and beverages at reasonable prices in an attractive and informal environment, we seek to appeal to a broad range of value-oriented consumers. We believe that our primary competitors in this industry segment are other buffet and grill restaurants, as well as traditional family and casual dining restaurants with full menus and table service. Secondary competition arises from many other sources, including home meal replacement and fast food. We believe that our success to date has been due to our particular approach combining pleasant ambiance, high food quality, wide menu breadth, cleanliness, reasonable prices, and satisfactory levels of service and convenience.

Regulation

      Each of our restaurants is subject to licensing and regulation by the health, sanitation, safety, building and fire agencies of the respective states and municipalities in which they are located. A failure to comply with one or more regulations could result in the imposition of sanctions, including the closing of facilities for an indeterminate period of time or third-party litigation, any of which could have a material adverse effect on us and our results of operations. Additionally, our restaurants must be constructed to meet federal, state and local building and zoning requirements.

      We are also subject to laws and regulations governing our relationships with employees, including minimum wage requirements, overtime, reporting of tip income, work and safety conditions and regulations governing employment. Because a significant number of our employees are paid at rates tied to the federal minimum wage, an increase in such minimum wage would increase our labor costs. An increase in the federal minimum wage, state-specific minimum wages, or employee benefits costs could have a material adverse effect on us and our results of operations.

      Additionally, our operations are regulated pursuant to state and local sanitation and public health laws. Operating restaurants utilize electricity and natural gas, which are subject to various federal and state regulations concerning the allocation and pricing of energy. Our operating costs have been and will continue to be affected by increases in the cost of energy. These energy costs have undergone large cyclical swings in recent years and have had a disproportionate impact in our most favorable markets.

      Each of our Tahoe Joe’s Famous Steakhouse restaurants is further subject to licensing and regulation by a number of governmental authorities, including alcoholic beverage control agencies, in the state, county and municipality in which the restaurant is located. Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new restaurant in a particular area. Alcoholic beverage control regulations require restaurants to apply to a state authority and, in some locations, to county or municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, licenses or permits must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of a restaurant’s operations, including the minimum age of patrons and employees, the hours of operation, advertising, and the wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages.

      In California, we may be subject to “Dram Shop” statutes, which generally provide a person injured by an intoxicated patron the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance.

New Restaurant Development

      We plan to grow in a disciplined manner by continuing to improve our restaurant base through strategically adding a limited number of restaurants in markets where we have advertising and operational efficiencies and closing a limited number of restaurants which do not meet our profitability goals. We will continue to focus on adding new restaurants in sites that offer high levels of traffic and are convenient to both lunch and dinner customers in our target demographic groups. Our new locations should offer low occupancy costs and upfront capital investments. We plan to lease new units through build to suit arrangements, whereby a landlord develops a free-standing building shell for long-term single tenant rental to us, to the extent possible. This strategy should significantly reduce our initial capital outlay for new store construction. Additionally, we will continue to employ a sale and leaseback program on free-standing units not developed through a build-to-suit program. Through this sale and leaseback process, in which the land and/or building shell of a unit is sold to a third party and leased back on a single tenant basis, much of the construction cost associated with a new unit can be deferred and recognized over a long-term rental period (generally 15-20 years). In 2005, we plan to open between seven to eight new restaurants.

Improvement of Existing Restaurants

      We remain committed to maintaining and upgrading our restaurants to expand our guest base and maintain our appeal among repeat customers. Our interior remodeling program takes advantage of scheduled maintenance capital expenditures to update our restaurants to reflect a more contemporary interior design that provides a more visually appealing and comfortable restaurant interior. We plan on upgrading our units with a new interior décor package over the next five to seven years as they become due for a recurring refurbishment. Through this phased approach, we can minimize incremental capital expenditures, while providing a better and more contemporary dining environment for our guests. Our planned remodeling effort will focus on interior décor elements which have resonated well with guests. We will also conduct limited testing on the development of display cooking facilities or “action stations” in a few of our restaurants. These action stations provide a more interactive and exciting dining experience for our guests through display cooking and limited “cook to order” items, such as omelettes and panini sandwiches. We will be focused on improving the rate of return on these action stations, which will govern the extent of future deployment.

Environmental Matters

      Our operations are also subject to federal, state and local laws and regulations relating to environmental protection, including regulation of discharges into the air and water. Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances on or in such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although we are not aware of any material environmental conditions on our properties that require remediation under federal, state or local law, we have not conducted a comprehensive environmental review of our properties or operations. We cannot assure you that we have identified all of the potential environmental liabilities at our properties or that such liabilities will not have a material adverse effect on our financial condition.

Property

      Our restaurants are located in both urban and suburban areas in a variety of shopping centers, malls and freestanding buildings. We lease all of our restaurant locations located in shopping centers and malls. All but one of the 112 freestanding restaurants are operated in company-funded leasehold improvements located on leased land or in facilities where we lease both the underlying land and the leasehold improvements.

      Our leases are generally for 10- or 15-year terms, with two to four options exercisable at our discretion to renew for a period of five years each. The leases provide for rent to be paid on a monthly basis.

      As of June 30, 2004, we and our franchisees operated 380 locations as follows:

	Number of	Number of	Total Number
	Company-Operated	Franchised	of
State	Restaurants	Restaurants	Restaurants

Arizona	4	8	12
California	95	1	96
Colorado	12	2	14
Connecticut	6	—	6
Delaware	1	—	1
Florida	2	—	2
Georgia	1	—	1
Idaho	1	—	1
Illinois	32	—	32
Indiana	11	—	11
Iowa	5	—	5
Kansas	2	—	2
Kentucky	3	—	3
Maine	1	—	1
Maryland	7	—	7
Massachusetts	9	—	9
Michigan	20	—	20
Minnesota	15	—	15
Missouri	11	—	11
Montana	1	—	1
Nebraska	—	3	3
New Jersey	8	—	8
New Mexico	—	2	2
New York	16	—	16
North Carolina	1	—	1
Ohio	20	—	20
Oklahoma	2	—	2
Oregon	7	—	7
Pennsylvania	20	—	20
Rhode Island	1	—	1
South Carolina	2	—	2
Tennessee	1	—	1
Texas	5	—	5
Utah	—	3	3
Virginia	9	—	9
Washington	16	—	16
Wisconsin	12	—	12
Wyoming	1	1	2

Total	360	20	380

      Our corporate headquarters is located in leased facilities in Eagan, Minnesota.

      The following table sets forth certain information concerning our owned property as follows:

Location	Acres	Use and Ownership

Coon Rapids, Minnesota	2.49	OCB Restaurant Co. property for newly relocated buffet restaurant.
Marshfield, Wisconsin	5.04	Cabinet shop owned by OCB Restaurant Co.
Mankato, Minnesota	1.60	Undeveloped OCB Restaurant Co. property.

Trademarks and Other Intellectual Property

      As of June 30, 2004, we had company-owned restaurants operating under the following trademarks or service marks that we have registered with the United States Patent and Trademark Office. (the number within parentheses below represents the number of restaurants):

•	Old Country Buffet® (180),

•	HomeTown Buffet® (168),

•	Country Roadhouse Buffet & Grill® (1), and

•	Soup ‘N Salad Unlimited® (2).

      In addition, as of June 30, 2004, we had company-owned restaurants operating under the following trademarks or service marks: Granny’s BuffetSM (1) and Tahoe Joe’s Famous SteakhouseSM (8) for which we have federal registrations for Tahoe Joe’s®. As far as we are aware, our trademarks and registered service marks are generally valid and enforceable as long as the marks are used in connection with our restaurants and services. We regard our service marks and trademarks as having significant value and being an important factor in the development of our buffet and other restaurant concepts. Our policy is to pursue and maintain registration of our service marks and trademarks whenever practicable and to oppose vigorously infringement or dilution of our service marks and trademarks.

Litigation

      We are not a party to and do not have any property that is the subject of any legal proceedings pending or, to our knowledge, threatened, other than ordinary routine litigation incidental to our business and proceedings which are not material or as to which we believe we have adequate insurance.

Employees

      As of June 30, 2004, we had approximately 23,000 employees. Except for approximately 370 corporate employees who primarily worked at our corporate headquarters, our employees worked at our company-owned restaurants. Generally, each buffet restaurant operates with three to five salaried managers and assistant managers and approximately 59 hourly employees. Our employees are not unionized. We have never experienced any significant work stoppages and believe that our employee relations are good.

      Our average wage costs have been reasonably stable for the past two fiscal years largely due to macro-economic conditions. Historically, in times of increasing average wage costs, we have been able to offset wage cost increases through increased efficiencies in operations and, as necessary, through retail price increases. We cannot assure you that we will continue to be able to offset wage cost increases in the future.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth information regarding our current directors and executive officers. Upon the closing of the Transactions, we expect to restructure our board of directors. See “— Composition of the Board of Directors after this Offering” below.

Name	Age	Position

Frederick Iseman	51	Chairman of the Board and Director
Kerry A. Kramp	48	President, Chief Executive Officer and Director
Glenn D. Drasher	53	Executive Vice President of Marketing for Buffets
R. Michael Andrews, Jr.	40	Executive Vice President and Chief Financial Officer
H. Thomas Mitchell	47	Executive Vice President, General Counsel and Secretary
Roe H. Hatlen	60	Vice Chairman of the Board and Director
Steven M. Lefkowitz	40	Director
Robert A. Ferris	62	Director
David S. Lobel	51	Director
Robert M. Rosenberg	66	Director

      Frederick Iseman has served as Chairman of the Board and as a director of our company and as Chairman of the Board and as a director of Buffets since October 2000. Mr. Iseman is currently Chairman and Managing Partner of Caxton-Iseman Capital, a private investment firm, which was founded by Mr. Iseman in 1993. Prior to establishing Caxton-Iseman Capital, Mr. Iseman founded Hambro-Iseman Capital Partners, a merchant banking firm. From 1988 to 1990, Mr. Iseman was a member of Hambro International Venture Fund. Mr. Iseman is Chairman of the Board and a director of Anteon International Corporation and Ply Gem Industries, Inc. and a member of the Advisory Board of Duke Street Capital and the Advisory Board of STAR Capital Partners Limited.

      Kerry A. Kramp has served as our President and Chief Executive Officer since February 2004 and of Buffets since May 2000, and as a director of our company and as a director of Buffets since October 2000. Prior to that date, he had served as our President and Chief Operating Officer since our merger with HomeTown Buffet in 1996. Mr. Kramp was President and a director of HomeTown Buffet from 1995 through our merger in 1996.

      Glenn D. Drasher has served as the Executive Vice President of Marketing for Buffets since 1997. He has over 25 years of operational, marketing and executive restaurant industry experience. From 1994 until he joined us, Mr. Drasher was Executive Vice President for Country Kitchen International and Vice President of Marketing for Country Hospitality Worldwide, both divisions of Carlson Companies.

      R. Michael Andrews, Jr. has served as our Executive Vice President and Chief Financial Officer since February 2004 and of Buffets since April 2000. Prior to joining us, Mr. Andrews served as Chief Financial Officer of Eerie World Entertainment, the parent company to Jekyll & Hyde Clubs, from 1999 to 2000. He was Chief Financial Officer of Don Pablo’s Restaurants from 1998 to 1999. Previously, Mr. Andrews was with KPMG Peat Marwick LLP for approximately 12 years, serving most recently as Senior Manager.

      H. Thomas Mitchell has served as our Executive Vice President, General Counsel and Secretary since February 2004 and of Buffets since 1998. He joined our company in 1994 and has 13 years of executive restaurant industry experience and 19 years of legal practice. Mr. Mitchell served in the further capacity of Chief Administrative Officer from 1998 until 2000.

      Roe H. Hatlen co-founded our company and has served as the Vice-Chairman of the Board and as a director of our company since October 2000 and as the Vice-Chairman of the Board and as a director of Buffets since June 2002. He served as our Chairman and Chief Executive Officer from our inception in

1983 through May 2000 and as President from May 1989 to September 1992. He is a member of the Board of Regents of Pacific Lutheran University.

      Steven M. Lefkowitz has served as a director of our company and of Buffets since October 2000. Mr. Lefkowitz is a Managing Director of Caxton-Iseman Capital and has been employed by Caxton-Iseman Capital since 1993. From 1988 to 1993, Mr. Lefkowitz was employed by Mancuso & Company, a private investment firm, and served in several positions including Vice President and as a Partner of Mancuso Equity Partners. Mr. Lefkowitz is a director of Anteon International Corporation and Ply Gem Industries, Inc.

      Robert A. Ferris has served as a director of our company since October 2000 and of Buffets since June 2002. Mr. Ferris is a Managing Director of Caxton-Iseman Capital and has been employed by Caxton-Iseman Capital since March 1998. From 1981 to February 1998, Mr. Ferris was a General Partner of Sequoia Associates, a private investment firm headquartered in Menlo Park, California. Prior to founding Sequoia Associates, Mr. Ferris was a Vice President of Arcata Corporation, a New York Stock Exchange-listed company. Mr. Ferris is a director of Anteon International Corporation and Ply Gem Industries, Inc.

      David S. Lobel has served as a director of our company since October 2000 and of Buffets since June 2002. Mr. Lobel is currently Managing Partner of Sentinel Capital Partners, a private equity investment firm founded by Mr. Lobel in 1995. Prior to establishing Sentinel Capital Partners, Mr. Lobel spent 15 years at First Century Partners, Smith Barney’s venture capital affiliate. Mr. Lobel joined First Century in 1981 and served as a general partner of funds managed by First Century from 1983 until his departure in 1995. From 1979 to 1981, Mr. Lobel was a consultant at Bain & Company. Mr. Lobel is Chairman of the Board and a director of Castle Dental, Inc.

      Robert M. Rosenberg has served as a director of our company since May 2001 and of Buffets since June 2002. He is the retired Chief Executive Officer of Dunkin’ Donuts, a position he held from 1963 until his retirement in 1998. He has been a member of the Board of Directors of Sonic Corp. since 1993 and a member of the Board of Directors of Domino’s Pizza since 1999.

Composition of the Board of Directors After This Offering

      Prior to the consummation of the Transactions, we intend to restructure our board of directors. Our board of directors will consist of 7 directors, including 4 newly appointed independent directors, as defined in the                     listing standards. Their appointment will be subject to the consummation of the Transactions. In connection with this offering, we will provide in our amended and restated certificate of incorporation that for such time as Caxton-Iseman Capital together with its affiliates beneficially own at least 10% or 5% of our equity, whether in the form of Class A or Class B common stock, it will be entitled to nominate two directors or one director, respectively.

Committees of the Board

      Prior to the consummation of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee will consist of three persons, at least one of whom is not employed by us, and is “independent” as defined by the rules of                     . Within one year of the consummation of this offering, all the members of these committees will be independent, except for our audit committee, which will have three independent members upon the closing of this offering.

Audit Committee

      The audit committee will consist of three newly appointed independent directors, one of whom will serve as the audit committee financial expert. The audit committee will operate according to the audit committee charter duly adopted by our board of directors.

      Upon completion of this offering, among other functions, the principal duties and responsibilities of our audit committee will be as follows:

•	to monitor our financial reporting process and internal control system;

•	to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work;

•	to oversee the performance of our internal audit function;

•	to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	to oversee our compliance with legal, ethical and regulatory matters.

      The audit committee will be required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent auditors, and the performance of the internal audit function.

Compensation Committee

      The compensation committee will consist of three newly appointed independent directors. The compensation committee will operate according to the compensation committee charter duly adopted by our board of directors.

      Upon completion of this offering, among other functions, the principal duties and responsibilities of the compensation committee will be as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters; and

•	to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries.

Nominating and Corporate Governance Committee

      The nominating and corporate governance committee will consist of three newly appointed independent directors. The nominating and corporate governance committee will operate according to the nominating and corporate governance committee charter duly adopted by our board of directors.

      Upon completion of this offering, among other functions, the principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

•	to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our board of directors regarding corporate governance matters and practices.

Compensation Committee Interlocks and Insider Participation

      During the last fiscal year, no executive officer of ours served as a director of or member of a compensation committee of any entity for which any of the persons serving on our board of directors or on the compensation committee of the board of directors is an executive officer.

Director Compensation

      The members of the board of directors, except for any member who is an executive officer, will receive a fee of $           per year for serving as directors and $           per year for serving on each committee of our board of directors. All directors will be reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of the board of directors.

Executive Compensation

      The following table sets forth information relating to the compensation awarded to, earned by or paid to our President and Chief Executive Officer, Kerry A. Kramp, and each of the five other most highly compensated executive officers whose individual compensation exceeded $100,000 during fiscal 2004, 2003 and for the 2002 transitional period for services rendered to us.

					Long Term Compensation
	Annual Compensation				Awards

				Other Annual	Restricted
	Fiscal			Compensation	Stock	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	($)	Awards	Compensation

Kerry A. Kramp	2004	491,400	—	22,487	—	—
President, Chief Executive	2003	472,500	50,000	20,023	—	—
Officer and Director	2002	253,558	114,071	4,743	—	—
David Goronkin	2004	—	—	—	—	—
Chief Operating Officer	2003	316,000	—	8,063	—	—
and Director(1)	2002	169,593	72,656	2,799
Glenn D. Drasher	2004	224,786	—	1,756	—	—
Executive Vice President	2003	222,560	—	8,626	—	—
of Marketing	2002	119,511	35,820	1,958	—	—
R. Michael Andrews, Jr.	2004	224,640	—	11,421	—	—
Executive Vice President	2003	216,000	75,000	18,104	—	—
and Chief Financial Officer	2002	115,692	34,765	5,165	—	—
H. Thomas Mitchell	2004	194,324	—	1,761	—	—
Executive Vice President,	2003	192,400	50,000	7,937	—	—
General Counsel and Secretary	2002	103,315	17,695	138	—	—
Jean C. Rostollan	2004	135,279	—	68,167 (3)	—	—
Executive Vice President	2003	192,400	—	6,569	—	—
of Purchasing(2)	2002	84,730	17,530	4,862	—	—

(1)	David Goronkin, former Chief Operating Officer and Director, resigned from both positions in April 2003.

(2)	Jean C. Rostollan, former Executive Vice President of Purchasing, separated from the company in February 2004.

(3)	Includes $66,518 of severance pay.

Employee Benefit Plans

      We have a 401(k) plan covering all of our employees who have been employed for at least one year, are 21 years or older and worked at least 1,000 hours in the previous year. Our discretionary contributions to the plan are determined annually, on a calendar year basis, by our board of directors and are used to match a portion of our employees’ voluntary contributions. Our partial matching contributions to the 401(k) fund vest over a five-year period so long as the employee remains employed by us. We made matching contributions of $0.9 million in 2001 and $0.1 million in calendar year 2003. These contributions were paid during the first quarter of the succeeding calendar year. There were no matching contributions for calendar year 2002. The 2004 matching contribution will not be authorized until the end of 2004 calendar year. We had an accrual of $0.4 million as of June 30, 2004 for estimated 2004 matching contributions related to the first half of calendar year 2004.

Employment Agreements

      Kerry A. Kramp, Glenn D. Drasher, R. Michael Andrews, Jr., H. Thomas Mitchell, K. Michael Shrader and Jean C. Rostollan each entered into a severance protection agreement with us dated as of September 29, 2000. Each agreement entitles the executive to continue to receive his or her salary, medical and health benefits, group term life insurance and long term disability coverage on the same basis as prior to termination of employment with us for 52 weeks following termination of employment with us for any reason other than for cause, disability or death and execution of a release attached to the agreements. The executives have no duty to mitigate the amounts payable under the agreements. K. Michael Shrader and Jean C. Rostollan are currently being compensated under the terms of their respective severance protection agreements.

Incentive Plans.

      In January 2001, we adopted the Buffets Holdings, Inc. Equity Participation Plan. Under this plan, the Compensation Committee may grant, from time to time, options to purchase shares of our common stock to certain restaurant general managers, above-store field management and corporate managers. As of                     , 2004, the total number of shares of common stock with respect to which options may be granted under the plan is 113,750, of which options to purchase                      shares were outstanding. In lieu of permitting employees to exercise their options for shares of common stock, we may at our option cash out the options using a defined formula or, in the event of an equity exchange, provide exchange shares. Concurrently with the closing of this offering, we plan to cash out employees who hold less than 200 options under this plan. For all other option holders a portion of the options will be paid out in cash. The remaining portion will be converted into IDSs and Class B common stock, so that employees receive the same ratio of cash proceeds to IDSs and Class B common stock as our officers who are selling a portion of their shares of common stock now held in connection with the offering, and converting the remainder into IDSs and Class B common stock.

      In January 2001, we also adopted the Buffets Holdings, Inc. Cash Appreciation Plan. Under this plan, the compensation committee may award units to selected corporate employees and store managers below the general manager level and not otherwise eligible to participate in the Equity Participation Plan. Units awarded under this plan are subject to vesting and generally become non-exercisable sixty days following termination of the award holder’s employment with us. The value of units upon exercise is generally determined using a formula similar to that used in the Equity Participation Plan. Our board of directors may direct that all outstanding units be cancelled upon certain extraordinary transactions involving us, in which case unitholders will be paid the value of their units in the manner described in the plan. Concurrently with the closing of this offering, we plan to cash out all unitholders under this plan.

      We currently maintain a cash-based incentive plan for key members of our management team. Participants in this plan are eligible to receive a certain percentage of their base compensation upon the achievement of certain financial targets as determined by our board of directors.

      We may, concurrently with the closing of this offering, or in the future, alter our current incentive plans and or adopt a new long-term incentive plan to provide incentive compensation to members of our management team.

PRINCIPAL STOCKHOLDERS

      The following table sets forth information as of                     , 2004, regarding the beneficial ownership of Buffets Holdings’ common stock prior to the completion of this offering and the Transactions and Class A common stock and Class B common stock immediately after the completion of this offering and the Transactions and shows the number of shares and percentage owned by (1) the named executive officers and each director of Buffets Holdings individually, (2) all named executive officers and directors as a group and (3) the stockholders of Buffets Holdings known to us to be the beneficial owner of more than 5% of Buffets Holdings’ common stock as of June 30, 2004. Except as noted below, the address of each principal stockholder of Buffets Holdings is c/o Buffets Holdings, Inc., 1460 Buffet Way, Eagan, Minnesota, 55121.

	Shares Beneficially Owned

	Prior to Offering		After Offering

	Common Stock		Class A		Class B

	Number	%	Number	%	Number	%

Caxton-Iseman Investments L.P.(1)	2,501,438	78.5%		%		%
Sentinel Capital Partners II, L.P.(2)	225,106	7.1
Frederick Iseman(1)	2,501,438	—
Kerry A. Kramp	130,000	4.1
R. Michael Andrews, Jr.	56,875	1.8
Roe H. Hatlen(3)	162,952	5.1
David Goronkin(4)	—	—
Robert M. Rosenberg(5)	4,610	0.1
Steven M. Lefkowitz	—	—
Robert A. Ferris	—	—
David S. Lobel	—	—
All executive officers and directors as a group (9 persons)(5)	3,080,981	96.7%		%		%

(1)	By virtue of Mr. Iseman’s indirect control of Caxton-Iseman Investments L.P., he is deemed to beneficially own the 2,501,438 shares of common stock ( and shares of Class A and Class B common stock, respectively, after the offering). The address of Caxton-Iseman Investments L.P. and Mr. Iseman is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, New York 10022.

(2)	The address of Sentinel Capital Partners II, L.P. is 777 Third Avenue, 32nd Floor, New York, New York, 10017.

(3)	Mr. Hatlen has sole voting and dispositive power over 65,012 shares of common stock ( shares of Class A common stock after the offering). Mr. Hatlen may be deemed to be the beneficial owner of 67,518 shares of common stock ( shares of Class A common stock after the offering) held by the Lars C. Hatlen Trust, Erik R. Hatlen and Kari E. Hatlen, each such entity or person owning 22,506 shares of common stock ( shares of Class A common stock after the offering). By virtue of Mr. Hatlen’s control over Eventyr Investments, he is deemed to beneficially own the 30,422 shares of common stock ( shares of Class A common stock after the offering) held by that entity.

(4)	David Goronkin, former Chief Operating Officer and Director, resigned from both positions in April 2003.

(5)	Prior to the offering, Mr. Rosenberg also owned options to purchase 12,600 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founder Advisory Agreements

      Roe H. Hatlen has entered into an advisory arrangement with Buffets Holdings and Buffets that expires in 2005. Under his advisory agreement, Mr. Hatlen received $325,000 in fiscal 2001, $150,000 in the 2002 transitional period, $283,000 in fiscal 2003 and $257,000 in fiscal 2004. He will receive $238,000 in fiscal 2005 and $113,000 in fiscal 2006. In addition, Mr. Hatlen will receive health, medical and other benefits comparable to those made available to our management employees through calendar 2005. Mr. Hatlen holds approximately 5.1% of the shares of Buffets Holdings common stock. Concurrently with the closing of the Transactions, the advisory agreement with Mr. Hatlen will be terminated and we will make a one-time payment of the amounts Mr. Hatlen would have received under the advisory agreement for fiscal 2005 and fiscal 2006.

Purchase of Property by Roe Hatlen

      In November 2001, Mr. Hatlen purchased a portion of the land adjoining our headquarters for $1.02 million. The land was sold by the entity that had purchased the parcel at the time of the buyout from public shareholders. Mr. Hatlen’s purchase resulted in a reduction of the rental amount payable by us under the sale and leaseback transaction relating to our corporate headquarters.

Caxton-Iseman Capital Advisory Agreement

      We entered into an advisory agreement with an affiliate of Caxton-Iseman Capital under which the affiliate of Caxton-Iseman Capital provides various advisory services to us in exchange for an annual advisory fee equal to 2% of our annual consolidated earnings before interest, taxes, depreciation and amortization and an additional 1% fee for advisory services relating to particular transactions. Under this agreement, we paid $2.9 million in fiscal 2001, $1.2 million in the 2002 transitional period, $2.8 million in fiscal 2003 and $3.1 million in fiscal 2004. We have agreed to pay a fee to Caxton-Iseman Capital of $7.5 million and to terminate the Caxton-Iseman Capital arrangement concurrently with the closing of the Transactions except with respect to our indemnification obligations towards Caxton-Iseman Capital for services provided. As a result of the termination of this agreement, Caxton-Iseman Capital will no longer be under any obligation to provide services to us and we will be under no obligation to retain Caxton-Iseman Capital for any future services.

Board of Directors Advisory Agreement

      In October 2002, we entered into an advisory agreement with Robert M. Rosenberg, under which he provided various advisory services to us for an advisory fee of $35,000 during fiscal 2003 and $3,500 during fiscal 2004. Concurrently with the closing of the Transactions, the advisory agreement with Robert M. Rosenberg will be terminated.

Sentinel Capital Advisory Agreement

      We entered into an advisory agreement with Sentinel Capital Partners, L.L.C., under which Sentinel Capital provides various advisory services to us for an annual advisory fee of $200,000. Under this agreement, we paid approximately $200,000 in fiscal 2001, $108,000 in the 2002 transitional period, $200,000 in fiscal 2003 and $200,000 in fiscal 2004. Concurrently with the closing of the Transactions, the advisory agreement with Sentinel Capital will be terminated.

Guarantees, Promissory Notes and Pledge Agreements

      As part of the buyout from public shareholders on October 2, 2000, some of our management investors obtained recourse loans from U.S. Bank, which allowed them to purchase shares in Buffets Holdings. In connection with these management investor loans, we provided guarantees of these loans to U.S. Bank and we paid interest to U.S. Bank at prime plus 1% on these loans. Concurrently, each of the management investors pledged his, or her, respective ownership interests in the shares of Buffets Holdings and executed a promissory note in favor of us, whereby each agreed to repay the corresponding amount of the guarantee, together with interest at fixed rates ranging between 6% and 7% per annum, at the earliest of (1) seven years, (2) termination of employment with our company or (3) the sale, disposition or other transfer of the management investor’s ownership interests in the shares. Currently, none of our executive management has any outstanding management investor loan that is guaranteed by us.

      David Goronkin was advanced $315,000 on February 20, 2002 for the purchase of homestead property in Minnesota. Interest was payable annually at a rate equal to the Buffets’ interest rate on its senior secured borrowing, up to a maximum of 12% per annum. The principal plus accrued but unpaid interest was repaid upon his resignation.

Series A Senior Subordinated and Series B Junior Subordinated Notes due 2011

      In connection with the June 2002 refinancing transactions, we issued series A senior subordinated notes due 2011 to our preferred stockholders as part of the redemption of our senior preferred stock and series B junior subordinated notes due 2011 as a dividend to holders of our common stock and holders of warrants to purchase our common stock. The subordinated notes were originally issued on June 28, 2002 with a maturity date of June 25, 2011. The subordinated notes bore interest at the rate of 3% per annum from June 28, 2002 through December 31, 2002, and thereafter bore interest at the rate of 4.75% per annum. Payments of accrued interest on the notes were made annually as of June 28 of each year. In connection with entering into the Existing Credit Facility, we redeemed all of our outstanding series A senior subordinated notes. We used a portion of the proceeds of the offering of our 137/8% Notes, among other things, to redeem the remaining series B junior subordinated notes. The subordinated notes were issued to holders of our preferred stock and to holders of our common stock and holders of warrants to purchase common stock, including the following persons in the amounts indicated:

	Amount of Series A	Amount of Series B
	Senior	Junior
Name of Beneficial Owner	Subordinated Notes	Subordinated Notes

Caxton-Iseman Investments L.P.(1)	$6,847,427	$14,470,628
Sentinel Capital Partners II, L.P.	616,197	1,303,378
Frederick Iseman(1)	6,847,427	14,470,628
Kerry A. Kramp	—	595,941
R. Michael Andrews, Jr.	—	186,232
Roe H. Hatlen(2)	244,167	552,078
David Goronkin	—	223,478
Glenn D. Drasher	6,162	87,526
Harold T. Mitchell	—	74,493
K. Michael Shrader	—	74,493
Lars C. Hatlen Trust(2)	—	130,195
Erik R. Hatlen(2)	—	130,195
Kari E. Hatlen(2)	—	130,195
Beverly J. Hatlen(2)	23,856	—
Eventyr Investments L.P.(2)	125,324	175,989

(1)	By virtue of Mr. Iseman’s indirect control of Caxton-Iseman Investments L.P., he was deemed to beneficially own the $6,847,427 of series A senior subordinated notes and $14,470,628 of series B junior subordinated notes held by that entity.

(2)	Mr. Hatlen had sole ownership over $118,843 of series A senior subordinated notes and $376,089 of series B junior subordinated notes. Mr. Hatlen may have been deemed to be the beneficial owner of the series B junior subordinated notes held by the Lars C. Hatlen Trust, Erik R. Hatlen and Kari E. Hatlen, each such entity or person having owned $130,195 of series B junior subordinated notes. By virtue of Mr. Hatlen’s control over Eventyr Investments, he was deemed to beneficially own the $125,324 of series A senior subordinated notes and $175,989 of series B junior subordinated notes held by that entity.

RELATED PARTY TRANSACTIONS IN CONNECTION WITH THIS OFFERING

Recapitalization

      Prior to and in connection with the closing of this offering, we will consummate a recapitalization in order to implement the capital structure required for this offering. Prior to this offering, we had issued and had outstanding a single class of common stock held by management and affiliates of Caxton-Iseman Capital, Inc., Sentinel Capital Partners, L.L.C. and certain other institutional investors, which we refer to collectively in this prospectus as the “existing stockholders.” In addition, management owns a number of options to purchase shares of common stock and certain other financial investors hold common stock warrants.

      We will undertake the following transaction steps in connection with the recapitalization:

•	We will form a wholly owned subsidiary and will enter into a recapitalization agreement and plan of merger with the subsidiary, whereby we will merge the subsidiary into us.

•	Under the terms of our certificate of incorporation, adoption of the recapitalization agreement and plan of merger and approval of the amended and restated certificate of incorporation will require the affirmative vote of stockholders owning a majority of the outstanding shares of our existing common stock. The consummation of this offering and the other Transactions are contingent upon our having received shareholder approval of these recapitalization transactions.

•	Upon the recapitalization, all of the outstanding options to purchase our common stock will cease to be exercisable and will be cancelled upon the recapitalization. We will exchange either cash, Class B common stock or a combination thereof for cancelled options to purchase our common stock from all option holders who hold at least 200 cancelled options. All other holders of cancelled options will receive cash in exchange for their cancelled options.

•	Upon the recapitalization, all of the outstanding warrants for our existing common stock will be cancelled, and all holders of our existing common stock warrants will receive Class B common stock in exchange for their warrants.

•	In connection with the recapitalization, we will offer our existing stockholders a combination of cash and Class B common stock for each of our existing shares of common stock. We expect that members of our management will receive a greater proportion of Class B common stock than our other existing stockholders.

•	A limited number of our existing stockholders or warrantholders who are institutional accredited investors or qualified institutional buyers (as such terms are defined in Regulation D and Rule 144A under the Securities Act of 1933, as amended) may also receive IDSs as part of the recapitalization consideration in lieu of a portion of Class B common stock otherwise receivable by them.

      We will offer a maximum of approximately                      shares of Class B common stock and                     IDSs as part of the recapitalization consideration. The shares of Class B common stock will represent      % of the outstanding voting power of us and      % of the overall value of our equity after giving effect to this offering and the recapitalization. See “Description of Capital Stock — Common Stock” for a description of the terms of the Class B common stock.

      To the extent the underwriters’ over-allotment option is exercised, we will sell additional IDSs to the underwriters. We will use the proceeds from the sale of additional IDSs to repurchase securities from certain of our existing stockholders.

      Under Delaware law and subject to certain procedures, existing stockholders who do not consent to the merger will be entitled to exercise appraisal rights for the fair value of their shares of common stock in lieu of accepting the recapitalization consideration and any applicable over-allotment consideration.

      The table below sets forth the consideration to be received by certain of our affiliates that are holders of our common stock, options to purchase shares of our common stock and common stock warrants in connection with the internal corporate transactions, based on an assumed initial public offering price of $                per IDS (the mid-point of the price range set forth on the cover of this prospectus) and assuming no exercise of the underwriters’ over-allotment option.

	Shares of	Options to
	Common	Purchase	Common		Shares of
	Stock	Common	Stock		Class B
	Owned	Stock Owned	Warrants		Common
	Prior to the	Prior to the	Owned Prior to	IDSs to	Stock to be	Cash
Name	Offering	Offering	the Offering	be Issued	Issued	Consideration

Caxton-Iseman Investments L.P.
Sentinel Capital Partners II, L.P.
Frederick Iseman(1)
Kerry A. Kramp
R. Michael Andrews, Jr.
Roe H. Hatlen(2)
Robert M. Rosenberg
Steven M. Lefkowitz
Robert A. Ferris
David S. Lobel

(1)	Includes Caxton-Iseman Investments L.P. by virtue of Mr. Iseman’s indirect control of Caxton-Iseman Investments L.P., he is deemed to beneficially own the 2,501,438 shares of common stock ( and shares of Class A and Class B common stock, respectively, after the offering).

(2)	Includes Lars C. Hatlen Trust, Erik R. Hatlen, Kari E. Hatlen and Eventyr Investments. Mr. Hatlen has sole voting and dispositive power over 65,012 shares of common stock ( shares of Class B common stock after the offering). Mr. Hatlen may be deemed to be the beneficial owner of 67,518 shares of common stock ( shares of Class B common stock after the offering) held by the Lars C. Hatlen Trust, Erik R. Hatlen and Kari E. Hatlen, each such entity or person owning 22,506 shares of common stock ( shares of Class B common stock after the offering). By virtue of Mr. Hatlen’s control over Eventyr Investments, he is deemed to beneficially own the 30,422 shares of common stock ( shares of Class B common stock after the offering) held by that entity.

Investor Rights Agreement

      We will enter into an investor rights agreement with the existing stockholders immediately prior to the consummation of this offering. It will provide that in the event that the IDSs are automatically separated as a result of the partial redemption of any senior subordinated notes, at such time we will amend our by-laws to delete the restriction that we may only issue shares of Class A common stock in offerings registered with the Securities and Exchange Commission and each share of Class B common stock will be exchangeable for                      shares of Class A common stock and $          of senior subordinated notes.

      Subject to limited exceptions, until the second anniversary of the consummation of this offering, the investor rights agreement will restrict the holders of our Class B common stock from exercising their exchange rights if, following the exchange, the holders of our Class B common stock would hold in the aggregate less than 10% of the outstanding shares of our capital stock.

      In addition, the investor rights agreement will contain the following registration rights:

•	our existing stockholders will collectively have demand registration rights relating to the IDSs and the shares of our Class A common stock and senior subordinated notes represented by the IDSs that they hold as well as the IDSs into which such shares of Class B common stock may be exchanged, subject to the requirement that the securities covered by each demand registration have an aggregate public offering price of at least $10 million; provided that one or more existing stockholders must beneficially own more than % of our outstanding shares of Class A common stock, Class B common stock, senior subordinated notes, or IDSs, as the case may be, to initiate a demand for registration; provided, further, that one or more existing stockholders may exercise a demand right for less than an aggregate public offering price of $10 million if such proposed offering is for all of the remaining shares of Class A common stock, senior subordinated notes or IDSs held by such existing stockholder or stockholders; and

•	our existing stockholders will have the right to include in future public offerings of securities by us or any of our securityholders the shares of our Class A common stock, senior subordinated notes or IDSs held by each of them as well as the IDSs into which such shares of Class B common stock may be exchanged.

      The existing stockholders may only exercise their demand registration rights with respect to their Class A common stock once our Class A common stock is listed on the                               . If the existing stockholders exercise their demand registration rights, we will file a registration statement or prospectus and undertake an offering in the United States, as requested by the existing stockholders. The registration rights are transferable by the existing stockholders.

      We have agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the securities sold, and to indemnify the existing stockholders that have included securities in such offering against certain liabilities, including liabilities under the Securities Act.

      Furthermore, we have agreed not to repurchase any shares of Class B common stock prior to the second anniversary of the consummation of this offering.

      In this prospectus, we refer to all of the transactions described in “Related Party Transactions in Connection with this Offering” as our “internal corporate transactions.”

DESCRIPTION OF OTHER INDEBTEDNESS

Amended Credit Facility

      Concurrently with the closing of this offering, Buffets intends to enter into an amended credit agreement with a syndicate of lenders. Credit Suisse First Boston will act as administrative agent and collateral agent for the syndicate and as lead arranger and bookrunner under the amended credit agreement. Pursuant to the amended credit agreement, and subject to certain conditions, the lenders will provide to Buffets a credit facility of $           million.

Structure

      The Amended Credit Facility will consist of:

•	a revolving loan facility of $ million (which includes a $ million letter of credit sub-facility),

•	a letter of credit facility of $ million,

•	a synthetic letter of credit facility of $ million, and

•	a term loan of $ million.

      The undrawn portion of the revolving loan facility will be available to Buffets for general corporate purposes as revolving credit loans or as swingline loans. Borrowings made as swingline loans will reduce availability under the revolving loan facility on a dollar-for-dollar basis. Letters of credit issued under the revolving loan facility, the letter of credit facility or the synthetic letter of credit facility will be available to Buffets to support payment obligations incurred for our general corporate purposes.

Interest and Expenses

      Borrowings under the term loan facility will bear interest, at Buffets’ option, at either adjusted LIBOR plus      % or at the alternate base rate plus      %. Borrowings under the revolving loan facility will bear interest, at Buffets’ option, at either adjusted LIBOR plus      % or at the alternate base rate plus      %, subject to a leveraged-based pricing grid. Outstanding letters of credit under the revolving loan facility will be subject to a per annum fee equal to      %, subject to a leveraged-based pricing grid. The alternate base rate is the higher of Credit Suisse First Boston’s prime rate and the federal funds effective rate plus      %. The letter of credit facility will be subject to a per annum fee equal to      % of the aggregate amount of the letter of credit facility, subject to a leveraged-based pricing grid, whether letters of credit are outstanding or not. The synthetic letter of credit facility will be subject to a per annum fee equal to      % of the aggregate amount of the synthetic letter of credit facility plus the cost of maintaining the synthetic letter of credit facility. The letter of credit fees will be payable in arrears at the end of each quarter and upon the termination of the revolving loan facility, the letter of credit facility or the synthetic letter of credit facility.

      In connection with the Amended Credit Facility, Buffets also will agree to pay administrative fees, commitment fees and certain expenses and to provide certain indemnities, all of which we believe are customary for financings of this type.

Maturity

      The term loan and the synthetic letter of credit facility will mature on                     , 2011. The revolving facility and the letter of credit facility will mature on                     , 2009.

Mandatory Prepayments

      We will be required to prepay loans under the term loan with:

•	% of net cash proceeds of certain asset dispositions by us and our subsidiaries, subject to certain exceptions (including a reinvestment option),

•	% of net cash proceeds of issuances of debt obligations by us and our subsidiaries, and

•	% of the net cash proceeds of issuances of equity securities by us and our subsidiaries, in each case subject to certain exceptions, including all equity issued to current equity sponsors and their affiliates.

      Mandatory prepayments will be applied on an equal basis to the remaining amortization payments under the term loan.

Voluntary Prepayments

      We will be permitted to make voluntary prepayments on outstanding principal and reduce the commitments under the Amended Credit Facility in whole or in part, at our option, in minimum amounts of $           million, without premium or penalty, subject to reimbursement of the lenders’ redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than at the end of an interest period. All voluntary prepayments of the term loan will be applied on an equal basis to the remaining amortization payments under the term loan.

Security and Guarantees

      Buffets Holdings, all of Buffets’ existing and future domestic subsidiaries and, to the extent no adverse tax consequences to us would result, all of Buffets’ existing, and future foreign subsidiaries will unconditionally guarantee the repayment of the Amended Credit Facility and obligations under any hedging arrangement entered into with a lender or an affiliate of a lender. The Amended Credit Facility and the guarantees will be secured by substantially all of the tangible and intangible assets of Buffets Holdings, Buffets and each of the subsidiaries that guarantees the Amended Credit Facility. The assets to be pledged as security will include, but are not limited to:

•	a first-priority pledge of (1) all of Buffets’ capital stock and (2) all the capital stock held by Buffets or any subsidiary that guarantees the Amended Credit Facility, which pledge, in the case of any first-tier foreign subsidiary, is limited to 65% of the voting stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to us, and

•	perfected first-priority security interests in substantially all tangible and intangible personal assets of Buffets Holdings, Buffets and each subsidiary guarantor.

Covenants

      The amended credit agreement will contain affirmative and negative covenants customary for such financings. The amended credit agreement will include covenants relating to limitations on:

•	dividends on, and redemptions and repurchases of, capital stock,

•	liens and sale-leaseback transactions,

•	loans and investments,

•	debt and hedging arrangements,

•	mergers, acquisitions and asset sales,

•	transactions with affiliates,

•	changes in business activities conducted by Buffets Holdings, Buffets and its subsidiaries, and

•	amendments to any of our material agreements.

The amended credit agreement also will prohibit Buffets from prepaying, redeeming and repurchasing certain debt. The Amended Credit Facility generally will prohibit us and Buffets and its subsidiaries from declaring or making, directly or indirectly, any dividend or other distribution (whether in cash, securities or other property) in respect of our respective equity interests or on account of the notes, subject to certain limited exceptions, which include, among other things, that Buffets may, or Buffets may make distributions to us so that we may, make dividends and distributions so long as no default then exists under the Amended Credit Facility, Buffets Holdings does not have any deferred and unpaid interest outstanding on the senior subordinated notes or Buffets Holdings does not meet a minimum consolidated coverage ratio.

Events of Default

      The amended credit agreement will contain events of default customary for such financings, including, but not limited to:

•	nonpayment of principal, interest, fees or other amounts when due,

•	violation of covenants,

•	failure of any representation or warranty to be true in all material respects when made or deemed made,

•	cross default,

•	certain ERISA events,

•	change of control,

•	bankruptcy events,

•	material judgments, and

•	actual or asserted invalidity of the guarantees, security documents or the subordination provisions of Buffets’ senior subordinated notes.

      These events of default allow for some grace periods and materiality concepts.

Senior Notes of Buffets

      Concurrently with this offering, we expect Buffets to issue $                     million of its      % Senior Notes due                     , 2014. Interest will be payable semi-annually on                     and                     of each year through                     , 2014. The payment of principal, premium and interest on Buffets’ Senior Notes will be fully and unconditionally guaranteed, jointly and severally, by Buffets Holdings and by Buffets’ domestic subsidiaries. Buffets’ Senior Notes will be senior in right of payment to its guarantee of our senior subordinated notes. The guarantees of Buffets’ Senior Notes will be senior in right of payment to the senior subordinated notes and the guarantees of such notes. Buffets’ Senior Notes and the guarantees of such notes will be effectively subordinated to all secured debt of Buffets Holdings, Buffets and its subsidiaries, including all obligations under the Amended Credit Facility.

      Buffets’ Senior Notes are expected to be optionally redeemable after their      anniversary of issuance at a premium that declines ratably to zero on the      anniversary of issuance. The indenture governing Buffets’ Senior Notes is also expected to require Buffets to offer to repurchase all or a portion of its Senior Notes upon a change of control or following certain asset sales.

      The indenture governing Buffets’ Senior Notes is expected to contain covenants limiting Buffets’ ability, and the ability of Buffets Holdings and its subsidiaries, among other things, to:

•	incur additional indebtedness,

•	make restricted payments,

•	create restrictions on the payment of dividends,

•	sell assets or capital stock of subsidiaries,

•	engage in transactions with affiliates,

•	sell or issue capital stock of subsidiaries,

•	incur liens,

•	engage in sale/leaseback transactions, and

•	consolidate, merge or transfer assets.

11 1/4% Senior Subordinated Notes

      On June 28, 2002, Buffets issued 11 1/4% senior subordinated notes in the principal amount of $230.0 million due July 15, 2010. Buffets’ 11 1/4% Notes were issued at a price equal to 96.181% of the principal amount, resulting in an effective yield of 12% to the initial principal amount. Interest is payable semi-annually on January 15 and July 15 of each year through July 15, 2010. The payment of principal, premium and interest on the senior subordinated notes is fully and unconditionally guaranteed, jointly and severally, by Buffets Holdings and by Buffets’ wholly owned subsidiaries, namely Distinctive Dining, Inc., HomeTown Buffet, Inc., OCB Purchasing Co., OCB Restaurant Co., Restaurant Innovations, Inc., Tahoe Joe’s Inc., Buffets Leasing Company, LLC, HomeTown Leasing Company, LLC, OCB Leasing Company, LLC and Tahoe Joe’s Leasing Company, LLC. Buffets’ 11 1/4% Notes are subordinated to all senior debt of Buffets and the guarantors.

      In connection with this offering, Buffets will conduct a tender offer and consent solicitation, whereby Buffets will offer to repurchase its 11 1/4% Notes at a cash purchase price, together with accrued interest, and the holders of Buffets’ 11 1/4% Notes will be asked to consent to a supplemental indenture which will remove all restrictive covenants relating to Buffets’ 11 1/4% Notes. The offering and the tender offer for the 11 1/4% Notes are conditional upon each other.

13 7/8% Notes

      On May 18, 2004, we issued $132 million aggregate principal amount at maturity of our 13 7/8% senior discount notes due December 15, 2010. Our 13 7/8% Notes were issued at a discount to their aggregate principal amount at maturity. Prior to July 31, 2008, interest will accrue on our 13 7/8% Notes in the form of an increase in the accreted value of those notes. The accreted value of each note will increase until July 31, 2008 at a rate of 13 7/8% per annum. After this date, cash interest on the notes will accrue and be payable on January 31 and July 31 of each year at a rate of 13 7/8% per annum. If we fail to meet certain leverage ratio tests on our about July 31, 2006 or July 31, 2008, additional interest will accrue on the notes from that date at a rate of 1% per annum, up to a maximum of 2% per annum. Our 13 7/8% Notes are subordinated to all secured debt of Buffets Holdings and are structurally subordinated to all debt of Buffets Holdings’ subsidiaries.

      In connection with this offering, we will conduct a tender offer and consent solicitation, whereby we will offer to repurchase our 13 7/8% Notes at a cash purchase price of      %, together with accrued and unpaid interest, and the holders of our 13 7/8% Notes will be asked to consent to a supplemental indenture which will remove all restrictive covenants relating to our 13 7/8% Notes. To the extent that any of our 13 7/8% Notes remain outstanding, we expect to redeem such 13 7/8% Notes after the tender offer with the net cash proceeds of this offering at a redemption price of      %.

DESCRIPTION OF IDSs

General

      We are offering                      IDSs, including                     to the public. Each IDS initially represents:

•	one share of our Class A common stock; and

•	a % senior subordinated note with a $ principal amount.

      The ratio of Class A common stock to principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, combination or reclassification of our common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a combination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a combined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented. Promptly following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of senior subordinated notes as a result of such event.

      Holders of IDSs are at all times the beneficial owners of the Class A common stock and senior subordinated notes represented by such IDSs and, through their broker or other financial institution and DTC, will each have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of Class A common stock and senior subordinated notes, as applicable.

      The IDSs will be issued in book-entry form only. As discussed below under “— Book-Entry Settlement and Clearance,” Cede & Co., a nominee of DTC will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs, and you will not receive a certificate for your IDSs. However, a holder of common stock, including a holder of an IDS that requests that IDSs be separated, has a legal right under Delaware law to request that we issue a certificate for such Class A common stock. Until such request is made, you must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. You should consult with your broker or financial institution to find out what those procedures are.

      All IDS issuances will be registered under the Securities Act of 1933.

Voluntary Separation and Combination

      Holders of IDSs, whether purchased in this offering or in a subsequent offering of IDSs of the same series may, at any time after the earlier of 45 days from the date of the closing of this offering or the occurrence of a change of control, through their broker or other financial institution, separate the IDSs into the shares of our Class A common stock and senior subordinated notes represented thereby. Unless the IDSs have been previously automatically separated as a result of redemption or maturity or otherwise, any holder of shares of our Class A common stock and senior subordinated notes may, at any time after the senior subordinated notes become separable by the holders, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and senior subordinated notes to form IDSs.

      We currently do not anticipate that our Class A common stock or our senior subordinated notes will trade on any exchange. We will use commercially reasonable efforts to list our common stock for separate trading on the        , if a sufficient number of shares of our Class A common stock are held separately (not represented by IDSs) to meet the minimum requirements for separate trading on the                     for at

least 30 consecutive trading days (assuming that we otherwise continue to satisfy all other applicable listing requirements of such stock exchange at that time).

Automatic Separation

      Upon the occurrence of any of the following, all outstanding IDSs will automatically separate into the shares of Class A common stock and senior subordinated notes represented thereby:

•	a payment default on the senior subordinated notes continues for 90 days (without cure),

•	exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption,

•	the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

•	if the Depositary Trust Company, or DTC, no longer makes the IDS securities eligible for deposit or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

      Following the automatic separation of the IDSs shares of Class A common stock and senior subordinated notes may no longer be combined to form IDSs.

      Upon an automatic separation due to the exercise by us of our right to redeem the senior subordinated notes in part, subject to certain conditions, the holders of Class B common stock will receive Class A common stock and senior subordinated notes in exchange for their Class B common stock.

Book-Entry Settlement and Clearance

      DTC will act as securities depository for the IDSs, the senior subordinated notes and the shares of Class A common stock represented by the IDSs (collectively, the “securities”). The transfer agent(s) for the Class A common stock and the senior subordinated notes represented by the IDSs (collectively, the “components”) will act as custodian for the components on behalf of the holders of the IDSs. The transfer agent for the IDSs will act as custodians for the IDSs on behalf of holders of IDSs. The components and the IDSs will be issued in fully-registered form and will be represented by one or more global notes and global stock certificates. The IDSs will be registered in the name of DTC’s nominee Cede & Co. and the components will be registered in the name of the custodian for the holders of the IDSs.

      Book-Entry Procedures. If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a “beneficial owner,” is to be recorded on the participant’s records. All interests in the securities will be subject to the operations and procedures of DTC. The operations and procedures of DTC may be changed at any time. We are not responsible for DTC’s rules, procedures and operations or for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. However, we will take responsibility for actions taken by DTC in accordance with instructions provided by us.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

      To facilitate subsequent transfers, all IDSs deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The components will be registered in the name of the custodian for the holders of IDSs. The deposit of IDSs with DTC and their registration in the name of Cede & Co. or the custodians effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants and custodians will remain responsible for keeping account of their holdings on behalf of their customers.

      Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

      Separation and Combination. Holders of IDSs may, at any time after 45 days from the date of original issuance, through their broker or other financial institution, separate their IDSs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time after 45 days from the date of original issuance, through their broker or other financial institution, combine the applicable number of shares of Class A common stock and senior subordinated notes to form IDSs.

      In addition, all outstanding IDSs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby upon the occurrence of the following:

•	a payment default on the senior subordinated notes continues for 90 days (without cure),

•	exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption,

•	the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity or upon acceleration, or

•	if DTC no longer makes the IDSs eligible for deposit or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depositary.

      Following the automatic separation of the IDSs, shares of Class A common stock and senior subordinated notes may no longer be combined to form IDSs.

      Upon an automatic separation due to the exercise by us of our right to redeem the senior subordinated notes in part, subject to certain conditions, the holders of Class B common stock will have the option, subject to the conditions set forth in the indenture and the investor rights agreement, to convert the Class B common stock to Class A common stock and senior subordinated notes.

      Any voluntary separation of IDSs and any subsequent voluntary recombination of IDSs from components will be accomplished by entries made by DTC participants acting on behalf of beneficial owners, provided that DTC receives such instructions by 3:00 p.m., New York time, on that trading day. Any instructions received after 3:00 p.m., will be effective the next business day, if permitted by the custodian or participant delivering the instructions.

      Voluntary separation or recombination of IDSs will be accomplished via the use of DTC’s Deposit/ Withdrawal at Custodian, or DWAC, transaction system. Participants or custodians seeking to separate or recombine IDSs will be required to enter a DWAC transaction in each of the IDS and its underlying components.

      Separation will require submission of a Withdrawal-DWAC in the IDS in conjunction with a Deposit-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the IDSs and its components will cause the IDSs to be debited from Cede & Co.’s account in the IDS and credited to a separation/recombination reserve account in the IDS, and will cause an appropriate number of the components to be debited from the custodian’s account in the components and credited to Cede & Co.’s account.

      Recombination of IDSs from underlying components will require submission of a Deposit-DWAC in the IDS in conjunction with a Withdrawal-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the IDS and its components will cause an appropriate number of components to be debited from Cede & Co.’s account in the components and credited to the account of the custodian, and will cause an appropriate number of IDSs to be debited from the separation/re-combination reserve account and credited to Cede & Co.’s account in the IDS.

      There may be certain transactional fees imposed upon you by brokers and other financial intermediaries in connection with separation or combination of IDSs and you are urged to consult your broker regarding such transactional fees. Any transactional fees charged by the transfer agent in connection with separation and or recombination of IDSs will be borne by us. We have been informed by DTC that the current fee per transaction per participant account for any separation or recombination is $4.50. However, DTC’s fee is subject to periodic changes.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the IDSs or the underlying components and the custodian will not consent or vote with respect to the Class A common stock and senior subordinated notes. Under its usual procedures, DTC would mail an omnibus proxy to participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date.

      We, indirectly through the trustee, will make any payments on the senior subordinated notes to DTC and we will make all payments on the Class A common stock to the transfer agent for the benefit of the record holders. The transfer agent will deliver these payments to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the transfer agent and registrar, subject to any statutory or regulatory requirements as may be in effect from time to time.

      We will be responsible for the payment, indirectly through the trustee, of all amounts to DTC and the transfer agent. The transfer agent will be responsible for the disbursement of those payments to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

      DTC may discontinue providing its service as securities depository with respect to the IDSs, the shares of our Class A common stock or our senior subordinated notes at any time by giving reasonable notice to us or the transfer agent and registrar. If DTC discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our Class A common stock and/or our senior subordinated notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for the securities that have been discontinued and you will automatically take a position in any securities still subject to the depository arrangement.

      Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates of Class A common stock and senior subordinated notes you may own.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, including DTC.

      Except for actions taken by DTC in accordance with our instructions, neither we nor the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of DTC, its nominee or any participant, with respect to any record of beneficial ownership interest in the securities on DTC’s books, or

•	any payments, or the providing of notice, to participants or beneficial owners.

      Procedures Relating to Subsequent Issuances. The indenture governing our senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes having terms that are otherwise identical to the senior subordinated notes (except for the issuance date), including any issuance of IDSs in exchange for shares of Class B common stock, but issued with OID, each holder of senior subordinated notes or IDSs (as the case may be) agrees that, upon such issuance and any issuance of senior subordinated notes thereafter, a portion of such holder’s senior subordinated notes, whether held as part of IDSs or separately, will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any action by such holder, each holder of senior subordinated notes or IDSs (as the case may be) will own senior subordinated notes of each separate issuance in the same proportion as each other holder. However, the aggregate principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the senior subordinated notes outstanding prior to the subsequent issuance and the senior subordinated notes issued in the subsequent issuance. Accordingly, the senior subordinated notes issued in the original offering will not be able to be separated from the senior subordinated notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, new IDSs will be issued in exchange for the existing IDSs which will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of senior subordinated notes (but with the same aggregate principal amount as the senior subordinated notes (or inseparable unit) represented by the IDSs immediately prior to such subsequent issuance and exchange) and the Class A common stock. All accounts of DTC participants or custodians with a position in the securities will be automatically revised to reflect the new CUSIP numbers. In the event of any voluntary or automatic separation of IDSs following any such automatic exchange, holders will receive the then existing components which are the Class A common stock and the inseparable notes unit. An automatic exchange of the senior subordinated notes described above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or the underwriters with respect to the full amount of the senior subordinated notes purchased by such holder, including senior subordinated notes purchased in this offering and senior subordinated notes received by such holder in an automatic exchange. However, if such notes are issued with OID, holders of such notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the notes or a bankruptcy of the issuer prior to the maturity of the notes. See “Risk Factors — Subsequent issuances of senior subordinated notes may cause you to recognize OID and may be treated as a taxable exchange by you.” Promptly following any subsequent issuance, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes, if any, to the OID attributable to your senior subordinated notes as a result of such subsequent issuance.

IDS Transfer Agent

                          is the IDS transfer agent.

DESCRIPTION OF CAPITAL STOCK

      Upon the consummation of the Transactions, our authorized capital stock will consist of                      shares of Class A common stock,                     shares of Class B common stock,                     shares of Class C common stock and                      shares of preferred stock. After this offering, we will have approximately                      shares of Class A common stock and                      shares of Class B common stock outstanding. No shares of Class C common stock and no shares of preferred stock will be outstanding upon the closing of this offering.

Common Stock

Voting

      The holders of our Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Shares of our Class A common stock and shares of our Class B common stock are entitled to the same voting rights per share and vote together as a class on all matters with respect to which are entitled to vote. Our amended and restated certificate of incorporation will provide that for such time as Caxton-Iseman Capital together with its affiliates and related parties beneficially own at least 10% or 5% of our equity, it will be entitled to nominate two of our directors or one director, respectively. To the extent that the board does not solicit proxies for the election of Caxton-Iseman Capital nominees as directors, Caxton-Iseman Capital will be entitled to solicit proxies for the election of such nominees at our expense. In addition, our amended and restated certificate of incorporation prohibits any eligibility requirement for directors, unless (i) required by applicable law, (ii) established in our certificate of incorporation, or (iii) adopted by our board of directors in the by-laws with respect to an age qualification, or with respect to a continuing service obligation for employee directors upon their ceasing employment with us.

No Cumulative Voting Rights

      The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected.

Rights to Dividends and on Liquidation, Dissolution or Winding Up

      The holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by the board of directors of our company, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

      Upon the completion of this offering, our board of directors will adopt a dividend policy with respect to our Class A and Class B common stock pursuant to which cash generated by our company in excess of operating needs and reserves, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and other assets would in general be distributed as regular quarterly cash dividends to the holders of our Class A and Class B common stock and may not be retained by us as cash on our balance sheet. This policy reflects a basic judgment that the holders of our common stock would be better served if we distributed our available cash (as defined below) to them instead of retaining it in our business. However:

•	there is no legal or contractual requirement that we pay the dividends, and the dividends are neither mandatory nor guaranteed;

•	our dividend policy can be modified or revoked at any time;

•	our board of directors is free to make exceptions to the dividend policy, from time to time and at their sole discretion;

•	the payment of dividends is subject to limitations and restrictions under:

•	the indenture governing our senior subordinated notes,

•	the indenture governing Buffets’ Senior Notes,

•	the terms of the Amended Credit Facility, and

•	the terms of any other then outstanding indebtedness of ours; and

•	the payment of dividends is subject to limitations and restrictions under state law.

      We intend to pay dividends quarterly on the 15th day of February, May, August and November of each year. We intend to make our first dividend payment on                     , 2004 to holders of record as of the first day of such month. Such dividend payment will include a partial quarterly dividend payment for the period commencing on the closing of this offering and ending on                     , and a regular quarterly dividend payment for the period commencing                     and ending on                     .

      Under our dividend policy, we intend to pay quarterly dividends of:

•	$ per share of Class A common stock, and

•	$ per share of Class B common stock.

      The dividends on the Class B common stock are intended to replicate the yield on the IDS units. Our amended and restated certificate of incorporation will provide that in the event we declare and pay dividends on our Class A common stock, we must declare and pay dividends on our Class B common stock at a level that is                     times the dividends paid in respect of each share of Class A common stock.

      Assuming we pay quarterly dividends as intended under our dividend policy, this would equate to $          per share of Class A common stock and $           per share of Class B common stock of dividends for the period beginning                     through                     , the first four full quarterly dividend payment periods following the closing of this offering. However, notwithstanding the dividend policy, the amount of dividends, if any, for each quarterly dividend payment date, including the dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth in the indentures governing our senior subordinated notes, the indenture governing Buffets’ Senior Notes and the terms of the Amended Credit Facility, provisions of applicable law and other factors that our board of directors may deem relevant.

      Dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal this dividend policy with respect to the Class A and Class B common stock at any time. Furthermore, our board of directors may decrease the level of dividends for the Class A and Class B common stock below the intended dividend rate set forth above or discontinue entirely the payment of dividends. See “Dividend Policy and Restrictions” and “Risk Factors — Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes Represented by the IDSs, and the Senior Subordinated Notes Offered Separately — You may not receive the level of dividends provided for in our dividend policy, which our board of directors is expected to adopt upon the closing of this offering, or any dividends at all.”

Preemptive and Other Subscription Rights

      Common stockholders do not have preemptive, subscription or redemption rights, and are not subject to further calls or assessments.

Additional Issuance of Our Authorized Common Stock

      Additional shares of our authorized common stock may be issued, as determined by the board of directors of our company from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. However, according to our by-laws we may not issue any shares of Class A common stock unless:

•	they are issued as part of an IDS the issuance of which has been registered with the SEC;

•	any IDS that may result from the combination of the shares of Class A common stock and our senior subordinated notes have been registered with the SEC; or

•	no IDSs are currently outstanding.

Combination to Form IDSs

      Any holder of shares of Class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form IDSs. See “Description of IDSs — Voluntary Separation and Combination.”

      The holders of shares of Class B common stock may not combine their shares of Class B common stock with senior subordinated notes to form IDSs.

Class B Common Stock

      In addition to the terms applicable to the Class A and Class B common stock described under the heading “— Common Stock,” the Class B common stock has the following features:

      Conversion. Following the consummation of the Transactions and through the maturity date of the senior subordinated notes, and subject to the lock-up period, each share of Class B common stock will be exchangeable into IDSs at a fixed rate of                      shares of Class B common stock for one IDS. If the IDSs have automatically separated or if the shares of our Class A common stock are listed for separate trading on a stock exchange, the holders of the Class B common stock may convert each share of Class B common stock into                      shares of Class A common stock and $          of senior subordinated notes. All exchanges are subject to compliance with the following requirements:

•	the exchange must comply with applicable laws, including, without limitation, securities laws;

•	the exchange must occur pursuant to an effective registration statement in the United States;

•	the Board of Directors must determine in good faith that the additional senior subordinated notes issued in this conversion should be treated as debt for United States federal income tax purposes;

•	such exchange must not conflict with or cause a default under any material financing agreement;

•	such exchange must not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the proposed exchange date; and

•	no event of default or deferral of interest has occurred and is continuing under the indenture governing the senior subordinated notes and all deferred interest, if any, together with interest accrued thereon has been paid in full.

      In the event that the IDSs are automatically separated as a result of the partial redemption of any senior subordinated notes, at such time we will amend our by-laws to delete the restriction that we may only issue shares of Class A common stock in offerings registered with the Securities and Exchange Commission and each share of Class B common stock will automatically be exchanged for                     share of Class A common stock and $          of senior subordinated notes.

      Subject to limited exceptions, until the second anniversary of the consummation of this offering, the investor rights agreement will restrict the holders of our Class B common stock from exercising their exchange rights if, following the exchange, the holders of our Class B common stock would hold in the aggregate less than 10% of the outstanding shares of our capital stock.

Class C Common Stock

      The following summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and by-laws and the applicable provisions of the Delaware General Corporation Law.

      Dividends. Holders of shares of our Class C common stock will be entitled to receive such dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

      Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our Class A, B and C common stock will be entitled to share equally (as if there were only one class of common equity) in our assets available for distribution to the holders of shares of our common stock.

      Voting and Preemptive Rights. Shares of our Class C common stock will carry one vote per share and will vote as a class together with the holders of Class A common stock, Class B common stock and preferred shares with respect to which stockholder are entitled to vote.

Preferred Stock

      Our preferred stock may be issued from time to time in one or more series. Our board is authorized to fix the dividend rights, dividend rates, any conversion rights or right of exchange, any voting rights, rights and terms of redemption, the redemption price or prices, the payments in the event of liquidation, and any other rights, preferences, privileges, and restrictions of any series of preferred stock and the number of shares constituting such series and their designation. We have no present plans to issue any shares of preferred stock other than in connection with the rights distribution described below.

      Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on holders of our common stock by delaying or preventing a change in control, adversely affecting the voting power of the holders of common stock, including the loss of voting control to others, making removal of the present management more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of common stock. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Certain Certificate of Incorporation, By-Law, Investor Rights Agreement and Statutory Provisions

      The provisions of our amended and restated certificate of incorporation and by-laws, of our investor rights agreement and of the Delaware General Corporation Law summarized below may have an anti-takeover effect, may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares, and may make more difficult the removal of our incumbent directors.

Directors’ Liability; Indemnification of Directors and Officers

      Our amended and restated certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

•	for any breach of the duty of loyalty;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

•	for liability under Section 174 of the Delaware General Corporation Law (relating to unlawful dividends, stock repurchases, or stock redemptions); or

•	for any transaction from which the director derived any improper personal benefit.

      This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our amended and restated certificate of incorporation and by-laws provide that we indemnify each director and the officers, employees, and agents determined by our board to the fullest extent provided by the laws of the State of Delaware.

Special Meetings of Stockholders

      Our amended and restated by-laws provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements For Stockholder Proposals and Director Nominations

      Our amended and restated certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings. In addition, our by-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics at stockholders’ meetings.

      Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder to be timely must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or the 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Election and Removal of Directors

      Our board is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.

      Our amended and restated certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors. Our directors may only be removed for cause.

Anti-Takeover Provisions of Delaware Law

      We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	the board of directors must have previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

•	the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

      The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Amendment to Certain Certificate of Incorporation and By-Law Provisions

      Our amended and restated certificate of incorporation provides that amendments to certain provisions of the certificate will require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our voting stock, namely:

•	the provisions requiring a 66 2/3% stockholder vote for removal of directors;

•	the provisions requiring a 66 2/3% stockholder vote for the amendment, repeal or adoption of our by-law provisions (described below);

•	the provisions requiring a 66 2/3% stockholder vote for the amendment of certain provisions of our certificate of incorporation; and

•	the provisions prohibiting stockholder action by written consent except under certain circumstances.

      In addition, our amended and restated certificate of incorporation and by-laws provide that our by-laws are subject to adoption, amendment or repeal either by a majority of the members of our board or the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our voting stock.

      The 66 2/3% vote will allow the holders of a minority of our voting securities to prevent the holders of a majority or more of our voting securities from amending certain provisions of our amended and restated certificate of incorporation and our by-laws.

Listing

      Our shares of Class A common stock will not be listed for separate trading on the                     until a sufficient number of shares are held separately and not in the form of IDSs as may be necessary to satisfy any applicable listing requirements. If more than such required number of our outstanding shares of Class A common stock is no longer held in the form of IDSs for a period of 30 consecutive trading days,

we will apply to list the shares of our Class A common stock for separate trading on the                     . We will not list our shares of Class B common stock for trading on any exchange.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is                     . Its telephone number is                     .

DESCRIPTION OF SENIOR SUBORDINATED NOTES

      The following is a description of the terms of the indenture under which our senior subordinated notes (the “Notes”) will be issued, a copy of the form of which has been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part.

      This description is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The material terms used in this description are defined under the subheading “— Definitions.” In this description, the word “Company” refers only to Buffets Holdings, Inc. and not to any of its subsidiaries.

      The following description is a summary of the material provisions of the Indenture and the Notes. It does not purport to be complete and we urge you to read the Indenture, a copy of which will be available upon request from the Company.

Terms of the Notes

Maturity

      The Notes will be unsecured senior subordinated obligations of the Company and will mature on                     , 2019.

      Within 30 days prior to the maturity or redemption of the Notes, the Company will use its commercially reasonable efforts to list or quote the outstanding shares of its common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the IDSs then are listed or quoted, in addition to any other securities exchange on which the common stock is then listed.

Interest

      The Notes will bear interest at a rate per year of      % from                     , 2004, or from the most recent date to which interest has been paid or provided for, payable quarterly in arrears on the 15th day of February, May, August and November of each year, to Holders of record at the close of business on the                     th day of each such month or the immediately preceding Business Day commencing                     , 2004, provided that if any such day is not a Business Day, interest shall be paid on the next Business Day.

Interest Deferral

      Prior to                     , 2009, the Company will be permitted, at its election, on one or more occasions to defer interest payments on the Notes (each, an “Initial Interest Deferral Period”) by delivering to the Trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors, such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior Indebtedness; provided, however, that no such deferral may be commenced, and any on-going deferral shall cease, if a default in payment of principal or premium, if any, on the Notes has occurred and is continuing, an Event of Default with respect to payment of interest on the Notes has occurred and is continuing, or another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default; and provided, further, that interest payments on the Notes may not be deferred under this provision for more than eight quarters in the aggregate or beyond                     , 2009.

      After                     , 2009, the Company will be permitted, at its election, on up to four occasions to defer interest payments on the Notes (each, an “Additional Interest Deferral Period” and, together with the Initial Interest Deferral Period, an “Interest Deferral Period”) with respect to up to two quarters per occasion by delivering to the Trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors, such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior Indebtedness; provided, however, that no such deferral may be commenced, and any on-going deferral shall cease, if a default in payment of principal or premium, if any, on the Notes has occurred and is continuing, an Event of Default with respect to payments of interest on the Notes has occurred and is continuing, or another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default.

      Deferred interest on the Notes will bear interest at the same rate as the stated rate of interest applicable to the Notes, compounded quarterly, until paid in full. No later than                     , 2009, the Company must pay in full all interest deferred during any Initial Interest Deferral Period, together with accrued interest thereon. No later than                     , 2019, the Company must pay all interest deferred during any Additional Interest Deferral Period, together with accrued interest thereon; provided that no Additional Interest Deferral Period may commence, unless and until all interest deferred pursuant to any preceding Interest Deferral Period, together with accrued interest thereon, has been paid in full.

      At the end of any Interest Deferral Period, the Company will be obligated to resume quarterly payments of interest on the Notes including interest on deferred interest.

      During any Interest Deferral Period and so long as any deferred interest or interest on deferred interest remains outstanding, the Company will not be permitted to make any payment of dividends on its common stock or make any distribution to holders of common stock, or make certain other Restricted Payments. See “— Certain Covenants — Limitation on Restricted Payments.”

Additional Notes

      The Indenture will provide for the issuance of an unlimited aggregate principal amount of additional senior subordinated notes having identical terms and conditions to the Notes offered hereby (other than issuance date) (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. Additional Notes will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued in this offering and will be deemed to have expended Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued in this offering.

      The Indenture will provide that, in the event there is a subsequent issuance of Additional Notes, including any issuances of IDSs in exchange for shares of Class B common stock, but issued with OID, each Holder of the Notes or the IDSs (as the case may be) agrees that, upon such issuance and any issuance of Notes thereafter, a portion of such Holder’s Notes, whether held as part of IDSs or separately, will be exchanged, automatically for a portion of the Additional Notes acquired by the Holders of such Additional Notes and the records of any record holders of Notes will be revised to reflect such changes. Consequently, following any such subsequent issuance and exchange, without any action by such Holder, each Holder of the Notes or the IDSs (as the case may be) will own the Notes and Additional Notes of each issuance in the same proportion as each other Holder. The aggregate principal amount of the Notes owned by each Holder will not change as a result of such exchange. Any Additional Notes will be guaranteed by the Guarantors on the same basis as the Notes. See “Material U.S. Federal Income Tax Consequences — Consequences to U.S. Holders — Senior Subordinated Notes — Additional Issuances.”

      There is a possibility that holders of Additional Notes having original issue discount may not be able to collect the unamortized portion of the original issue discount in the event of an acceleration of the senior subordinated notes or bankruptcy of the Company as described under “Risk Factors — Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes Represented by the IDSs and the Senior Subordinated Notes Offered Separately — Subsequent issuances of senior subordinated notes may cause you to recognize OID and may be treated as a taxable exchange by you.” Any such automatic exchange should not impair the rights you would otherwise have to assert a claim against us or the underwriters, under applicable securities laws, with respect to the full amount of Notes purchased by you.

      As a condition to the Company’s issuance of Additional Notes, the Board of Directors shall determine in good faith that, with respect to future issuances of Additional Notes, the Additional Notes should be treated as debt for U.S. federal income tax purposes. In addition, the Company shall not issue Additional Notes unless it delivers to the Trustee prior to or simultaneously with such issuance an opinion of an independent advisor to the effect that, after giving effect to the Incurrence of the Indebtedness evidenced by such Additional Notes and related Guarantees, the Company and the Guarantors are solvent.

Optional Redemption

      Except as set forth below, the Company will not be entitled to redeem the Notes at its option prior to                     , 2009.

      The Company may, at its option, redeem all, but not less than all, of the Notes at any time upon not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the redemption date, if for U.S. federal income tax purposes the Company is not, or would not be, in the opinion of a nationally recognized tax counsel experienced in such matters, permitted to deduct all or a substantial portion of the interest payable on the Notes from its income.

      On or after                     , 2009, the Company will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on                     of the years set forth below:

Period	Redemption Price

2009	%
2010	%
2011	%
2012 and thereafter	100%

Selection and Notice of Redemption

      If the Company is redeeming less than all the Notes at any time, the Trustee will select Notes as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

      The Company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that, notwithstanding anything to the contrary herein, redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

      No Note will be redeemed in part unless all other Notes are also redeemed in part on a pro rata basis. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. The Company will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption, unless the Company defaults in making the redemption payment.

      A full or partial redemption of the Notes will result in an automatic separation of all IDSs, after which shares of common stock and Notes may no longer be combined to form IDSs. See “Description of IDSs — Automatic Separation.”

Mandatory Redemption; Offers to Purchase; Open Market Purchases

      The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

      The Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, the Company’s obligations under these Notes. Initially, the Subsidiary Guarantors will be all of the Company’s Subsidiaries that guarantee Buffets’ obligations under the Credit Agreement. The obligations of each Subsidiary Guarantor will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes Represented by the IDSs, and the Senior Subordinated Notes Offered Separately — Federal and state laws permit a court to void the senior subordinated notes or the subsidiary guarantees under certain circumstances.”

      Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP, provided, however, that during a Default, such right of contribution shall be suspended until the payment in full of all guaranteed obligations under the Indenture.

      If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors — Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes Represented by the IDSs, and the Senior Subordinated Notes Offered Separately — Federal and state laws permit a court to void the senior subordinated notes or the subsidiary guarantees under certain circumstances.”

      The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

(1) upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

(2) upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

(3) if the Notes are defeased or discharged in accordance with the procedures described below under “— Defeasance” or “— Satisfaction and Discharge;”

(4) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to the terms of the Indenture; or

(5) at such time as such Subsidiary Guarantor (i) no longer Guarantees any other Indebtedness of the Company or another Subsidiary Guarantor and (ii) has no outstanding Indebtedness for borrowed money (provided that for purposes of this provision, Indebtedness shall not include Indebtedness permitted to be Incurred pursuant to clause (3), (7), (8), (9), (10), (11) or (13) of paragraph (b) of the covenant described under “— Certain Covenants — Limitation on Indebtedness”);

in the case of (1) and (2) above, other than to the Company or an Affiliate of the Company and as permitted by the Indenture.

Ranking

Senior Indebtedness versus Notes

      The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Credit Agreement and Buffets’ Senior Notes.

      As of                     , 2004, on a pro forma basis giving effect to the Refinancing Transactions:

(1) the Company’s Senior Indebtedness would have been $ million, $ million of which would have been secured indebtedness; and

(2) the Senior Indebtedness of the Subsidiary Guarantors would have been $ million, $ million of which would have been secured indebtedness. $ million of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guaranties and obligations of Senior Indebtedness under the Credit Agreement and $ million consists of their respective guaranties and obligations under Buffets’ Senior Notes.

      Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under some circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “— Certain Covenants — Limitation on Indebtedness.”

Liabilities of Subsidiaries versus Notes

      As a holding company, the Company has no operations and, therefore, is dependent on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the Notes when due. All of the Company’s existing subsidiaries are guaranteeing the Notes. Future domestic Restricted Subsidiaries that have Indebtedness are required to guarantee the Notes. Claims of creditors of any non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by any such non-guarantor subsidiaries, and claims of preferred stockholders of any such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of any such non-guarantor subsidiaries over the claims of the Company’s creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of any non-guarantor subsidiaries.

      Although the Indenture limits the incurrence of Indebtedness and preferred stock of some of the Company’s subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness.”

Other Senior Subordinated Indebtedness versus Notes

      Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor and trade payables, except for the impact of the contractual subordination provided in the indenture which may have the effect of causing the notes to receive less, ratably, than other general unsecured creditors, including trade payables, that are not subject to contractual subordination, and except for statutory priorities provided under the U.S. federal bankruptcy code or other applicable bankruptcy, insolvency and other laws dealing with creditors rights generally.

      The Company and the Subsidiary Guarantors have agreed in the Indenture that it and they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to the Company’s Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, and it does not treat Indebtedness secured by junior liens as subordinated or junior merely because it is secured by junior liens.

Payment of Notes

      The Company is not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under” — Defeasance” or “— Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if either of the following occurs (a “Payment Default”):

(1) any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

(2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Company is permitted to pay the Notes if it and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

      During the continuance of any default, other than a Payment Default, with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, the Company is not permitted to pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee, with a copy to us, of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

      Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Company is permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness of the Company (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect.

      Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive certain Capital Stock and subordinated debt obligations; and

(3) if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

      If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, neither the Company, nor any Subsidiary Guarantor may pay the Notes until five Business Days after the Representatives of all the issues of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

      A Subsidiary Guarantor’s obligations under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of holders of Notes to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company’s obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

      By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors of the Company’s who are not holders of Senior Indebtedness may recover less, ratably, than holders of the Company’s Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

      The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under “— Defeasance” or “— Satisfaction and Discharge.”

Methods of Receiving Payments on the Notes

      If a holder of Notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders of Notes at their address set forth in the register of holders.

Change of Control

      Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”), if such other person is the beneficial owner (as first defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(2) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or whose election was approved by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(3) the failure at any time by the Company to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of Buffets (except to the extent Buffets is merged with and into the Company in accordance with the terms of the indenture); or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets; provided, however, that it shall not constitute a Change of Control under this clause (4) if, after giving effect to such transaction, the Permitted Holders beneficially own (as defined in clause (1) above) 35% or more of the total voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction.

      In order to exercise this repurchase right, a Holder must separate its IDSs into the shares of common stock and Notes represented thereby.

      Within 30 days following any Change of Control, the Company will mail or otherwise deliver a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, or premium, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which will be no earlier than 30 days and no later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

      The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

      The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. The Company does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

      The Credit Agreement will prohibit us from purchasing any Notes and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited under the terms of any Senior Indebtedness of the Company, including the Credit Agreement, from purchasing Notes, the Company may seek the consent of its lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, it will remain prohibited from purchasing Notes. In such case, the Company’s failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement and the indenture governing Buffets’ Senior Notes.

      Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

      The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Covenants Relating to IDSs

      Combination of Notes and common stock into IDSs. The Indenture will provide that as long as any Notes are outstanding, any Holder of Notes and shares of Class A common stock may, at any time and from time to time, combine these securities to form IDSs unless the IDSs have previously been automatically separated as a result of the continuance of a payment default on the Notes for 90 days, or the redemption or maturity of any Notes.

Certain Covenants

      The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and its Restricted Subsidiary will be entitled to Incur Indebtedness if, on the date of such Incurrence after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and, the Consolidated Coverage Ratio of the Company exceeds 2.0 to 1.

      (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to any Revolving Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $ million and (B) % of the consolidated revenue of the Company and its Restricted Subsidiaries for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date such Indebtedness was Incurred;

(2) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed the greater of (A) $ million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” and (B) % of the consolidated revenue of the Company and its Restricted Subsidiaries for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date such Indebtedness was Incurred;

(3) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness owed to a Restricted Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(4) the Notes (other than any Additional Notes) and the related Guarantees;

(5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5) or this clause (6);

(7) Hedging Obligations of the Company or any Restricted Subsidiary entered into not for the purpose of speculation;

(8) obligations in respect of one or more standby letters of credit, performance, bid and surety bonds, workers’ compensation claims, self-insurance claims, self-insurance obligations, bankers’ acceptances and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of its Incurrence;

(10) Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days after such purchase, lease or improvement in an aggregate principal amount which, when added together with the amount of Indebtedness previously Incurred pursuant to this clause (10) and then outstanding (including any Refinancing Indebtedness with respect thereto) does not exceed $ million;

(11) Indebtedness attributable to Permitted Equipment Lease Financings in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding (including any Refinancing Indebtedness with respect thereto) does not exceed $ million, provided, however, that the Net Available Cash from such Permitted Equipment Lease Financings is applied to reduce Indebtedness as required by the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”;

(12) the Guarantee or co-issuance of any Indebtedness otherwise permitted to be Incurred pursuant to the Indenture;

(13) Indebtedness of the Company or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price, earn-out or similar obligations, in each case incurred in connection with the acquisition or disposition of any assets, including shares of Capital Stock or divisions or lines of business, of the Company or any Restricted Subsidiary;

(14) Acquired Indebtedness, and any Refinancing Indebtedness thereof, which is in the aggregate amount not to exceed $ million at any time outstanding;

(15) Indebtedness represented by the issuance of Additional Notes and the related Guarantees in connection with the issuance of shares of common stock of the Company provided that the ratio of the aggregate principal amount of such Additional Notes to the number of such additional shares shall not exceed the equivalent ratio with respect to the IDSs outstanding prior to such issuance, and, in each case, the related Guarantees;

(16) Indebtedness represented by the issuance of Additional Notes in connection with the exchange of Class B common stock outstanding on the Issue Date for IDSs as described under “Related Party Transactions in Connection with this Offering — Recapitalization” and “Related Party

Transactions in Connection with this Offering — Investor Rights Agreement,” provided that at the time of such exchange all Exchange Conditions have been satisfied; and

(17) Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (16) above or paragraph (a)) does not exceed $ million.

      (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

      (d) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above. In addition, from time to time the Company may reclassify any Indebtedness Incurred pursuant to this covenant such that it will be deemed as having been Incurred under paragraph (a) or another clause in paragraph (b), so long as such Indebtedness could have been Incurred under paragraph (a) or such new clause had paragraph (a) or such clause been available to the Company at the time of the original Incurrence of such Indebtedness. Indebtedness under the Revolving Credit Facility under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred on the Issue Date in reliance on clause (1) in paragraph (b) above. Indebtedness under the Term Loan Facility under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred on the Issue Date in reliance on clause (2) in paragraph (b) above.

      (e) Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in right of payment to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the Notes or the relevant Subsidiary Guaranty, as applicable, senior to or equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

Limitation on Restricted Payments

      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) a Dividend Suspension Period shall have occurred and be continuing; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 100% of the Excess Cash of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees), 100% of any cash capital contribution received by the Company from its stockholders subsequent to the Issue Date and 100% of the fair market value (as determined in good faith by resolution of the Board of Directors of the Company) of property (other than cash that would constitute Temporary Cash Investments) of a Related Business received by the Company or a Restricted Subsidiary subsequent to the Issue Date as a contribution to its common equity capital or from the issuance and sale of its Capital Stock (other than from a Subsidiary or that was financed with loans from the Company or any of its Restricted Subsidiaries); plus

(C) the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or a Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

(D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

      (b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance, satisfaction and discharge or other acquisition or retirement for value of Subordinated Obligations of the Company, the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment, severance, compensation or shareholder agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed in any calendar year the sum of (A) $ million plus (B) the aggregate Net Cash Proceeds received by the Company from the issuance of such Capital Stock to, or the exercise of options to purchase such Capital Stock by, employees or directors of the Company or any of its Subsidiaries that occurs after the Issue Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above or applied pursuant to clause (b)(1) above) plus (C) the Net Cash Proceeds actually received by the Company after the Issue Date from insurance proceeds paid in respect of the death or disability of any employee or director; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5) the exchange of Class B common stock of the Company outstanding on the Issue Date for IDSs, provided, however, that at the time of such exchange all Exchange Conditions are satisfied; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(6) Payments of intercompany subordinated debt, the incurrence of which was permitted under clause (3) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”; provided, however, that no Default or Event of Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

(7) Restricted Payments not exceeding $ million in the aggregate; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

      For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (7) in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, the Issuer will be entitled to classify such item of Restricted Payment on the date of its payment in any manner that complies with this covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Subsidiary Guarantor, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Agreement and the indenture governing Buffets’ Senior Notes;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness (including Acquired Indebtedness) Incurred by such

Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(iv) any encumbrance or restriction consisting of any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Lien permitted to be Incurred under the Indenture on such asset or property;

(v) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(vi) any restriction arising under applicable law, regulation or order;

(vii) any restriction on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; and

(viii) any restriction in any agreement that is not materially more restrictive than the restrictions under the terms of the Credit Agreement and the indenture governing Buffets’ Senior Notes as in effect on the Issue Date;

(2) with respect to clause (c) only,

(i) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(ii) restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

(iii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Limitation on Sales of Assets and Subsidiary Stock

      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents (provided that such 75% requirement shall not apply to (i) the sale of the business (whether through a sale of stock or assets) conducted by Tahoe

Joe’s, Inc. and (ii) any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefor is no less than an amount equal to the product of (x) and (y) the amount of EBITDA for the previously completed four fiscal quarters directly attributable to the assets or Capital Stock included in such Asset Disposition); and

      (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem, defease, satisfy and discharge or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any purpose not prohibited by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

      Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $           million. In addition, any Net Available Cash received in respect of Permitted Equipment Lease Financings Incurred pursuant to clause (b)(11) of the covenant described under “— Limitation on Indebtedness” may not be applied pursuant to clause (3)(B) above. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be invested in Temporary Cash Investments or applied to temporarily reduce Senior Indebtedness of the Company or Indebtedness of any Wholly Owned Subsidiary.

      For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2) any Additional Assets (so long as such Additional Assets are acquired for fair market value, as determined in good faith by the Board of Directors of the Company, in connection with the transaction giving rise to such Asset Disposition), which Additional Assets shall be deemed to have been acquired pursuant to clause (B) of the preceding paragraph in connection with such Asset Disposition; and

(3) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or cash equivalents within 90 days of receipt thereof.

      (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the Notes to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $           million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). In order to accept an Asset Sale Offer, a Holder must separate its IDSs into the shares of common stock and Notes represented thereby.

      (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

      (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $ million, the material terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board resolution; and

(3) if such Affiliate Transaction involves an amount in excess of $ million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that the financial terms of such Affiliate Transaction are fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

      (b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to, or not prohibited by, the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or severance arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries or otherwise approved by the Board of Directors, but in any event not to exceed $ million in the aggregate outstanding at any one time;

(4) the payment of reasonable compensation or employee benefit arrangements to and indemnity provided for the benefit of directors, officers or employees of the Company or its Restricted Subsidiaries in the ordinary course of business;

(5) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(6) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(7) the entering into of a registration rights agreement with the securityholders of the Company;

(8) the entering into and performance of the Investor Rights Agreement pursuant to its terms as in effect on the Issue Date; and

(9) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

      The Company:

(1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

(2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

(A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “— Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.

      Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of the Company will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with (x) the formation or capitalization of a Restricted Subsidiary or (y) a single transaction or a series of substantially contemporaneous transactions whereby such

Restricted Subsidiary becomes a Restricted Subsidiary of the Company by reason of the acquisition of securities or assets from another Person.

Merger and Consolidation

      The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Company (or Successor Company, if applicable) and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or any Restricted Subsidiary or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

      The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

      The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an officers’ certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or existing or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

      Notwithstanding the foregoing, any Subsidiary Guarantor may consolidate with or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Company.

Future Guarantors

      Initially, all Restricted Subsidiaries of the Company will Guarantee the Notes. The Company will cause each future domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (3), (7), (8), (9), (10), (11) or (13) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”) to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

      Whether or not subject to the reporting requirements of the Exchange Act, so long as any Notes are outstanding, the Company will file with the SEC and, in any event, provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

      In the event that (1) the rules and regulations of the SEC permit the Company and any direct or indirect parent company of the Company to report at such parent entity’s level on a consolidated basis, (2) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly of the Capital Stock of the Company and its Affiliates and (3) such parent entity has issued a Guarantee in respect of the Notes, the information and reports required by this covenant may be those of such parent company on a consolidated basis.

Defaults

      Each of the following is an Event of Default:

(1) a default in the payment of interest on the Notes when due, continued for 30 days, subject to the interest deferral provisions contained in the Indenture;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes) or under “— Certain Covenants” under “— Limitation on Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “— Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “— Limitation on Affiliate Transactions”, “— Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”, “— Future Guarantors” or “— SEC Reports”;

(5) the failure by the Company or a Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6) Indebtedness of the Company, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $ million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or a Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in excess of $ million is entered against the Company, a Subsidiary Guarantor or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”);

(9) any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) and such default continues for 10 days or any Subsidiary Guarantor denies or disaffirms its obligations under its Guaranty; or

(10) except as expressly permitted by clause (1) under the definition of “Restricted Payment,” the Company pays any dividend on shares of the Company’s Capital Stock (A) when, based on the then-available financial statements presented to the Board of Directors, such dividend exceeds the amount available to be paid pursuant to paragraph (3) or clause (b)(3) of the “— Certain Covenants — Limitation on Restricted Payments” covenant or (B) during a Dividend Suspension Period or the continuance of an Event of Default.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

      If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action it is taking or propose to take in respect thereof.

Amendments and Waivers

      Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the principal amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal amount of or extend the Stated Maturity of any Note or amend the Company’s right to defer interest on the Notes in a manner adverse to the Holders;

(4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “— Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal amount of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) (A) make a change to lower the Consolidated Coverage Ratio threshold for a Dividend Suspension Period or make a change to paragraph (3) under “— Certain Covenants — Limitation on Restricted Payments” that would have the effect of increasing the amounts of permitted to be distributed in respect of the Company’s Capital Stock, (B) make any change to the provisions of the indenture that prohibit the payment of dividends while interest is being deferred, while any previously deferred interest remains unpaid during a Dividend Suspension Period, or during the continuance of any Default or Event of Default or (C) waive an Event of Default under clause (10) of “Defaults” (in each case except in connection with an offer by the Company to purchase all of the Notes, in which case a majority in principal amount of Notes will be sufficient);

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(9) make any change in the ranking or priority of any Note or any Guaranty that would adversely affect the Noteholders; or

(10) make any change in any Guaranty that would adversely affect the Noteholders in any material respect.

      Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Guarantors and Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect, mistake or inconsistency;

(2) to provide for the assumption by a successor person of the obligations of the Company or any Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any holder of the Notes;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act or to make certain changes to the Indenture to provide for the issuance of Additional Notes; or

(8) to conform the text of the Indenture or the Notes to any provision of this “Description of Senior Subordinated Notes” section of the prospectus to the extent that such provision in this “Description of Senior Subordinated Notes” section of the prospectus was intended to be a verbatim recitation of a provision of the Indenture or of the Notes.

      However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

      The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

      At any time, the Company may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

      In addition, at any time the Company may terminate its obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

      The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guaranty.

      In order to exercise either of the Company’s defeasance options, it must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Satisfaction And Discharge

      When (1) the Company delivers to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption, or (3) all outstanding Notes will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (2) and (3), the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in any case the Company pays all other sums payable hereunder by it, then the Indenture shall, subject to exceptions, cease to be of further effect.

Concerning the Trustee

      U.S. Bank National Association is to be the Trustee under the Indenture and the Registrar and Paying Agent with regard to the Notes. An affiliate of the Trustee is expected to be a lender under the Credit Agreement.

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing Law

      The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Definitions

      “2002 and 2004 Refinancing Transactions” means (i) Buffets’ offering of the Buffets Existing Notes in 2002, Buffets’ entering into of the Credit Agreement in 2002, the repayment of all amounts outstanding under Buffets’ then-existing credit facility, the redemption in 2002 of all of Buffets’ 14% Senior Subordinated Notes due 2008, the redemption in 2002 of all of the Company’s 16% Senior Subordinated Notes due 2008, the payment of related prepayment fees and the payment of fees and expenses relating to such transactions, all of which were completed on or about June 28, 2002, and (ii) Buffets’ entering into the Credit Agreement in February 2004, the repayment of all amounts outstanding under Buffets’ then-existing credit facility, the Company’s offering of the Buffets Holdings Existing Notes in May 2004 and the repurchase of a portion of Buffets Existing Notes with the proceeds therefrom.

      “Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Company or any Restricted Subsidiary, any Indebtedness of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person is merged with or into the Company or a Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

      “Additional Assets” means:

(1) any property, plant or equipment useful in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments”, “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

      “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”;

(C) a disposition of assets with a fair market value of less than $1.0 million;

(D) entering into Hedging Obligations; and

(E) the granting of a lien permitted under the Indenture.

      “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/ Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

      “Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

      “Board of Directors” with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

      “Buffets Existing Notes” means the Buffets’ 11 1/4% Senior Subordinated Notes due 2010.

      “Buffets Holdings Existing Notes” means the Company’s 13 7/8% Senior Discount Notes due 2010.

      “Business Day” means each day which is not a Legal Holiday.

      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Consolidated Coverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the aggregate amount of EBITDA of such Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (y) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such four fiscal quarters; provided, however, that:

(1) if such Person or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period when such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average balance of such Indebtedness during the period from the date of creation of such facility to the date of the computation);

(2) if such Person or any of its Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if such Person or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period such Person or any of its Restricted Subsidiaries shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of such Person or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to such Person and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the

Indebtedness of such Restricted Subsidiary to the extent such Person and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period such Person or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into such Person or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by such Person or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and may include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

      “Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries for such period on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by such Person or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/ Leaseback Transaction;

(2) amortization of debt discount and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest expenses;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit bankers’ acceptance financing;

(6) net payments pursuant to Hedging Obligations;

(7) dividends paid in cash or Disqualified Stock in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Stock of such Person held by Persons other than such Person or a Wholly Owned Subsidiary;

(8) interest Incurred in connection with Investments in discontinued operations;

(9) interest actually paid by such Person or a Restricted Subsidiary under a Guarantee of Indebtedness of any other Person; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person) in connection with Indebtedness Incurred by such plan or trust; and

less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Refinancing Transactions and the 2002 and 2004 Refinancing Transactions and (B) the amortization during such period of other capitalized financing costs; provided, however, that, in the case of (B), the aggregate amount of amortization relating to such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise thereto.

      “Consolidated Net Income” means, with respect to any Person for any period, the net income of such Person and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the referent Person) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the referent Person’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the referent Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the referent Person’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income but only to the extent the referent Person or a Restricted Subsidiary funded such net loss with cash;

(2) any net income of any Restricted Subsidiary of such Person if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to such Person (other than restrictions permitted under the covenant described under “— Certain Covenants — Limitation on Restrictions on Distributions from Restricted Subsidiaries”), except that:

(A) subject to the exclusion contained in clause (4) below, the Person’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to such Person or another Restricted Subsidiary of such Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) such Person’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

      (3) any gain or loss realized upon the sale or other disposition of any assets of such Person, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

      (4) extraordinary gains or losses;

      (5) to the extent included in total interest expense, any amortization or write-offs of debt issuance costs and prepayment penalties realized during such period to the extent attributable to the Indebtedness being Refinanced in connection with the Refinancing Transactions and the 2002 and 2004 Refinancing Transactions;

      (6) the cumulative effect of a change in accounting principles;

      (7) gains and losses realized upon the refinancing of any Indebtedness of the Company or any Restricted Subsidiary;

      (8) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Capital Stock or other equity-based awards or any amendment or substitution of any such Capital Stock or other equity-based awards;

      (9) any non-cash goodwill or non-cash asset impairment charges subsequent to the Issue Date; and

      (10) deferred rent to the extent it is payable after the maturity date of the Notes.

      “Credit Agreement” means the Credit Agreement dated as of June 28, 2002, as amended and restated as of the Issue Date, by and among Buffets, the guarantors referred to therein, the lenders referred to therein and Credit Suisse First Boston LLC, together with the related documents thereto (including the term loans, revolving loans and letter of credit facility thereunder, any guarantees and security documents), as amended, extended, renewed, replaced, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document or instrument) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders (and whether in the form of commercial paper facilities, revolving credit loans, term loans, receivables financing, letters of credit, or any debt securities of other form of debt, convertible debt or exchangeable debt financing).

      “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Senior Indebtedness”, with respect to a Person, means:

(1) the Bank Indebtedness;

(2) Obligations, including the Guarantees, in respect of Buffets’ Senior Notes; and

(3) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $ million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

      “Dividend Suspension Period” means any period: (i) that is an Interest Deferral Period, (ii) during which any interest deferred during any Interest Deferral Period (including interest thereon) remains unpaid, and/or (iii) for which the Consolidated Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available, is less than                     to 1.00.

      “EBITDA” means, with respect to any Person, for any period, the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of such Person and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense of such Person and its consolidated Restricted Subsidiaries;

(3) depreciation and amortization expense of such Person and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4) Restructuring Expenses;

(5) the principal component of any Sale/ Leaseback Transaction that constitutes an operating lease; and

(6) all other non-cash charges of such Person and its consolidated Restricted Subsidiaries (including, without limitation, deferred rental expense, but excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income of such Person.

      “Excess Cash” means, with respect to any period, (A) EBITDA minus the sum of (i) cash interest expense, (ii) deferred interest, if any, not otherwise included in clause (i), (iii) Maintenance Capital Expenditures, (iv) Excess Growth Capital Expenditures, (v) cash income taxes, (vi) any items included in clause (4) under the definition of EBITDA that are settled in cash (excluding charges funded with proceeds from the IDS public offering), and (vii) any payment or repayment of indebtedness (excluding any repayments of Indebtedness pursuant to the asset sales provisions of the Indenture and the Credit Agreement, any refinancing and any amounts included in (i) and (ii) above), plus (B) Net Cash Proceeds from the sale of Tahoe Joe’s Inc.

      “Excess Growth Capital Expenditures” is the positive result, if any, of (A) capital expenditures minus the sum of (i) Maintenance Capital Expenditures, (ii) net cash proceeds from asset sales, including net cash proceeds from Sale-/ Leaseback Transactions, (iii) net cash proceeds from debt incurrence, plus (B) repayment of Indebtedness pursuant to the asset sales provisions of the Indenture and Credit Agreement.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Exchange Conditions” mean the following conditions all of which must be satisfied at the time that Class B common stock of the Company is exchanged in accordance with its terms into IDSs of the Company (the “Exchange”):

(1) the Exchange must comply with all applicable laws, including, without limitation, securities laws;

(2) the Exchange must occur pursuant to an effective registration statement in the United States;

(3) the Exchange will not conflict with or cause a default under any material financing agreement;

(4) the Exchange will not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the proposed exchange date;

(5) the Board of Directors shall determine in good faith that the Additional Notes represented by the IDSs for which the Class B common stock of the Company is exchanged should be treated as debt for U.S. federal income tax purposes;

(6) the Company delivers to the Trustee prior to or simultaneously with such issuance an opinion of an independent advisor to the effect that, after giving effect to the Incurrence of the Indebtedness evidenced by the Additional Notes represented by the IDSs for which the Class B common stock of the Company is exchanged and related Guarantees, the Company and the Guarantors are solvent;

(7) no Interest Deferral Period is occurring and no deferred interest or accrued interest thereon from any previous Interest Deferral Period has not been paid in full; and

(8) no Default or Event of Default has occurred and is continuing or will occur as a result of the Exchange under the Indenture.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board; and

(3) such other statements by such other entity as approved by a significant segment of the accounting profession.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

      “Guarantor” means each Subsidiary Guarantor and each other Person that thereafter Guarantees the Notes pursuant to the terms of the Indenture.

      “Guaranty” means each Subsidiary Guaranty.

      “Guaranty Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture and in such supplemental indenture.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”, (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same clause and with the same terms will not be deemed to be the Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by such Person or any of its Restricted Subsidiaries of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time. Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity.

      “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

      “Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to manage interest rate exposure.

      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

      For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

      “Investor Rights Agreement” means the Investor Rights Agreement dated                     , 2004 among the holders of Class B common stock of the Company.

      “Issue Date” means the date on which the Notes are originally issued, such date being                     , 2004.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), provided that any property that is the subject of a Sale/ Leaseback Transaction shall be deemed to be covered by a Lien.

      “Maintenance Capital Expenditures” means, for any period, capital expenditures relating to (i) the renovation of existing units, (ii) the purchase of equipment for existing units, and (iii) the purchase of information systems for the Company’s offices, units or otherwise by the Company or any of its Restricted Subsidiaries.

      “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all legal, title and recording tax expenses, underwriting discounts, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

      “Permitted Equipment Lease Financings” means one or more Sale/ Leaseback Transactions relating to equipment and/or leasehold improvements.

      “Permitted Holders” means (i) Caxton-Iseman Investments L.P., Caxton Associates, LLC, Sentinel Capital Partners, II, L.P., Frederick J. Iseman, Robert M. Rosenberg, Steven M. Lefkowitz, Robert A,

Ferris, Roe H. Hatlen and David S. Lobel and any other Person who is a controlled Affiliate of any of the foregoing and any member of senior management of the Company and (ii) any Related Party of any of the foregoing.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investment consists of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness”; and

(11) additional Investments made after the Issue Date in an aggregate amount which, together with all other Investments made pursuant to this clause (10) that are then outstanding, do not exceed the greater of (a) $ million and (b) % of Total Assets.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

      “Pro Forma Cost Savings” means, with respect to any period, the reduction in costs or other adjustments (including, solely in the case of clause (3)(i) below, an annualization of EBITDA), as applicable, that are

(1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and as applied as of the Issue Date,

(2) implemented by the Company or the business that was the subject of any such asset acquisition, in each case, within one year prior to the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of the Company or such business, or

(3) in connection with any acquisition of restaurants or a Person engaged in a Related Business, (i) the EBITDA reasonably estimated by the Company’s chief financial officer associated with any such acquired restaurants that were operated for at least three months but no longer than twelve months by the business that was the subject of any such acquisition and (ii) cost savings reasonably estimated by the Company’s chief financial officer and reasonably expected by such chief financial officer to be implemented within six months of the consummation of such acquisition directly attributable to closing such acquired restaurants or to headquarters consolidation, including consolidation of functions.

as if, in the case of each of clauses (1), (2) and (3), all such reductions in costs or other adjustments had been effected as of the beginning of such period.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, in whole or in part, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus (i) accrued interest on the Indebtedness being Refinanced not to exceed the amount of such accrued interest for one fiscal quarter and (ii) fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      “Refinancing Transactions” means the offering of the Notes, the Class A common stock, the Class B common stock, the exchange of Class A common stock and Notes for Class B common stock, the amendment and restatement of the Credit Agreement, the use of the proceeds from these transactions to repurchase and/or redeem the Company’s 13 7/8% Notes and repurchase the Buffets Existing Notes and the entering into of the Investor Rights Agreement and the performance of all obligations thereunder.

      “Related Business” means any business in which the Company was engaged on the Issue Date and any business that in the good faith judgment of the Board of Directors is related, ancillary or complementary thereto, arises therefrom or is necessary or desirable to facilitate such business.

      “Related Party” means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1) or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2) acting solely in such capacity.

      “Representative” means with respect to a Person any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

      “Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company (other than the purchase, repurchase or other acquisition of Subordinated Obligations of the Company purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

      “Restricted Subsidiary” of any Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

      “Restructuring Expenses” means losses, expenses and charges incurred in connection with restructuring within the Company and/or one or more of its Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of business and relocation or consolidation of facilities, including severance, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith.

      “Revolving Credit Facility” means the revolving credit facility and letter of credit facility contained in the Credit Agreement and any other facilities or financing arrangements (including commercial paper facilities, revolving credit loans, term loans, receivables financing letters of credit, or any debt securities or other form of debt, convertible debt or exchangeable debt financing) that Refinance or replace, in whole or in part, any such revolving credit facility, letter of credit facility or financing arrangement.

      “Sale/ Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

      “SEC” means the U.S. Securities and Exchange Commission.

      “Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

      “Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to any Subsidiary of the Company;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person;

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

      “Senior Subordinated Indebtedness” means, with respect to a Person, the Notes (in the case of the Company), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which in each case is not Senior Indebtedness of such Person.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

      “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

      “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

      “Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

      “Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

      “Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a person (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s, a division of the McGraw-Hill Companies; and

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s, a division of the McGraw-Hill Companies, or “A” by Moody’s Investors Service, Inc.

      “Term Loan Facility” means the term loan facility initially contained in the Credit Agreement and any other facility or financing arrangement (including commercial paper facilities, revolving credit loans, term loans, receivables financing, letters of credit, or any debt securities or other form of debt, convertible debt or exchangeable debt financing) that Refinances or replaces, in whole or in part, any such facility or financing arrangement.

      “Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s consolidated balance sheet for the most recently ended fiscal quarter for which internal financial statements are available.

      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.” In no event may the Company designate Buffets to be an Unrestricted Subsidiary.

      The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) (i) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” or (ii) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries immediately before giving effect to such designation and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

      “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

IDSs ELIGIBLE FOR FUTURE SALE

      Future sales or the availability for sale of substantial amounts of IDSs or shares of our Class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities.

      Upon completion of this offering,                     IDSs will be outstanding. The number of IDSs to be outstanding after completion of this offering excludes IDSs issuable upon the conversion of shares of our Class B common stock issued in exchange for shares of our common stock owned by our existing stockholders.

      Of these securities, the                     IDSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any IDSs that may be acquired by an affiliate of ours as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining                     IDSs outstanding will be restricted securities, as that term is used in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any reoffer prospectus under the Securities Act.

      In general, under Rule 144 as currently in effect, a person (or persons whose IDSs are aggregated) who has beneficially owned its, his or her IDSs or the underlying shares of Class A common stock for at least one year from the date such securities were acquired from us or an affiliate of ours would be entitled to sell within any three-month period a number of IDSs or underlying shares of Class A common stock that does not exceed the greater of one percent of the then outstanding IDSs or underlying shares of Class A common stock, respectively, and the average weekly trading volume of the IDSs or underlying shares of Class A common stock, respectively, during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144, however, a person who has held restricted securities for a minimum of two years from the later of the date such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such restricted securities without regard to volume, manner of sale and the other limitations contained in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete discussion thereof.

      We, our directors, executive officers and certain of our existing stockholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any IDSs, shares of our Class A common stock, shares of our Class B common stock or senior subordinated notes or any securities convertible into or exchangeable or exercisable for any such securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus, subject to certain exceptions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following discussion describes the material U.S. federal income tax consequences associated with the purchase, ownership, and disposition of IDSs, senior subordinated notes and Class A common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, this discussion deals only with IDSs, senior subordinated notes and common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) by holders who acquired IDSs or senior subordinated notes upon their original issuance at their initial offering price. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership or disposition of IDSs, notes and Class A common stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

•	dealers in securities or currencies,

•	banks and financial institutions,

•	broker-dealers,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt entities,

•	insurance companies,

•	persons holding IDSs, senior subordinated notes or Class A common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons liable for alternative minimum tax,

•	investors in pass-through entities, or

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar.

      Furthermore, the discussion below is based upon the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder and administrative rulings, official pronouncements and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. The statements of law and legal conclusions in this discussion constitute the opinion of our counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP. the opinion is based in part on facts described in this prospectus and on certain other opinions, assumptions, representations and determinations. Any alteration or incorrectness of such facts, opinions, assumptions, representations or determinations could adversely affect such opinion.

      A “U.S. Holder” of IDSs, senior subordinated notes or Class A common stock means a holder that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

      If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds IDSs, senior subordinated notes or Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IDSs, senior subordinated notes or Class A common stock, we urge you to consult your own tax advisor.

      No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for U.S. federal income tax purposes. In addition, no rulings have been or will be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax issues discussed in this summary. As a result, we cannot assure you that the IRS or the courts will agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the IDSs, and, in the case of Non-U.S. Holders (as defined below), could subject such holders to U.S. federal withholding taxes with regard to the senior subordinated notes in the same manner as they will be with regard to our common stock. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the senior subordinated notes. If you are considering the purchase of IDSs or senior subordinated notes, we urge you to consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of IDSs, senior subordinated notes, or Class A common stock as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

IDSs

      Allocation of Purchase Price. Your acquisition of IDSs should be treated for U.S. federal income tax purposes as if you actually purchased the shares of our Class A common stock and the senior subordinated notes underlying the IDSs and, by purchasing IDSs, you will agree to such treatment. The remainder of this discussion assumes that the acquisition of IDSs will be treated as an acquisition of shares of our common stock and senior subordinated notes.

      The purchase price of each IDS will be allocated between the share of Class A common stock and the senior subordinated note in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the share of Class A common stock and the senior subordinated note. We expect to report the initial fair market value of each share of common stock as $          and the initial fair market value of each senior subordinated note as $          , and by purchasing IDSs, you will agree to such allocation and that you will not take a contrary position for any purpose, including tax reporting purposes. This allocation, however, is not binding on the IRS, and the IRS may challenge this allocation. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with more than a de minimis amount of original issue discount (referred to as OID), or amortizable bond premium, and your initial tax basis in our Class A common stock would be higher, or lower, respectively. You generally would have to include original issue discount in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the remaining term of the notes. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

      Separation and Recombination. If you separate an IDS into a share of common stock and a senior subordinated note or recombine a share of common stock and a senior subordinated note to form an IDS, you generally should not recognize gain or loss upon the separation of an IDS or a recombination of a share of common stock and senior subordinated note into an IDS. You will continue to take into account items of income or deduction otherwise includible or deductible, with respect to the share of Class A common stock and the senior subordinated note, and your tax basis in the share of Class A common stock and the senior subordinated note will not be affected by the separation or recombination.

Senior Subordinated Notes

      Characterization of Senior Subordinated Notes. Our counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, is of the opinion that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, and based upon that opinion, we believe that the senior subordinated notes should be so treated. A copy of our counsel’s opinion will be filed as an exhibit to the registration statement of which this prospectus is a part. Such opinion is based in part on facts described in this prospectus and on various other opinions, assumptions, on representations and determinations, (including those discussed in more detail in the following paragraphs). Any alteration or incorrectness of such facts, opinions, assumptions, representations or determinations could adversely affect such opinion, and such opinion is not binding on the IRS or the courts. We intend and, by acquiring senior subordinated notes (directly or in the form of IDSs), each holder agrees, to treat the senior subordinated notes as our indebtedness for all purposes, including tax purposes. Assuming such treatment is respected, stated interest on the senior subordinated notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

      The determination of whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor’s interest in the corporation. Our determination that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, and the opinions of counsel to this effect referred to above, rely upon certain representations and determinations by us and Duff & Phelps, LLC (“Duff & Phelps”) including, without limitation, representations and determinations substantially to the effect that:

•	the principal amount, term, interest rate, issue price, security and other material provisions of the senior subordinated notes, when taken together and considered as a whole, are commercially reasonable and are substantially similar to the terms to which an unrelated third party lender bargaining at arm’s length would reasonably agree;

•	the aggregate principal amount of the senior subordinated notes in relation to the aggregate amount of our capital is commercially reasonable under the circumstances; and

•	the ratio of our aggregate outstanding indebtedness to the fair market value of our equity following the Transactions will not exceed to 1.

      The opinion of Duff & Phelps relies on, and assumes without independent investigation the accuracy of, the financial data provided by us and the descriptions of the securities set forth in this prospectus. Such opinion is being provided solely for the purpose of assisting us and our special counsel regarding certain U.S. federal income tax determinations and opinions referred to in this prospectus and certain financial accounting matters. Therefore, such opinion does not constitute a recommendation to invest in our securities, an expression of a viewpoint as to our business prospects or the fairness or merits of the offering. Duff & Phelps is not providing any opinions as to any legal questions or tax and accounting matters. In addition, the opinions of Duff & Phelps as to the commercial reasonableness and valuation of our securities are based on the comparison of our securities and the offering with other securities and transactions deemed comparable, and valuation methodologies deemed appropriate, by Duff & Phelps. The opinion of Duff & Phelps is rendered at, and speaks only as of, the closing of this offering.

      Our counsel’s opinion also relies on our representation that we expect to make all interest and principal payments on the senior subordinated notes in accordance with their terms.

      In light of the representations and determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes, we (and our counsel) are of the view that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the terms of the senior subordinated notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of senior subordinated notes and Class A common stock). In light of this absence of direct authority, neither we nor our counsel can conclude with certainty that the senior subordinated notes will be treated as debt for U.S. federal income tax purposes.

      If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes would generally be treated as a dividend to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), but those amounts would likely not qualify for the special rate described below under “— Class A Common Stock — Dividends,” and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This would reduce our after-tax cash flow, thereby adversely affecting our ability to make payments on the senior subordinated notes and the common stock. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. In addition, repayment of the senior subordinated notes by early redemption or otherwise, would be treated as a redemption of equity, which could be treated as a dividend to Holders pursuant to applicable U.S. federal income tax rules.

      Sale, Exchange or Retirement of Senior Subordinated Notes. Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the senior subordinated note underlying the IDS. Upon the sale, exchange, retirement or other disposition of a senior subordinated note, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to, or received for, your senior subordinated note (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the senior subordinated note. As described above under “— Consequences to U.S. Holders — IDSs — Allocation of Purchase Price,” your tax basis in a senior subordinated note generally will be the portion of the purchase price of your IDSs allocable to the senior subordinated note, or your purchase price for the senior subordinated note, as the case may be, less any principal payments thereon and increased by any OID (if any) previously included in your income. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

      Deferral of Interest. Based on our detailed financial forecasts and the fact that we have no present plan or intention to exercise our right to defer interest, we believe the likelihood of deferral of interest payments on the senior subordinated notes is remote under applicable U.S. Treasury regulations. Under those U.S. Treasury regulations, a “remote” contingency that stated interest will not be timely paid is ignored in determining whether a debt instrument is issued with OID. However, if we were to defer payments of interest on the senior subordinated notes, you would be subject to the special OID rules and would be required to include amounts in income before the receipt of cash payments. If deferral of any payment of interest were determined not to be “remote,” then the senior subordinated notes would be treated as issued with OID at the time of issuance. In such case, all stated interest on the senior subordinated notes would be treated as OID, with the consequence that all holders would be required to include the yield on the senior subordinated notes in income as it accrued on a constant yield basis, possibly in advance of their receipt of the associated cash and regardless of their method of tax accounting.

      Additional Issuances. Subsequently issued senior subordinated notes may be issued with more than a de minimis amount of OID if they are issued at a discount to their face value. The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) upon a subsequent offering by us of IDSs or senior subordinated notes, including IDSs in exchange for Class B common stock, are unclear. The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes having terms that are otherwise identical (other than issuance date) in all material respects to the senior subordinated notes underlying the IDSs, but that are issued with OID, each holder of senior subordinated notes or IDSs, as the case may be, agrees that upon such issuance or any issuance of senior subordinated notes thereafter a portion of such holder’s senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance, without any action by such holder each holder of subsequently issued senior subordinated notes, held either as part of IDSs or separately, and each holder of existing senior subordinated notes, held either as part of IDSs or separately, will own senior subordinated notes of each separate issuance in the same proportion as each other holder, and, the records of any record holders of senior subordinated notes will be amended to reflect these changes. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of IDSs or separately, the combination of senior subordinated notes and shares of common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment.

      The aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. Whether the receipt of subsequently issued senior subordinated notes in exchange for previously issued senior subordinated notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued senior subordinated notes are viewed as differing materially from the senior subordinated notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued senior subordinated notes would be viewed as differing materially from the previously issued senior subordinated notes for this purpose. Consequently, it is unclear whether an exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

      If the IRS successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued senior subordinated notes received and such holder’s adjusted tax basis in the senior subordinated notes exchanged. See “— Senior Subordinated Notes — Sale, Exchange or Retirement of Senior Subordinated Notes.” It is also possible that the IRS might successfully assert that any such loss should be disallowed under the wash sale rules, in which case the holder’s basis in the subsequently issued senior subordinated notes would be increased to reflect the amount of the disallowed loss. In the case of a taxable exchange, a holder’s initial tax basis in the subsequently issued senior subordinated notes received in the exchange would be the fair market value of such senior subordinated notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder’s holding period in such senior subordinated notes would begin on the day after such exchange.

      Regardless of whether a subsequent issuance of senior subordinated notes with OID results in a taxable exchange, such issuance may increase the amount of OID, if any, that you are required to accrue with respect to the senior subordinated notes. Following any subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) and resulting exchange we (and our agents) will report any OID on any subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IDSs, and each holder of senior subordinated notes and IDSs will, by purchasing IDSs, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire senior subordinated notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchased senior subordinated notes having no OID). This will generally result in such holders reporting more interest income over the term of the senior subordinated notes than they would have reported had no such subsequent issuance occurred, and any such additional interest income will be reflected as an increase in the tax basis of the senior subordinated notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the senior subordinated notes. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the senior subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes. You would be required to include any OID in income as ordinary income as it accrues, in advance of the receipt of cash attributable to such income.

      It is possible that senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant OID” and thus be classified as “applicable high yield discount obligations.” If any such senior subordinated notes were so classified, a portion of the OID on such senior subordinated notes could be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

      Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of senior subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Class A Common Stock

      Dividends. The gross amount of dividends paid to you will be treated as dividend income to you to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includible in your gross income as ordinary income. Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the shares, and after such tax basis is reduced to zero as gain from the sale or exchange of shares of our Class A common stock. Dividends paid through 2008 will generally be taxed to you at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. After 2008, dividends will be taxed at the same rate as ordinary income.

      Sale or Exchange of Class A Common Stock. Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the shares of our Class A common stock underlying the IDS. Upon the sale, exchange or other disposition of shares of our Class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of Class A common stock and your tax basis in the shares of Class A common stock. As described above under “— Consequences to U.S. Holders — IDSs — Allocation of Purchase Price,” your tax basis in the shares of Class A common stock generally will be the portion of the purchase price of your IDSs allocable to the shares of Class A common stock, less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to payments of principal, interest and dividends on our senior subordinated notes and Class A common stock and to the proceeds of sale of IDSs, our senior subordinated notes and Class A common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

      The following discussion applies only to Non-U.S. Holders. A “Non-U.S. Holder” is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates,

•	“controlled foreign corporations,”

•	“passive foreign investment companies,”

•	“foreign personal holding companies,”

•	corporations that accumulate earnings to avoid U.S. federal income tax, and

•	investors in pass-through entities that are subject to special treatment under the Code.

      Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Senior Subordinated Notes

      Characterization of Senior Subordinated Notes. As discussed above under “— Consequences to U.S. Holders — Senior Subordinated Notes — Characterization of Senior Subordinated Notes,” we believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS and thus there can be no assurance that such a position would be sustained if challenged by the IRS. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the senior subordinated notes would be treated in the same manner as shares of our common stock as described below under “— Consequences to Non-U.S. Holders — Class A Common Stock,” and payments on the senior subordinated notes (which could include payments in redemption of the senior subordinated notes) would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes as discussed under “— Consequences to U.S. Holders — Senior Subordinated Notes — Characterization of Senior Subordinated Notes.” The remainder of this discussion assumes that the characterization of the senior subordinated notes as debt for U.S. federal income tax purposes will be respected.

      U.S. Federal Withholding Tax. Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest (including OID, if any) on a senior subordinated note owned by you under the “portfolio interest rule,” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

•	you are not a controlled foreign corporation that is related to us through stock ownership,

•	you are not a bank whose receipt of interest on a senior subordinated note is described in section 881(c)(3)(A) of the Code, and

•	you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the Treasury regulations thereunder.

      To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the senior subordinated note on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes our paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a note held in an offshore account or through certain foreign intermediaries.

      If you cannot satisfy the requirements of the “portfolio interest rule” described in the bullets above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

•	IRS Form W-8ECI stating that interest paid on the senior subordinated note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      Alternative documentation may be applicable in special situations, such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

      U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest on the senior subordinated note is effectively connected with the conduct of such trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

      Sale, Exchange or Retirement of Notes. Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the senior subordinated note represented by the IDS. Any gain realized upon the sale, exchange, retirement or other disposition of a senior subordinated note generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States and, if certain tax treaties apply, is attributable to your U.S. permanent establishment, or

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

      If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

      U.S. Federal Estate Tax. A senior subordinated note beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment made to such individual on the senior subordinated notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above under “Consequences to Non-U.S. Holders — Senior Subordinated Notes — U.S. Federal Withholding Tax” without regard to the statement requirement described therein.

Class A Common Stock

      Dividends. Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if you were a U.S. Holder. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      If you wish to claim the benefit of an applicable treaty rate (and also avoid backup withholding as discussed below) for dividends, you will be required to:

•	complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty, or

•	if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

      Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

      If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

      Sale or Exchange of Common Stock. Upon the sale, exchange, retirement or other disposition of IDSs, you will be treated as having sold, exchanged or disposed of the shares of Class A common stock underlying the IDSs. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our Class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to your U.S. permanent establishment,

•	if you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

      If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

      We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

      U.S. Federal Estate Tax. Shares of our Class A common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

      In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fourth bullet under “— Consequences to Non-U.S. Holders — Senior Subordinated Notes — U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

      Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs, Class A common stock or senior subordinated notes within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fourth bullet under “— Consequences to Non-U.S. Holders — Senior Subordinated Notes — U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement, dated                     , 2004, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC, Banc of America Securities LLC and CIBC World Markets Corp. are acting as representatives, the following respective numbers of IDSs and aggregate principal amount of separate senior subordinated notes:

Aggregate
Principal
	Number of	Amount of Separate Senior
Underwriter	IDSs	Subordinated Notes

Credit Suisse First Boston LLC
Banc of America Securities LLC
CIBC World Markets Corp.
UBS Securities LLC
JP Morgan Securities, Inc.
Piper Jaffray & Co.

Total

      The underwriting agreement provides that the underwriters are obligated to purchase all the IDSs and separate senior subordinated notes in the offering if any are purchased, other than those IDSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated, depending on the circumstances.

      None of the senior subordinated notes sold separately (not in the form of IDSs) in this offering, which we refer to in this section as the “separate senior subordinated notes” may be purchased, directly or indirectly, by persons who are also (1) purchasing IDSs in this offering or (2) holders of Class B common stock following our internal corporate transactions.

      Furthermore, prior to the closing of this offering, each person purchasing separate senior subordinated notes in this offering will be required to represent to us that:

(a) neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing IDSs in this offering or owns or has the contractual right to acquire our equity securities (including securities which are convertible, exchangeable or exercisable into or for our equity, which we refer to collectively as our company equity); and

(b) there is no plan or pre-arrangement by which (i) such purchaser will acquire any IDSs or our capital stock or (ii) separate senior subordinated notes being acquired by such purchaser will be transferred to any holder of the IDSs or company equity.

      Any subsequent issuance of IDSs and senior subordinated notes of the same series that results in an automatic exchange of a portion of your senior subordinated notes for a portion of the senior subordinated notes issued in such subsequent issuance, and/or replacement of your IDSs with new IDSs should not impair the rights you would otherwise have to assert claims against us or the underwriters with respect to the full amount of the senior subordinated notes purchased by you.

      We have granted the underwriters an option to purchase on a pro rata basis up to                      additional IDSs at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. The option may be exercised by the underwriters only to cover any over-allotments of IDSs.

      The underwriters propose to offer the IDSs and separate senior subordinated notes initially at the public offering price on the cover page of this prospectus and to the selling group members at that price less a selling concession of $           per IDS. The underwriters may allow a discount of $           per IDS and $           per $1,000 aggregate principal amount of the separate senior subordinated notes on sales to other broker/ dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/ dealers.

      The following table summarizes the compensation and estimated expenses that we will pay:

	Per Share		Total

	Without Over-	With Over-	Without Over-	With Over-
	allotment	allotment	allotment	allotment

Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

      We expect that our total expenses for this offering, excluding the underwriting discount, will be approximately $                    .

      The representatives have informed us that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the IDSs being offered. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any IDSs, shares of our Class A common stock, shares of our Class B common stock or senior subordinated notes or any securities convertible into or exchangeable or exercisable for any such securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus.

      Our executive officers, directors and certain of our existing stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any IDSs, shares of our Class A common stock, shares of our Class B common stock or any senior subordinated notes or any securities convertible into or exchangeable or exercisable for any such securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any IDS, our Class A common stock, our Class B common stock or senior subordinated notes, whether any of these transactions are to be settled by delivery of any IDS, our Class A common stock, our Class B common stock, our senior subordinated notes or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus.

      We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

      We will apply to list the IDSs on the                     under the symbol “          ”.

      Prior to this offering, there has been no public market for the IDSs, the shares of our Class A common stock or the senior subordinated notes. The initial public offering price of the IDSs and the senior subordinated notes have been negotiated between the representatives and us. In determining the initial public offering price of our IDSs and our senior subordinated notes, the representatives considered:

•	prevailing market conditions;

•	our historical performance and capital structure;

•	estimates of our business potential and future revenues;

•	an overall assessment of our management; and

•	the consideration of these factors in relation to market valuation of companies in related businesses.

      In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of IDSs in excess of the number of IDSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of IDSs over-allotted by the underwriters is not greater than the number of IDSs that they may purchase in the over-allotment option. In a naked short position, the number of IDSs involved is greater than the number of IDSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing IDSs in the open market.

•	Syndicate covering transactions involve purchases of IDSs or senior subordinated notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of IDSs or senior subordinated notes to close out the short position, the underwriters will consider, among other things, the price of IDSs or senior subordinated notes available for purchase in the open market as compared to the price at which they may purchase IDSs or senior subordinated notes through the over- allotment option. If the underwriters sell more IDSs or senior subordinated notes than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying IDSs or senior subordinated notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the IDSs or senior subordinated notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the IDSs or senior subordinated notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the IDSs or separate senior subordinated notes or preventing or retarding a decline in the market price of the IDSs or separate senior subordinated notes. As a result the price of the IDSs or separate senior subordinated notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on                     or otherwise and, if commenced, may be discontinued at any time.

      We have been advised by the representatives that Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinated notes currently intend to facilitate a secondary market in the senior subordinated notes sold separately from the IDSs and, following any separation of the IDSs into their component pieces, any such newly separated senior subordinated notes and shares of Class A common stock, subject to applicable legal and regulatory requirements and limitations which means that Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinated notes will make a commercially reasonable attempt to match buyers of the applicable securities with sellers of such securities, in each case, as between persons of whom Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinate notes have knowledge that they are potential buyers or sellers of such securities. In addition, with respect to facilitating any market for the senior subordinated notes, Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinated notes will consider relevant credit issues where deemed appropriate. However, Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinated notes are not obligated to facilitate a secondary market in the separate senior subordinated notes and may discontinue any such efforts at any time and without notice for any reason that would cause them in the ordinary course of their high yield debt securities or equity securities businesses to discontinue such facilitation. Moreover, if and to the extent that Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinated notes facilitate any market for any such securities, there can be no assurance that such market would provide sufficient liquidity for any holder of such securities.

      A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of IDSs or senior subordinated notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

      Certain of the underwriters and their respective affiliates have performed and expect to continue to perform financial advisory and investment and commercial banking services for us for which they have received and will receive compensatory compensation. Affiliates of certain of the underwriters are lenders under the Existing Credit Facility and may be lenders under the Amended Credit Facility. Certain of the underwriters may also act as the initial purchasers or underwriters of Buffets’ Senior Notes. Credit Suisse First Boston LLC acted as the initial purchaser of our 13 7/8% Notes. In addition, certain of the underwriters will serve as dealer/managers for the tender offers of Buffets’ 11 1/4% Notes and our 13 7/8% Notes.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the IDSs or our senior subordinated notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of IDSs or our senior subordinated notes are made. Any resale of the IDSs or senior subordinated notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the IDSs or senior subordinated notes.

Representations of Purchasers

      By purchasing IDSs or our senior subordinated notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the IDSs and our senior subordinated notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action — Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the IDSs or our senior subordinated notes, for rescission against us in the event that this circular contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the IDSs or our senior subordinated notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the IDSs or our senior subordinated notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the IDSs or our senior subordinated notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the IDSs or our senior subordinated notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      We recommend that Canadian purchasers of IDSs or our senior subordinated notes consult their own legal and tax advisors with respect to the tax consequences of an investment in the IDSs or our senior subordinated notes in their particular circumstances and about the eligibility of the IDSs or our senior subordinated notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

      The validity of the issuance of the IDSs offered hereby and the shares of Class A common stock and senior subordinated notes (including the senior subordinated notes sold separately from the IDSs), as well as the validity of the issuance of the subsidiary guarantees by the Delaware subsidiary guarantor, will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The validity of the issuance of the subsidiary guarantees by the Minnesota subsidiary guarantors will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

      The consolidated financial statements of Buffets Holdings, Inc. and its subsidiaries as of January 2, 2002, July 3, 2002 and July 2, 2003 and for the year ended January 2, 2002, for the 26-week transitional period ended July 3, 2002, for the year ended July 2, 2003 and for the year ended June 30, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in its method of accounting for goodwill and other intangible assets), and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the securities being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the securities being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit.

      We also file annual, quarterly and current reports and other reports with the Commission. You may inspect a copy of the registration statement and all other reports that we file with the Commission without charge at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the Commission from the Commission’s Public Reference Room at the Commission’s principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission’s World Wide Web address is www.sec.gov.

      You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Buffets Holdings, Inc.

1460 Buffet Way
Eagan, Minnesota 55121
(651) 994-8608

INDEX TO FINANCIAL STATEMENTS

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

Page

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of July 3, 2002, July 2, 2003 and June 30, 2004	F-3
Consolidated Statements of Operations for the Year Ended January 2, 2002, for the Twenty-Six Week Transitional Period Ended July 3, 2002, for the Year Ended July 2, 2003 and for the Year Ended June 30, 2004
F-4
Consolidated Statements of Shareholders’ Equity (Deficit) for the Year Ended January 2, 2002, for the Twenty-Six Week Transitional Period Ended July 3, 2002, for the Year Ended July 2, 2003 and for the Year Ended June 30, 2004
F-5
Consolidated Statements of Cash Flows for the Year Ended January 2, 2002, for the Twenty-Six Week Transitional Period Ended July 3, 2002, for the Year Ended July 2, 2003 and for the Year Ended June 30, 2004
F-6
Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Buffets Holdings, Inc. and Subsidiaries:

      We have audited the accompanying consolidated balance sheets of Buffets Holdings, Inc. (a Delaware corporation) and Subsidiaries (the Company) as of July 3, 2002, July 2, 2003 and June 30, 2004, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the year ended January 2, 2002, the twenty-six week transitional period ended July 3, 2002, the year ended July 2, 2003 and the year ended June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Buffets Holdings, Inc. and Subsidiaries as of July 3, 2002, July 2, 2003 and June 30, 2004, and the results of their operations and their cash flows for the year ended January 2, 2002, the twenty-six week transitional period ended July 3, 2002, the year ended July 2, 2003 and the year ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 2 to the consolidated financial statements, effective January 3, 2002, the Company changed its method of accounting for goodwill and intangible assets.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

August 27, 2004

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	July 3,	July 2,	June 30,
	2002	2003	2004

	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,362	$15,855	$26,072
Restricted cash and cash equivalents	—	—	16,228
Receivables	8,682	6,478	6,963
Inventories	18,632	18,462	18,673
Prepaid expenses and other current assets	10,086	8,039	5,244
Assets held for sale	—	1,390	—
Deferred income taxes	19,000	15,216	15,915

Total current assets	64,762	65,440	89,095
PROPERTY AND EQUIPMENT, net	198,350	154,140	149,618
GOODWILL, net	312,163	312,163	312,163
ASSETS HELD FOR SALE	24,952	—	—
DEFERRED INCOME TAXES	—	2,932	1,033
OTHER ASSETS, net	15,445	18,311	15,622

Total assets	$615,672	$552,986	$567,531

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$37,419	$43,777	$43,280
Accrued liabilities (Note 4)	92,454	78,508	68,663
Income taxes payable	2,900	4,787	4,531
Current maturities of long-term debt	2,450	1,735	2,300

Total current liabilities	135,223	128,807	118,774
LONG-TERM DEBT, net of current maturities	491,531	419,387	496,039
DEFERRED INCOME TAXES	175	—	—
DEFERRED LEASE OBLIGATIONS	18,829	19,713	21,621
OTHER LONG-TERM LIABILITIES	4,525	7,889	7,013

Total liabilities	650,283	575,796	643,447

COMMITMENTS AND CONTINGENCIES (Note 10)
SHAREHOLDERS’ DEFICIT:
Preferred stock, $.01 par value; 1,100,000 shares authorized; none issued and outstanding as of July 3, 2002, July 2, 2003 and June 30, 2004	—	—	—
Common stock, $.01 par value; 3,600,000 shares authorized; 3,228,610 shares issued and outstanding as of July 3, 2002, 3,187,985 as of July 2, 2003 and 3,185,672 as of June 30, 2004	32	32	32
Accumulated deficit	(34,643)	(22,842)	(75,948)

Total shareholders’ deficit	(34,611)	(22,810)	(75,916)

Total liabilities and shareholders’ deficit	$615,672	$552,986	$567,531

The accompanying notes are an integral part of these consolidated financial statements.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the
		Twenty-Six
		Week
		Transitional
	For the Year	Period		For the Year
	Ended	Ended	For the Year	Ended
	January 2,	July 3,	Ended	June 30,
	2002	2002	July 2, 2003	2004

	(In thousands)
RESTAURANT SALES	$1,044,734	$527,084	$985,286	$942,831
RESTAURANT COSTS:
Food	326,271	163,649	311,891	307,807
Labor	326,423	164,264	313,532	287,467
Direct and occupancy	233,375	117,004	225,417	217,388

Total restaurant costs	886,069	444,917	850,840	812,662
ADVERTISING EXPENSES	27,640	14,349	28,589	25,854
GENERAL AND ADMINISTRATIVE EXPENSES	50,569	25,687	45,382	42,722
GOODWILL AMORTIZATION	10,942	—	—	—
IMPAIRMENT OF ASSETS	—	—	4,803	1,878
GAIN ON SALE OF ORIGINAL ROADHOUSE GRILL RESTAURANTS	—	—	(7,088)	—
LOSS ON SALE LEASEBACK TRANSACTIONS	—	—	5,856	—
FINANCING-RELATED COMPENSATION EXPENSES	—	—	—	2,240

OPERATING INCOME	69,514	42,131	56,904	57,475
INTEREST EXPENSE	43,405	15,088	41,235	39,609
INTEREST INCOME	(698)	(212)	(307)	(424)
LOSS RELATED TO REFINANCING	—	38,724	—	4,776
LOSS RELATED TO EARLY EXTINGUISHMENT OF DEBT	—	—	—	5,275
OTHER INCOME	(1,040)	(598)	(1,270)	(1,379)

INCOME (LOSS) BEFORE INCOME TAXES	27,847	(10,871)	17,246	9,618
INCOME TAX EXPENSE (BENEFIT)	15,292	(3,354)	5,319	1,648

Net income (loss)	$12,555	$(7,517)	$11,927	$7,970

The accompanying notes are an integral part of these consolidated financial statements.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

						Retained
	Preferred Stock		Common Stock		Additional	Earnings
					Paid-In	(Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit)	Total

	(In thousands, except share data)
BALANCE, January 4, 2001	975,000	$10	3,250,000	$33	$135,371	$579	$135,993
Issuance of stock	1,550	—	4,610	—	200	—	200
Purchase of treasury stock	—	—	(8,125)	—	(71)	—	(71)
Net income	—	—	—	—	—	12,555	12,555

BALANCE, January 2, 2002	976,550	10	3,246,485	33	135,500	13,134	148,677
Purchase of treasury stock	—	—	(17,875)	(1)	(290)	—	(291)
Redemption of preferred stock	(976,550)	(10)	—	—	(97,644)	(10,573)	(108,227)
Redemption of preferred stock warrants	—	—	—	—	(5,414)	(1,786)	(7,200)
Dividends	—	—	—	—	(32,152)	(27,901)	(60,053)
Net loss	—	—	—	—	—	(7,517)	(7,517)

BALANCE, July 3, 2002	—	—	3,228,610	32	—	(34,643)	(34,611)
Issuance of stock	—	—	14,625	—	450	—	450
Purchase of treasury stock	—	—	(55,250)	—	(450)	(126)	(576)
Net income	—	—	—	—	—	11,927	11,927

BALANCE, July 2, 2003	—	—	3,187,985	32	—	(22,842)	(22,810)
Issuance of stock	—	—	21,250	—	241	—	241
Purchase of treasury stock	—	—	(23,563)	—	(209)	(171)	(380)
Dividends	—	—	—	—	(32)	(60,905)	(60,937)
Net income	—	—	—	—	—	7,970	7,970

BALANCE, June 30, 2004	—	$—	3,185,672	$32	$—	$(75,948)	$(75,916)

The accompanying notes are an integral part of these consolidated financial statements.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the
		Twenty-Six
		Week
	For the Year	Transitional	For the Year	For the Year
	Ended	Period Ended	Ended	Ended
	January 2,	July 3,	July 2,	June 30,
	2002	2002	2003	2004

	(In thousands)
OPERATING ACTIVITIES:
Net income (loss)	$12,555	$(7,517)	$11,927	$7,970
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	53,404	20,409	36,885	33,807
Amortization of debt issuance costs	3,905	1,617	1,182	1,370
Net loss related to refinancing:
Write-off of debt issuance costs	—	11,022	—	4,201
Accrued redemption fees	—	17,000	—	—
Original issue discount expensed	—	4,107	—	—
Accretion of original issue discount	773	357	739	2,049
Loss related to early extinguishment of debt	—	—	—	5,275
Deferred interest	1,269	614	—	—
Impairment of assets	—	—	4,803	1,878
Asset write-downs	491	—	—	—
Deferred income taxes	21	(2,798)	677	1,200
Gain on sale of Original Roadhouse Grill restaurants	—	—	(7,088)	—
Loss on disposal of assets	361	89	565	305
Loss on sale leaseback transactions	—	—	5,856	—
Changes in assets and liabilities:
Receivables	(1,069)	(982)	2,346	(235)
Inventories	690	(193)	170	(674)
Prepaid expenses and other assets	(1,571)	(1,557)	2,047	2,795
Accounts payable	(7,939)	6,399	8,350	(497)
Accrued and other liabilities	2,837	(7,190)	(12,690)	(8,698)
Income taxes payable/refundable	3,108	(2,127)	1,887	(256)

Net cash provided by operating activities	68,835	39,250	57,656	50,490

INVESTING ACTIVITIES:
Proceeds from sale leaseback transactions	39,075	2,281	26,117	2,710
Proceeds from sale of Original Roadhouse Grill restaurants	—	—	25,850	—
Purchase of fixed assets	(38,096)	(14,280)	(25,722)	(33,007)
Acquisition of 20% minority interest in Tahoe Joe’s Inc.	—	—	—	(370)
Proceeds from sale of other assets	1,596	662	417	2,284

Net cash provided by (used in) investing activities	2,575	(11,337)	26,662	(28,383)

FINANCING ACTIVITIES:
Repayment of debt	$(53,896)	$(353,298)	$(73,198)	$(172,953)
Redemption of subordinated notes	—	—	(400)	(27,364)
Redemption of preferred stock warrants	—	(7,200)	—	—
Redemption of preferred stock	—	(108,227)	—	—
Repurchase of common stock	(71)	(291)	(576)	(380)
Proceeds from issuance of common stock	200	—	450	241
Repayment of revolving credit facility	(5,000)	—	—	—

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

		For the
		Twenty-Six
		Week
	For the Year	Transitional	For the Year	For the Year
	Ended	Period Ended	Ended	Ended
	January 2,	July 3,	July 2,	June 30,
	2002	2002	2003	2004

	(In thousands)
Proceeds from issuance of subordinated notes	—	221,217	—	—
Proceeds from issuance of senior discount notes	—	—	—	75,073
Unrestricted cash proceeds from credit facility	—	245,000	—	195,300
Initial restricted cash proceeds from credit facility	—	—	—	34,700
Restricted cash proceeds from credit facility available as of year end	—	—	—	(16,228)
Use of restricted cash for early extinguishment of debt	—	—	—	(18,472)
Use of unrestricted cash for early extinguishment of debt	—	—	—	(15,300)
Dividends	—	(32,289)	—	(60,937)
Debt issuance costs	(823)	(12,076)	(3,101)	(5,570)

Net cash used in financing activities	(59,590)	(47,164)	(76,825)	(11,890)

NET CHANGE IN CASH AND CASH EQUIVALENTS	11,820	(19,251)	7,493	10,217
CASH AND CASH EQUIVALENTS, beginning of period	15,793	27,613	8,362	15,855

CASH AND CASH EQUIVALENTS, end of period	$27,613	$8,362	$15,855	$26,072

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of capitalized interest of $369, $158, $288 and $280, respectively)	$35,546	$16,526	$26,956	$37,286

Income taxes	$11,725	$1,587	$3,351	$700

Non-cash investing activities during the period for-
Note receivable on sale of Original Roadhouse Grill restaurants	$—	$—	$2,500	$—

Non-cash financing activities during the period for-
Issuance of subordinated notes to stockholders in lieu of cash payment	$—	$27,764	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1     Nature of Organization

Company Background

      Buffets Holdings, Inc. and Subsidiaries (Buffets Holdings), a Delaware corporation, was formed to acquire 100 percent of the common stock of Buffets, Inc. and its subsidiaries in a buyout from public shareholders on October 2, 2000 (the Acquisition). Buffets Holdings, Inc. and Buffets, Inc. are collectively referred to as the Company.

      In December 2002, Buffets, Inc. filed a registration statement with the Securities and Exchange Commission (SEC) to effect the exchange of $230.0 million of outstanding 11 1/4% senior subordinated notes which were issued in June 2002 for registered 11 1/4% senior subordinated notes due 2010.

      On February 20, 2004, Buffets, Inc. entered into an amended and restated senior credit facility (the Credit Facility) to refinance its existing debt and to make a distribution to Buffets Holdings. Buffets, Inc. used $230.0 million in proceeds from term loan borrowings under the amended Credit Facility to refinance $166.8 million in outstanding term loan indebtedness under the predecessor Credit Facility, establish a $34.7 million restricted cash collateral account to repurchase outstanding 11 1/4% senior subordinated notes, make a $19.7 million distribution to Buffets Holdings, pay $2.7 million in transaction fees related to the refinancing transaction, pay $1.1 million in accrued term loan interest and use $5.0 million for general corporate purposes. The amended Credit Facility allows Buffets, Inc. to use up to $50.0 million in cash, comprised of the restricted cash collateral proceeds and unrestricted cash on hand, toward the repurchase of its outstanding 11 1/4% senior subordinated notes. Any unused portion of the restricted cash collateral account must be applied within 180 days to repay indebtedness under the term loan portion of the amended Credit Facility. As of June 30, 2004, Buffets, Inc. had expended $33.8 million to redeem $29.6 million of senior subordinated notes at an average price of 110.4% and had $16.2 million of restricted cash and cash equivalents for further repurchases. The Company recorded a $4.2 million write-off of debt issuance cost associated with the amendment of the Credit Facility and $0.6 million of transaction fees associated with an uncompleted bond offering as a loss related to refinancing. The Company also recognized a $5.3 million loss related to the early extinguishment of debt. Buffets, Inc. completed its bond repurchase program in August 2004, expending an additional $15.7 million to redeem $14.3 million of senior subordinated notes at an average price of 106.7% during fiscal 2005. The remaining $0.5 million was paid on the amended Credit Facility in August 2004.

      On May 18, 2004, Buffets Holdings issued 13 7/8% senior discount notes due 2010 in a Rule 144A offering with a stated aggregate principal amount at maturity (including accreted amounts) of $132.0 million. Buffets Holdings used the $75.1 million in gross proceeds from the offering and $0.1 million of cash on hand to redeem its series B junior subordinated notes due 2011 plus accrued and unpaid interest ($9.2 million), make a distribution to its stockholders ($60.9 million) and pay transaction fees and expenses related to the offering ($5.1 million). As part of the transaction fees and expenses related to the offering, the Company recognized approximately $2.2 million of bonus payments to certain restaurant and corporate employees as financing-related compensation expenses.

      In July 2004, Buffets Holdings filed a registration statement with the SEC to effect the exchange of its outstanding 13 7/8% senior discount notes for registered 13 7/8% senior discount notes due 2010.

Description of Business

      The Company owns and operates a chain of restaurants under the names of Old Country Buffet, Country Buffet, HomeTown Buffet, Granny’s Buffet, Country Roadhouse Buffet & Grill, Tahoe Joe’s Famous Steakhouse and Soup ‘N Salad Unlimited in the United States. Until June 2003, the Company also operated 13 Original Roadhouse Grill restaurants. The Company, operating principally in the mid-

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

scale family dining industry segment, owned and operated 360 restaurants (352 family buffet restaurants) and franchised 20 restaurants operating as of June 30, 2004.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Fiscal Year

      Beginning July 3, 2002, the Company changed its fiscal year so that it ends on the Wednesday nearest June 30 of each year. The Company’s new fiscal year is comprised of 52 or 53 weeks divided into four fiscal quarters of 12, 12, 16, and 12 or 13 weeks, respectively. Prior to July 3, 2002, its fiscal year ended on the Wednesday nearest December 31 of each year and was comprised of 52 or 53 weeks divided into four fiscal quarters of 16, 12, 12, and 12 or 13 weeks, respectively. All references herein to “2004” represent the 52-week period ended June 30, 2004. All references herein to “2003” represent the 52-week period ended July 3, 2003. All references herein to “2002” represent the 26-week period ended July 3, 2002. All references herein to “2001” represent the 52-week period ended January 2, 2002.

Reclassifications

      Certain amounts shown in the prior-period consolidated financial statements have been reclassified to conform with the current period consolidated financial statement presentation. These reclassifications had no effect on net income (loss) or shareholder’s equity (deficit) as previously presented.

2     Summary of Significant Accounting Policies

Cash and Cash Equivalents

      Investments with original maturities of three months or less are considered to be cash equivalents and are recorded at cost, which approximates market value. Cash equivalents consist principally of commercial paper and money market funds.

Restricted Cash and Cash Equivalents

      Restricted cash and cash equivalents consist of money market funds. These funds are restricted for the repurchase of Buffets, Inc.’s outstanding 11 1/4% senior subordinated notes. Any unused portion of the restricted funds must be applied to repay indebtedness under the term loan portion of the Credit Facility by August 18, 2004.

Receivables

      Receivables primarily consist of credit card receivables, landlord receivables and vendor rebates. Landlord receivables represent the portion of costs for leasehold improvements remaining to be reimbursed by landlords at year-end. Vendor rebates result from discounts on purchases negotiated with the vendors. Rebates are recorded as a reduction to food costs in the statement of operations as the associated food cost is recognized.

Inventories

      Inventories, consisting primarily of food, beverage, china and smallwares for each restaurant location, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method for food and

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

beverage inventories. China and smallwares are stated at their original cost and subsequent additions and replacements are expensed as purchased.

Property and Equipment

      Property and equipment are stated at cost. Depreciation is provided using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes. Equipment is depreciated over estimated useful lives, ranging from 3 to 10 years. Leasehold improvements are amortized over the terms of the related leases, generally 10 to 15 years. Buildings are depreciated over estimated useful lives, generally 39 1/2 years.

      Maintenance and repairs are charged to expense as incurred. Major improvements, which extend the useful life of an item, are capitalized and depreciated. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

      Property and equipment was as follows (in thousands):

	July 3,	July 2,	June 30,
	2002	2003	2004

Land	$1,662	$1,669	$1,137
Buildings	174	2,696	2,999
Equipment	111,611	117,928	130,938
Leasehold improvements	148,210	121,140	134,215
Less — Accumulated depreciation and amortization	63,307	89,293	119,671

	$198,350	$154,140	$149,618

      The Company sold 23 restaurant locations in 2001, one location in 2002, 30 locations in 2003 and one location in 2004. The Company leased the restaurants back applying provisions of Statement of Financial Accounting Standards (SFAS) No. 98, “Accounting for Leases.” Net proceeds from the transactions were approximately $39.1 million in 2001, $2.3 million in 2002, $26.1 million in 2003 and $2.7 million in 2004. The aggregate initial annual rent associated with the sale and leaseback transactions was $3.2 million in 2001, $0.2 million in 2002, $3.7 million in 2003 and $0.3 million in 2004. The Company did not recognize a gain or loss on these transactions in 2001, 2002 or 2004, but recorded a loss of $5.9 million in 2003. The losses primarily reflected the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of $3.6 million in 2003 and $0.3 million in 2004. These deferred gains are being accreted over the lives of the respective restaurant leases, ranging from 17 to 25 years. The Company does not have any continuing involvement with these sale and leaseback locations. These leases are accounted for as operating leases.

Goodwill

      Goodwill, a result of the Acquisition, represents the excess of cost over net assets acquired. Goodwill was amortized on a straight-line basis over 15 to 30 years until the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 3, 2002. Since the adoption of SFAS No. 142, goodwill is no longer amortized, but is tested at least annually for impairment. Accumulated amortization for goodwill was $13.5 million as of July 3, 2002. There were no goodwill impairment charges for any of the periods presented.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table shows net income (loss) adjusted to reflect the adoption of SFAS No. 142 as of the beginning of the respective periods (in thousands):

		For the
	For the	26-Week	For the	For the
	Year Ended	Transitional	Year Ended	Year Ended
	January 2,	Period Ended	July 2,	June 30,
	2002	July 3, 2002	2003	2004

Reported net income (loss)	$12,555	$(7,517)	$11,927	$7,970
Add: goodwill amortization	10,942	—	—	—
Add: liquor license amortization	23	—	—	—

Adjusted net income (loss)	$23,520	$(7,517)	$11,927	$7,970

Assets Held for Sale

      Assets held for sale included net assets such as land, buildings and equipment that were in the process of being sold and were recorded at the lower of carrying value or fair market value less costs to sell based upon valuation estimates from brokers and negotiations with prospective purchasers, as follows (dollars in thousands):

		Carrying Amounts as of

Description of Assets	Facts and Circumstances Leading	July 3,	July 2,	June 30,
to be Disposed	to Expected Disposal	2002	2003	2004

Undeveloped properties	Decision not to develop; sold two properties in 2003; sold one property in 2004	$1,843	$698	$—
Non-restaurant property	Decision to reduce fixed overhead; changed decision in 2003 due to increased utilization	929	—	—
Restaurant in Texas	Decision to sell underperforming restaurant; sold in 2004	692	692	—
Original Roadhouse Grill restaurants	Decision to sell brand to reduce debt burden; sold in 2003	21,488	—	—

		$24,952	$1,390	$—

      The expected disposal dates of the assets to be disposed were uncertain prior to 2003, thereby resulting in their non-current classification for those periods.

      During 2003, the Company recorded an adjustment to direct and occupancy costs to reduce the carrying amount of the non-restaurant property by approximately $0.1 million upon the decision to retain the facility. The restaurants held for sale had revenues of approximately $38.6 million and operating income of approximately $3.2 million for 2003. The sale of the Original Roadhouse Grill restaurants in June 2003 resulted in a gain of approximately $7.1 million, which has been presented as a separate line item in the accompanying consolidated statements of operations.

      During 2004, the Company sold one undeveloped property and recognized a loss of approximately $0.1 million in direct and occupancy costs in the consolidated statements of operations. In addition, the Company sold one restaurant and recorded a gain of approximately $0.6 million in direct and occupancy costs. The restaurant held for sale had no revenues or operating profit for 2004.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Assets

      Other assets consist principally of debt issuance costs, notes receivable and other intangibles net of accumulated amortization of $0.1 million, $1.3 million and $1.1 million as of July 3, 2002, July 2, 2003, and June 30, 2004, respectively. Debt issuance costs are the capitalized costs incurred in conjunction with amending the Credit Facility and issuing senior subordinated, and senior discount, notes. The debt issuance costs are being amortized over the terms of the financing arrangements using the effective interest method. Other intangibles include trademarks, franchise fees and liquor licenses. Trademarks and franchise fees are being amortized on a straight-line basis over 10 years. Liquor licenses are not amortized, as they have indefinite lives. Notes receivable principally arose from the sale of certain restaurant facilities. Long-term and short-term notes receivable collectively totaled $0.8 million as of July 3, 2002, $3.4 million as of July 2, 2003 and $2.7 million as of June 30, 2004. The notes receivable had due dates between 2006 and 2008.

      The gross carrying amount and accumulated amortization of each major intangible asset class was as follows (in thousands):

	Franchise Fees		Trademarks		Liquor Licenses		Total

	Gross		Gross		Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization	Amount	Amortization	Amount	Amortization

BALANCE, July 3, 2002	$69	$(30)	$34	$(14)	$457	$(25)	$560	$(69)
FY 2003 Activity:
Amortization	—	(14)	—	(7)	—	—	—	(21)
Reductions	—	—	—	—	(140)	—	(140)	—

BALANCE, July 2, 2003	69	(44)	34	(21)	317	(25)	420	(90)
FY 2004 Activity:
Amortization	—	(12)	—	(8)	—	—	—	(20)
Additions	—	—	—	—	28	—	28	—

BALANCE, June 30, 2004	$69	$(56)	$34	$(29)	$345	$(25)	$448	$(110)

      The estimated amortization expense for next year is approximately $20,000 after which franchise fees and trademarks are expected to be fully amortized.

Recoverability of Long-Lived Assets

      The Company periodically evaluates long-lived assets and goodwill related to those assets for impairment whenever events or changes in circumstances indicate the carrying value amount of an asset or group of assets may not be recoverable. The Company considers a history of operating losses and the other factors described to be its primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the restaurant, including disposal value, if any, are less than its carrying amount. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar assets or the results of valuation techniques such as discounted estimated future cash flows as if the decision to continue to use the impaired restaurant was a new investment decision. The Company generally measures fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in 2001. During 2002, the Company expensed approximately $1.1 million relating to the impairment of assets associated with 12 restaurants (see Note 4). During 2003, the Company expensed approximately $4.8 million relating to the impairment of long-lived assets for 27 restaurants, as well as an additional $0.8 million related to the impairment of assets associated with 12 restaurants (see Note 4). During 2004, the Company expensed approximately $1.9 million relating to the impairment of long-lived assets for 17 restaurants.

Pre-opening Costs

      Costs incurred in connection with the opening of new restaurants are expensed as incurred in accordance with Statement of Position (SOP) 98-5, “Reporting on the Costs of Start-up Activities.” SOP 98-5 requires companies to expense as incurred all start-up and pre-opening costs that are not otherwise capitalized as long-lived assets.

Advertising Expenses

      Advertising costs are charged to expense as incurred.

Income Taxes

      The Company utilizes SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, the deferred tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates.

Joint Ventures

      During fiscal 2004, the Company paid $370,000 to purchase the remaining 20% minority interest from its lone consolidated joint venture, Tahoe Joe’s Inc., which owned and operated Tahoe Joe’s Famous Steakhouses.

Revenue Recognition

      The Company’s restaurant sales include proceeds from the sale of food and beverages at Company-owned restaurants.

      The Company recognizes franchise income for royalty fees and initial franchise fees received from franchisees. Initial fees are recognized as income when required obligations under the terms of the franchise agreement are fulfilled. Royalty fees are based on gross sales and are recognized in income as sales are generated. Franchise income was $1.3 million for 2001, $0.7 million for 2002, $1.2 million for 2003 and $1.0 million for 2004. Franchise income is included in other income in the accompanying consolidated statements of operations.

      The Company sells gift cards at its restaurants. Revenues are recognized upon the redemption of the gift cards. Unearned revenue represents gift cards sold and not yet redeemed and is included in accrued liabilities in the accompanying consolidated balance sheets.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Disclosure of Financial Instruments

      The Company’s financial instruments consist of cash and cash equivalents, receivables, notes receivable, accounts payable and long-term debt for which current carrying amounts are equal to or approximate fair market values. The following methods were used in estimating the fair value of each class of financial instrument:

      For cash equivalents, receivables and accounts payable, the carrying amounts approximate fair value because of the short duration of these financial instruments. The fair value of notes receivable is estimated based on the present value of expected future cash flows discounted at the interest rate currently offered by the Company, which approximates rates currently being offered by local lending institutions for loans of similar terms to companies of comparable credit risk. The fair value of long-term debt is estimated by discounting future cash flows for these instruments using the Company’s expected borrowing rate for debt of comparable risk and maturity.

Segment Reporting

      The Company operates principally in the mid-scale family dining industry segment in the United States, providing similar products to similar customers. The Company’s restaurants possess similar economic characteristics resulting in similar long-term expected financial performance characteristics. Revenues are derived principally from food and beverage sales. The Company does not rely on any major customers as a source of revenue. Management believes that the Company meets the criteria for aggregating its operations into a single reporting segment.

Stock-Based Compensation

      The Company accounts for activity under its stock-based employee compensation plans under the recognition and measurement principles of APB (Accounting Principles Board) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, the Company does not recognize compensation expense in connection with employee stock option grants because stock options are granted at exercise prices not less than the fair value of the common stock on the date of grant.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table shows the effect on net income (loss) had the Company applied the fair value expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation (in thousands):

		For the
		26-Week
	For the Year	Transitional	For the Year	For the Year
	Ended	Period Ended	Ended	Ended
	January 2, 2002	July 3, 2002	July 2, 2003	June 30, 2004

Net income (loss) as reported	$12,555	$(7,517)	$11,927	$7,970
Compensation expense recorded in the financial statements, net of tax effect	—	—	—	—
Pro forma compensation expense under the provisions of SFAS No. 123, net of tax effect	(87)	(38)	(5)	(9)

Pro forma	$12,468	$(7,555)	$11,922	$7,961

Weighted-average fair value per share of options granted	$2.64	$5.75	$0.81	$0.32

      Information on the Company’s stock-based compensation plans and data used to calculate compensation expense in the table above are described in more detail in Note 6.

3     Recent Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51.” The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities, or VIEs) and how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). In December 2003, the FASB issued FIN 46(R), “Consolidation of Variable Interest Entities,” which represents a revision to FIN 46. The provisions of FIN 46(R) are effective for interests in VIEs as of the first interim, or annual, period ending after March 15, 2004. In addition, FIN 46(R) requires that both the primary beneficiary and all other enterprises with a significant variable interest make additional disclosure in filings issued after January 31, 2003. The Company adopted FIN 46(R) as of December 17, 2003 and its adoption had no impact on the Company’s consolidated results of operations, financial position or cash flow.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, or otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 as of July 3, 2003 and its adoption had no impact on the Company’s consolidated results of operations, financial position or cash flow.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4     Accrued Liabilities

      Accrued liabilities consisted of the following (in thousands):

	July 3, 2002	July 2, 2003	June 30, 2004

Accrued compensation	$21,764	$20,599	$16,686
Redemption fee payable	17,000	—	—
Accrued workers’ compensation	13,468	16,894	16,916
Accrued interest	564	13,152	10,282
Accrued insurance	10,203	8,513	7,771
Accrued store closing costs	7,091	2,782	1,442
Unearned revenue	5,306	4,521	4,378
Accrued sales taxes	4,454	3,921	3,315
Accrued other	12,604	8,126	7,873

	$92,454	$78,508	$68,663

      Virtually all the store closing activity recorded in the store closing cost accrual as of June 30, 2004 relates to store closings identified and recognized prior to December 31, 2002. The Company provided for these store closing costs, specifically identified and approved for closure in the succeeding year, in accordance with EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” and EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Store closing costs incurred subsequent to December 31, 2002 have been provided in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

      The store closing costs are principally comprised of lease termination costs and obligations, net of sublease and other cash receipts and employee termination benefits as summarized below (in thousands):

	July 3, 2002	July 2, 2003	June 30, 2004

Lease termination costs and obligations, net of sublease and other cash receipts	$6,926	$2,782	$1,442
Employee termination benefits	165	—	—

Total accrued store closing costs	$7,091	$2,782	$1,442

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes store closing reserve activity by type of cost for the past three fiscal years (in thousands):

	For the Twenty-Six
	Week Transitional	For the Year	For the Year
	Period Ended	Ended	Ended
	July 3, 2002	July 2, 2003	June 30, 2004

BALANCE, beginning of period	$9,378	$7,091	$2,782
Additions:
Lease obligations charged to earnings (as direct and occupancy costs)	450	167	467
Employee termination benefits charged to earnings (as direct and occupancy costs)	112	83	16
Reductions:
Cash payments:
Lease termination costs and obligations	1,630	3,471	1,807
Employee severance benefits	127	248	16
Change in lease obligation accrual assumptions	1,092	840	—

BALANCE, end of period	$7,091	$2,782	$1,442

      The change in accrual assumptions is based on the Company receiving greater than planned sublease and other cash receipts during 2002 and 2003. The expense recovery was included in the same line item in the statement of operations as the Company’s impairment of underperforming restaurant properties.

      The following table summarizes planned and actual store closing activity for the past three fiscal years:

	For the Twenty-Six
	Week Transitional	For the Year	For the Year
	Period Ended	Ended	Ended
	July 3, 2002	July 2, 2003	June 30, 2004

Number of stores:
Expected to close as of the beginning of the period	12	13	3
Closed during the period	9	14	15
Identified for closure during the period	10	4	19

Expected to close as of the end of the period	13	3	7

Number of employees:
Expected to be terminated as of the beginning of the period	420	455	105
Terminated during the period	310	490	455
Identified for termination during the period	350	140	595
Expected to be terminated as of the end of the period	455	105	245

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The remaining store closing reserves are expected to be paid, or incurred, by year as follows (in thousands):

2005	$378
2006	293
2007	229
2008	229
2009	195
Thereafter	118

$1,442

5	Long-Term Debt

      Long-term debt outstanding was as follows (in thousands):

	July 3, 2002	July 2, 2003	June 30, 2004

Buffets, Inc.
Credit Facility:
Revolving credit facility	$—	$—	$—
Term loan, interest at LIBOR plus 3.50%, due quarterly through June 28, 2009 (interest rate at 4.7% as of June 30, 2004)	245,000	171,802	228,850

Total Credit Facility	245,000	171,802	228,850
Senior subordinated notes, interest at 11.25%, due July 15, 2010, net of discount of $8,783 at July 3, 2002, $8,044 at July 2, 2003 and $6,226 at June 30, 2004	221,217	221,956	193,189

Total long-term debt at Buffets, Inc.	466,217	393,758	422,039
Buffets Holdings, Inc.
Series A senior subordinated notes, interest at 3% through December 31, 2002 and 4.75% thereafter, due June 25, 2011	7,764	7,764	—
Series B junior subordinated notes, interest at 3% through December 31, 2002 and 4.75% thereafter, due June 25, 2011	20,000	19,600	—
Senior discount notes, interest at 13.875%, due December 15, 2010, net of discount of $55,700	—	—	76,300

Grand total long-term debt	493,981	421,122	498,339
Less — current maturities	2,450	1,735	2,300

	$491,531	$419,387	$496,039

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of June 30, 2004, future maturities of long-term debt by year were as follows (in thousands):

2005	$2,300
2006	2,300
2007	2,300
2008	2,300
2009	219,650
Thereafter	331,415

$560,265

Credit Facility

      On February 20, 2004, Buffets, Inc. amended and restated its Credit Facility. The amended and restated Credit Facility provides for total borrowings of up to $310,000,000, including (i) a $230,000,000 term loan, (ii) a $30,000,000 revolving credit facility, (iii) a $20,000,000 letter of credit facility, and (iv) a $30,000,000 synthetic letter of credit facility. The terms of the Credit Facility permit Buffets, Inc. to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25,000,000. The borrowings under the term loan facility bear interest, at Buffets, Inc.’s option, at either adjusted LIBOR plus 3.50% or at an alternate base rate plus 2.50%, subject to a leverage-based pricing grid. The term loan and the synthetic letter of credit facility mature on June 28, 2009, while the revolving facility and the letter of credit facilities mature on June 28, 2007. The borrowings due under the term loan are payable in equal quarterly installments in an annual amount equal to 1% of the term loan during each of the first four and a half years of the loan, with the remaining balance payable due in equal quarterly installments during the last year of the loan. The Credit Facility is fully and unconditionally guaranteed by Buffets Holdings, which has no independent assets or operations, and is secured by substantially all of the Company’s assets. Availability under the Credit Facility depends upon our continued compliance with certain covenants and financial ratios including leverage, interest coverage and fixed charge coverage as specifically defined in the Credit Facility. Buffets, Inc. was in compliance with all financial ratio covenants of the Credit Facility as of June 30, 2004. The financial ratio covenant requirements increase over time, however, as set forth in the senior credit agreement.

      As of June 30, 2004, Buffets, Inc. had $35.1 million in outstanding letters of credit, which expire through May 2, 2005. As of June 30, 2004, the total borrowing availability under the revolving credit facility was $30.0 million and the total borrowing capacity under the letter of credit facilities was $14.9 million.

      Buffets, Inc. has the option of tying its borrowings to LIBOR or a base rate when calculating the interest rate for the term loan. The base rate is the greater of Credit Suisse First Boston’s prime rate, or the federal funds effective rate plus one-half of 1 percent.

11 1/4% Senior Subordinated Notes

      On June 28, 2002, Buffets, Inc. issued 11 1/4% senior subordinated notes in the principal amount of $230 million due July 15, 2010. Such notes were issued at a 96.181% discount, resulting in an effective yield of 12% to the initial principal amount. Interest is payable semi-annually on January 15 and July 15 of each year through July 15, 2010. Accretion of the original issue discount was approximately $10,000 during 2002, $0.7 million during 2003 and $0.8 million during 2004 and is included in interest expense in the accompanying consolidated statements of operations. Except in the event of an initial public offering, Buffets, Inc. is not entitled to redeem the notes at its option prior to July 15, 2006. The redemption price during the first twelve-month period following July 15, 2006 is 105.625%. The redemption price declines by

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.875% per year until July 15, 2009, at which point there is no redemption price premium. In the event of an initial public offering prior to July 15, 2006, Buffets, Inc. may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 111.25%. Furthermore, in the event of a change in control, as defined in the indenture governing those notes, the holders of the notes may require the Company to repurchase the notes at a purchase price of 101% of the outstanding principal amount plus accrued and unpaid interest.

Series A Senior Subordinated Notes

      On June 28, 2002, Buffets Holdings issued Series A senior subordinated notes, due June 25, 2011, in the principal amount of $7,764,219 to holders of the Company’s senior preferred stock to make a partial redemption of the Company’s senior preferred stock. Buffets Holdings repurchased all outstanding notes in February 2004.

Series B Junior Subordinated Notes

      On June 28, 2002, Buffets Holdings issued Series B junior subordinated notes, due June 25, 2011, in the principal amount of $20,000,000 as a dividend to holders of the Company’s common stock and holders of its warrants to purchase common stock. Buffets Holdings repurchased $0.4 million of these notes in January 2003, $10.5 million in February 2004 and the remaining $8.7 million in May 2004.

13 7/8% Senior Discount Notes

      On May 18, 2004, the Company issued $132 million aggregate principal amount at maturity of our 13 7/8% senior discount notes due December 15, 2010. The 13 7/8% senior discount notes were issued at a discount to their aggregate principal amount at maturity. Prior to July 31, 2008, interest will accrue on the 13 7/8% senior discount notes in the form of an increase in the accreted value of those notes. The accreted value of each note will increase until July 31, 2008 at a rate of 13.875% per annum. After this date, cash interest on the notes will accrue and be payable on January 31 and July 31 of each year at a rate of 13.875% per annum. Accretion of the discount was approximately $1.2 million during 2004 and is included in interest expense in the accompanying consolidated statements of operations. If the Company fails to meet certain leverage ratio tests on or about July 31, 2006 or July 31, 2008, additional interest will accrue on the notes from that date at a rate of 1% per annum, up to a maximum of 2% per annum.

6	Shareholders’ Equity (Deficit)

Authorized Shares

      The Company has 3,600,000 authorized shares of common stock and 1,100,000 authorized shares of preferred stock.

Stock Warrants

      On October 2, 2000, Buffets Holdings issued $80 million principal amount of 14% senior subordinated notes due September 29, 2008, with detachable warrants to purchase 173,218 shares of Buffets Holdings’ common stock and 51,965 shares of Buffets Holdings’ preferred stock. Contemporaneously, Buffets Holdings issued $15 million principal amount of 16% senior subordinated notes due September 29, 2008, with detachable warrants to purchase 32,478 shares of common stock and 9,744 shares of preferred stock. Such warrants were valued collectively at $5.4 million. On June 28, 2002, all preferred stock warrants were redeemed in conjunction with the refinancing transactions, leaving 205,696 common stock warrants outstanding. The common stock warrants have an exercise price of $.01 per share and expire September 29, 2010.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Call Rights and Put Rights

      The Company has a call right to repurchase stock held by the Company’s management at any time following the termination of a management stockholder’s employment with the Company. In the event of the death or disability of a management stockholder, the management stockholder’s estate has a put right, for a period of one year following the date of termination of employment, whereby the Company may be required to repurchase the stock of the management stockholder at a price that would be paid by the Company if it were exercising its call rights. The Company may defer payment of the put right in excess of $4.0 million per fiscal year per stockholder and in excess of $8.0 million per fiscal year for all stockholders.

Stock Option Plan

      In October 2000, Buffets Holdings adopted the Equity Participation Plan, a non-qualified stock option plan under which up to 113,750 shares of common stock are reserved for issuance to certain employees. The option exercise price for each option, as determined at the date of grant, is based on the four full fiscal quarters immediately preceding the date of the award using the amount by which the sum of 4.5 times earnings before interest, taxes, depreciation and amortization, as defined in the Credit Facility, and the proceeds payable to the Company upon the exercise of the options, exceeds the consolidated indebtedness of the Company as of the date of the award. Options are fully vested upon issuance and generally expire 15 years from the date of the grant or at an earlier date, as determined by the Board of Directors. However, options are only exercisable in the event of a liquidity event, as defined in the Stockholders’ Agreement. The Company reserves the right to pay the plan participant the appreciated value of the shares rather than actually issue equity.

      Activity under the stock option plan is summarized as follows:

	For the 26-Week
	Transitional Period		For the Year Ended		For the Year Ended
	Ended July 3, 2002		July 2, 2003		June 30, 2004

		Weighted-		Weighted-		Weighted-
		Avg		Avg		Avg
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	51,367	$14.29	59,310	$19.08	65,822	$17.93
Granted	10,793	40.01	10,218	11.64	44,305	13.08
Exercised	—	—	—	—	—	—
Canceled	(2,850)	12.42	(3,706)	19.10	(11,985)	12.14
Outstanding at end of year	59,310	$19.08	65,822	$17.93	98,142	$16.42

      The following table summarizes the Company’s outstanding stock options as of June 30, 2004:

	Options Outstanding

		Weighted-Avg
		Remaining
	Number	Option Term	Weighted-Avg
Range of Exercise Price	Outstanding	(in years)	Exercise Price

$ 0-$10	41,749	12.04	$9.86
$11-$20	35,251	14.53	14.69
$21-$30	11,380	12.35	25.51
$31-$40	1,037	12.52	32.09
$41-$50	8,725	12.83	41.07
$ 0-$50	98,142	13.05	$16.42

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      To determine compensation expense under the fair value method, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The principal assumptions the Company used in applying the Black-Scholes model were as follows:

	For the Twenty-
	Six Week
	Transitional	For the Year	For the Year
	Period Ended	Ended	Ended
	July 3, 2002	July 2, 2003	June 30, 2003

Risk-free interest rate	4.24%	2.07%	1.32%
Expected volatility	0.0%	0.0%	0.0%
Expected dividend yield	0.0%	0.0%	0.0%
Expected life in years	3.7	2.8	1.8

      Information regarding the effect on net income (loss) had the Company applied the fair value expense recognition provisions of SFAS No. 123 is included in Note 2.

7	Retirement Plan

      The Company has a 401(k) plan covering all employees with one year of service, age 21 or older, who worked at least 1,000 hours in the prior year. The Company’s discretionary contributions to the plan are determined annually, on a calendar year basis, by the Board of Directors and are used to match a portion of employees’ voluntary contributions. Participants are 100% vested in their own contributions immediately and are vested in the Company’s contributions 20% per year of service with the Company, such that they are fully vested at the end of five years of service with the Company. The Board of Directors authorized and recognized matching contributions of $0.9 million for 2001 and $0.1 million for the calendar year ended December 31, 2003. These contributions were paid during the first quarter of the succeeding calendar year. There were no matching contributions for calendar year 2002. The 2004 matching contribution will not be authorized until the end of the 2004 calendar year. The Company has an accrual of $0.4 million as of June 30, 2004 for estimated 2004 matching contributions related to the first half of calendar year 2004.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8	Income Taxes

      The income tax expense (benefit) consisted of the following (in thousands):

		For the
		Twenty-Six
		Week
		Transitional
		Period
	For the Year	Ended	For the Year	For the Year
	Ended	July 3,	Ended	Ended
	January 2, 2002	2002	July 2, 2003	June 30, 2004

Federal:
Current	$11,870	$(950)	$3,209	$(710)
Deferred	18	(2,448)	1,130	1,050

	11,888	(3,398)	4,339	340
State:
Current	3,401	394	1,433	1,158
Deferred	3	(350)	(453)	150

	3,404	44	980	1,308

Income tax expense (benefit)	$15,292	$(3,354)	$5,319	$1,648

      Deferred income taxes are provided to record the income tax effect of temporary differences that occur when transactions are reported in one period for financial statement purposes and in another period for tax purposes. The tax effect of the temporary differences giving rise to the Company’s deferred tax assets and liabilities was as follows (in thousands):

	July 3, 2002		July 2, 2003		June 30, 2004

		Non-		Non-		Non-
	Current	current	Current	current	Current	current
	Asset	Liability	Asset	Asset	Asset	Asset

Property and equipment	$—	$(9,091)	$—	$(5,476)	$—	$(6,336)
Deferred rent	—	7,227	—	7,586	—	8,325
Self-insurance reserve	2,975	—	1,832	—	2,986	—
Accrued workers’ compensation	4,929	—	6,341	—	6,223	—
Accrued payroll and related benefits	3,034	—	3,303	—	1,943	—
Accrued store closing costs	2,729	—	1,120	—	555	—
Net operating loss and tax credit carryforwards	4,564	—	1,934	—	3,719	—
Deferred gain on sale leaseback transaction	—	1,576	—	1,495	—	1,298
Goodwill	—	(112)	—	(569)	—	(1,348)
Other	769	225	686	(104)	489	(906)

Total	$19,000	$(175)	$15,216	$2,932	$15,915	$1,033

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A reconciliation of the Company’s income tax expense (benefit) at the federal statutory rate to the reported income tax expense (benefit) was as follows (in thousands):

		For the Twenty-
		Six Week
	For the Year	Transitional	For the Year	For the Year
	Ended	Period Ended	Ended	Ended
	January 2, 2002	July 3, 2002	July 2, 2003	June 30, 2004

Federal income tax expense (benefit) at statutory rate of 35%	$9,834	$(3,667)	$6,417	$3,367
State income taxes, net of federal benefit	2,204	29	666	850
General business credits	(932)	(656)	(1,769)	(1,396)
Goodwill amortization	3,767	—	—	—
Other	419	940	5	(1,173)

Income tax expense (benefit)	$15,292	$(3,354)	$5,319	$1,648

      The $1.2 million other line item above in 2004 represents a reduction in the Company’s liability resulting from a reassessment of the Company’s estimates following a favorable resolution to a state tax audit.

9	Related-Party Transactions

      The Company entered an advisory agreement with Caxton-Iseman, a majority shareholder with approximately 78.5% of Buffets Holdings’ outstanding common stock under its control, under which Caxton-Iseman provides various advisory services to the Company in exchange for an annual advisory fee equal to 2% of the Company’s annual consolidated earnings before interest, taxes, depreciation and amortization. Caxton-Iseman receives an additional fee for advisory services relating to particular financial transactions equal to 1% of the transaction value. Under these agreements, the Company paid Caxton-Iseman $2.9 million for 2001, $1.2 million for 2002, $2.8 million for 2003 and $3.1 million for 2004.

      The Company entered an advisory agreement with Sentinel Capital Partners, L.L.C. a minority shareholder with approximately 7.1% of Buffets Holdings’ outstanding common stock under its control, under which Sentinel Capital Partners, L.L.C. provides various advisory services to the Company for an annual advisory fee of $200,000. Under this agreement, the Company paid $200,000 in 2001, approximately $108,000 in 2002, $200,000 in 2003 and $200,000 in 2004.

      Roe H. Hatlen, a founder of the Company, former Chief Executive Officer and Chairman of the Board of Directors, and a current member on Buffets Holdings’ Board of Directors, entered into an advisory arrangement with the Company and Buffets Holdings that expires in December 2005. Under his advisory agreement, Mr. Hatlen received $325,000 in 2001, $150,000 in 2002, $283,000 in 2003 and $257,000 in 2004. He will receive $238,000 in fiscal 2005 and $113,000 in fiscal 2006. In addition, Mr. Hatlen will receive health, medical and other benefits comparable to those made available to the Company’s management employees through the end of calendar year 2005. Mr. Hatlen holds approximately 5.1% of Buffets Holdings’ outstanding common stock.

      C. Dennis Scott, a founder of the Company and former Vice Chairman, entered into an advisory arrangement with the Company and Buffets Holdings that expires in 2005. Under Mr. Scott’s advisory agreement, he received no cash compensation after fiscal 2000. Mr. Scott purchased approximately 0.5% of the shares of Buffets Holdings common stock. These shares are subject to Buffets Holdings’ right to repurchase these shares upon Mr. Scott’s termination as an advisor to Buffets Holdings at various prices depending on whether Mr. Scott is terminated with or without cause. Mr. Scott retains an office in

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

San Diego at the Company’s expense and receives health, medical and other benefits comparable to those made available to Company management through the end of calendar year 2005. Mr. Scott is required to provide services to the Company for no more than two days per month.

      Robert M. Rosenberg, a director of the Buffets Holdings’ Board of Directors, provided various advisory services to the Company for an advisory fee of $35,000 during fiscal 2003 and $3,500 during fiscal 2004.

      Buffets Holdings has entered into stockholder agreements with certain members of management. These agreements govern the five-year vesting of Buffets Holdings common stock, transfer restrictions and agreements not to compete for two years after their employment terminates. Some management investors obtained recourse loans to purchase shares in Buffets Holdings which were guaranteed by the Company. Each of the management investors pledged his or her respective ownership interests in the shares of Buffets Holdings and executed a promissory note in favor of Buffets Holdings, whereby each agreed to repay the corresponding amount of the guaranty, together with interest at fixed rates ranging between 6% and 7% per annum at the earliest of (1) seven years, (2) termination of employment with the Company or (3) the sale, disposition or other transfer of the management investor’s ownership interest in the shares. The guarantees totaled $0.5 million as of July 3, 2002, $0.5 million at July 2, 2003 and $0.1 million at June 30, 2004.

      An officer was advanced $315,000 on February 20, 2002 for a homestead purchase. Interest was payable annually at a rate equal to the Company’s interest rate on its senior secured borrowing, up to a maximum of 12% per annum. The principal plus accrued but unpaid interest was repaid in 2003 upon the officer’s resignation.

10	Commitments and Contingencies

Litigation

      The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position or the results of operations.

Operating Leases

      The Company conducts most of its operations from leased restaurant facilities, all of which are classified as operating leases.

      The following is a schedule of future minimum lease payments required under noncancelable operating leases as of June 30, 2004 (in thousands):

2005	$53,913
2006	52,713
2007	50,482
2008	48,346
2009	44,707
Thereafter	282,894

Total future minimum lease payments	$533,055

      Minimum payments have not been reduced by minimum sublease rentals of approximately $24.9 million.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Certain of these leases require additional rent based on a percentage of net sales and may require additional payments for real estate taxes and common area maintenance on the properties. Many of these leases also contain renewal options exercisable at the election of the Company. Under the provisions of certain leases, there are certain escalations in payments over the base lease term as well as renewal periods which have been reflected in rent expense on a straight-line basis over the life of the anticipated terms. Differences between minimum lease payments and straight-line rent expense are reflected as deferred lease obligations in the accompanying consolidated balance sheets.

      Rent expense was as follows (in thousands):

		For the Twenty-
		Six Week
	For the Year	Transitional	For the Year	For the Year
	Ended	Period Ended	Ended	Ended
	January 2, 2002	July 3, 2002	July 2, 2003	June 30, 2004

Minimum rents	$43,732	$23,510	$49,315	$49,911
Contingent rents	1,343	943	2,207	2,983
Less: Sublease rents	(721)	(440)	(1,388)	(2,739)
Deferred rents	835	890	1,530	2,381
Percentage rents	2,559	1,419	1,955	1,954

	$47,748	$26,322	$53,619	$54,490

11	Transition Period Disclosure (Unaudited)

      The following unaudited information for the twenty-eight week period ended July 28, 2001 and the fifty-week period ended July 3, 2002 are included for comparison purposes (in thousands).

	For the	For the
	Twenty-Eight	Fifty-
	Week Period	Week Period
	Ended	Ended
	July 28, 2001	July 3, 2002

RESTAURANT SALES	$567,821	$1,003,997
RESTAURANT COSTS:
Food	180,058	309,862
Labor	176,608	314,079
Direct and occupancy	125,166	225,213

Total restaurant costs	481,832	849,154
ADVERTISING EXPENSES	15,708	26,281
GENERAL AND ADMINISTRATIVE EXPENSES	26,700	49,556
GOODWILL AMORTIZATION	5,975	4,967

OPERATING INCOME	37,606	74,039
INTEREST EXPENSE	24,887	33,606
INTEREST INCOME	(324)	(586)
OTHER INCOME	(493)	(1,145)
LOSS RELATED TO REFINANCING	—	38,724

INCOME BEFORE INCOME TAXES	13,536	3,440
INCOME TAX EXPENSE	7,735	4,203

Net income (loss)	$5,801	$(763)

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12	Condensed Consolidating Financial Statements

      The following condensed consolidating financial statements are presented pursuant to Rule 3-10 of Regulation S-X. Buffets, Inc. is a subsidiary issuer of 11 1/4% senior subordinated notes that are fully and unconditionally guaranteed by its parent, Buffets Holdings, as well as each of its subsidiaries including HomeTown Buffets, Inc., OCB Restaurant Co., OCB Purchasing Co., Restaurant Innovations, Inc., Distinctive Dining, Inc., Tahoe Joe’s, Inc., Buffets Leasing Company, LLC, HomeTown Leasing Company, LLC, OCB Leasing Company, LLC, and Tahoe Joe’s Leasing Company, LLC. All guarantees are joint and several and the subsidiary issuer and the subsidiary guarantors are 100% owned by the parent company. There are certain restrictions on the ability of the Company to obtain funds from its subsidiaries.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet

As of July 3, 2002

		Subsidiary	Subsidiary
	Parent	Issuer	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58	$227	$8,077	$—	$8,362
Receivables	—	26,837	337,871	(356,026)	8,682
Inventories	—	721	17,911	—	18,632
Prepaid expenses and other current assets	—	5,438	4,648	—	10,086
Deferred income taxes	—	17,514	1,486	—	19,000

Total current assets	58	50,737	369,993	(356,026)	64,762
PROPERTY AND EQUIPMENT, net	—	11,491	186,859	—	198,350
GOODWILL, net	—	18,730	293,433	—	312,163
ASSETS HELD FOR SALE	—	—	24,952	—	24,952
OTHER ASSETS, net	—	412,192	5,755	(402,502)	15,445

Total assets	$58	$493,150	$880,992	$(758,528)	$615,672

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$—	$391,901	$2,243	$(356,725)	$37,419
Accrued liabilities	12	56,729	35,713	—	92,454
Income taxes payable	96	2,900	—	(96)	2,900
Current maturities of long-term debt	—	147	2,303	—	2,450

Total current liabilities	108	451,677	40,259	(356,821)	135,223
LONG-TERM DEBT, net of current maturities	27,764	27,826	700,941	(265,000)	491,531
DEFERRED INCOME TAXES	—	175	—	—	175
DEFERRED LEASE OBLIGATIONS	—	387	18,442	—	18,829
OTHER LONG-TERM LIABILITIES	—	3,885	104	536	4,525

Total liabilities	27,872	483,950	759,746	(621,285)	650,283

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock	32	—	—	—	32
Additional paid in capital	—	82,311	199,494	(281,805)	—
Retained earnings (accumulated deficit)	(27,846)	(73,111)	(78,248)	144,562	(34,643)

Total shareholders’ equity (deficit)	(27,814)	9,200	121,246	(137,243)	(34,611)

Total liabilities and shareholders’ equity (deficit)	$58	$493,150	$880,992	$(758,528)	$615,672

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet

As of July 2, 2003

		Subsidiary	Subsidiary
	Parent	Issuer	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$108	$8,511	$7,236	$—	$15,855
Receivables	—	14,965	341,403	(349,890)	6,478
Inventories	—	824	17,638	—	18,462
Prepaid expenses and other current assets	—	2,981	5,058	—	8,039
Assets held for sale	—	—	1,390	—	1,390
Deferred income taxes	—	13,730	1,486	—	15,216

Total current assets	108	41,011	374,211	(349,890)	65,440
PROPERTY AND EQUIPMENT, net	—	10,427	143,713	—	154,140
GOODWILL, net	—	18,730	293,433	—	312,163
DEFERRED INCOME TAXES	—	2,932	—	—	2,932
OTHER ASSETS, net	—	415,127	5,686	(402,502)	18,311

Total assets	$108	$488,227	$817,043	$(752,392)	$552,986

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$—	$391,486	$2,909	$(350,618)	$43,777
Accrued liabilities	1,101	49,865	27,542	—	78,508
Income taxes payable	—	3,401	1,386	—	4,787
Current maturities of long-term debt	—	104	1,631	—	1,735

Total current liabilities	1,101	444,856	33,468	(350,618)	128,807
LONG-TERM DEBT, net of current maturities	27,364	23,521	633,502	(265,000)	419,387
DEFERRED LEASE OBLIGATIONS	—	573	19,140	—	19,713
OTHER LONG-TERM LIABILITIES	—	3,687	3,101	1,101	7,889

Total liabilities	28,465	472,637	689,211	(614,517)	575,796

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock	32	—	—	—	32
Additional paid in capital	—	82,311	199,494	(281,805)	—
Retained earnings (accumulated deficit)	(28,389)	(66,721)	(71,662)	143,930	(22,842)

Total shareholders’ equity (deficit)	(28,357)	15,590	127,832	(137,875)	(22,810)

Total liabilities and shareholders’ equity (deficit)	$108	$488,227	$817,043	$(752,392)	$552,986

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet

As of June 30, 2004

		Subsidiary	Subsidiary
	Parent	Issuer	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$96	$19,771	$6,205	$—	$26,072
Restricted cash and cash equivalents	—	16,228	—	—	16,228
Receivables	—	41,056	318,430	(352,523)	6,963
Inventories	—	789	17,884	—	18,673
Income taxes receivable	1,619	—	—	(1,619)	—
Prepaid expenses and other current assets	—	4,711	533	—	5,244
Deferred income taxes	—	14,429	1,486	—	15,915

Total current assets	1,715	96,984	344,538	(354,142)	89,095
PROPERTY AND EQUIPMENT, net	—	8,206	141,412	—	149,618
GOODWILL, net	—	18,730	293,433	—	312,163
DEFERRED INCOME TAXES	—	1,033	—	—	1,033
OTHER ASSETS, net	2,847	410,013	5,264	(402,502)	15,622

Total assets	$4,562	$534,966	$784,647	$(756,644)	$567,531

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	180	395,799	2,519	(355,218)	43,280
Accrued liabilities	—	44,126	24,537	—	68,663
Income taxes payable	—	4,531	1,619	(1,619)	4,531
Current maturities of long-term debt	—	138	2,162	—	2,300

Total current liabilities	180	444,594	30,837	(356,837)	118,774
LONG-TERM DEBT, net of current maturities	76,300	25,184	659,555	(265,000)	496,039
DEFERRED LEASE OBLIGATIONS	—	1,143	20,478	—	21,621
OTHER LONG-TERM LIABILITIES	—	3,476	3,537	—	7,013

Total liabilities	76,480	474,397	714,407	(621,837)	643,447

COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock	32	—	—	—	32
Additional paid in capital	—	82,311	199,494	(281,805)	—
Retained earnings (accumulated deficit)	(71,950)	(21,742)	(129,254)	146,998	(75,948)

Total shareholders’ equity (deficit)	(71,918)	60,569	70,240	(134,807)	(75,916)

Total liabilities and shareholders’ equity (deficit)	$4,562	$534,966	$784,647	$(756,644)	$567,531

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations

For the Year Ended January 2, 2002

		Subsidiary	Subsidiary
	Parent	Issuer	Guarantors	Eliminations	Consolidated

	(In thousands)
RESTAURANT SALES	$—	$40,483	$1,004,251	$—	$1,044,734
RESTAURANT COSTS:
Food	—	13,487	312,784	—	326,271
Labor	—	13,066	313,357	—	326,423
Direct and occupancy	—	5,256	228,119	—	233,375

Total restaurant costs	—	31,809	854,260	—	886,069
ADVERTISING EXPENSES	—	1,017	26,623	—	27,640
GENERAL AND ADMINISTRATIVE EXPENSES	249	1,949	48,672	(301)	50,569
GOODWILL AMORTIZATION	—	657	10,285	—	10,942

OPERATING INCOME (LOSS)	(249)	5,051	64,411	301	69,514
INTEREST EXPENSE	—	2,604	40,801	—	43,405
INTEREST INCOME	—	(42)	(656)	—	(698)
OTHER INCOME	—	(420)	(638)	18	(1,040)

INCOME (LOSS) BEFORE INCOME TAXES	(249)	2,909	24,904	283	27,847
INCOME TAX EXPENSE (BENEFIT)	(96)	1,406	13,982	—	15,292

Net income (loss)	$(153)	$1,503	$10,922	$283	$12,555

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations

For the Twenty-Six Week Transitional Period Ended July 3, 2002

		Subsidiary	Subsidiary
	Parent	Issuer	Guarantors	Eliminations	Consolidated

	(In thousands)
RESTAURANT SALES	$—	$20,196	$506,888	$—	$527,084
RESTAURANT COSTS:
Food	—	6,669	156,980	—	163,649
Labor	—	6,414	157,850	—	164,264
Direct and occupancy	—	2,517	114,487	—	117,004

Total restaurant costs	—	15,600	429,317	—	444,917
ADVERTISING EXPENSES	—	525	13,824	—	14,349
GENERAL AND ADMINISTRATIVE EXPENSES	133	979	24,718	(143)	25,687

OPERATING INCOME (LOSS)	(133)	3,092	39,029	143	42,131
INTEREST EXPENSE	12	908	14,168	—	15,088
INTEREST INCOME	—	(16)	(196)	—	(212)
LOSS RELATED TO REFINANCING	248	38,476	—	—	38,724
OTHER INCOME	—	(236)	(559)	197	(598)

INCOME (LOSS) BEFORE INCOME TAXES	(393)	(36,040)	25,616	(54)	(10,871)
INCOME TAX EXPENSE (BENEFIT)	96	(11,866)	8,416	—	(3,354)

Net income (loss)	$(489)	$(24,174)	$17,200	$(54)	$(7,517)

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations

For the Year Ended July 2, 2003

		Subsidiary	Subsidiary
	Parent	Issuer	Guarantors	Eliminations	Consolidated

	(In thousands)
RESTAURANT SALES	$—	$38,983	$946,303	$—	$985,286
RESTAURANT COSTS:
Food	—	13,122	298,769	—	311,891
Labor	—	12,570	300,962	—	313,532
Direct and occupancy	—	5,189	220,228	—	225,417

Total restaurant costs	—	30,881	819,959	—	850,840
ADVERTISING EXPENSES	—	1,131	27,458	—	28,589
GENERAL AND ADMINISTRATIVE EXPENSES	—	1,796	43,586	—	45,382
IMPAIRMENT OF ASSETS	—	—	4,803	—	4,803
GAIN ON SALE OF ORIGINAL ROADHOUSE GRILL RESTAURANTS	—	—	(7,088)	—	(7,088)
LOSS ON SALE LEASEBACK TRANSACTIONS	—	—	5,856	—	5,856

OPERATING INCOME	—	5,175	51,729	—	56,904
INTEREST EXPENSE	1,089	2,409	37,737	—	41,235
INTEREST INCOME	—	(307)	—	—	(307)
OTHER INCOME	—	(1,270)	—	—	(1,270)

INCOME (LOSS) BEFORE INCOME TAXES	(1,089)	4,343	13,992	—	17,246
INCOME TAX EXPENSE	—	955	4,364	—	5,319

Net income (loss)	$(1,089)	$3,388	$9,628	$—	$11,927

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations

For the Year Ended June 30, 2004

		Subsidiary	Subsidiary
	Parent	Issuer	Guarantors	Eliminations	Consolidated

	(In thousands)
RESTAURANT SALES	$—	$39,851	$902,980	$—	$942,831
RESTAURANT COSTS:
Food	—	14,072	293,735		307,807
Labor	—	12,544	274,923		287,467
Direct and occupancy	—	5,393	211,995	—	217,388

Total restaurant costs	—	32,009	780,653	—	812,662
ADVERTISING EXPENSES	—	1,093	24,761	—	25,854
GENERAL AND ADMINISTRATIVE EXPENSES	—	1,806	40,916	—	42,722
IMPAIRMENT OF ASSETS	—	—	1,878	—	1,878
FINANCING-RELATED COMPENSATION EXPENSES	1,466	774	—	—	2,240

OPERATING INCOME (LOSS)	(1,466)	4,169	54,772	—	57,475
INTEREST EXPENSE	2,164	2,247	35,198	—	39,609
INTEREST INCOME	—	(424)	—	—	(424)
LOSS RELATED TO REFINANCING	575	4,201	—	—	4,776
LOSS RELATED TO EARLY EXTINGUISHMENT OF DEBT	—	5,275	—	—	5,275
OTHER INCOME	—	(1,379)	—	—	(1,379)

INCOME (LOSS) BEFORE INCOME TAXES	(4,205)	(5,751)	19,574	—	9,618
INCOME TAX EXPENSE (BENEFIT)	(1,619)	(1,359)	4,626	—	1,648

Net income (loss)	$(2,586)	$(4,392)	$14,948	$—	$7,970

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended January 2, 2002

		Subsidiary	Subsidiary
	Parent	Issuer	Guarantors	Eliminations	Consolidated

	(In thousands)
OPERATING ACTIVITIES:
Net income (loss)	$(153)	$1,503	$10,922	$283	$12,555
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	3,113	50,291	—	53,404
Amortization of debt issuance costs	—	234	3,671	—	3,905
Accretion of original issue discount	—	46	727	—	773
Deferred interest	—	76	1,193	—	1,269
Asset write-downs	—	—	491	—	491
Deferred income taxes	—	2	19	—	21
Loss on disposal of assets	—	—	361	—	361
Changes in assets and liabilities:
Receivables	81	2,071	(3,221)	—	(1,069)
Inventories	—	30	660	—	690
Prepaid expenses and other assets	—	(1,068)	(503)	—	(1,571)
Accounts payable	—	22,141	(30,080)	—	(7,939)
Accrued and other liabilities	—	3,181	(341)	(3)	2,837
Income taxes payable/refundable	(96)	3,204	—	—	3,108

Net cash provided by (used in) operating activities	(168)	34,533	34,190	280	68,835

INVESTING ACTIVITIES:
Proceeds from sale leaseback transactions	—	—	39,075	—	39,075
Purchase of fixed assets	—	(8,228)	(29,868)	—	(38,096)
Corporate cash advances (payments)	—	(18,856)	19,136	(280)	—
Proceeds from sale of other assets	—	—	1,596	—	1,596

Net cash provided by (used in) investing activities	—	(27,084)	29,939	(280)	2,575

FINANCING ACTIVITIES:
Repayment of debt	—	(3,234)	(50,662)	—	(53,896)
Repurchase of common stock	(71)	—	—	—	(71)
Proceeds from issuance of common stock	200	—	—	—	200
Repayment of revolving credit facility	—	(300)	(4,700)	—	(5,000)
Debt issuance costs	—	(49)	(774)	—	(823)

Net cash provided by (used in) financing activities	129	(3,583)	(56,136)	—	(59,590)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(39)	3,866	7,993	—	11,820
CASH AND CASH EQUIVALENTS, beginning of period	97	11,806	3,890	—	15,793

CASH AND CASH EQUIVALENTS, end of period	$58	$15,672	$11,883	$—	$27,613

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows

For the Twenty-Six Week Transitional Period Ended July 3, 2002

		Subsidiary	Subsidiary
	Parent	Issuer	Guarantors	Eliminations	Consolidated

	(In thousands)
OPERATING ACTIVITIES:
Net income (loss)	$(489)	$(24,174)	$17,200	$(54)	$(7,517)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	1,726	18,683	—	20,409
Amortization of debt issuance costs	—	97	1,520	—	1,617
Net loss related to refinancing:
Write-off of debt issuance costs	—	11,022	—	—	11,022
Accrued redemption fees	—	17,000	—	—	17,000
Original issue discount expensed	—	4,107	—	—	4,107
Accretion of original issue discount	—	21	336	—	357
Loss related to early extinguishment of debt	—	37	577	—	614
Deferred income taxes	—	(168)	(2,630)	—	(2,798)
Loss on disposal of assets	—	—	89	—	89
Changes in assets and liabilities:
Receivables	(123)	368	(1,377)	150	(982)
Inventories	—	(19)	(174)	—	(193)
Prepaid expenses and other assets	—	(1,449)	(108)	—	(1,557)
Accounts payable	—	8,493	(2,094)	—	6,399
Accrued and other liabilities	12	13,777	(20,979)	—	(7,190)
Income taxes payable/refundable	192	(2,223)	—	(96)	(2,127)

Net cash provided by (used in) operating activities	(408)	28,615	11,043	—	39,250

INVESTING ACTIVITIES:
Proceeds from sale leaseback transactions	—	2,281	—	—	2,281
Purchase of fixed assets	—	(2,226)	(12,054)	—	(14,280)
Corporate cash advances (payments)	—	109,601	(109,601)	—	—
Proceeds from sale of other assets	—	—	662	—	662

Net cash provided by (used in) investing activities	—	109,656	(120,993)	—	(11,337)

FINANCING ACTIVITIES:
Repayment of debt	—	(21,198)	(332,100)	—	(353,298)
Redemption of preferred stock warrants	(7,200)	—	—	—	(7,200)
Redemption of preferred stock	(108,227)	—	—	—	(108,227)
Repurchase of common stock	(291)	—	—	—	(291)
Proceeds from issuance of subordinated notes	—	13,273	207,944	—	221,217
Proceeds from credit facility	—	14,700	230,300	—	245,000
Dividends	116,126	(148,415)	—	—	(32,289)
Debt issuance costs	—	(12,076)	—	—	(12,076)

Net cash provided by (used in) investing activities	408	(153,716)	106,144	—	(47,164)

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	(15,445)	(3,806)	—	(19,251)
CASH AND CASH EQUIVALENTS, beginning of period	58	15,672	11,883	—	27,613

CASH AND CASH EQUIVALENTS, end of period	$58	$227	$8,077	$—	$8,362

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended July 2, 2003

		Subsidiary	Subsidiary
	Parent	Issuer	Guarantors	Eliminations	Consolidated

	(In thousands)
OPERATING ACTIVITIES:
Net income (loss)	$(1,089)	$3,388	$9,628	$—	$11,927
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	3,510	33,375	—	36,885
Amortization of debt issuance costs	—	71	1,111	—	1,182
Accretion of original issue discount	—	44	695	—	739
Impairment of assets	—	—	4,803	—	4,803
Deferred income taxes	—	41	636	—	677
Gain on sale of Original Roadhouse Grill restaurants	—	—	(7,088)	—	(7,088)
Loss on disposal of assets	—	—	565	—	565
Loss on sale leaseback transactions	—	—	5,856	—	5,856
Changes in assets and liabilities:
Receivables	96	4,759	(2,509)	—	2,346
Inventories	—	(103)	273	—	170
Prepaid expenses and other assets	—	2,457	(410)	—	2,047
Accounts payable	—	7,684	666	—	8,350
Accrued and other liabilities	1,089	(5,608)	(8,171)	—	(12,690)
Income taxes payable/refundable	(96)	501	1,482	—	1,887

Net cash provided by operating activities	—	16,744	40,912	—	57,656

INVESTING ACTIVITIES:
Proceeds from sale leaseback transactions	—	—	26,117	—	26,117
Proceeds from sale of Original Roadhouse Grill restaurants	—	—	25,850	—	25,850
Purchase of fixed assets	—	(2,423)	(23,299)	—	(25,722)
Corporate cash advances (payments)	—	(883)	883	—	—
Proceeds from sale of other assets	—	—	417	—	417

Net cash provided by (used in) investing activities	—	(3,306)	29,968	—	26,662

FINANCING ACTIVITIES:
Repayment of debt	—	(4,392)	(68,806)	—	(73,198)
Redemption of subordinated notes	(400)	—	—	—	(400)
Repurchase of common stock	(576)	—	—	—	(576)
Proceeds from issuance of common stock	450	—	—	—	450
Dividends	576	(576)	—	—	—
Debt issuance costs	—	(186)	(2,915)	—	(3,101)

Net cash provided by (used in) investing activities	50	(5,154)	(71,721)	—	(76,825)

NET CHANGE IN CASH AND CASH EQUIVALENTS	50	8,284	(841)	—	7,493
CASH AND CASH EQUIVALENTS, beginning of period	58	227	8,077	—	8,362

CASH AND CASH EQUIVALENTS, end of period	$108	$8,511	$7,236	$—	$15,855

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended June 30, 2004

		Subsidiary	Subsidiary
	Parent	Issuer	Guarantors	Eliminations	Consolidated

	(In thousands)
OPERATING ACTIVITIES:
Net income (loss)	$(2,586)	$(4,392)	$14,948	$—	$7,970
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	3,655	30,152	—	33,807
Amortization of debt issuance costs	—	82	1,288	—	1,370
Net loss related to refinancing:
Write-off of debt issuance costs	—	4,201	—	—	4,201
Accretion of original issue discount	1,227	49	773	—	2,049
Loss related to early extinguishment of debt	—	5,275	—	—	5,275
Impairment of assets	—	—	1,878	—	1,878
Deferred income taxes	—	72	1,128	—	1,200
Loss on disposal of assets	—	—	305	—	305
Changes in assets and liabilities:
Receivables	—	75,747	(74,123)	(1,859)	(235)
Inventories	—	(428)	(246)	—	(674)
Prepaid expenses and other assets	—	(1,730)	4,525	—	2,795
Accounts payable	180	(287)	(390)	—	(497)
Accrued and other liabilities	(1,101)	(4,592)	(3,005)	—	(8,698)
Income taxes payable/refundable	(1,619)	1,130	233	—	(256)

Net cash provided by (used in) operating activities	(3,899)	78,782	(22,534)	(1,859)	50,490

INVESTING ACTIVITIES:
Proceeds from sale leaseback transactions	—	—	2,710	—	2,710
Purchase of fixed assets	—	(1,432)	(31,575)	—	(33,007)
Corporate cash advances (payments)	—	1,623	(3,482)	1,859	—
Acquisition of 20% minority interest in Tahoe Joe’s Inc.	—	—	(370)	—	(370)
Proceeds from sale of other assets	—	—	2,284	—	2,284

Net cash provided by (used in) investing activities	—	191	(30,433)	1,859	(28,383)

FINANCING ACTIVITIES:
Repayment of debt	—	(10,377)	(162,576)	—	(172,953)
Redemption of subordinated notes	(27,364)	—	—	—	(27,364)
Repurchase of common stock	(380)	—	—	—	(380)
Proceeds from issuance of common stock	241	—	—	—	241
Proceeds from issuance of senior discount notes	75,073	—	—	—	75,073
Unrestricted cash proceeds from credit facility	—	11,718	183,582	—	195,300
Initial restricted cash proceeds from credit facility	—	2,082	32,618	—	34,700
Restricted cash proceeds from credit facility available as of year end	—	(16,228)	—	—	(16,228)
Use of restricted cash for early extinguishment of debt	—	(18,472)	—	—	(18,472)
Use of unrestricted cash for early extinguishment of debt	—	(918)	(14,382)	—	(15,300)
Dividends	(40,836)	(20,101)	—	—	(60,937)
Debt issuance costs	(2,847)	(163)	(2,560)	—	(5,570)

Net cash provided by (used in) investing activities	3,887	(52,459)	36,682	—	(11,890)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(12)	26,514	(16,285)	—	10,217
CASH AND CASH EQUIVALENTS, beginning of period	108	8,511	7,236	—	15,855

CASH AND CASH EQUIVALENTS, end of period	$96	$35,025	$(9,049)	$—	$26,072

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13	Subsequent Event

      On August 27, 2004, the Company filed a registration statement with the Securities and Exchange Commission in relation to a planned initial public offering of an as yet undetermined amount of Income Deposit Securities (“IDSs”), common stock and senior subordinated notes. In conjunction with this planned offering, Buffets, Inc. plans to issue an as yet undetermined amount of senior notes as well as borrow an as yet undetermined amount under its credit facility which will be amended in connection with the offering.

      The Company intends to use the net proceeds from this planned offering, net proceeds from the planned offering of senior notes by Buffets, Inc., borrowings under Buffets, Inc.’s amended credit facility and cash on hand among other things to repay all outstanding borrowings under Buffets, Inc.’s existing credit facility, repurchase Buffets, Inc.’s 11 1/4% senior subordinated notes and repurchase or redeem Buffets Holdings’ 13 7/8% senior discount notes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the IDSs and senior subordinated notes registered hereby:

SEC registration fee		$69,685
NASD fee		30,500
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
listing application fee		*
Transfer agent fees and expenses		*
Miscellaneous		*

TOTAL	$	*

*	To be completed by amendment

Item 14.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the “DGCL”) grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys’ fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

      Section 8 of our amended certificate of incorporation and Section 8.1 of our by-laws provide that we shall indemnify and hold harmless, to the extent permitted by applicable law, any person who was or is made or is threatened to be made a party in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for a partnership, joint venture, trust, employee benefit plan or other enterprise against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorney’s fees, disbursements and other charges). Persons who are not directors or officers of the corporation (or otherwise entitled to indemnification) may be similarly indemnified in respect of service to the corporation or to an other entity at the request of the corporation to the extent our board of directors at any time specifies that such persons are entitled to such benefits.

      Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relate to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

      Section 7 of our amended certificate of incorporation limits the personal liability of our directors to the fullest extent permitted by paragraph (7) of subsection (b) of section 102 of the DGCL.

      Each of Buffets, Inc., Distinctive Dining, Inc., HomeTown Buffet Merger Company, Inc., OCB Purchasing Co., OCB Restaurant Co., and Restaurant Innovations, Inc. (each, a “Minnesota Corporation”) is subject to the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides that, subject to such prohibition or conditions as are set forth in its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of such person’s present or former official capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, settlements and expenses; (b) that such person acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that, in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person acted in a manner he reasonably believed was in the best interests of the corporation, or, in the case of conduct while serving as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, not opposed to the best interests of the corporation.

      The bylaws of each Minnesota Corporation requires the corporation to provide indemnification to its officers, directors, employees and agents to the full extent permitted by the laws of the State of Minnesota.

      The articles of incorporation of each Minnesota Corporation eliminates the personal liability of its directors to the corporation and its shareholders for monetary damages for breach of fiduciary duty, other than liability of a director (a) for breach of the director’s duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law; (c) under Section 302A.559 (liability for illegal distributions to shareholders) or 80A.23 (liability for violations of the anti-fraud or registration provisions of state securities laws) of the Minnesota Statutes; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the effective date of the articles.

      Each of Buffets Leasing Company, LLC, HomeTown Leasing Company, LLC, OCB Leasing Company, LLC and Tahoe Joe’s Leasing Company, LLC (each, a “Minnesota LLC”) is a limited liability company organized under the Minnesota Limited Liability Company Act (the “LLC Act”). Section 322B.699 of the LLC Act provides that, subject to such prohibition or conditions as are set forth in its articles of organization or bylaws, a limited liability company must indemnify its managers or governors who is made or threatened to be made a party to a proceeding by reason of such person’s present or former official capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, settlements and expenses; (b) that such person acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that, in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person acted in a manner he reasonably believed was in the best interests of the company, or, in the case of conduct while serving as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, not opposed to the best interests of the company.

      The bylaws of each Minnesota LLC requires the company to provide indemnification to its managers and governors for any expenses and liabilities incurred by such persons by reason of their former or present official capacity with the company to the fullest extent required or permitted by Section 322B.699 of the LLC Act, or as required or permitted by applicable law.

      The articles of organization of each Minnesota LLC eliminates the personal liability of its governors to the company and its members for monetary damages for breach of fiduciary duty, other than liability of a governor (a) for breach of the governor’s duty of loyalty to the company or its members; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Sections 322B.56 (liability for illegal distributions to members) or 80A.23 (liability for violations of the anti-fraud or registration provisions of state securities laws) of the Minnesota Statutes; (d) for any transaction from which the governor derived an improper personal benefit; or (e) for any act or omission occurring prior to the effective date of the articles.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      We maintain directors’ and officers’ liability insurance for our executive officers and certain of our directors.

Item 15.	Recent Sales of Unregistered Securities.

      In the three years prior to the filing of this registration statement, we issued and sold the following unregistered securities:

(a) On October 11, 2001, we granted options to purchase an aggregate of 3,256 shares of our common stock to certain of our employees, each at an exercise price of $26.11 per share.

(b) On December 18, 2001, we granted options to purchase an aggregate of 6,600 shares of our common stock to certain of our employees, each at an exercise price of $26.11 per share.

(c) On January 3, 2002, we granted options to purchase an aggregate of 1,268 shares of our common stock to certain of our employees, each at an exercise price of $32.09 per share.

(d) On April 25, 2002, we granted options to purchase an aggregate of 9,525 shares of our common stock to certain of our employees, each at an exercise price of $41.07 per share.

(e) On June 28, 2002, we issued $7.8 million aggregate principal amount of Series A Senior Subordinated Notes due 2011 to our preferred stockholders as part of the redemption of our senior preferred stock and $20.0 million aggregate principal amount of Series B Junior Subordinated Notes due 2011 as a dividend to holders of our common stock and holders of warrants to purchase our common stock. The subordinated notes bore interest at 3% per annum from June 28, 2002 to through December 31, 2002, and thereafter bore interest at the rate of 4.75% per annum.

(f) On May 22, 2002 we issued an aggregate of 14,625 shares of our common stock to certain of our employees.

(g) On July 4, 2002, we granted options to purchase an aggregate of 1,375 shares of our common stock to certain of our employees, each at an exercise price of $25.56 per share.

(h) On April 10, 2003, we granted options to purchase an aggregate of 8,843 shares of our common stock to certain of our employees, each at an exercise price of $9.47 per share.

(i) On July 3, 2003, we granted options to purchase an aggregate of 9,206 shares of our common stock to certain of our employees, each at an exercise price of $8.91 per share.

(j) On February 4, 2004, we granted options to purchase an aggregate of 5,141 shares of our common stock to certain of our employees, each at an exercise price of $11.34 per share.

(k) On April 7, 2004, we granted options to purchase an aggregate of 10,000 shares of our common stock to one of our employees, each at an exercise price of $11.34 per share.

(l) On April 7, 2004 we issued an aggregate of 21,250 shares of our common stock to certain of our employees.

(m) On April 8, 2004, we granted options to purchase an aggregate of 19,958 shares of our common stock to certain of our employees, each at an exercise price of $16.33 per share.

(n) On May 18, 2004, we issued $132,000,000 aggregate principal amount at maturity ($75,072,935 in gross proceeds) of our 13 7/8% Senior Discount Notes due 2010 to Credit Suisse First Boston LLC (“CSFB”), as initial purchaser, for resale to qualified institutional buyers under Rule 144A of the Securities Act or non-U.S. persons pursuant to Regulation S under the Securities Act. The initial purchaser received a discount of $2,252,188.

      The grants of options to purchase our common stock disclosed in paragraphs (a), (b), (c), (d), (g), (h), (i), (j), (k) and (m) were made under our Equity Participation Plan. Each of the above-described transactions were exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering and/or Rule 701 under the Securities Act as exempt offers and sales of securities under a written compensatory benefit plan. Appropriate legends were or will be affixed to the share certificates and other instruments issued in such transactions. All recipients either have received or will receive adequate information about us or had or have access, through director or employment relationships, to such information.

      The issuances disclosed in paragraph (e) were exempt from registration in reliance upon Section 3(a)(9) of the Securities Act and, in the case of the dividend, because it did not involve an offer or sale of a security. The securities had appropriate legends affixed to them.

      The issuances disclosed in paragraphs (f) and (l) were exempt from registration in reliance upon Section 4(2) of the Securities Act or promulgated thereunder as transactions by an issuer not involving a public offering. All recipients were accredited or sophisticated investors. Appropriate legends were affixed to the share certificates issued in such transactions. All recipients have received adequate information about us or had access, through director or employment relationships, to such information.

      The issuances disclosed in paragraph (n) were exempt from registration in reliance upon Section 4(2) of the Securities Act or promulgated thereunder as transactions by an issuer not involving a public offering. All recipients represented that they were accredited investors, as that term is defined in the Securities Act and the regulations promulgated thereunder. The recipients of securities in the transaction represented their intention to transfer the securities only in compliance with Rule 144A promulgated under the Securities Act or Regulation S promulgated under the Securities Act and appropriate legends were affixed to the notes and issued in such transactions.

Item 16.	Exhibits and Financial Statement Schedules.

      (a) Exhibits

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
3	.1**	Amended Certificate of Incorporation of Buffets Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Buffets Holdings, Inc.’s Registration Statement on Form S-4, filed with the Commission on June 25, 2004 (SEC file No. 333-116897)).
3	.2**	By-Laws of Buffets Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Buffets Holdings, Inc.’s Registration Statement on Form S-4, filed with the Commission on June 25, 2004 (SEC file No. 333-116897)).
3	.3**	Articles of Incorporation of Buffets, Inc. (incorporated by reference to Exhibit 3.1 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).

Exhibit
Number		Description

3	.4**	By-laws of Buffets, Inc. (incorporated by reference to Exhibit 3.2 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.5**	Articles of Incorporation of Distinctive Dining, Inc. (incorporated by reference to Exhibit 3.3 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.6**	By-laws of Distinctive Dining, Inc. (incorporated by reference to Exhibit 3.4 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3.7		Articles of Incorporation of HomeTown Buffet, Inc.
3.8		By-laws of HomeTown Buffet, Inc.
3	.9**	Articles of Incorporation of OCB Purchasing Co. (incorporated by reference to Exhibit 3.7 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.10**	By-laws of OCB Purchasing Co. (incorporated by reference to Exhibit 3.8 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.11**	Articles of Incorporation of OCB Restaurant Co. (incorporated by reference to Exhibit 3.9 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.12**	By-laws of OCB Restaurant Co. (incorporated by reference to Exhibit 3.10 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.13**	Articles of Incorporation of Restaurant Innovations, Inc. (incorporated by reference to Exhibit 3.11 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.14**	By-laws of Restaurant Innovations, Inc. (incorporated by reference to Exhibit 3.12 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3.15		Certificate of Incorporation of Tahoe Joe’s, Inc.
3.16		By-laws of Tahoe Joe’s, Inc.
3.17		Articles of Organization of Buffets Leasing Company, LLC
3.18		By-laws of Buffets Leasing Company, LLC
3.19		Articles of Organization of OCB Leasing Company, LLC
3.20		By-laws of OCB Leasing Company, LLC
3.21		Articles of Organization of HomeTown Leasing Company, LLC
3.22		By-laws of HomeTown Leasing Company, LLC
3.23		Articles of Organization of Tahoe Joe’s Leasing Company, LLC
3.24		By-laws of Tahoe Joe’s Leasing Company, LLC
3	.25*	Form of Amended and Restated Certificate of Incorporation of Buffets Holdings, Inc. to be adopted concurrently with the closing of this offering.
3	.26*	Form of Amended and Restated By-laws of Buffets, Inc. to be adopted concurrently with the closing of this offering.
4	.1**	Indenture, dated as of June 28, 2002, among Buffets, Inc., the Guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).

Exhibit
Number		Description

4	.2**	Form of Exchange Note (incorporated by reference to Exhibit A to Exhibit 4.1 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
4	.3**	First Supplemental Indenture (“Subsidiary Guaranty”), dated as of September 26, 2003, among HomeTown Buffet Merger Company, Inc., Buffets, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2003 (SEC file No. 033-00171)).
4	.4**	Second Supplemental Indenture, dated as of November 5, 2003, between Tahoe Joe’s, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Buffets, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2003 (SEC file No. 033-00171)).
4	.5**	Third Supplemental Indenture, dated as of December 10, 2003 among NSHE Bennington, LLC, Buffets, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on January 27, 2004 (SEC file No. 033-00171)).
4	.6**	Fourth Supplemental Indenture, dated as of February 20, 2004 among Buffets Holdings, Inc., Buffets, Inc., and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on May 12, 2004 (SEC file No. 033-00171)).
4	.7**	Indenture, dated as of May 18, 2004, between Buffets Holdings, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Buffets Holdings, Inc.’s Registration Statement on Form S-4, filed with the Commission on June 25, 2004 (SEC file No. 333-116897)).
4	.8**	Form of Exchange Security (incorporated by reference to Exhibit B to Exhibit 4.1 to Buffets Holdings, Inc.’s Registration Statement on Form S-4, filed with the Commission on June 25, 2004 (SEC file No. 333-116897)).
4	.9*	Form of Indenture among Buffets Holdings, Inc., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, relating to the senior subordinated notes.
4	.10*	Form of Senior Subordinated Note (included in Exhibit 4.9).
4	.11*	Form of Investor Agreement by and between Buffets Holdings, Inc. and Caxton-Iseman Investments L.P. and certain other parties named therein.
4	.12*	Form of Stock Certificate for Buffets Holdings, Inc. Class A Common Stock.
4	.13*	Form of Stock Certificate for Buffets Holdings, Inc. Class B Common Stock.
4	.14*	Form of Global IDS Certificate.
5	.1*	Legality Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
5	.2*	Legality Opinion of Faegre & Benson LLP.
8	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.
10	.1**	Credit Agreement, dated as of June 28, 2002, among Buffets, Inc., Buffets Holdings, Inc., the lenders party thereto and Credit Suisse First Boston, as administrative agent and as collateral agent for the lenders (incorporated by reference to Exhibit 10.1 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.2**	Amendment Agreement, dated as of February 20, 2004, to the Credit Agreement dated as of July 28, 2002, among Buffets, Inc., Buffets Holdings, Inc., the Subsidiaries named therein, the Lenders named therein and Credit Suisse First Boston, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to Buffets, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on May 12, 2004 (SEC file No. 033-00171)).

Exhibit
Number		Description

10	.3**	Management and Fee Agreement, dated October 2, 2000, by and among Buffets, Inc. and Caxton-Iseman Capital, Inc. (incorporated by reference to Exhibit 10.2 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.4**	Amended and Restated Management and Fee Agreement, dated as of February 20, 2004, by and between Buffets, Inc. and CxCIC LLC (the “Amended Management Agreement”) (incorporated by reference to Exhibit 10.2 to Buffets Inc.’s Quarterly Report on Form 10-Q filed with the Commission on May 12, 2004 (SEC file No. 033-00171)).
10	.5*	Form of Termination Agreement in respect of the Amended Management Agreement by and between Buffets, Inc. and CxCIC LLC.
10	.6**	Management and Fee Agreement, dated October 2, 2000, by and between Buffets, Inc. and Sentinel Capital Partners, L.L.C. (incorporated by reference to Exhibit 10.3 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.7**	Advisory Agreement, dated September 28, 2000, by and among Buffets Holdings, Inc., Buffets, Inc. and Roe E. Hatlen (incorporated by reference to Exhibit 10.4 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.8**	Advisory Agreement, dated September 28, 2000, by and among Buffets Holdings, Inc., Buffets, Inc. and C. Dennis Scott (incorporated by reference to Exhibit 10.5 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.9**	Guaranty, dated September 28, 2000, from Buffets, Inc. to U.S. Bank National Association in connection with a Promissory Note and Pledge Agreement by and among U.S. Bank National Association and David Goronkin (incorporated by reference to Exhibit 10.7 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.10**	Guaranty, dated September 28, 2000, from Buffets, Inc. to U.S. Bank National Association in connection with a Promissory Note and Pledge Agreement by and among U.S. Bank National Association and R. Michael Andrews, Jr. (incorporated by reference to Exhibit 10.8 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.11**	Promissory Note and Pledge Agreement, dated February 20, 2002, among David Goronkin, Pamela Goronkin and Buffets, Inc. (incorporated by reference to Exhibit 10.9 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.12**	Severance Protection Agreements, dated September 29, 2000, between Buffets, Inc. and each of Kerry A. Kramp, David Goronkin, R. Michael Andrews, Jr., Glenn D. Drasher, K. Michael Shrader and H. Thomas Mitchell (incorporated by reference to Exhibit 10.10 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.13**	Severance Protection Agreement, dated September 29, 2000, between Buffets, Inc. and Jean C. Rostollan (incorporated by reference to Exhibit 10.9.1 to Buffets, Inc.’s Annual Report on Form 10-K filed with the Commission on September 30, 2003 (SEC file No. 033-00171)).
12.1		Statement of Computation of Ratios of Earnings to Fixed Charges.
21		List of Subsidiaries of Buffets Holdings, Inc.
23.1		Consent of Deloitte & Touche LLP.
23	.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

Exhibit
Number		Description

23	.3*	Consent of Faegre & Benson LLP (included in Exhibit 5.2 to this Registration Statement).
24		Powers of Attorney (included on signature pages of this Part II).

*	To be provided by amendment.

**	Previously provided or incorporated by reference.

      (b) Financial Statement Schedules

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

BUFFETS HOLDINGS, INC.

/s/ R. MICHAEL ANDREWS, JR.

Name: R. Michael Andrews, Jr.

Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FREDERICK ISEMAN Frederick Iseman	Chairman of the Board and Director	August 27, 2004

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	August 27, 2004

Roe H. Hatlen	Vice Chairman of the Board and Director

Signature	Title	Date

/s/ STEVEN M. LEFKOWITZ Steven M. Lefkowitz	Director	August 27, 2004

/s/ ROBERT A. FERRIS Robert A. Ferris	Director	August 27, 2004

David S. Lobel	Director

/s/ ROBERT M. ROSENBERG Robert M. Rosenberg	Director	August 27, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

BUFFETS, INC.

/s/ R. MICHAEL ANDREWS, JR.

Name: R. Michael Andrews, Jr.

Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FREDERICK ISEMAN Frederick Iseman	Chairman of the Board and Director	August 27, 2004

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	August 27, 2004

Roe H. Hatlen	Vice Chairman of the Board and Director

Signature	Title	Date

/s/ STEVEN M. LEFKOWITZ Steven M. Lefkowitz	Director	August 27, 2004

/s/ ROBERT A. FERRIS Robert A. Ferris	Director	August 27, 2004

David S. Lobel	Director

/s/ ROBERT M. ROSENBERG Robert M. Rosenberg	Director	August 27, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

DISTINCTIVE DINING, INC.

/s/ R. MICHAEL ANDREWS, JR.

Name: R. Michael Andrews, Jr.

Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Director	August 27, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

HOMETOWN BUFFET, INC.

/s/ R. MICHAEL ANDREWS, JR.

Name: R. Michael Andrews, Jr.

Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Director	August 27, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

OCB PURCHASING CO.

/s/ R. MICHAEL ANDREWS, JR.

Name:	R. Michael Andrews, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Director	August 27, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

OCB RESTAURANT CO.

/s/ R. MICHAEL ANDREWS, JR.

Name:	R. Michael Andrews, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Director	August 27, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

RESTAURANT INNOVATIONS, INC.

/s/ R. MICHAEL ANDREWS, JR.

Name:	R. Michael Andrews, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Director	August 27, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

TAHOE JOE’S, INC.

/s/ R. MICHAEL ANDREWS, JR.

Name:	R. Michael Andrews, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Director	August 27, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

BUFFETS LEASING COMPANY, LLC
By: Buffets, Inc.,
its sole member

/s/ R. MICHAEL ANDREWS, JR.

Name:	R. Michael Andrews, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FREDERICK ISEMAN Frederick Iseman	Chairman of the Board and Director of Buffets, Inc.	August 27, 2004

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director of Buffets, Inc.	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President and Chief Financial Officer (principal financial and accounting officer) of Buffets, Inc.	August 27, 2004

Signature	Title	Date

Roe H. Hatlen	Vice Chairman of the Board and Director of Buffets, Inc.

/s/ STEVEN M. LEFKOWITZ Steven M. Lefkowitz	Director of Buffets, Inc.	August 27, 2004

/s/ ROBERT A. FERRIS Robert A. Ferris	Director of Buffets, Inc.	August 27, 2004

David S. Lobel	Director of Buffets, Inc.

/s/ ROBERT M. ROSENBERG Robert M. Rosenberg	Director of Buffets, Inc.	August 27, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

OCB LEASING COMPANY, LLC
By: OCB Restaurant Co.,
its sole member

/s/ R. MICHAEL ANDREWS, JR.

Name:	R. Michael Andrews, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director of OCB Restaurant Co.	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Director of OCB Restaurant Co.	August 27, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

HOMETOWN LEASING COMPANY, LLC

By:	HomeTown Buffet, Inc.,

its sole member

/s/ R. MICHAEL ANDREWS, JR.

Name:	R. Michael Andrews, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director of HomeTown Buffet, Inc.	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Director of HomeTown Buffet, Inc.	August 27, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on August 27, 2004.

TAHOE JOE’S LEASING COMPANY, LLC

By:	Tahoe Joe’s, Inc.,

its sole member

/s/ R. MICHAEL ANDREWS, JR.

Name:	R. Michael Andrews, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KERRY A. KRAMP Kerry A. Kramp	President, Chief Executive Officer (principal executive officer) and Director of Tahoe Joe’s, Inc.	August 27, 2004

/s/ R. MICHAEL ANDREWS, JR. R. Michael Andrews, Jr.	Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Director of Tahoe Joe’s, Inc.	August 27, 2004

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
3	.1**	Amended Certificate of Incorporation of Buffets Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Buffets Holdings, Inc.’s Registration Statement on Form S-4, filed with the Commission on June 25, 2004 (SEC file No. 333-116897)).
3	.2**	By-Laws of Buffets Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Buffets Holdings, Inc.’s Registration Statement on Form S-4, filed with the Commission on June 25, 2004 (SEC file No. 333-116897)).
3	.3**	Articles of Incorporation of Buffets, Inc. (incorporated by reference to Exhibit 3.1 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.4**	By-laws of Buffets, Inc. (incorporated by reference to Exhibit 3.2 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.5**	Articles of Incorporation of Distinctive Dining, Inc. (incorporated by reference to Exhibit 3.3 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.6**	By-laws of Distinctive Dining, Inc. (incorporated by reference to Exhibit 3.4 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3.7		Articles of Incorporation of HomeTown Buffet, Inc.
3.8		By-laws of HomeTown Buffet, Inc.
3	.9**	Articles of Incorporation of OCB Purchasing Co. (incorporated by reference to Exhibit 3.7 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.10**	By-laws of OCB Purchasing Co. (incorporated by reference to Exhibit 3.8 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.11**	Articles of Incorporation of OCB Restaurant Co. (incorporated by reference to Exhibit 3.9 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.12**	By-laws of OCB Restaurant Co. (incorporated by reference to Exhibit 3.10 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.13**	Articles of Incorporation of Restaurant Innovations, Inc. (incorporated by reference to Exhibit 3.11 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3	.14**	By-laws of Restaurant Innovations, Inc. (incorporated by reference to Exhibit 3.12 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
3.15		Certificate of Incorporation of Tahoe Joe’s, Inc.
3.16		By-laws of Tahoe Joe’s, Inc.
3.17		Articles of Organization of Buffets Leasing Company, LLC
3.18		By-laws of Buffets Leasing Company, LLC
3.19		Articles of Organization of OCB Leasing Company, LLC
3.20		By-laws of OCB Leasing Company, LLC
3.21		Articles of Organization of HomeTown Leasing Company, LLC
3.22		By-laws of HomeTown Leasing Company, LLC

Exhibit
Number		Description

3.23		Articles of Organization of Tahoe Joe’s Leasing Company, LLC
3.24		By-laws of Tahoe Joe’s Leasing Company, LLC
3	.25*	Form of Amended and Restated Certificate of Incorporation of Buffets Holdings, Inc. to be adopted concurrently with the closing of this offering.
3	.26*	Form of Amended and Restated By-laws of Buffets, Inc. to be adopted concurrently with the closing of this offering.
4	.1**	Indenture, dated as of June 28, 2002, among Buffets, Inc., the Guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
4	.2**	Form of Exchange Note (incorporated by reference to Exhibit A to Exhibit 4.1 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
4	.3**	First Supplemental Indenture (“Subsidiary Guaranty”), dated as of September 26, 2003, among HomeTown Buffet Merger Company, Inc., Buffets, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2003 (SEC file No. 033-00171)).
4	.4**	Second Supplemental Indenture, dated as of November 5, 2003, between Tahoe Joe’s, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Buffets, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2003 (SEC file No. 033-00171)).
4	.5**	Third Supplemental Indenture, dated as of December 10, 2003 among NSHE Bennington, LLC, Buffets, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on January 27, 2004 (SEC file No. 033-00171)).
4	.6**	Fourth Supplemental Indenture, dated as of February 20, 2004 among Buffets Holdings, Inc., Buffets, Inc., and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on May 12, 2004 (SEC file No. 033-00171)).
4	.7**	Indenture, dated as of May 18, 2004, between Buffets Holdings, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Buffets Holdings, Inc.’s Registration Statement on Form S-4, filed with the Commission on June 25, 2004 (SEC file No. 333-116897)).
4	.8**	Form of Exchange Security (incorporated by reference to Exhibit B to Exhibit 4.1 to Buffets Holdings, Inc.’s Registration Statement on Form S-4, filed with the Commission on June 25, 2004 (SEC file No. 333-116897)).
4	.9*	Form of Indenture among Buffets Holdings, Inc., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, relating to the senior subordinated notes.
4	.10*	Form of Senior Subordinated Note (included in Exhibit 4.9).
4	.11*	Form of Investor Agreement by and between Buffets Holdings, Inc. and Caxton-Iseman Investments L.P. and certain other parties named therein.
4	.12*	Form of Stock Certificate for Buffets Holdings, Inc. Class A Common Stock.
4	.13*	Form of Stock Certificate for Buffets Holdings, Inc. Class B Common Stock.
4	.14*	Form of Global IDS Certificate.
5	.1*	Legality Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
5	.2*	Legality Opinion of Faegre & Benson LLP.
8	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.

Exhibit
Number		Description

10	.1**	Credit Agreement, dated as of June 28, 2002, among Buffets, Inc., Buffets Holdings, Inc., the lenders party thereto and Credit Suisse First Boston, as administrative agent and as collateral agent for the lenders (incorporated by reference to Exhibit 10.1 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.2**	Amendment Agreement, dated as of February 20, 2004, to the Credit Agreement dated as of July 28, 2002, among Buffets, Inc., Buffets Holdings, Inc., the Subsidiaries named therein, the Lenders named therein and Credit Suisse First Boston, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to Buffets, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on May 12, 2004 (SEC file No. 033-00171)).
10	.3**	Management and Fee Agreement, dated October 2, 2000, by and among Buffets, Inc. and Caxton-Iseman Capital, Inc. (incorporated by reference to Exhibit 10.2 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.4**	Amended and Restated Management and Fee Agreement, dated as of February 20, 2004, by and between Buffets, Inc. and CxCIC LLC (the “Amended Management Agreement”) (incorporated by reference to Exhibit 10.2 to Buffets Inc.’s Quarterly Report on Form 10-Q filed with the Commission on May 12, 2004 (SEC file No. 033-00171)).
10	.5*	Form of Termination Agreement in respect of the Amended Management Agreement by and between Buffets, Inc. and CxCIC LLC.
10	.6**	Management and Fee Agreement, dated October 2, 2000, by and between Buffets, Inc. and Sentinel Capital Partners, L.L.C. (incorporated by reference to Exhibit 10.3 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.7**	Advisory Agreement, dated September 28, 2000, by and among Buffets Holdings, Inc., Buffets, Inc. and Roe E. Hatlen (incorporated by reference to Exhibit 10.4 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.8**	Advisory Agreement, dated September 28, 2000, by and among Buffets Holdings, Inc., Buffets, Inc. and C. Dennis Scott (incorporated by reference to Exhibit 10.5 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.9**	Guaranty, dated September 28, 2000, from Buffets, Inc. to U.S. Bank National Association in connection with a Promissory Note and Pledge Agreement by and among U.S. Bank National Association and David Goronkin (incorporated by reference to Exhibit 10.7 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.10**	Guaranty, dated September 28, 2000, from Buffets, Inc. to U.S. Bank National Association in connection with a Promissory Note and Pledge Agreement by and among U.S. Bank National Association and R. Michael Andrews, Jr. (incorporated by reference to Exhibit 10.8 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.11**	Promissory Note and Pledge Agreement, dated February 20, 2002, among David Goronkin, Pamela Goronkin and Buffets, Inc. (incorporated by reference to Exhibit 10.9 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
10	.12**	Severance Protection Agreements, dated September 29, 2000, between Buffets, Inc. and each of Kerry A. Kramp, David Goronkin, R. Michael Andrews, Jr., Glenn D. Drasher, K. Michael Shrader and H. Thomas Mitchell (incorporated by reference to Exhibit 10.10 to Buffets, Inc.’s Registration Statement on Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).

Exhibit
Number		Description

10	.13**	Severance Protection Agreement, dated September 29, 2000, between Buffets, Inc. and Jean C. Rostollan (incorporated by reference to Exhibit 10.9.1 to Buffets, Inc.’s Annual Report on Form 10-K filed with the Commission on September 30, 2003 (SEC file No. 033-00171)).
12.1		Statement of Computation of Ratios of Earnings to Fixed Charges.
21		List of Subsidiaries of Buffets Holdings, Inc.
23.1		Consent of Deloitte & Touche LLP.
23	.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).
23	.3*	Consent of Faegre & Benson LLP (included in Exhibit 5.2 to this Registration Statement).
24		Powers of Attorney (included on signature pages of this Part II).

*	To be provided by amendment.

**	Previously provided or incorporated by reference.